FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-280318-05

PROSPECTUS

$648,862,000 (Approximate)
JPMF1 Multifamily Mortgage Trust 2026-FX1
(Central Index Key Number 0002134864)
as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)
as Depositor

MF1 REIT III FR TRS LLC

(Central Index Key Number 0002134174)

as Sponsor and Mortgage Loan Seller
Commercial Mortgage Pass-Through Certificates, Series 2026-FX1

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2026-FX1 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-F, Class X-S, Class D, Class E, Class F, Class G-RR, Class H-RR, Class J-RR and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named JPMF1 Multifamily Mortgage Trust 2026-FX1. The assets of the issuing entity will primarily consist of a pool of fixed-rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in July 2026. The rated final distribution date for the certificates is the distribution date in May 2059.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-2(5)	$75,000,000(5)	5.0238%	Fixed(5)(6)	September 2030
Class A-2-1(5)	$0(5)	4.5238%	Fixed(5)	September 2030
Class A-2-2(5)	$0(5)	4.0238%	Fixed(5)	September 2030
Class A-2-X1(5)	$0(5)	0.5000%	Fixed(5)	NAP
Class A-2-X2(5)	$0(5)	1.0000%	Fixed(5)	NAP
Class A-3(5)	$438,950,000(5)	5.3085%	Fixed(5)(6)	March 2031
Class A-3-1(5)	$0(5)	4.8085%	Fixed(5)	March 2031
Class A-3-2(5)	$0(5)	4.3085%	Fixed(5)	March 2031
Class A-3-X1(5)	$0(5)	0.5000%	Fixed(5)	NAP
Class A-3-X2(5)	$0(5)	1.0000%	Fixed(5)	NAP
Class X-A	$513,950,000(7)	0.3501%	Variable(8)	NAP
Class A-S(5)	$60,573,000(5)	5.6171%	WAC(5)(6)	April 2031
Class A-S-1(5)	$0(5)	5.1171%	WAC minus 0.5000%(5)	April 2031
Class A-S-2(5)	$0(5)	4.6171%	WAC minus 1.0000%(5)	April 2031
Class A-S-X1(5)	$0(5)	0.5000%	Fixed (5)	NAP
Class A-S-X2(5)	$0(5)	1.0000%	Fixed (5)	NAP
Class B(5)	$42,217,000(5)	5.6171%	WAC(5)(6)	April 2031
Class B-1(5)	$0(5)	5.1171%	WAC minus 0.5000%(5)	April 2031
Class B-2(5)	$0(5)	4.6171%	WAC minus 1.0000%(5)	April 2031
Class B-X1(5)	$0(5)	0.5000%	Fixed (5)	NAP
Class B-X2(5)	$0(5)	1.0000%	Fixed (5)	NAP
Class C(5)	$32,122,000(5)	5.6171%	WAC(5)(6)	May 2031
Class C-1(5)	$0(5)	5.1171%	WAC minus 0.5000%(5)	May 2031
Class C-2(5)	$0(5)	4.6171%	WAC minus 1.0000%(5)	May 2031
Class C-X1(5)	$0(5)	0.5000%	Fixed (5)	NAP
Class C-X2(5)	$0(5)	1.0000%	Fixed (5)	NAP

(Footnotes on table on pages 3 through 4)

You should carefully consider the summary of risk factors and the risk factors beginning on page 58 and page 60, respectively, of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsor, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, ATLAS SP Securities, a division of Apollo Global Securities, LLC, Goldman Sachs & Co. LLC and Santander US Capital Markets LLC will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC is acting as lead manager and sole bookrunner. ATLAS SP Securities, a division of Apollo Global Securities, LLC, Goldman Sachs & Co. LLC and Santander US Capital Markets LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about June 10, 2026. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately 102.16% of the aggregate certificate balance of the offered certificates, plus accrued interest from June 1, 2026, before deducting expenses payable by the depositor.

J.P. Morgan
Lead Manager and Sole Bookrunner
ATLAS SP Securities	Goldman Sachs & Co. LLC	Santander US Capital Markets LLC
Co-Manager	Co-Manager	Co-Manager
May 26, 2026

JPMF1 Multifamily Mortgage Trust 2026-FX1

Commercial Mortgage Pass-Through Certificates, Series 2026-FX1

NY
PA
NJ
DE
IL
CA
VA
NC
SC
GA
LA
FL
% of Cut-Off Date Balance
< 3.0%
3.0% – 10.0%
> 10.0%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-2(5)	$75,000,000	(5)	30.000%	5.0238%	Fixed(5)(6)	September 2030	3.99	02/30 – 09/30
A-3(5)	$438,950,000	(5)	30.000%	5.3085%	Fixed(5)(6)	March 2031	4.56	09/30 – 03/31
X-A	$513,950,000	(7)	NAP	0.3501%	Variable(8)	NAP	NAP	NAP
A-S(5)	$60,573,000	(5)	21.750%	5.6171%	WAC(5)(6)	April 2031	4.82	03/31 – 04/31
B(5)	$42,217,000	(5)	16.000%	5.6171%	WAC(5)(6)	April 2031	4.85	04/31 – 04/31
C(5)	$32,122,000	(5)	11.625%	5.6171%	WAC(5)(6)	May 2031	4.89	04/31 – 05/31
Non-Offered Certificates
X-D	$26,615,000	(9)	NAP	1.6171%	Variable(10)	NAP	NAP	NAP
X-F	$8,260,000	(9)	NAP	0.3671%	Variable(10)	NAP	NAP	NAP
X-S	$734,215,000	(9)	NAP	0.1014%	Fixed IO(10)	NAP	NAP	NAP
D	$11,931,000		10.000%	4.0000%	Fixed(6)	May 2031	4.93	05/31 – 05/31
E	$14,684,000		8.000%	4.0000%	Fixed(6)	June 2031	4.93	05/31 – 06/31
F	$8,260,000		6.875%	5.2500%	WAC CAP(6)	June 2031	5.01	06/31 – 06/31
G-RR	$9,178,000		5.625%	5.6171%	WAC(6)	June 2031	5.01	06/31 – 06/31
H-RR	$11,931,000		4.000%	5.6171%	WAC(6)	June 2031	5.01	06/31 – 06/31
J-RR	$29,369,000		0.000%	5.6171%	WAC(6)	June 2031	5.01	06/31 – 06/31
R(11)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a variance of plus or minus 5%.
(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-2 and Class A-3 certificates, are presented in the aggregate, taking into account the certificate balance of the Class A-2 and A-3 trust components. The approximate initial credit support percentages set forth for the Class A-S, Class B and Class C certificates represent the approximate credit support for the underlying Class A-S, Class B and Class C trust components, respectively.
(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.
(5)	The Class A-2-1, Class A-2-2, Class A-2-X1, Class A-2-X2, Class A-3-1, Class A-3-2, Class A-3-X1, Class A-3-X2, Class A-S-1, Class A-S-2, Class A-S-X1, Class A-S-X2, Class B-1, Class B-2, Class B-X1, Class B-X2, Class C-1, Class C-2, Class C-X1 and Class C-X2 certificates are also offered certificates. Such classes of certificates, together with the Class A-2, Class A-3, Class A-S, Class B and Class C certificates, constitute the “Exchangeable Certificates”. The Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates, together with the Exchangeable Certificates with a certificate balance, are referred to as the “principal balance certificates.” Each class of Exchangeable Certificates will have the certificate balance or notional amount and pass-through rate described under “Description of the Certificates—Distributions—Exchangeable Certificates.”
(6)	The pass-through rate for each class of the Class A-2, Class A-3, Class D and Class E certificates for any distribution date will be a fixed rate per annum equal to the pass-through rate set forth opposite such class of certificates in the table above. The pass-through rate for the Class F certificates for any distribution date will be a variable rate per annum equal to the lesser of (a) the pass-through rate set forth opposite such class of certificates in the table above and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus the Class X-S Excess Strip Rate. The pass-through rate for each class of the Class A-S, Class B, Class C, Class G-RR, Class H-RR and Class J-RR certificates for any distribution date will be a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus the Class X-S Excess Strip Rate. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(7)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-2 and Class A-3 trust components outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.
(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus the Class X-S Excess Strip Rate, over (b) the weighted average of the
3

pass-through rates on the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1 and Class A-3-X2 trust components for the related distribution date, weighted on the basis of their respective aggregate certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(9)	The Class X-D, Class X-F and Class X-S certificates are notional amount certificates and will not be entitled to distributions of principal. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates outstanding from time to time. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates outstanding from time to time. The notional amount of the Class X-S certificates will be equal to the aggregate certificate balance of the Class A-2, Class A-3, Class A-S, Class B and Class C trust components and the Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates outstanding from time to time.
(10)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus the Class X-S Excess Strip Rate, over (b) the weighted average of the pass-through rates on the Class D and Class E certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-F certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus the Class X-S Excess Strip Rate, over (b) the pass-through rates on the Class F certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis. The pass-through rate for the Class X-S certificates for any distribution date will be a per annum rate equal to 0.1014% (the “Class X-S Excess Strip Rate”).
(11)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class X-F, Class X-S, Class D, Class E, Class F, Class G-RR, Class H-RR, Class J-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

4

TABLE OF CONTENTS

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in this Prospectus	15
Summary of Terms	25
Summary of Risk Factors	58
Risks Relating to the Mortgage Loans	58
Risks Relating to Conflicts of Interest	59
Other Risks Relating to the Certificates	59
Risk Factors	60
Risks Related to Market Conditions and Other External Factors	60
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	60
Risks Relating to the Mortgage Loans	61
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	61
Risks of Commercial and Multifamily Lending Generally	62
Multifamily Properties Have Special Risks	64
Manufactured Housing Properties Have Special Risks	68
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	69
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	70
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	72
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	73
Risks Related to Zoning Non-Compliance and Use Restrictions	74
Risks Relating to Inspections of Properties	75
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	75
Insurance May Not Be Available or Adequate	76
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	77
Terrorism Insurance May Not Be Available for All Mortgaged Properties	77
Risks Associated with Blanket Insurance Policies or Self-Insurance	79
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	79
Limited Information Causes Uncertainty	79
Historical Information	79
Ongoing Information	80
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	80
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	81
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	82
Static Pool Data Would Not Be Indicative of the Performance of this Pool	83
Appraisals May Not Reflect Current or Future Market Value of Each Property	83
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	85
The Borrower’s Form of Entity May Cause Special Risks	85
5

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	88
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	88
Other Financings or Ability to Incur Other Indebtedness Entails Risk	89
Risks Relating to Enforceability of Cross-Collateralization	91
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	91
Risks Associated with One Action Rules	92
State Law Limitations on Assignments of Leases and Rents May Entail Risks	92
Various Other Laws Could Affect the Exercise of Lender’s Rights	92
Risks Associated with Enforcement on Equity Collateral	93
Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates	94
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	95
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	96
Risks Related to Ground Leases and Other Leasehold Interests	97
Increases in Real Estate Taxes May Reduce Available Funds	99
Risks Relating to Tax Credits	99
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	100
Risks Related to Conflicts of Interest	100
Interests and Incentives of the Originator, the Sponsor and Their Affiliates May Not Be Aligned With Your Interests	100
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	102
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	104
Potential Conflicts of Interest of the Operating Advisor	106
Potential Conflicts of Interest of the Asset Representations Reviewer	107
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	108
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	111
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Applicable Special Servicer of the Applicable Whole Loan	112
Other Potential Conflicts of Interest May Affect Your Investment	112
Other Risks Relating to the Certificates	113
EU SR Rules and UK Securitization Framework	113
Recent Developments Concerning the Proposed Japanese Retention Requirements	116
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	117
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	121
General	121
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	122
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	124
6

Losses and Shortfalls May Change Your Anticipated Yield	124
Risk of Early Termination	125
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	125
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	125
You Have Limited Voting Rights	125
The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment	126
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	129
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	130
Risks Relating to Modifications of the Mortgage Loans	132
Sponsor May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	133
Risks Relating to Interest on Advances and Special Servicing Compensation	133
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	134
The Sponsor, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	134
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	135
The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	136
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	136
Tax Considerations Relating to Foreclosure	136
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	137
REMIC Status	138
Material Federal Tax Considerations Regarding Original Issue Discount	138
General Risks	139
The Certificates May Not Be a Suitable Investment for You	139
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	139
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	139
Other Events May Affect the Value and Liquidity of Your Investment	140
The Certificates Are Limited Obligations	140
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	141
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	141
Description of the Mortgage Pool	144
General	144
Certain Calculations and Definitions	145
7

Definitions	145
Mortgage Pool Characteristics	156
Overview	156
Property Types	157
Multifamily Properties	157
Significant Obligors	159
Mortgage Loan Concentrations	159
Top Fifteen Mortgage Loans	159
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	159
Geographic Concentrations	161
Mortgaged Properties with Limited Prior Operating History	161
Fee & Leasehold Estates; Ground Leases	162
Environmental Considerations	163
Redevelopment, Renovation and Expansion	165
Assessment of Property Value and Condition	166
Litigation and Other Considerations	167
Condemnations	168
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	168
Competition from Certain Nearby Properties	171
Insurance Considerations	171
Use Restrictions	172
Appraised Value	172
Non-Recourse Carveout Limitations	173
Real Estate and Other Tax Considerations	174
Delinquency Information	175
Certain Terms of the Mortgage Loans	175
Amortization of Principal	175
Payment Due Dates; Interest Rates; Calculations of Interest	175
Single Purpose Entity Covenants	176
Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments	176
Voluntary Prepayments	177
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	177
Defeasance	178
Releases; Partial Releases; Property Additions	179
Escrows	181
Mortgaged Property Accounts	181
Exceptions to Underwriting Guidelines	182
Additional Indebtedness	182
General	182
Whole Loans	183
Mezzanine Indebtedness	183
Other Secured Indebtedness	185
General	185
Preferred Equity	185
Other Unsecured Indebtedness	186
The Whole Loans	186
General	186
The Non-Serviced Pari Passu Whole Loan	190
Additional Information	192
Transaction Parties	194
The Sponsor and Mortgage Loan Seller	194
MF1 REIT III FR TRS LLC	194
8

General	194
MF1’s Securitization Program	194
MF1’s Underwriting Standards and Processes	195
Review of Mortgage Loans	200
Compliance with Rule 15Ga-1 under the Exchange Act	202
Retained Interests in this Securitization	202
The Depositor	202
The Issuing Entity	203
The Certificate Administrator and Trustee	203
The Master Servicer	206
The Special Servicer	210
The Operating Advisor and Asset Representations Reviewer	214
Credit Risk Retention	216
General	216
Qualifying CRE Loans; Required Credit Risk Retention Percentage	216
Horizontal Risk Retention Certificates	217
General	217
Material Terms of the Eligible Horizontal Residual Interest	218
Hedging, Transfer and Financing Restrictions	218
Operating Advisor	219
Representations and Warranties	221
Description of the Certificates	221
General	221
Distributions	224
Method, Timing and Amount	224
Available Funds	225
Priority of Distributions	227
Pass-Through Rates	231
Exchangeable Certificates	232
Exchange Limitations	236
Exchange Procedures	236
Interest Distribution Amount	237
Principal Distribution Amount	237
Certain Calculations with Respect to Individual Mortgage Loans	239
Application Priority of Mortgage Loan Collections or Whole Loan Collections	241
Allocation of Yield Maintenance Charges and Prepayment Premiums	244
Assumed Final Distribution Date; Rated Final Distribution Date	248
Prepayment Interest Shortfalls	248
Subordination; Allocation of Realized Losses	250
Reports to Certificateholders; Certain Available Information	253
Certificate Administrator Reports	253
Information Available Electronically	259
Voting Rights	265
Delivery, Form, Transfer and Denomination	265
Book-Entry Registration	266
Definitive Certificates	269
Certificateholder Communication	269
Access to Certificateholders’ Names and Addresses	269
Requests to Communicate	270
List of Certificateholders	270
Description of the Mortgage Loan Purchase Agreement	272
General	272
Dispute Resolution Provisions	281
9

Asset Review Obligations	281
Pooling and Servicing Agreement	282
General	282
Assignment of the Mortgage Loans	282
Servicing Standard	283
Subservicing	285
Advances	286
P&I Advances	286
Servicing Advances	287
Nonrecoverable Advances	288
Recovery of Advances	289
Accounts	291
Withdrawals from the Collection Account	293
Servicing and Other Compensation and Payment of Expenses	296
General	296
Master Servicing Compensation	301
Special Servicing Compensation	304
Disclosable Special Servicer Fees	309
Certificate Administrator and Trustee Compensation	310
Operating Advisor Compensation	310
Asset Representations Reviewer Compensation	311
CREFC® Intellectual Property Royalty License Fee	312
Appraisal Reduction Amounts	312
Maintenance of Insurance	320
Modifications, Waivers and Amendments	323
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	328
Inspections	330
Collection of Operating Information	331
Special Servicing Transfer Event	331
Asset Status Report	334
Realization Upon Mortgage Loans	337
Sale of Defaulted Loans and REO Properties	340
The Directing Certificateholder	343
General	343
Major Decisions	345
Asset Status Report	349
Replacement of the Special Servicer	349
Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event	349
Servicing Override	352
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loans	352
Limitation on Liability of Directing Certificateholder	353
The Operating Advisor	354
General	354
Duties of Operating Advisor at All Times	354
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	357
Recommendation of the Replacement of the Special Servicer	358
Eligibility of Operating Advisor	358
Other Obligations of Operating Advisor	359
Delegation of Operating Advisor’s Duties	360
Termination of the Operating Advisor With Cause	360
10

Rights Upon Operating Advisor Termination Event	361
Waiver of Operating Advisor Termination Event	361
Termination of the Operating Advisor Without Cause	362
Resignation of the Operating Advisor	362
Operating Advisor Compensation	362
The Asset Representations Reviewer	363
Asset Review	363
Asset Review Trigger	363
Asset Review Vote	364
Review Materials	365
Asset Review	366
Eligibility of Asset Representations Reviewer	368
Other Obligations of Asset Representations Reviewer	369
Delegation of Asset Representations Reviewer’s Duties	370
Assignment of Asset Representations Reviewer’s Rights and Obligations	370
Asset Representations Reviewer Termination Events	370
Rights Upon Asset Representations Reviewer Termination Event	371
Termination of the Asset Representations Reviewer Without Cause	372
Resignation of Asset Representations Reviewer	372
Asset Representations Reviewer Compensation	372
Replacement of the Special Servicer Without Cause	373
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	375
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	376
Termination of the Master Servicer or Special Servicer for Cause	377
Servicer Termination Events	377
Rights Upon Servicer Termination Event	379
Waiver of Servicer Termination Event	381
Resignation of the Master Servicer or Special Servicer	381
Limitation on Liability; Indemnification	382
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	385
Dispute Resolution Provisions	386
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	386
Repurchase Request Delivered by a Party to the PSA	386
Resolution of a Repurchase Request	387
Mediation and Arbitration Provisions	390
Servicing of the Non-Serviced Mortgage Loan	392
General	392
The Lightwell Servicing Standard	393
REMIC Law Compliance	393
Certain Control and Consultation Rights	394
Appraisal Reduction Amounts	394
Realization Upon the Loan	395
FL21 Servicing and FL21 Special Servicing Fees	397
FL21 Specially Serviced Loans	398
Servicing Advances	400
Modifications; Major Decisions	401
FL21 Administrative Modifications and FL21 Criteria-Based Modifications	407
Termination of the Lightwell Non-Serviced Master Servicer	411
Termination of the Lightwell Non-Serviced Collateral Manager	411
Removal and Replacement of the Lightwell Non-Serviced Special Servicer	411
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Amendments	411
Rating Agency Confirmations	411
Evidence as to Compliance	413
Limitation on Rights of Certificateholders to Institute a Proceeding	415
Termination; Retirement of Certificates	415
Amendment	416
Resignation and Removal of the Trustee and the Certificate Administrator	419
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	421
Certain Legal Aspects of Mortgage Loans	421
General	422
Types of Mortgage Instruments	422
Leases and Rents	423
Personalty	423
Foreclosure	423
General	423
Foreclosure Procedures Vary from State to State	423
Judicial Foreclosure	423
Equitable and Other Limitations on Enforceability of Certain Provisions	424
Nonjudicial Foreclosure/Power of Sale	424
Public Sale	425
Rights of Redemption	426
Anti-Deficiency Legislation	426
Leasehold Considerations	427
Cooperative Shares	427
Bankruptcy Laws	428
Environmental Considerations	435
General	435
Superlien Laws	435
CERCLA	435
Certain Other Federal and State Laws	436
Additional Considerations	437
Due-on-Sale and Due-on-Encumbrance Provisions	437
Subordinate Financing	437
Default Interest and Limitations on Prepayments	438
Applicability of Usury Laws	438
Americans with Disabilities Act	438
Servicemembers Civil Relief Act	439
Anti-Money Laundering, Economic Sanctions and Bribery	439
Potential Forfeiture of Assets	440
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	440
Pending Legal Proceedings Involving Transaction Parties	441
Use of Proceeds	441
Yield and Maturity Considerations	441
Yield Considerations	441
General	441
Rate and Timing of Principal Payments	441
Losses and Shortfalls	443
Certain Relevant Factors Affecting Loan Payments and Defaults	443
Delay in Payment of Distributions	444
Yield on the Certificates with Notional Amounts	445
Weighted Average Life	445
Pre-Tax Yield to Maturity Tables	449
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Material Federal Income Tax Considerations	456
General	456
Qualification as a REMIC	457
Status of Offered Certificates	459
Exchangeable Certificates	460
Taxation of Regular Interests Underlying an Exchangeable Certificate	460
Taxation of Regular Interests	460
General	460
Original Issue Discount	461
Acquisition Premium	463
Market Discount	463
Premium	464
Election To Treat All Interest Under the Constant Yield Method	465
Treatment of Losses	465
Yield Maintenance Charges and Prepayment Premiums	466
Sale or Exchange of Regular Interests	466
Taxes That May Be Imposed on a REMIC	467
Prohibited Transactions	467
Contributions to a REMIC After the Startup Day	468
Net Income from Foreclosure Property	468
REMIC Partnership Representative	468
Taxation of Certain Foreign Investors	469
FATCA	470
Backup Withholding	470
Information Reporting	470
3.8% Medicare Tax on “Net Investment Income”	471
Reporting Requirements	471
Certain State and Local Tax Considerations	472
Method of Distribution (Conflicts of Interest)	473
Incorporation of Certain Information by Reference	475
Where You Can Find More Information	476
Financial Information	476
Certain ERISA Considerations	477
General	477
Plan Asset Regulations	477
Administrative Exemptions	478
Insurance Company General Accounts	480
Legal Investment	482
Legal Matters	483
Ratings	483
Index of Defined Terms	487

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1
Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1
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Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSOR, THE MORTGAGE LOAN SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. THE OFFERED CERTIFICATES ARE A NEW ISSUE OF SECURITIES WITH NO ESTABLISHED TRADING MARKET AND WE CANNOT ASSURE YOU THAT A SECONDARY MARKET FOR THE OFFERED CERTIFICATES WILL DEVELOP. THE UNDERWRITERS ARE UNDER NO OBLIGATION TO MAKE A MARKET IN THE OFFERED CERTIFICATES AND MAY DISCONTINUE ANY MARKET MAKING ACTIVITIES AT ANY TIME WITHOUT NOTICE. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN REGULATORY REQUIREMENTS APPLICABLE TO MARKETING, HOLDING AND SELLING OF, OR ISSUING QUOTATIONS WITH RESPECT TO, ASSET-BACKED SECURITIES GENERALLY. IF A SECONDARY MARKET DOES DEVELOP, WE CANNOT ASSURE YOU THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE LIFE OF THE OFFERED CERTIFICATES. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—GENERAL RISKS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

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Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on the page set forth on the table of contents of this prospectus, which sets forth important statistical information relating to the certificates;
●	Summary of Terms, commencing on the page set forth on the table of contents of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and
●	Summary of Risk Factors, commencing on the page set forth on the table of contents of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.;
●	references to any specified mortgaged property (or portfolio of mortgaged properties) refer to the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1;
●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;
●	any parenthetical with a percentage next to a mortgage loan name or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of such mortgage loan (or the aggregate outstanding principal balance of such group of mortgage loans) represents, as set forth on Annex A-1;
●	any parenthetical with a percentage next to a mortgaged property (or portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal
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balance of the related mortgage loan (or, if applicable, the allocated loan amount or aggregate allocated loan amount with respect to such mortgaged property or mortgaged properties) represents, as set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the JPMF1 Multifamily Mortgage Trust 2026-FX1 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and
●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NON-GAAP FINANCIAL MEASURES

This prospectus presents a number of non-GAAP financial measures, including Underwritten Net Cash Flow as well as other terms used to measure and present information relating to operation and performance of the Mortgaged Properties that are commonly used in the commercial real estate and real estate finance industries. In addition, the presentation of Net Operating Income includes adjustments that reflect various non-GAAP measures.

As presented in this prospectus, these terms are measures that are not presented in accordance with generally accepted accounting principles (“GAAP”). They are not measurements of financial performance under GAAP and should not be considered as alternatives to performance measures derived in accordance with GAAP or as alternatives to net income or cash flows from operating activities or as illustrative measures of liquidity. While some of these terms are widely-used within the commercial real estate and real estate finance industries, these terms have limitations as analytical tools, and investors should not consider them in isolation or as substitutes for analysis of results as if reported under GAAP.

The non-GAAP financial measures presented are not intended as alternatives to any measures of performance in conformity with GAAP. Investors should therefore not place undue reliance on non-GAAP financial measures or ratios calculated using those measures.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures that are derived on the basis of methodologies other than in accordance with GAAP. The non-GAAP financial measures presented in this prospectus may not comply with these rules.

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NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES (AND FOR THE PURPOSES OF THE FOLLOWING SECTION OF THIS PROSPECTUS), AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE OR MORE OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (AN “EU QUALIFIED INVESTOR”), AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES, OR OTHERWISE MAKING THEM AVAILABLE, TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES, OR OTHERWISE MAKING THEM AVAILABLE, TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL BE MADE ONLY TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER, SEVERALLY BUT NOT JOINTLY, HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY EU RETAIL INVESTOR (AS DEFINED ABOVE) IN THE EEA. FOR THE PURPOSES OF THIS PROVISION (AND FOR THE PURPOSES OF THE PRECEDING SECTION OF THIS

17

PROSPECTUS), THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES (AND FOR THE PURPOSES OF THE FOLLOWING SECTION OF THIS PROSPECTUS), A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE OR BOTH OF THE FOLLOWING: (I) NOT A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED) AND AS AMENDED, OR (II) NOT A QUALIFIED INVESTOR (A “UK QUALIFIED INVESTOR”), AS DEFINED IN PARAGRAPH 15 OF SCHEDULE 1 TO THE PUBLIC OFFERS AND ADMISSIONS TO TRADING REGULATIONS 2024 (AS AMENDED, THE “POATRS”). CONSEQUENTLY, NO DISCLOSURE DOCUMENT REQUIRED BY THE PRODUCT DISCLOSURE SOURCEBOOK (AS AMENDED, “DISC”) OF THE HANDBOOK OF RULES AND GUIDANCE ADOPTED BY THE UK’S FINANCIAL CONDUCT AUTHORITY (AS AMENDED, THE “FCA HANDBOOK”) FOR OFFERING, SELLING OR DISTRIBUTING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING, SELLING OR DISTRIBUTING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER DISC AND THE CONSUMER COMPOSITE INVESTMENTS (DESIGNATED ACTIVITIES) REGULATIONS 2024 (AS AMENDED).

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR PURPOSES OF THE POATRS OR THE PROSPECTUS RULES: ADMISSION TO TRADING ON A REGULATED MARKET SOURCEBOOK OF THE FCA HANDBOOK. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL BE MADE ONLY TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

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OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) OF THE FINANCIAL PROMOTION ORDER, OR (IV) ARE PERSONS TO WHOM THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12B OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER, SEVERALLY BUT NOT JOINTLY, HAS REPRESENTED AND AGREED THAT:

(A) IT HAS NOT OFFERED, SOLD, DISTRIBUTED OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL, DISTRIBUTE OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR (AS DEFINED ABOVE) IN THE UK (AND FOR THE PURPOSES OF THIS PROVISION AND THE PRECEDING SECTION OF THIS PROSPECTUS,

19

THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES SO AS TO ENABLE AN INVESTOR TO DECIDE TO BUY OR SUBSCRIBE FOR THE OFFERED CERTIFICATES);

(B) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(C) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

EU SR RULES AND UK SECURITIZATION FRAMEWORK

NONE OF THE SPONSORS, THE DEPOSITOR OR THE UNDERWRITERS, OR THEIR RESPECTIVE AFFILIATES, OR ANY OTHER PERSON, INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TO TAKE ANY OTHER ACTION IN RESPECT OF SUCH SECURITIZATION, IN A MANNER PRESCRIBED OR CONTEMPLATED BY THE EU SR RULES (AS DEFINED BELOW) OR THE UK SECURITIZATION FRAMEWORK (AS DEFINED BELOW). IN PARTICULAR, NO SUCH PERSON UNDERTAKES TO TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SR RULES OR THE UK SECURITIZATION FRAMEWORK. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” IN THIS PROSPECTUS HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING OR FACILITATING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENT OF THE EU SR RULES OR THE UK SECURITIZATION FRAMEWORK. CONSEQUENTLY, THE OFFERED CERTIFICATES ARE NOT A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SR RULES OR THE UK SECURITIZATION FRAMEWORK.

SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EU SR RULES AND UK SECURITIZATION FRAMEWORK” IN THIS PROSPECTUS.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN

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PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER

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CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA. UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER INFORMATION STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER, DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME, OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE, WAS ISSUED IN CONNECTION WITH AN OFFER, OR THE LISTING FOR QUOTATION, OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS, AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME, AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN

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(WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RISK RETENTION REQUIREMENTS

NO REPRESENTATION IS MADE AS TO WHETHER THE TRANSACTION DESCRIBED HEREIN WOULD COMPLY WITH THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) RISK RETENTION RULE (AS MORE FULLY DESCRIBED UNDER “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—RECENT DEVELOPMENTS CONCERNING THE PROPOSED JAPANESE RETENTION REQUIREMENTS” BELOW) AND NO PARTY TO THE TRANSACTION DESCRIBED HEREIN HAS COMMITTED TO RETAIN A NET ECONOMIC INTEREST IN THE SECURITIZATION CALCULATED FOR THE PURPOSE OF COMPLYING WITH SUCH REQUIREMENTS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT HERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2026-FX1.
Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 270 Park Avenue, 4th Floor, New York, New York 10017, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.
Issuing Entity	JPMF1 Multifamily Mortgage Trust 2026-FX1, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.
Sponsor and Originator	The sponsor of this transaction is MF1 REIT III FR TRS LLC, a Delaware limited liability company. This entity is sometimes also referred to in this prospectus as the “mortgage loan seller”. The originator of this transaction is MF1 Capital LLC, a Delaware limited liability company. The originator originated all of the mortgage loans and will transfer the mortgage loans to the sponsor on or prior to the closing date. The sponsor will transfer to the depositor all of the mortgage loans on the closing date.

See “Transaction Parties—The Sponsor and Mortgage Loan Seller”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as the master servicer under the pooling and servicing agreement. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the

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table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal commercial mortgage master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Prior to the applicable servicing shift securitization date, any servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, any such servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans”.

Special Servicer	MF1 Loan Services LLC, a Delaware limited liability company, is expected to act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to all major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of MF1 Loan Services LLC is located at One Beacon Street, 24th Floor, Boston, Massachusetts 02108. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

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If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan or serviced whole loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan, and prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class). After the occurrence and during the continuance of a control termination event, or if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates) or if the directing certificateholder is entitled to appoint the excluded special servicer but does not select a replacement special servicer in writing, with a copy to the special servicer, within 30 days of notice of resignation (provided that the conditions required to be satisfied for the appointment of the replacement special servicer to be effective are not required to be completed within such 30-day period but in any event are to be completed within 120 days), the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

Prior to the applicable servicing shift securitization date, each servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan”.

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The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Computershare Trust Company, National Association will act as trustee. The corporate trust offices of Computershare Trust Company, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other offices). Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Certificate Administrator and Trustee” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to any servicing shift mortgage loans if the related whole loan becomes a specially serviced loan prior to the related servicing shift securitization date. From and after the related servicing shift securitization date, the mortgagee of record with respect to any servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Computershare Trust Company, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Computershare Trust Company, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other offices), and for certificate transfer purposes are located at 1505 Energy Park Drive, St. Paul, Minnesota 55108. See “Transaction Parties—The Certificate Administrator and Trustee” and “Pooling and Servicing Agreement”.

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The custodian with respect to any servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced whole loan or servicing shift whole loan or any related REO property (each of which will be serviced pursuant to the related non-serviced pooling and servicing agreement). See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer generally will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

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Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any servicing shift mortgage loan and (ii) any excluded loan as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be, as of any time of determination, the most subordinate certificates among the Class G-RR, Class H-RR and Class J-RR certificates that has a certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such certificates, in the manner described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, at least equal to 25% of the initial certificate balance of such classes. As of the closing date, the controlling class will be the Class J-RR certificates. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that on the closing date, MF1 REIT III FR Retention Holder LLC is expected to purchase the Class G-RR, Class H-RR and Class J-RR certificates, and that MF1 REIT III FR Retention Holder LLC (or its affiliate) is expected to be appointed as the initial

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directing certificateholder with respect to each mortgage loan (other than any excluded loan).

With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the servicing shift securitization date, the rights of the controlling noteholder of the related servicing shift whole loan (if the related control note is included in the related future securitization) are expected to be exercisable by the directing certificateholder under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will generally only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting a servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

Each entity identified as an “Initial Directing Party” in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

As of the closing date, there will be no servicing shift whole loans. Accordingly, all references in this prospectus to any servicing shift whole loan, servicing shift mortgage loan and any related terms should be disregarded.

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Certain Affiliations

and Relationships	The originator, the sponsor, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.
Significant Obligor	There are no significant obligors related to the issuing entity.

Relevant Dates and Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective payment due date for the monthly debt service payment that is due in June 2026 (or, in the case of any mortgage loan that has its first payment due date after June 2026, the date that would have been its payment due date in June 2026 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).
Closing Date	On or about June 10, 2026.
Distribution Date	The 4th business day following each determination date. The first distribution date will be in July 2026.
Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.
Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York, Pennsylvania, Massachusetts, North Carolina or any of the jurisdictions in which the respective primary servicing offices of the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

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Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.
Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the payment due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the payment due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final
Distribution Date; Rated Final Distribution

Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:
Class	Assumed Final Distribution Date
Class A-2	September 2030(1)
Class A-3	March 2031(1)
Class X-A	NAP
Class A-S	April 2031(1)
Class B	April 2031(1)
Class C	May 2031(1)

(1)	Each class of Class A-2 Exchangeable Certificates, Class A-3 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates that are principal balance certificates will have the same assumed final distribution date as the Class A-2, Class A-3, Class A-S, Class B or Class C certificates, respectively, shown in the table.

The rated final distribution date will be the distribution date in May 2059.

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Transaction Overview

On the closing date, the sponsor will sell the mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsor to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2026-FX1:
●	Class A-2, Class A-2-1, Class A-2-2, Class A-2-X1, Class A-2-X2
●	Class A-3, Class A-3-1, Class A-3-2, Class A-3-X1, Class A-3-X2
●	Class X-A
●	Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1, Class A-S-X2
●	Class B, Class B-1, Class B-2, Class B-X1, Class B-X2
●	Class C, Class C-1, Class C-2, Class C-X1, Class C-X2

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-F, Class X-S, Class D, Class E, Class F, Class G-RR, Class H-RR, Class J-RR and Class R.

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Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount		Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-2	$75,000,000	(2)	10.215%(2)	30.000%
Class A-3	$438,950,000	(2)	59.785%(2)	30.000%
Class X-A	$513,950,000		NAP	NAP
Class A-S	$60,573,000	(2)	8.250%(2)	21.750%
Class B	$42,217,000	(2)	5.750%(2)	16.000%
Class C	$32,122,000	(2)	4.375%(2)	11.625%

(1)	The approximate initial credit support with respect to the Class A-2 and Class A-3 certificates are presented in the aggregate, taking into account the certificate balance of the Class A-2 and Class A-3 trust components. The approximate initial credit support set forth for the Class A-S certificates represents the approximate credit support for the Class A-S trust component. The approximate initial credit support set forth for the Class B certificates represents the approximate credit support for the Class B trust component. The approximate initial credit support set forth for the Class C certificates represents the approximate credit support for the Class C trust component.
(2)	Each class of Exchangeable Certificates will have the certificate balance or notional amount described under “Description of the Certificates—Distributions—Exchangeable Certificates”.

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Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:
Class	Approx. Initial Pass-Through Rate(1)
Class A-2(2)	5.0238%
Class A-3(2)	5.3085%
Class X-A	0.3501%
Class A-S(2)	5.6171%
Class B(2)	5.6171%
Class C(2)	5.6171%

(1)	The pass-through rate for each class of the Class A-2 and Class A-3 certificates for any distribution date will be a fixed rate per annum equal to the pass-through rate set forth opposite such class of certificates in the table above. The pass-through rate for each class of the Class A-S, Class B and Class C certificates for any distribution date will be a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus the Class X-S Excess Strip Rate. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus the Class X-S Excess Strip Rate, over (b) the weighted average of the pass-through rates on the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1 and Class A-3-X2 trust components for the related distribution date, weighted on the basis of their respective aggregate certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(2)	Each class of Exchangeable Certificates will have the pass-through rate described under “Description of the Certificates—Distributions—Exchangeable Certificates”.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day

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year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to a per annum rate ranging from 0.03250% to 0.04125%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee for the related month of $5,000.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See

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“Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.01284%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to an upfront fee of $10,000 on the closing date. The operating advisor will also be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any related companion loan) at a rate equal to 0.00176% per annum with respect to each mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00030%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

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Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Termination of the Master Servicer or Special Servicer For Cause” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS
Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(1)	Special Servicing Fee Rate(2)
The Lightwell	0.04% per annum	0.25%

(1)	Included as part of the Servicing Fee Rate.
(2)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.

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Distributions

A. Amount and Order

    of Distributions on

Certificates	On each distribution date, funds available for distribution to the certificates (other than any yield maintenance charges and prepayment premiums) will be distributed in the following amounts and order of priority:

First, to the Class X-A, Class X-D, Class X-F and Class X-S certificates and the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1 and Class A-3-X2 trust components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes of certificates and trust components;

Second, to the Class A-2 and Class A-3 trust components, as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-2 trust component, until the certificate balance of the Class A-2 trust component has been reduced to zero and (b) second, to principal on the Class A-3 trust component, until the certificate balance of the Class A-3 trust component has been reduced to zero, or (ii) if the certificate balance of each class of certificates and trust components other than the Class A-2 and Class A-3 trust components have been reduced to zero as a result of the allocation of mortgage loan losses to those classes of certificates or trust components, funds available for distributions of principal will be distributed to the Class A-2 and Class A-3 trust components remaining outstanding, pro rata (based on their respective certificate balances), without regard to the distribution priorities described above;

Third, to the Class A-2 and the Class A-3 trust components, to reimburse the Class A-2 and the Class A-3 trust components, first, (i) up to an amount equal to, and pro rata in accordance with, the aggregate previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by each such class or trust component, then, (ii) up to an amount equal to, and pro rata in accordance with, all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class or trust component;

Fourth, to the Class A-S, Class A-S-X1 and Class A-S-X2 trust components as follows: (a) to each such trust component in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those trust components; (b) to the extent of funds allocable to principal remaining after

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distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S trust component until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S trust component, first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those certificates or trust components, and then in an amount equal to interest on that amount at the pass-through rate for such trust component;

Fifth, to the Class B, Class B-X1 and Class B-X2 trust components as follows: (a) to each such trust component in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those trust components; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B trust component until its certificate balance has been reduced to zero; and (c) to reimburse the Class B trust component, first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those certificates or trust components, and then in an amount equal to interest on that amount at the pass-through rate for such trust component;

Sixth, to the Class C, Class C-X1 and Class C-X2 trust components as follows: (a) to each such trust component in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those trust components; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C trust component until its certificate balance has been reduced to zero; and (c) to reimburse the Class C trust component, first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those certificates or trust components, and then in an amount equal to interest on that amount at the pass-through rate for such trust component;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-F, Class X-S and Class R certificates)

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in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

Principal and interest payable to the trust components will be distributed pro rata to the corresponding classes of exchangeable certificates representing interests therein in accordance with their class percentage interests therein as described under “Description of the Certificates—Distributions—Exchangeable Certificates”.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of the certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance

     Charges, Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination,

     Allocation of Losses

and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the horizontal risk

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retention certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-D, Class X-F, Class X-S or Class R certificates or any class of Exchangeable Certificates with an “X” suffix, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-D, Class X-F and Class X-S certificates and any class of Exchangeable Certificates with an “X” suffix, and, therefore, the amount of interest they accrue.

(1)	The maximum certificate balances of Class A-2, Class A-3, Class A-S, Class B and Class C certificates will be issued on the closing date, and the certificate balance or notional amount of each other class of Exchangeable Certificates will be equal to zero on the closing date. The relative priorities of the Exchangeable Certificates are described more fully under “Description of the Certificates—Distributions”.
(2)	The Class X-A, Class X-D, Class X-F and Class X-S certificates are interest-only certificates.
(3)	Other than the Class X-D, Class X-F, Class X-S and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-2 and Class A-3 trust components.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions

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applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available

Funds	Shortfalls will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:
●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;
●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);
●	the application of appraisal reductions to reduce interest advances;
●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;
●	a modification of a mortgage loan’s interest rate or principal balance; and
●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

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The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any P&I Advances.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:
●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;
●	maintain the lien on the related mortgaged property; and/or
●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although they may elect to make them in an emergency circumstance in their sole discretion). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the

45

master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, subject to a floor of 2.0% per annum, compounded annually, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related payment due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the applicable makers of advances under the related servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

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The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be seventeen (17) fixed-rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee estate and/or leasehold of the related borrower in twenty-four (24) multifamily and/or manufactured housing properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $734,215,000.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the seventeen (17) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan” or “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan Cut-off Date LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(1)
The Lightwell	$71,000,000	9.7%	$ 100,000,000	NAP	65.1%	65.1%	1.37x	1.37x

(1)	Calculated including any related pari passu companion loans, but excluding any related mezzanine debt (if any).

The whole loan identified in the above “Whole Loan Summary” table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate servicing agreement identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”.

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Non-Serviced Whole Loans(1)

Mortgage Loan Name	Transaction/Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
The Lightwell	MF1 2026-FL21	9.7%	CBRE Loan Services, Inc.	MF1 Loan Services LLC	Wilmington Trust, National Association

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Initial Directing Party
The Lightwell	Computershare Trust Company, National Association	Computershare Trust Company, National Association	N/A	MF1 Collateral Manager, L.L.C.

(1)	As of the closing date of the related securitization.

As there are no whole loans identified in the above “Whole Loan Summary” table that will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction, all references in this prospectus to any serviced whole loans, and related serviced mortgage loans and serviced companion loans, and any related terms, should be disregarded.

Similarly, there are no whole loans identified in the above “Whole Loan Summary” table that will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and then, from and after the date on which the related controlling pari passu companion loan is securitized, will be serviced under, and by the master servicer and the special servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization. Accordingly, all references in this prospectus to any servicing shift whole loan, servicing shift mortgage loan and any related terms should be disregarded.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan is

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calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payments of any subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity.

In addition, investors should be aware that the appraisals for the mortgaged properties are dated within 12 months of the Cut-off Date. Similarly, net operating income and occupancy information used in underwriting the mortgage loans may not reflect current conditions. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the mortgaged properties.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1. All percentages of the mortgage loans and mortgaged properties, or of any specified group of mortgage loans and mortgaged properties, referred to in this prospectus without further description are approximate percentages of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, by cut-off date balances and/or the allocated loan amount allocated to such mortgaged properties as of the cut-off date.

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The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$734,215,000
Number of mortgage loans	17
Number of mortgaged properties	24
Range of Cut-off Date Balances	$21,300,000 to $71,000,000
Average Cut-off Date Balance per mortgage loan	$43,189,118
Range of Interest Rates	5.33100% to 6.44700%
Weighted average Interest Rate	5.76726%
Range of original terms to maturity	60 months to 60 months
Weighted average original term to maturity	60 months
Range of remaining terms to maturity	44 months to 60 months
Weighted average remaining term to maturity	55 months
Range of Cut-off Date LTV Ratios(2)(3)	54.4% to 74.9%
Weighted average Cut-off Date LTV Ratio(2)(3)	67.7%
Range of LTV Ratios as of the maturity date(2)(3)	54.4% to 74.9%
Weighted average LTV Ratio as of the maturity date(2)(3)	67.7%
Range of U/W NCF DSCRs(3)(4)	1.20x to 1.73x
Weighted average U/W NCF DSCR(3)(4)	1.37x
Range of U/W NOI Debt Yields(3)	7.3% to 10.6%
Weighted average U/W NOI Debt Yield(4)	8.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	100%

(1)	Subject to a variance of plus or minus 5%.
(2)	Loan-to-value ratios (such as, for example, the loan-to-value ratios as of the cut-off date and the loan-to-value ratios at the maturity date) with respect to the mortgage loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain mortgage loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. Such mortgage loans are identified under the definitions of “Appraised Value” and/or “LTV Ratio” set forth under “Description of the Mortgage Pool—Definitions”. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.
(3)	In the case of mortgage loans that have one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s).
(4)	Debt service coverage ratios (such as, for example, underwritten net cash flow debt service coverage ratios or underwritten net operating income debt service coverage ratios) are calculated based on “Annual Debt Service”, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Definitions”.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

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Modified and Refinanced

Loans	With respect to the Addison Ridge Phases I & III Mortgage Loan (9.1%), the related Mortgage Loan refinanced a mortgage loan secured by the Phase I portion of the related Mortgaged Property that was in maturity default at the time of refinance. The related borrower sponsor reported that the default was caused by a delay in government processing of a HUD loan due to the government shutdown in the fourth quarter of 2025. The prior loan was paid off in full.

With respect to The Boulevard at Tallahassee Mortgage Loan (5.0%), the related Mortgage Loan refinanced a loan that was in maturity default at the time of refinance. The related borrower sponsor reported that the default was due to the death of a prior partner who passed away in 2017. Some of the partner’s investments were underperforming at the time of his death, resulting in his creditors taking control of his portfolio. A forbearance agreement was in place prior to the refinance. The prior loan was paid off in full.

As of the cut-off date, none of the other mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted payoffs in connection with, the origination of such mortgage loans.

Properties with Limited

Operating History	MetroVue and Huntley Portfolio With respect to two (2) of the mortgaged properties (6.9%), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has either no prior operating history or limited prior operating history or (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the mortgage loan seller with historical financial information for such acquired mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	The sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and

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loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsor and Mortgage Loan Seller”.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; “Transaction Parties—The Sponsor and Mortgage Loan Seller— MF1 REIT III FR TRS LLC—MF1’s Underwriting Standards and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances and the exchangeable certificates with notional amounts that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The Class X-A certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of $1,000,000 and integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Book-Entry Registration”.

Credit Risk Retention	Regulation RR implementing the risk retention requirements of Section 15G of the Securities Exchange Act of 1934, as amended, will apply to this securitization. An economic interest in the credit risk of the mortgage loans in this securitization is expected to be retained by MF1 REIT III FR Retention Holder LLC, a

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“majority-owned affiliate” (as defined under Regulation RR) of MF1 REIT III FR TRS LLC, as “retaining sponsor” (as defined under Regulation RR), in the form of an “eligible horizontal residual interest” in the form of the Class G-RR, Class H-RR and Class J-RR certificates (the “Horizontal Risk Retention Certificates”).

The retaining sponsor is permitted under Regulation RR to transfer the Horizontal Risk Retention Certificates to a “third-party purchaser” (as defined in Regulation RR) on and after the date that is 5 years after the Closing Date and in accordance with the Credit Risk Retention Rules.

For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied, see “Credit Risk Retention”.

EU SR Rules and UK

Securitization Framework	None of the sponsor, the depositor or the underwriters, or their respective affiliates, or any other person, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU SR Rules or the UK Securitization Framework. In particular, no such person undertakes to take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any requirement of the EU SR Rules or the UK Securitization Framework. In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring or facilitating compliance by any person with any such requirement. Consequently, the offered certificates are not a suitable investment for any person that is now or may in the future be subject to any requirement of the EU SR Rules or the UK Securitization Framework (each as defined below). See “Risk Factors—Other Risks Relating to the Certificates— EU SR Rules and UK Securitization Framework” in this prospectus.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record (initially expected to be Cede & Co.) a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

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Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:
●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Inc., Morningstar Credit Information & Analytics, LLC, KBRA Analytics, LLC, MBS Data, LLC, RealInsight, LSEG, DealView Technologies Ltd. and CRED iQ;
●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at www.pnc.com/midland.
Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class R certificates) and deemed payment of a price specified in this prospectus for the mortgage loans then held by the issuing entity, provided that (i) the aggregate certificate balance of the Class D certificates and the Class A-2, Class A-3, Class A-S, Class B and Class C trust components is reduced to zero, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment	Under certain circumstances, the mortgage loan seller (or Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P.) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be

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deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreement—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holder(s) (as a collective whole as if such certificateholders and, if applicable, the related companion loan holders constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) in a manner similar to that

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described above. See “Description of the Mortgage Pool—The Whole Loans”.

In the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

The upper-tier REMIC will issue several classes of REMIC “regular interests”, some of which will be held by the grantor trust. The grantor trust will issue the Exchangeable Certificates, all of which will represent beneficial ownership of one or more of REMIC “regular interests” issued by the upper-tier REMIC, as further described under “Material Federal Income Tax Considerations”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will represent beneficial ownership of one or more uncertificated REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates using the accrual method of accounting.
●	It is anticipated that the Class X-A certificates and the Class A-2, Class A-3, Class A-S, Class B and Class C Exchangeable Certificates will represent regular interests issued with original issue discount for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

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Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus). See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date, which may result in non-payment of the mortgage loans.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., multifamily and manufactured housing) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: All of the mortgaged properties securing the mortgage pool are multifamily properties, including garden, mid rise, high rise, manufactured housing, low rise and student housing. Adverse developments with respect to multifamily properties or related industries may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
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●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsor, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

If you are considering an investment in a class of exchangeable certificates, you should carefully consider the risks that are specifically applicable to the related class(es) of certificates exchangeable therefor, since they would generally apply to your certificates if you make an exchange.

Risks Related to Market Conditions and Other External Factors

Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsor, the master servicer, the special servicer and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties.  Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data.  Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsor, the master servicer, the special servicer or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsor, the master servicer, the special servicer and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers recently have engaged in attacks against organizations that are designed to disrupt key business services. There can be no

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assurance that the sponsor, the master servicer, the special servicer or the other transaction parties will not suffer any such losses in the future.

Cyberattacks or other breaches, whether affecting the sponsor, the master servicer, the special servicer, the borrowers or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsor’s, the master servicer’s, the special servicer’s, a borrower’s or another transaction party’s businesses. If the business of the sponsor or any of its affiliates is materially adversely affected by such events, the sponsor may not be able to fulfill their remedy obligations with respect to a mortgage loan.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law.

Certain of the Mortgage Loans may have “sunset” clauses that provide that recourse liability (including for environmental matters) terminates following repayment or defeasance in full, or that the recourse liability of the carveout guarantor will not apply to any action, event or condition arising after the foreclosure of the Mortgaged Property or similar action by a mortgage lender or an equity foreclosure by a mezzanine lender.

Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of all or a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsor make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor

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for all or a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

With respect to certain of the mortgage loans, the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the mortgaged property, pursuant to such mortgage loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

The non-recourse carveout provisions contained in certain of the mortgage loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the mortgaged property to the extent that there is sufficient cash flow generated by the mortgaged property and made available to the related borrower and/or non-recourse carveout.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;
●	perceptions regarding the safety, convenience and attractiveness of the properties, including perceptions as to crime, risk of terrorism or other factors;
●	the characteristics and desirability of the area where the property is located;
●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;
●	the proximity and attractiveness of competing properties;
●	the adequacy of the property’s management and maintenance;
●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;
●	an increase in the capital expenditures needed to maintain the properties or make improvements;
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●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;
●	a decline in the businesses operated by tenants or in their financial condition;
●	an increase in vacancy rates; and
●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;
●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;
●	demographic factors;
●	consumer confidence;
●	consumer tastes and preferences;
●	political factors;
●	environmental factors;
●	seismic activity risk;
●	retroactive changes in building codes;
●	changes or continued weakness in specific industry segments;
●	location of certain mortgaged properties in less densely populated or less affluent areas; and
●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;
●	the quality and creditworthiness of tenants;
●	tenant defaults;
●	the rate at which new rentals occur; and
●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.
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Further, changes to tax laws as they relate to property ownership, depreciation schedules and interest and mortgage deductibility could affect the value of the mortgaged properties.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

In addition, certain mortgaged properties may be located in an area that is primarily dependent on a single company or industry. In that case, any change that adversely affects that company or industry could reduce occupancy at the related mortgaged properties.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;
●	the ability of management to provide adequate maintenance and insurance;
●	the types of services or amenities that the property provides;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the generally short terms of residential leases and the need for continued reletting;
●	rent concessions and month-to-month or shorter term leases, which may impact cash flow at the property;
●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the coronavirus pandemic;
●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;
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●	restrictions on the age or income of tenants who may reside at the property;
●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;
●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;
●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and
●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain of the mortgage loans are secured by multifamily properties that have been, or may be in the future, the site of criminal activities. Perceptions by prospective tenants of the safety and reputation of the mortgaged real property may influence the cash flow produced by these mortgaged properties, particularly in the case of student housing facilities or properties leased primarily to students. In addition, litigation may be brought against a borrower in connection with any criminal activities that occur at the related mortgaged property.

We cannot assure you that recent action taken, or any additional action that may be taken in the future, by the federal government to freeze payments on certain grants and loans supporting certain federal financial assistance programs will not result in delays or reductions in payments to tenants at mortgaged properties that rely on federal, state or local assistance programs to partially or fully fund their rental payments.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship generally, numerous counties and municipalities, or state law as applicable in designated counties and municipalities, impose rent control or rent stabilization on apartment buildings. These laws and ordinances generally impose limitations on rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property. In addition, prospective investors should assume that these laws and ordinances generally entitle existing tenants at rent-controlled and rent-stabilized units to a lease renewal upon the expiration of their existing lease; entitle certain family members of a tenant the right to a rent stabilized or rent controlled renewal lease notwithstanding the absence of the original tenant upon lease expiration;

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empower a court or a designated government agency, following a tenant complaint and fact-finding, to order a reduction in rent and impose penalties on the landlord if the tenant’s rights are violated or certain services are not maintained; and, for the purposes of any prohibitions on retaliatory evictions, establish presumptions of landlord retaliation in cases of recent tenant complaints or other prescribed circumstances. These provisions may result in rents that are lower, or operating costs that are higher, than would otherwise be the case, thereby impairing the borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

We cannot assure you that such rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

Certain of the mortgage loans may be secured by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. Furthermore, changes to such programs may impose additional limits on rent increases that were not contemplated when the related mortgage loans were originated. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;
●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and
●	with respect to residential cooperative properties, restrictions on the sale price for which units may be re-sold.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

In addition, certain mortgaged properties in New York City may have tenants that benefit from the New York City Family Homelessness and Eviction Supplement (“CityFHEPS”), a rental assistance program administered by the New York City Department of Social Services. Eligible families can participate in the CityFHEPS program for up to five years, and they must reapply annually. If families still need help after the initial five-year period, they can apply for an extension. Families may lose eligibility for the CityFHEPS program for various reasons, including, among other reasons, the household no longer has a child under 18 years of age (or under 19 years of age who is a full time student), changes in the income of household members, or changes in a cash assistance case of household members. The CityFHEPS program is subject to the availability of funding. Rents paid by the CityFHEPS program may be above market. The related mortgaged property may lose significant income if tenants are unable to continue to qualify for such program, or the

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borrower is unable to continue leasing units to tenants who qualify for such program or if the program is changed or terminated.

Certain of the mortgage loans may be subject to New York’s Section 421-a(16) Program, which provides, among other things, that a market rate residential unit will be subject to rent stabilization unless the owner would be entitled to remove such market rate residential unit from rent stabilization upon vacancy of such unit by reason of the monthly rent exceeding any limit established under the rent stabilization laws. In general, in Section 421-a(16) Program buildings, apartments initially rented at a rent amount in excess of the high rent threshold qualify for permanent exemption from the rent regulations. Rent concessions given to a particular tenant may be relevant in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. However, there is currently no governing statute, judicial decision, or governmental authority regulatory guidance as to whether rent concessions such as free rent, should be included or excluded in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. Accordingly, if the lower net effective rent (taking any rent concessions into consideration) is used as the relevant rent (rather than the higher contractual stated rent), more units at such property could be subject to rent stabilization.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain. Similarly, residential properties in California are subject to the California Tenant Protection Act of 2019, which went into effect in January 2020 and expires in January 2030 and caps annual rent increases at the lesser of (x) 5% plus the percentage change in the cost of living as provided in the national consumer price index or California consumer price index and (y) 10%.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

Moreover, legislative or judicial actions concerning rent-stabilized properties may adversely affect, among other things, existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future or may give rise to liability in connection with previously converted units, which may adversely impact the net operating income or the appraised value of the property and/or the value of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

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Manufactured Housing Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of manufactured housing properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing properties, apartment buildings and site-built single family homes;
●	the physical attributes of the community, including its age and appearance;
●	the location of the manufactured housing property;
●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing property);
●	the type of services or amenities it provides;
●	any age restrictions;
●	the property’s reputation; and
●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing property were readily adaptable to other uses.

Manufactured housing and recreational vehicle communities have few or no insurable buildings or improvements and thus do not have casualty insurance or have very low limits of casualty insurance in comparison with the related mortgage loan balances. In the event that a manufactured housing or recreational vehicle community property constitutes a nonconforming use or has other zoning non-conformities, and a casualty or other event occurs with respect to which the applicable zoning ordinance does not permit continuance of the manufactured housing community use, or requires the community to operate with a lower number of tenants, it is anticipated that the insurance proceeds, if any, in connection with such event would be substantially lower than the principal balance of the related mortgage loan or the allocated loan balance of the related property. Further, since many manufactured housing communities are located in areas with low land value, the lender would generally not be able to recover the shortfall by foreclosing on the land. Accordingly, the issuing entity could experience a substantial loss.

Some manufactured housing properties are either recreational vehicle resorts or have a significant portion of the properties that are intended to accommodate short-term

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occupancy by recreational vehicles, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In addition, manufactured housing pads are often leased month-to-month, and sometimes for shorter periods.

Some of the manufactured housing mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing mortgaged property.

Certain of the manufactured housing mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Certain jurisdictions may give the related homeowner’s association or even individual homeowners a right of first refusal with respect to a proposed sale of the manufactured housing property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure;
●	operating the property and providing building services;
●	managing operating expenses; and
●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

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Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

A property manager or borrower may also be subject to cyberattacks or other forms of security breaches, or similar events, as described under “—Risks Related to Market Conditions and Other External Factors—Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties” above.

We make no representation or warranty as to the skills of any present or future managers. In many cases, the property manager will be an affiliate of the borrower and may not manage properties for non-affiliates. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties. See “—Risks Related to Conflicts of Interests—Other Potential Conflicting Interests May Affect Your Investment”.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Range of Remaining Terms to Maturity as of the Cut-off Date” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the sub-types of mortgaged properties securing the mortgage loans in the mortgage pool.

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Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. For example, mortgaged real properties located in California may be more susceptible to certain hazards (such as earthquakes or widespread fires) than mortgaged real properties in other parts of the country and mortgaged real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. In particular, there have been predictions that climate change may lead to an increase in the frequency of natural disasters and extreme weather conditions, with certain states bearing a greater risk of the adverse effects of climate change, which could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in those states. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations” in this prospectus. We cannot assure you that any hurricane damage would be covered by insurance.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to the mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans.

See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

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See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or
●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage

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loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsor and Mortgage Loan Seller—MF1 REIT III FR TRS LLC—MF1’s Underwriting Standards and Processes”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion

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or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to, and could be substantially less than, that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

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In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. Further, such agreements may give the related owners’ association the right to impose assessments which, if unpaid, would constitute a lien prior to that of the Mortgage Loan. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. In addition, a borrower may incur costs to comply with various existing and future federal, state or local laws and regulations enacted to address the potential impact of climate change, including, for example, laws that require mortgaged properties to comply with certain green building certification programs (e.g., LEED and EnergyStar) and other laws which may impact commercial real estate as a result of efforts to mitigate the factors contributing to climate change. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

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Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance. In addition, the cost of insurance has increased in certain jurisdictions and, as a result, some borrowers may have difficulty in obtaining appropriate insurance or maintaining insurance coverage at the related mortgaged properties. The cost of force-placed insurance, correspondingly, may be prohibitively high to provide sufficient coverage for a mortgaged property. Certain buildings may be insured under the State of California’s FAIR Plan. See “Description of the Mortgage Pool—Insurance Considerations”. The additional cost of force-placed insurance or insurance required to be maintained on any REO properties may adversely impact the operation at the mortgaged property and/or reduce liquidation proceeds from any REO properties.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

As a result of the higher cost of hazard insurance policies, certain borrowers may have obtained insurance policies with relatively high deductibles. In the event a borrower makes a claim under its policies, the relatively high out of pocket cost associated with higher deductibles may adversely impact the cash flow at the related mortgaged property. See representation and warranty no. 18 in Annex D-1 and the identified exceptions to those representations and warranties in Annex D-2.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain

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instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on September 30, 2026. We cannot assure you if or when the NFIP will be reauthorized by Congress. If the NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	the title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss

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insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program has since been extended and reauthorized a few times. Most recently, it was reauthorized on December 20, 2019 for a period of seven years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal

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government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the 10 largest mortgage loans. See representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Additionally, the risks related to blanket insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, some or all of which are covered under the same self-insurance or blanket insurance policy, and which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. The application of condemnation proceeds may be subject to the leases of certain major tenants and, in some cases, the tenant may be entitled to a portion of the condemnation proceeds. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating

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information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsor’s access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of

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their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in

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distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsor has conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the sponsor and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreement” and the sponsor’s description of its underwriting criteria and the review conducted by the sponsor for this securitization transaction described under “Transaction Parties—The Sponsor and Mortgage Loan Seller— MF1 REIT III FR TRS LLC—MF1’s Underwriting Standards and Processes”.

The representations and warranties made by the sponsor may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsor May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreement”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

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Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by the sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the sponsor.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans. In addition, in certain cases where a mortgage loan is funding the acquisition of the related mortgaged property or portfolio of mortgaged properties, the purchase price may be less than the related appraised value set forth herein.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property

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for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain values other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. Any such values other than “as-is” may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is” value, we cannot assure you that those assumptions are or will be accurate or that any such values other than “as-is” value will be the value of the related mortgaged property at maturity or at the indicated stabilization date or upon completion of the renovations, as applicable. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. See “Description of the Mortgage Pool—Appraised Value”. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsor and Mortgage Loan Seller— MF1 REIT III FR TRS LLC—MF1’s Underwriting Standards and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

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The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most legal entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. See representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

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The organizational documents of a borrower or the direct or indirect general partner or managing member or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans may have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan, or in lieu of one or more reserve funds. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans may permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for

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consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or impair the borrower’s ability to operate the related mortgaged property. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” in this prospectus.

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A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory schemes, including the Bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. It is also possible that, under certain extraordinary circumstances, economic or other sanctions may be imposed upon such entities or any individuals that own interests in such entities. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates or owners. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any of the foregoing issues, even if ultimately settled or resolved, may materially impair distributions to certificateholders. For example, property income may not be available to make debt service payments if borrowers must use property income to pay judgments, legal fees or litigation costs. Similarly, borrowers’ and borrower sponsors’ operations at the related mortgaged properties may be restricted, including the use of property income or borrower sponsor contributions to pay debt service or otherwise support mortgaged property operations. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past,

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whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;
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●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may

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constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment

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premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are subject to master leases, operating leases or another similar structure, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Foreclosure—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
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●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

In addition, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

Risks Associated with Enforcement on Equity Collateral

Certain mortgage loans in the pool are secured by pledges of equity interests in the related borrower in addition to a lien on the related mortgaged property. A foreclosure upon the pledge of a borrower’s equity interest, whether through the arrangement of a public auction, a private sale, strict foreclosure or “deed-in-lieu” may be complex and difficult to effect. Although such equity pledges are intended to provide a distinct remedy under the Uniform Commercial Code (“UCC”), courts in some jurisdictions may scrutinize a collateral structure with both a mortgage and a pledge of equity interests, or the manner of its enforcement (including transfers of control, voting rights, strict foreclosure or UCC sales), as impermissibly “clogging” the borrower’s equity of redemption. Under such circumstances, any litigation could be costly and courts could limit, delay, or recharacterize enforcement of the equity pledge and require the mortgage lender to proceed through traditional mortgage foreclosure with applicable redemption rights.

In addition, the REMIC provisions of the Code generally permit a REMIC to foreclose on the interests in real property that secures a mortgage loan and personal property that is incident to the operation of such real property (“REMIC Permissible REO Property”). A REMIC may foreclose on 100% of the pledged equity collateral of an entity as long as (i) such entity is a limited liability company or limited partnership that is, immediately prior to foreclosure, either a disregarded entity or partnership for U.S. federal income tax purposes (i.e., has not elected to be treated as a corporation) and (ii) the sole assets of such entity constitute REMIC Permissible REO Property as determined for federal income tax purposes. If at the time of any foreclosure the related borrower is treated as a corporation for U.S. federal income tax purposes, and the REMIC is precluded under the relevant tax law from reversing such election, the related REMIC will be limited to foreclosing only on the related mortgaged property and will not be permitted to foreclose on the pledged equity collateral relating to the related borrower.

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Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”).  To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank, was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). On May 1, 2023, the FDIC announced that it entered into a purchase and assumption agreement with JPMorgan Chase Bank, National Association, to assume all of the deposits and substantially all of the assets of First Republic Bank. Other banks have also come under pressure as a result of the failure of SVB, Signature Bank and First Republic Bank and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. Under the related mortgage loan documents, all accounts, including the lockbox accounts, are required to be held at institutions meeting certain financial and ratings requirements. In many cases, Flagstar does not meet the requirements for an eligible institution under the applicable mortgage loan documents. Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade. Such downgrades may trigger the obligation to transfer accounts held at certain institutions if any such downgrades cause them not to meet the requirements of the mortgage loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements. We cannot assure you that the operation of any lockbox accounts at Bridge Bank or Flagstar, or the transfer of those lockbox accounts (or other accounts held at other institutions) to other qualified institutions, if required, will not have an adverse impact on the operational cash flows from the related mortgaged properties or the related borrowers’ ability to meet their respective obligations under the mortgage loan documents during that time.

In addition, in some cases the related mortgage loan documents permit lockbox accounts to be maintained at institutions that do not meet the customary rating requirements under such mortgage loan documents, so long as such institutions meet certain other requirements under the mortgage loan documents related to the lockbox account, such as, without limitation, the requirement to transfer all amounts on deposit in the related lockbox account once every business day.

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

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Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Payment Due Dates; Interest Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties;
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

The interest rate on certain of the mortgage loans may have been reduced significantly as a result of an upfront fee paid to the originator by each of the related borrowers. As a result, the interest rate on those mortgage loans may not reflect the current “market rate” that the originator would have otherwise charged the related borrower based solely on the

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credit and collateral characteristics of the related mortgaged property and structural features of the applicable mortgage loan. See the corresponding description of the underwriting standards for the mortgage loan seller under “Transaction Parties” in this prospectus.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsor, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. Such developments include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example:

●	With respect to any of the underlying mortgage loans secured by mortgaged properties located in New York City, the related borrowers may face fines or retrofitting costs related to compliance with New York City Local Law 97 of 2019 (“Local Law 97”). Local Law 97 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of
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managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. We cannot assure you that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

We cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the

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right pursuant to the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

In the event a ground lessee is a debtor in a bankruptcy proceeding, a leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a sale of the fee interest in leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully

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amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may have a material effect on the cash flow and net income of the related borrower.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low income housing tax credits pursuant to Section 42 of the Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe, and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15 year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10 year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the

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partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

In addition, with respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low income housing tax credits pursuant to other state or local programs, such as New York City Department of Housing Preservation and Development 421-a tax abatements, which provide tax credits and incentives to borrowers for such properties. Such programs have their own requirements and restriction the borrowers must comply with to retain the related tax benefits.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originator, the Sponsor and Their Affiliates May Not Be Aligned With Your Interests

The originator, the sponsor and their affiliates expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsor originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsor will sell the mortgage loans to the depositor on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the sponsor’s exposure to the mortgage loans. The originator made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. The originator may also earn origination fees in connection with the origination of the mortgage loans to be included in the mortgage pool. In certain cases, additional upfront fees may be earned in connection with a reduction of the interest rate of the related mortgage loan, in light of the other credit characteristics of such mortgage loan. This offering of offered certificates will effectively transfer the sponsor’s exposure to the mortgage loans to purchasers of the offered certificates. The originator, the sponsor and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsor and its affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of

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transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originator, the sponsor and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsor and/or its affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsor and its affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originator, the sponsor or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originator, the sponsor and/or its affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originator, the sponsor and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originator, the sponsor and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originator, the sponsor or any of its affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of its affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsor and its affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsor and its affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsor may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by the sponsor, the originator or one of their respective key employees or affiliates, or the sponsor, the originator or one of their respective key employees or affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsor, the originator and their respective key employees or affiliates have

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made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsor, the originator and their respective key employees or affiliates may differ from, and compete with, the interests of the issuing entity.

Further, the originator, sponsor and its affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing,

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any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Further, certain Underwriter Entities and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, providing short-term warehouse financing to one or more affiliates of the sponsor, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing and additional relationships and arrangements that exist among the parties to this securitization, see “Transaction Parties—The Sponsor and Mortgage Loan Seller” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

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Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respects but not necessarily identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, sub-servicer, special servicer or any of their respective affiliates under the servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, sub-servicer, special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party (with respect to “an excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to use reasonable efforts to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class) or if the directing certificateholder is entitled to appoint the excluded special servicer but does not select a replacement special servicer in writing, with a copy to the special servicer, within 30 days of notice of resignation (provided that the conditions required to be satisfied for the appointment of the replacement special servicer to be effective are not required to be completed within such 30 day period but in any event are to be completed within 120 days), the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing

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compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the JPMF1 Multifamily Mortgage Trust 2026-FX1 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities. In addition, in some cases, the master servicer or special servicer or their respective affiliates may be the holder of a mezzanine or subordinate loan related to a mortgage loan in the mortgage pool. Any such interest in a mezzanine or subordinate loan may result in economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. In any such instance, neither the master servicer nor the special servicer will have any obligation to take, refrain from taking or cease taking any action with respect to any existing or future mezzanine or subordinate loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan seller will determine who will service mortgage loans that the mortgage loan seller originates in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

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MF1 REIT III FR Retention Holder LLC (or its affiliate) is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement (other than with respect to any non-serviced mortgage loan, any servicing shift mortgage loan and any excluded loan), and MF1 Loan Services LLC, is expected to act as the special servicer. The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

MF1 Loan Services LLC will be the special servicer under this securitization and is an affiliate of MF1 REIT III FR TRS LLC, the sponsor and the mortgage loan seller, MF1 Capital LLC, the originator, and MF1 REIT III FR Retention Holder LLC, the directing certificateholder and the purchaser of the Horizontal Risk Retention Certificates. In addition, MF1 Loan Services LLC and its affiliates serve in various capacities pursuant to the non-serviced pooling and servicing agreements as described in the chart entitled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool”.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is (or is affiliated with) the mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation parties, mortgaged property owners and their vendors or affiliates of any of those parties. In the normal course of business, Pentalpha Surveillance LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial

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operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may acquire or have interest in or duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for the operating advisor. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation parties, mortgaged property owners and their vendors or affiliates of any of those parties. In the normal course of business, Pentalpha Surveillance LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may acquire or have interests in or duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or

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more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for the asset representations reviewer.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that MF1 REIT III FR Retention Holder LLC (or its affiliate) will be appointed as the initial directing certificateholder (other than with respect to any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan). The special servicer may, at the direction of the directing certificateholder for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan (or, in the case of the servicing shift mortgage loans, at the direction of the related controlling noteholder, prior to the applicable servicing shift securitization date), take actions with respect to the specially serviced loans that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan, non-serviced whole loan and the servicing shift mortgage loan), (ii) the controlling noteholder of any servicing shift whole loan prior to the applicable servicing shift securitization date or (iii) the directing certificateholder (or equivalent entity) under the servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan or the controlling noteholder of a non-serviced whole loan, may direct the special servicer under the pooling and servicing agreement or the special servicer under such servicing agreement or pooling and servicing agreement relating to the securitization transaction governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Non-Serviced Whole Loans” is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the servicing agreement or pooling and servicing agreement, as applicable, under which it is being serviced.

The controlling noteholder or directing certificateholder, as applicable, for each non-serviced whole loan has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the servicing agreement or pooling and servicing

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agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a controlling noteholder of a non-serviced whole loan (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan”.

With respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders will have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holders (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the applicable servicing shift securitization date, the special servicer may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, the special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. After the related servicing shift securitization date, the related servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”.

With respect to each serviced whole loan other than any servicing shift whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan

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holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan other than a servicing shift whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Rights Upon Servicer Termination Event”, the special servicer may be replaced by the directing certificateholder for cause or without cause for so long as a control termination event does not exist and other than in respect of any applicable excluded loans. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity), if any, under a servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder or the holder of the majority of the controlling class), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

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Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class G-RR, Class H-RR and Class J-RR certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsor to perform due diligence on the mortgage loans originally identified by the sponsor for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsor was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsor as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, will constitute the initial directing certificateholder (other than with respect to any excluded loan as to the directing certificateholder). The directing certificateholder will have certain rights to direct and consult with the master servicer and special servicer (other than with respect to any non-serviced mortgage loan and any excluded loan as to the directing certificateholder). In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement and with regard to any servicing shift whole loan following the applicable servicing shift securitization date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and the descriptions of the consultation and control rights of the holders of the companion loan(s) for each of the whole loans under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan”.

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Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Applicable Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder or companion loan holder, as applicable, exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, or if applicable, a non-serviced whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a non-serviced whole loan, the holder of the related controlling note (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan), under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

The special servicer (or a successor special servicer) may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a companion loan holder, a holder of a companion loan security or other certificateholders (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over

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the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties. In many such cases where the borrower under a mortgage loan in this transaction is affiliated with the owner of a competing property, the related mortgage loan documents may contain so-called “anti-poaching” provisions, which are designed to prevent borrowers and their affiliates from steering or directing existing or prospective tenants to the competing property. However, not all mortgage loan documents will contain such provisions and violations of such anti-poaching provisions might not trigger the non-recourse carve-out and may not be easily discovered and/or proven. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

EU SR Rules and UK Securitization Framework

Investors should be aware, and in some cases are required to be aware, of certain restrictions and obligations with regard to securitizations (as defined in the relevant legislation) imposed:

(a)       in the European Economic Area (the “EEA”), pursuant to Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”) and certain related regulatory technical standards, implementing technical standards and official guidance (all as amended and together with the EU Securitization Regulation, the “EU SR Rules”); and

(b)       in the United Kingdom (“UK”), pursuant to the Securitisation Regulations 2024 (SI 2024/102), as amended from time to time, the Securitisation sourcebook of the Handbook of rules and guidance adopted by the UK’s Financial Conduct Authority (as amended, “SECN”) and the Securitisation Part of the Rulebook of published policy of the Prudential Regulation Authority of the Bank of England (as amended, the “PRASR”), together with the relevant provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) (together, the “UK Securitization Framework”).

The EU SR Rules impose certain requirements (the “EU Investor Requirements”) with respect to “institutional investors” (as such term is defined for purposes of the EU SR Rules), being: (a) insurance undertakings and reinsurance undertakings as defined in Directive 2009/138/EC; (b) subject to certain exceptions, institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341, and certain investment managers and authorized entities appointed by such institutions; (c) alternative investment fund managers as defined in Directive 2011/61/EU which manage and/or market alternative investment funds in the EEA; (d) certain internally-managed investment companies authorized in accordance with Directive 2009/65/EC, and management companies as defined in that Directive; and (e) credit institutions and investment firms as defined in Regulation (EU) No 575/2013 (as amended, the “EU CRR”) (and, in addition, the EU CRR makes provision as to the application of the EU Investor Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the EU CRR). Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.

The UK Securitization Framework imposes certain requirements (the “UK Investor Requirements”) with respect to “institutional investors” (as such term is defined for purposes of the UK Securitization Framework), being: (a) insurance undertakings and reinsurance undertakings each as defined in the FSMA; (b) trustees or managers of

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occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and fund managers of such schemes appointed under the Pensions Act 1995 that, in respect of activity undertaken pursuant to such appointment, are authorised for the purposes of the FSMA; (c) AIFMs (as defined in the Alternative Investment Fund Managers Regulations 2013 (as amended, the “AIFM Regulations”)) with permission under Part 4A of FSMA (in respect of managing an AIF, as defined in the AIFM Regulations), which market or manage AIFs in the UK (and additionally, small registered UK AIFMs as defined in the AIFM Regulations); (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; (e) FCA investment firms as defined in Regulation (EU) No 575/2013, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 and as amended (the “UK CRR”); and (f) CRR firms as defined in the UK CRR (and, in addition, the UK CRR makes provision as to the application of the UK Investor Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the UK CRR). Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”.

In this prospectus: (a) the EU Investor Requirements and the UK Investor Requirements are referred to together as the “SR Investor Requirements”; (b) EU Institutional Investors and UK Institutional Investors are referred to together as “SR Institutional Investors”; and (c) a “third country” is (i) under the EU SR Rules, a country other than an EEA member state, or (ii) under the UK Securitization Framework, a country other than the UK. A reference to the “applicable” SR Investor Requirements means, in relation to any SR Institutional Investor, the SR Investor Requirements to which such SR Institutional Investor is subject.

Under the applicable SR Investor Requirements, an SR Institutional Investor is permitted to invest in a securitization (as defined for purposes of the EU SR Rules or the UK Securitization Framework (as applicable)) only if, amongst other things:

(a)	where the originator, sponsor or original lender is established in a third country, such SR Institutional Investor has verified that the originator, sponsor or original lender retains on an ongoing basis (or, for purposes of the UK Investor Requirements applicable to certain types of UK Institutional Investor, continually retains) a material net economic interest of not less than 5% in the securitization determined in accordance with (i) Article 6 of the EU Securitization Regulation (in respect of EU Institutional Investors) or (ii) Article 6 of Chapter 2 and Chapter 4 of the PRASR or chapter 5 of the SECN (in respect of UK Institutional Investors), and in each case the risk retention is disclosed to the SR Institutional Investor in accordance with the EU SR Rules or the UK Securitization Framework (as applicable);
(b)	in the case of an EU Institutional Investor, it has verified that the originator, the sponsor or the securitization special purpose entity (i.e., the issuer) has, where applicable, made available certain information prescribed by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in such Article 7;
(c)	in the case of a UK Institutional Investor, it has verified that the originator, the sponsor or the securitization special purpose entity (i.e., the issuer) has made available sufficient information to enable such UK Institutional Investor to independently assess the risks of holding the securitisation position and has committed to make further information available on an ongoing basis, as appropriate, such information, in each case, including at least the documents
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and information prescribed for such purpose by the UK Investor Requirements to which the UK Institutional Investor is subject and being made available at the times prescribed by such UK Investor Requirements; and

(d)	where the originator or original lender is established in a third country, the SR Institutional Investor has verified (except with regard to trade receivables not originated in the form of a loan) that the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

The applicable SR Investor Requirements further require that an SR Institutional Investor carries out a due diligence assessment which enables it to assess the risks involved prior to investing, including but not limited to the risk characteristics of the individual investment position and the underlying assets and all the structural features of the securitization that can materially impact the performance of the investment. In addition, while holding an exposure to a securitization, an SR Institutional Investor is subject to various monitoring obligations in relation to such exposure, including but not limited to: (a) establishing appropriate written procedures to monitor compliance with the applicable SR Investor Requirements and the performance of the investment and of the underlying assets; (b) performing stress tests on the cash flows and collateral values supporting the underlying assets; (c) ensuring internal reporting in accordance with the applicable SR Investor Requirements; and (d) being able to demonstrate to its regulator, upon request, that it has a comprehensive and thorough understanding of the investment and underlying assets and that it has implemented written policies and procedures for the risk management of its investment and as otherwise required by the EU SR Rules or the UK Securitization Framework (as applicable).

Failure on the part of an SR Institutional Investor to comply with the applicable SR Investor Requirements may result in various penalties, including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the investment in the securitization acquired by the relevant investor. Aspects of the requirements and what is or will be required to demonstrate compliance to national regulators remain unclear.

Prospective investors should make themselves aware of the applicable SR Investor Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.

None of the sponsor, the depositor or the underwriters, or their respective affiliates, or any other person, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU SR Rules or the UK Securitization Framework. In particular, no such person (i) undertakes to take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any applicable SR Investor Requirements, or (ii) assumes any liability whatsoever in connection with any SR Institutional Investor’s non-compliance with the applicable SR Investor Requirements.

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In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring or facilitating compliance by any person with any SR Investor Requirements.

Consequently, the certificates are not a suitable investment for any person that is now or may in the future be an SR Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

Certain reforms have been proposed to the EU SR Rules and the UK Securitization Framework. It is expected that, if such reforms are implemented, they will result in (amongst other things) changes to the EU Investor Requirements and the UK Investor Requirements, respectively. In each case, such changes may be substantive. However, it is not yet known whether, when, or in what terms the relevant reforms will be implemented (or what their implications may be for existing or future securitisations).

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority, and to make their own assessment, regarding the suitability of the certificates for investment, and, in particular, the scope and applicability of the EU SR Rules or the UK Securitization Framework (as applicable) and any equivalent or similar requirements, the implications of any future changes thereto and their compliance (where applicable) with the SR Investor Requirements or any such other requirements.

Recent Developments Concerning the Proposed Japanese Retention Requirements

The Japanese Financial Services Agency the (“JFSA”) recently published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the certificates equal to at least 5% of the exposure of the total underlying assets in the transaction (the “Japanese Retention Requirement”) or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination with respect to the mortgage loans by such investors, the Japanese Retention Requirement as set out in the JRR Rule will apply to an investment by such investors in the certificates. The Japanese investors to which the JRR Rule applies include banks, bank holding companies, credit unions (shinyo kinko), credit cooperatives (shinyo kumiai), labor credit unions (rodo kinko), agricultural credit cooperatives (nogyo kyodo kumiai), ultimate parent companies of large securities companies and certain other financial institutions regulated in Japan (such investors, “Japanese Affected Investors”). Such Japanese Affected Investors may be subject to punitive capital requirements and/or other regulatory penalties with respect to investments in securitizations that fail to comply with the Japanese Retention Requirement.

The JRR Rule became effective on March 31, 2019. At this time, you should understand that there are a number of unresolved questions and no established line of authority, precedent or market practice that provides definitive guidance with respect to the JRR Rule, and no assurances can be made as to the content, impact or interpretation of the JRR Rule. In particular, the basis for the determination of whether an asset is “inappropriately originated” remains unclear, and therefore unless the JFSA provides further specific clarification, it is possible that this transaction may contain assets deemed to be “inappropriately originated” and as a result may not be exempt from the Japanese Retention

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Requirement. The JRR Rule or other similar requirements may deter Japanese Affected Investors from purchasing the certificates, which may limit the liquidity of the certificates and adversely affect the price of the certificates in the secondary market. Whether and to what extent the JFSA may provide further clarification or interpretation as to the JRR Rule is unknown.

Each purchaser or prospective purchaser of certificates is itself responsible for monitoring and assessing any changes to Japanese risk retention laws and regulations, including any delegated or implementing legislation made pursuant to the JRR Rule, and for analyzing its own regulatory position. Each purchaser or prospective purchaser of certificates is advised to consult with its own advisers regarding the suitability of the certificates for investment and the applicability of the JRR Rule and the Japanese Retention Requirement to this transaction. None of the depositor, the issuing entity, the retaining sponsor, the certificate administrator, the trustee, any master servicer, any special servicer, any borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates makes any representation or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any person, including any Japanese Affected Investor, and none of the depositor, the issuing entity, the retaining sponsor, the certificate administrator, the trustee, any master servicer, any special servicer, any borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates intends to take any steps to comply (or facilitate compliance by any person, including any Japanese Affected Investor) with the JRR Rule or makes any representation, warranty or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any person.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
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●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

We make no representation as to the suitability of any criteria established by the nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agencies, nor can we assure you that the criteria established by a nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agency will be followed in all circumstances (including, in each case, with respect to the certificates) or that they will be applied consistently across all securities analyzed by such nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agency. Any change in a rating agency’s criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any securities rated by such rating agency or any other rating agency (including any class of certificates), despite the fact that such securities (or such class) might still be fully performing pursuant to the terms of the related securitization documents. We cannot assure you that any such downgrade, withdrawal or qualification of any rating assigned to any securities (including any class of certificates) will not adversely affect the market value of those certificates whose ratings have not been subject to such downgrade, withdrawal or qualification.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected two of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized

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statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. Finally, other Securities and Exchange Commission enforcement actions, including litigation, against any rating agency or other regulatory issues involving a rating agency could result in a downgrade, withdrawal or qualification of an assigned rating, which could have an adverse impact on the liquidity, market value and regulatory characteristics of the certificates. As a recent example of an enforcement action, on February 16, 2021, the Securities and Exchange Commission filed a civil action against Morningstar Credit Ratings, LLC (“MCR”), a former credit rating agency. The complaint alleges that MCR’s “general description” of its ratings procedures and methodologies in its Form NRSRO registration filed with the Securities and Exchange Commission failed to include specific disclosure relating to adjustments permitted by certain modeling methodology, which adjustments were used by MCR in rating 30 CMBS transactions from 2015 to 2016. The complaint also alleged certain related failures of internal controls. The complaint did not make any allegations about the integrity of any MCR ratings, but it alleged that the adjustments benefited the issuers that paid for those ratings by lowering credit enhancement requirements for the relevant ratings in those transactions. The complaint, filed in federal district court in the Southern District of New York, sought injunctive relief, disgorgement with prejudgment interest, and civil penalties. The civil action was settled on June 7, 2022, without MCR admitting or denying the allegations of the complaint. MCR is not a rating agency. Moreover, no MCR credit ratings remain outstanding for any transactions or obligors. This complaint is an example of continuing regulatory scrutiny of the credit rating industry, which could affect any rating agency or the ratings that it assigns to any certificates.

To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria

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employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade.  Under the terms of the pooling and servicing agreement, the certificate administrator and trustee are required to maintain certain minimum credit ratings, which may be satisfied in certain cases by the master servicer maintaining specified minimum credit ratings or by entering into a supplemental agreement with a third party providing for certain backup advancing functions. In any such case, the trustee could cease to be an eligible trustee. Failure to maintain the ongoing rating requirements or requirements for a supplemental agreement by the master servicer, certificate administrator or trustee may require the certificate administrator and trustee, as applicable, to resign and be replaced with an entity meeting those required ratings.  See “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. If the certificate administrator and/or trustee were required to resign due to a credit rating downgrade or otherwise, we cannot assure you that an appropriate replacement could be identified or that a replacement would agree to the appointment or would be appointed within the time periods required in the pooling and servicing agreement.  In addition, accounts established and maintained under the pooling and servicing agreement by the master servicer, the special servicer, the certificate administrator or any institution designated by those parties on behalf of the parties to the pooling and servicing agreement, including, in certain circumstances, borrower reserve accounts, are required to be held at institutions meeting certain eligibility criteria, including minimum long term and/or short term credit ratings depending on the time period funds will be held in those accounts. If an institution holding accounts established and maintained under the pooling and servicing agreement were downgraded below the applicable eligibility criteria and a rating agency confirmation was not delivered, those accounts may be required to be transferred to an institution satisfying the applicable eligibility criteria.  Any downgrade or required replacement of the certificate administrator and/or trustee or required transfer of accounts may negatively impact the servicing and administration of the mortgage loans and may also adversely impact the performance, ratings, liquidity and/or value of your certificates.

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Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, curing a cash management trigger, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.
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The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of credit for commercial real estate;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment at maturity typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

Furthermore, yield maintenance charges and prepayment premiums will only be allocated to certain classes of certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”, and each class may receive a different allocation of such amounts than other classes. In particular,

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the formulas for calculating the entitlements of the classes of Exchangeable IO Certificates to such amounts are different from the formulas for calculating the entitlements of the Class X-A certificates to such amounts.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if the sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreement” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates or trust component, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates or trust components.

Interest-Only Class of Certificates	Underlying Classes of Certificates or Trust Components
Class X-A	Class A-2 and Class A-3 trust components
Class A-2-X1	Class A-2-1 certificates
Class A-2-X2	Class A-2-2 certificates
Class A-3-X1	Class A-3-1 certificates
Class A-3-X2	Class A-3-2 certificates
Class A-S-X1	Class A-S-1 certificates
Class A-S-X2	Class A-S-2 certificates
Class B-X1	Class B-1 certificates
Class B-X2	Class B-2 certificates
Class C-X1	Class C-1 certificates
Class C-X2	Class C-2 certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the certificates with notional amounts. Investors in any such certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

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Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the certificates exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of one or more classes of certificates (other than the Class R Certificates) as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates (other than the Class R Certificates) on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent of the portion of losses that are realized on the mortgage loans and allocated to the certificates (other than the Class R certificates), first the Class J-RR certificates, then the Class H-RR certificates, then the Class G-RR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C trust component, then the Class B trust component, then the Class A-S trust component and, then, pro rata, the Class A-2 and Class A-3 trust components, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class or trust component. Any portion of such amount applied to the Class A-2, Class A-3, Class A-S, Class B or Class C trust components will reduce the certificate balance or notional amount of each class of certificates in the related group of Exchangeable Certificates by an amount equal to the

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product of (x) its certificate balance or notional amount, divided by the certificate balance of such trust component prior to the applicable reduction, and (y) the amount applied to such trust component. A reduction in the certificate balance of the Class A-2 or Class A-3 trust components will result in a corresponding reduction in the notional amount of the Class X-A certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of the Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates to receive payments of principal and interest in respect of the certificates and otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S Exchangeable Certificates, Class B Exchangeable Certificates or Class C Exchangeable Certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocable to the certificates will generally be subordinated to those of the holders of the Class X-A, Class X-D, Class X-F and Class X-S certificates, Class A-2 Exchangeable Certificates and Class A-3 Exchangeable Certificates, and, if your certificates are Class B Exchangeable Certificates or Class C Exchangeable Certificates, to those of the holders of the Class A-S Exchangeable Certificates and, if your certificates are Class C Exchangeable Certificates, to those of the holders of the Class B Exchangeable Certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than the mortgage loans that will be serviced under a separate servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With

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respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of any directing certificateholder appointed under such servicing agreement or pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, the mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class R certificates will not have any voting rights.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loan and, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, will have limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan or a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to servicing shift mortgage loans, with respect to which the holder of the related controlling companion loan prior to the applicable servicing shift securitization date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), the directing certificateholder will lose the consent rights and the right to replace the special servicer, but will retain consultation rights and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the

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application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than any servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to the non-serviced mortgage loans, the special servicer under the servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the controlling note holder (or the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note) for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loans that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan and, therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the special servicer if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the controlling noteholder (or the directing certificateholder (or the equivalent) of the related securitization trust) will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or servicing agreement or the terms of the related mortgage loan documents, it is possible that the controlling noteholder or the directing certificateholder (or the equivalent), if any, under such pooling and servicing agreement or servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the controlling companion loan holder with respect to any servicing shift whole loan, the controlling noteholder with respect to any non-serviced whole loan and the directing certificateholder (or the equivalent) under the servicing agreement or

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pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)                  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)               may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling noteholder may act solely in its own best interest;

(iii)             does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling noteholder does not have any duties to any other person;

(iv)             may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or the related controlling noteholder over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift mortgage loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)                will have no liability whatsoever (other than, with respect to the directing certificateholder, to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (or the equivalent) under the servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, the controlling noteholder, or the controlling companion loan holder of any servicing shift whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if (i) the certificate balances of the classes of horizontal risk retention certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) are 25% or less of the initial certificate balances of such classes in the aggregate or (ii) a control termination event has occurred and is continuing (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than a servicing shift whole loan), for the benefit of any holder of a

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related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the master servicer or the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor, if any, appointed under the related servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such servicing agreement or pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement relating to this transaction, including, for example, variations in the duties of the operating advisor that may result if the related securitization is not satisfying its risk retention requirements through retention by a “third-party purchaser”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—General”. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced whole loan or any related REO Property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loan or any servicing shift whole loan as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor's recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

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The certificateholders will generally have no right to replace and terminate the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent), or with respect to any servicing shift whole loan, the holders of the controlling notes related to such whole loans, and the certificateholders of the securitization trust related to such other servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan), will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of

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default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent), if any, of the related securitization trust holding (or any other party holding) the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust or other party holding the controlling note may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent), if any, of such securitization trust or any other party holding the controlling note for a non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or, with respect to a servicing shift whole loan prior to the related servicing shift securitization date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;
●	may act solely in its own interests, without regard to your interests;
●	do not have any duties to any other person, including the holders of any class of certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.
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Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the interest rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage

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loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsor May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

The sponsor is the sole warranting party in respect of the mortgage loans sold by the sponsor to us. Neither we nor any of our affiliates is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of the sponsor or any document defect, if the sponsor defaults on its obligation to do so. However, Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P. will guarantee the performance of the MF1 REIT III FR TRS LLC’s obligations to repurchase or replace defective mortgage loans. We cannot assure you that the sponsor will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsor, Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P. may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

The sponsor, Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P. have only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that the sponsor, Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P. have or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreement”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal, subject to a floor of 2.0% per annum, compounded annually, as described in this prospectus. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including

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delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsor, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency, conservatorship or receivership of the sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsor to the depositor in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) from its repudiation powers for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

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In the case of the sponsor and the depositor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor and by the depositor to the issuing entity would generally be respected as a sale in the event of a bankruptcy or insolvency of such sponsor or the depositor, as applicable. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy or bank insolvency cases. In this regard, legal opinions on bankruptcy law and bank insolvency matters unavoidably have inherent limitations primarily because of the pervasive equity powers of the bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy or bank insolvency process. As a result, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. If such party’s challenge is successful, payments on the offered certificates would be reduced or delayed. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a New York common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to the sponsor. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such

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appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

The issuing entity relies on the ability of the master servicer, any sub-servicer, the special servicer, the trustee, the certificate administrator and the custodian to perform their respective duties under the Pooling and Servicing Agreement or any related sub-servicing agreement. Any economic downturn or recession may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the PSA or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Accordingly, this may adversely affect the performance of the underlying mortgage loans or the performance of the certificates. Any economic downturn or recession may similarly adversely affect the ability of the trustee, the certificate administrator and the custodian to perform their respective duties, including the duty of the trustee to make P&I Advances in the event that the master servicer fails to make such advances and the duties of the certificate administrator relating to securities administration.

Any of the above-described factors may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made

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whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of applicable Treasury regulations. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

The Internal Revenue Service (“IRS”) has issued guidance easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the underlying mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a Mortgage Loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the Pooling and Servicing Agreement, any such modification may impact the timing of payments and ultimate recovery on the underlying mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”) that modify the tax restrictions imposed on a servicer’s ability to modify the terms of the underlying mortgage loans held by a REMIC relating to changes in the collateral, credit enhancement and recourse features. The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the underlying mortgage loan is not “principally secured by real property,” that is, has a real property loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such underlying mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two years after the startup day of the REMIC, all in accordance with the REMIC provisions of the Code. Revenue Procedure 2010-30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction” even if the underlying mortgage loan after the transaction might not otherwise be treated as principally

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secured by a lien on real property. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the underlying mortgage loan would not have a real property loan-to-value ratio of 125% or less (calculated as described above). This could impact the timing of payments and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the Code. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 165 of the Code.

State and Local Taxes Could Adversely Impact Your Investment

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations,” potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the Mortgaged Properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

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If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of Certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

General Risks

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have from time to time experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Furthermore, consumer and producer prices in the United States have experienced steep increases and may continue to do so as a result of recently imposed tariffs. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance, and provide a borrower with less incentive to cure delinquencies and avoid foreclosure. The

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foregoing may have a material adverse impact on the amounts available to make payments on the mortgage loans, and consequently, the certificates.

The United States has imposed tariffs on certain imports from certain foreign countries in the last few years and may in the future impose additional tariffs or increase tariffs on imports from foreign countries. The current administration has recently been announcing and implementing new tariffs, some of which have gone into effect and others have been on hold temporarily, and other countries have been implementing new tariffs in response. The imposition of these tariffs or any additional future tariffs could have the effect of, among other things, raising prices to consumers and potentially eliciting reciprocal tariffs, which could slow the global economy, and the removal of tariffs may or may not yield the intended results.

The current presidential administration has instituted a broad review of federal spending, including freezing of previously promised funds. The federal government may be a tenant at one or more mortgaged properties, and we cannot assure you that they will remain in occupancy or pay scheduled rent. Additionally, certain tenants may receive income from the federal government, including in the form of grants or as reimbursement for services such as medical care under Medicare, and such funds may no longer be available. Furthermore, a widespread reduction in federal spending could have an adverse effect on the economy as a whole.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, pandemics, civil unrest and/or protests, natural disasters and man-made disasters, including without limitation, the invasion of Ukraine by Russia and the economic sanctions triggered thereby, may have an adverse effect on the mortgaged properties and/or your certificates; and
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsor, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts

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of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The offered certificates are a new issue of securities with no established trading market and we cannot assure you that a secondary market for the offered certificates will develop. The underwriters are under no obligation to make a market in the offered certificates and may discontinue any market making activities at any time without notice. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in regulatory requirements applicable to marketing, holding and selling of, or issuing quotations with respect to, asset-backed securities generally. If a secondary market does develop, we cannot assure you that it will provide holders of the offered certificates with liquidity of investment or that it will continue for the life of the offered certificates. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and
●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain,

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regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.
●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Subject to certain exceptions, banking entities were required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in
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the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).
●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the mortgage loan or sell the related mortgaged property on the related maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the related mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor or the third-party purchaser will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor or the third-party purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

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Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of seventeen (17) fixed-rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) secured by multifamily properties with an aggregate principal balance as of the Cut-off Date of $734,215,000 (the “Initial Pool Balance”). The “Cut-off Date” means the respective payment due dates for such Mortgage Loans in June 2026 (or, in the case of any Mortgage Loan that has its first payment due date after June 2026, the date that would have been its payment due date in June 2026 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

One (1) Mortgage Loan (9.7%) is part of a larger whole loan that is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”). The Pari Passu Companion Loans are also referred to as the “Companion Loans” in this prospectus, and each Mortgage Loan and the related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan seller and its affiliates, or originated by others and acquired by the mortgage loan seller specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

All of the Mortgage Loans were originated by the originator and will be acquired by the sponsor on or prior to the Closing Date, and the sponsor will sell the Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”). In addition, The Lightwell, Addison Ridge Phases I & II, Flintstone Chicago MHC Portfolio, The Beverly, Friedman Family Portfolio, Crosby Hill Apartments, The HIGHLAND, Princeton Gardens, The Exchange on Franklin, The Boulevard at Tallahassee, Ibex Park and MetroVue at Journal Square Mortgage Loans (collectively, 79.4%) are additionally secured by a pledge by the equity owner of the related borrower or the sole member of the sole member of the related borrower, as applicable, of its membership interests in the related borrower.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsor, the mortgage loan seller or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage

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Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on June 10, 2026 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by the sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, The Lightwell Mortgage Loan or The Lightwell Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, The Lightwell Companion Loan); when that occurs, we are referring to the Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, The Lightwell Mortgaged Property); when that occurs, we are referring to the Mortgaged Property identified by that name on Annex A-1 to this prospectus.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the meanings set forth below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties are dated within 12 months of the Cut-off Date. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties.

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“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity, Annual Debt Service means the aggregate interest payments scheduled to be due on the Payment Due Date following the Cut-off Date and the 11 Payment Due Dates thereafter for such Mortgage Loan; and
●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state values other than “as-is” as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property or may state only an “as-is” value, that may be based on certain assumptions relating to certain reserves collected by the related lender and the timely completion of work associated with those reserves. In most such cases, the related appraisals take into account the reserves that the mortgage loan seller has taken to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is” for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. In certain other cases, the Appraised Value includes property that does not qualify as real property. For more information, see the definition of “LTV Ratio” and the related table and discussion below. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A-1 is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth in the table below:

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With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.
●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of certain property types, parking income, telephone income, food and beverage income, laundry income and other income)), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

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The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan seller or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

The “Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the Appraised Value.

The LTV Ratio as of the related maturity date set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date, assuming all principal payments required to be made on or prior to the related maturity date (not including the Maturity Date Balloon Payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at Maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratios with respect to such Mortgage Loan were calculated including any related Companion Loan(s).

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual Cut-off Date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or

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Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, the related Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Net Cash Flow Debt Service Coverage Ratio”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, were calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, and the Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans was calculated based on the sum of the first 12 interest payments following the Cut-off Date.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan.

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“Loan-to-Value Ratio at Maturity”, “LTV Ratio at Maturity” and “Balloon LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a Mortgage Loan scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s).

“Maturity Date Balloon Payment” or “Balloon Payment” means, for any balloon Mortgage Loan, the payment of principal due upon its stated maturity date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period, the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,
●	capital expenditures, and
●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy As Of Date” means the date of determination of the Underwritten Economic Occupancy of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves or performance escrows following failure to satisfy release conditions to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance

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charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.
●	“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.
●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.
●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date.

“Square Feet”, “SF” or “Sq. Ft.” means the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Economic Occupancy” means in the case of multifamily rental properties, the percentage of rental units that are rented (generally without regard to the length of the lease or rental period) as of the date of determination. In the case of some of the Mortgage Loans, the calculation of Underwritten Economic Occupancy for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the mortgage

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loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of the mortgage loan seller as described under the definition of “Underwritten Net Operating Income” below.

“Underwritten Net Cash Flow”, “Underwritten NCF”, “U/W Net Cash Flow” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily and manufactured housing community properties, the mortgage loan seller generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. Furthermore, the Underwritten Net Cash Flow for certain Mortgaged Properties

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reflects the estimated benefits of any applicable real estate tax exemptions or abatements. See “—Real Estate and Other Tax Considerations” below.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue; (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are (a) generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero) and (b) in the case of manufactured housing properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal

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or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular mortgage loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

“Underwritten Net Operating Income”, “Underwritten NOI”, “U/W Net Operating Income” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the related Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratios

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for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant), subject to the assumptions and subjective judgments of the mortgage loan seller as described under the definition of “Underwritten Net Cash Flow” above.

“Units”, “Pads” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily housing property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a manufactured housing property, the number of pads for manufactured homes and (c) in the case of certain Mortgaged Properties operated as student housing, the number of beds.

“Weighted Average Interest Rate” means the weighted average of the Interest Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan and any related Pari Passu Companion Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

A Mortgage Loan’s Mortgage Rate may be lower than the interest rate initially proposed to the related borrower at the loan application stage. Such interest rate may have been reduced in connection with the payment of an upfront fee from the borrower to the originator, in light of the other credit characteristics of the Mortgage Loan. See Annex A-3 for certain information regarding each of the 15 largest Mortgage Loans that was considered in connection with its origination, as well as the descriptions of the underwriting standards for the mortgage loan seller under “Transaction Parties—The Sponsor and Mortgage Loan Seller”.

References to “weighted averages” of the Mortgage Loans or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings.
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If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$734,215,000
Number of Mortgage Loans	17
Number of Mortgaged Properties	24
Range of Cut-off Date Balances	$21,300,000 to $71,000,000
Average Cut-off Date Balance per Mortgage Loan	$43,189,118
Range of Interest Rates	5.33100% to 6.44700%
Weighted average Interest Rate	5.76726%
Range of original terms to maturity	60 months to 60 months
Weighted average original term to maturity	60 months
Range of remaining terms to maturity	44 months to 60 months
Weighted average remaining term to maturity	55 months
Range of Cut-off Date LTV Ratios(2)(3)	54.4% to 74.9%
Weighted average Cut-off Date LTV Ratio(2)(3)	67.7%
Range of LTV Ratios at Maturity(2)(3)	54.4% to 74.9%
Weighted average LTV Ratio at Maturity (2)(3)	67.7%
Range of U/W NCF DSCRs(3)(4)	1.20x to 1.73x
Weighted average U/W NCF DSCR(3)(4)	1.37x
Range of U/W NOI Debt Yields(3)	7.3% to 10.6%
Weighted average U/W NOI Debt Yield(3)	8.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	100%

(1)	Subject to a variance of plus or minus 5%.
(2)	LTV Ratios (such as, for example, the Cut-off Date LTV Ratios and LTV Ratios at Maturity) with respect to the Mortgage Loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain Mortgage Loans, the related LTV Ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. Such Mortgage Loans are identified under the definitions of “Appraised Value” and/or “LTV Ratio” set forth under “Description of the Mortgage Pool—Definitions”. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.
(3)	In the case of Mortgage Loans that have one or more Pari Passu Companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related Pari Passu Companion Loan(s).
(4)	Debt Service Coverage Ratios (such as, for example, U/W NCF DSCRs or U/W NOI DSCRs) are calculated based on “Annual Debt Service”, as defined under “Description of the Mortgage Pool—Definitions”.
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The issuing entity will include three (3) Mortgage Loans (20.2%) that represent the obligations of multiple borrowers (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type and sub-type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Multifamily	24	$734,215,000	100.0%
Garden	11	351,215,000	47.8
Mid Rise	5	171,500,000	23.4
High Rise	2	74,500,000	10.1
Manufactured Housing	4	60,000,000	8.2
Low Rise	1	40,000,000	5.4
Student Housing	1	37,000,000	5.0
Total	24	$734,215,000	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Multifamily Properties

In the case of the multifamily properties set forth in the above chart, we note the following:

●	With respect to The Lightwell Mortgage Loan (9.7%), the affordable units at the related Mortgaged Property are subject to New York City rent stabilization laws, which require that rents remain stabilized on such units until the tenants in occupancy at the expiration of the 421-a Program in place at the related Mortgaged Property vacate the related Mortgaged Property. See “—Real Estate and Other Tax Considerations”.
●	With respect to The Lightwell Mortgage Loan (9.7%), the related Mortgaged Property includes (i) a parking garage that accounts for approximately 1.4% of the underwritten effective gross income and (ii) 11,000 square feet of ground floor commercial space which is currently vacant and does not contribute to the underwritten effective gross income.
●	With respect to the Addison Ridge Phases I & III Mortgage Loan (9.1%), the related Mortgaged Property is located near the Fort Bragg military base and approximately 40% of the units at the related Mortgaged Property are leased to active-duty military personnel.
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●	With respect to the Flintstone Chicago MHC Portfolio Mortgage Loan (8.2%), the related Mortgaged Property is a manufactured housing portfolio that contains 631 pad sites across four properties. Approximately 6 pads contain property-owned homes and the related Mortgage Loan documents restrict the number of property-owned homes to no more than 20 pads (approximately 3.2% of the total pad count). See “Risk Factors—Manufactured Housing Properties Have Special Risks”.
●	With respect to the Crosby Hill Apartments Mortgage Loan (6.1%), 10 furnished residential units at the related Mortgaged Property are leased pursuant to a master lease between the related borrower, as landlord, and the guarantors for the Mortgage Loan, as the tenants. The master lease covers the residential units that were previously demised under certain separate residential leases with CORT Business Services Corporation. Rent under the master lease is $20,600 per month, subject to dollar-for-dollar reductions equal to (i) rent actually paid by CORT Business Services Corporation under the applicable leases and (ii) base rent paid by replacement tenants under qualified leases. The master lease will terminate upon the earliest to occur of (i) the date that CORT Business Services Corporation enters into leases for each of the 10 applicable units for a minimum term of six months with an aggregate base rent of at least $20,600 per month and (ii) the date upon which the monthly base rent under the master leased units is greater than or equal to $365,000 for two consecutive months. The lender’s underwritten cash flow only considers actual in-place leases and gives no credit to the master lease.
●	With respect to The Exchange on Franklin Mortgage Loan (5.4%), the related Mortgaged Property is subject to a 30-year deed restriction that requires 51 of the 168 units at the related Mortgaged Property to be designated as affordable housing pursuant to the New Jersey affordable housing guidelines. Specifically, (i) seven units at the related Mortgaged Property are required to be rented to households whose income is equal to 30% of the area median income (“AMI”), (ii) 19 units are required to be rented to households whose income is equal to 50% of the AMI and (iii) 25 units are required to be rented to households whose income is equal to 80% of the AMI. Annual rent increases are tied to regional income levels published by the New Jersey Housing and Mortgage Finance Agency.
●	With respect to the MetroVue at Journal Square Mortgage Loan (4.0%), the related Mortgaged Property contains 18 affordable housing units, four of which are required pursuant to a deed restriction from the New Jersey Council on Affordable Housing, which requires that such units are rented to households whose income is between 80% and 120% of the AMI for the life of the property.
●	With respect to the Pillars at Great Bridge Mortgage Loan (3.7%), in connection with the zoning approval process during development of the related Mortgaged Property, the borrower entered into a Declaration of Restrictive Covenants, dated June 1, 2008, pursuant to which the related Mortgaged Property was required to designate 39 units as affordable housing, which are required to be rented to households whose income is no greater than 50% of the AMI. The affordability restrictions remain in effect for the duration of the “qualified project period”, which expires on the latest of: (i) 15 years after the date on which at least 50% of the units were first occupied; (ii) the date on which no tax-exempt private activity bonds with respect to the related Mortgaged Property remain outstanding; or (iii) the date on which any Section 8 assistance with respect to the related Mortgaged Property terminates.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. See also representation and warranty no. 8 in Annex D-1 and the exceptions

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thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Significant Obligors

There are no significant obligors related to the issuing entity.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per SF/Unit/ Bed(1)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
The Lightwell	$ 71,000,000	9.7%	$784,403.67	1.37x	65.1%	Multifamily
Addison Ridge Phases I and III	$ 67,000,000	9.1%	$159,144.89	1.36x	66.4%	Multifamily
Flintstone Chicago MHC Portfolio	$ 60,000,000	8.2%	$95,087.16	1.25x	67.7%	Multifamily
The Beverly	$ 59,400,000	8.1%	$233,858.27	1.33x	73.6%	Multifamily
Friedman Family Portfolio	$ 57,500,000	7.8%	$328,571.43	1.24x	68.9%	Multifamily
Crosby Hill Apartments	$ 45,000,000	6.1%	$221,674.88	1.42x	69.0%	Multifamily
The HIGHLAND	$ 43,000,000	5.9%	$311,594.20	1.25x	70.1%	Multifamily
Princeton Gardens	$ 41,250,000	5.6%	$257,812.50	1.34x	69.6%	Multifamily
The Exchange on Franklin	$ 40,000,000	5.4%	$238,095.24	1.33x	67.6%	Multifamily
The Boulevard at Tallahassee	$ 37,000,000	5.0%	$40,043.29	1.51x	61.7%	Multifamily
Coventry Green Apartments	$ 36,300,000	4.9%	$168,055.56	1.38x	73.9%	Multifamily
Sherwood Acres	$ 33,500,000	4.6%	$55,463.58	1.67x	74.9%	Multifamily
St. Germaine	$ 33,000,000	4.5%	$59,782.61	1.73x	55.7%	Multifamily
Ibex Park	$ 32,500,000	4.4%	$135,416.67	1.28x	71.0%	Multifamily
MetroVue at Journal Square	$ 29,500,000	4.0%	$237,903.23	1.28x	54.4%	Multifamily
Top 3 Total/Weighted Average	$ 198,000,000	27.0%		1.33x	66.3%
Top 5 Total/Weighted Average	$ 314,900,000	42.9%		1.31x	68.2%
Top 15 Total/Weighted Average	$ 685,950,000	93.4%		1.37x	67.6%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per SF/Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate.

For more information regarding the Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.7% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Loans set forth in the table below entitled “Multi-Property Mortgage Loans” (18.9%) are secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified

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percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Flintstone Chicago MHC Portfolio	$ 60,000,000	8.2%
Friedman Family Portfolio	57,500,000	7.8
The Huntley Portfolio	21,300,000	2.9
Total	$ 138,800,000	18.9%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels, buildings or units that may not be contiguous or may be owned by separate borrowers or a portfolio of Mortgaged Properties may be comprised of Mortgaged Properties owned by separate borrowers.

One (1) group of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans” (9.1%) is not cross-collateralized but has borrower sponsors related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

The following table shows each group of Mortgage Loans that are not cross-collateralized but have borrowers that are related to each other.

Related Borrower Loans(1)

Mortgage Loan / Mortgaged Property Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Sherwood Acres	1	$33,500,000	4.6%
St. Germaine	1	33,000,000	4.5
Total	2	$66,500,000	9.1%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

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Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New Jersey	4	$ 153,750,000	20.9%
New York	2	$ 107,300,000	14.6%
North Carolina	1	$ 67,000,000	9.1%
Louisiana	2	$ 66,500,000	9.1%
Illinois	4	$ 60,000,000	8.2%
California	1	$ 59,400,000	8.1%
Pennsylvania	3	$ 57,500,000	7.8%
Delaware	1	$ 45,000,000	6.1%
Florida	1	$ 37,000,000	5.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout three (3) other states with no more than 4.4% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Two (2) Mortgaged Properties (13.1%) located in California and Florida among others, are more susceptible to wildfires than properties in other parts of the country.
●	One (1) Mortgaged Property (8.1%) is located in an area that is considered a high earthquake risk (seismic zones 3 or 4), and a seismic report was prepared with respect to such Mortgaged Property, and based on that report, no Mortgaged Property has a seismic expected loss greater than 10%.
●	Two (2) Mortgaged Properties (9.5%) are located within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean south of Maryland, and are therefore more susceptible to hurricanes. See representation and warranty no. 18 and 26 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

Mortgaged Properties with Limited Prior Operating History

Two (2) of the Mortgaged Properties (6.9%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has either no prior operating history or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple net leases with the related tenant where

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the related borrower did not provide the mortgage loan seller with historical financial information for the related Mortgaged Property.

See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

With respect to each of the Flintstone Chicago MHC Portfolio, The Beverly, Sherwood Acres and St. Germaine Mortgage Loans (collectively, 25.3%), 20 or more individuals and entities have direct or indirect ownership interests in the related borrower.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	24	$ 734,215,000	100.0%
Total	24	$ 734,215,000	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus.
(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general except as noted in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated. See Annex A-3 for more information on the Mortgaged Properties secured by ground leases relating to the largest 15 Mortgage Loans.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

As regards ground leases, see representation No. 36 on Annex D-1 and the exceptions thereto on Annex D-2.

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Environmental Considerations

An environmental report was prepared for each Mortgaged Property no more than seventeen (17) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to The Lightwell Mortgage Loan (9.7%), the related ESA identified a controlled recognized environmental condition (“CREC”) related to historical uses, regulatory listings, and the presence of engineering and institutional controls. Based on a review of previous investigations, the related Mortgaged Property appears to have been occupied by a manufactured gas plant holder station from the late 1800s (circa 1867) through 1935 with two natural gas holders located within the boundaries of the related Mortgaged Property. The gas holders, which were located along Front Street and York Street were removed between 1935 and 1938. Volatile organic compounds (“VOCs”), semi-volatile organic compounds (“SVOCs”), metals and cyanide were identified in on-site soils and groundwater exceeding regulatory levels. Remedial activities included the removal of impacted soils from the footprints of the former gas holder, perched water from the footprint of the former gas holder located along York Street, and SVOC-impacted soils from outside the footprints of the former gas holders. Over 21,102 tons of impacted soil was removed from the related Mortgaged Property, with confirmatory post-excavation sampling indicating levels of metals, VOCs and SVOCs remaining above regulatory standards in the vicinity of the former gas holder located along Front Street. A vapor barrier was then installed beneath the existing building foundation. A sub-level parking garage was also developed as part of the building construction that acts as a buffer between subsurface soils and the residential areas of the building. Additionally, the related Mortgaged Property is subject to an environmental covenant that prohibits well installation and groundwater withdrawal at the related Mortgaged Property without the prior written approval of the Department of Natural Resources and Environmental Control. Because elevated levels of soil contamination remained following excavation activities, a site management plan (“SMP”) was established to maintain established institutional and engineering controls. The environmental consultant concluded that the historical on-site uses, and presence of engineering and institutional controls represent a CREC. The environmental consultant recommended that the SMP continue to be followed to maintain institutional and engineering controls.
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●	With respect to The Beverly Mortgage Loan (8.1%), the related ESA identified a CREC due to the related Mortgaged Property's location within the Newmark Groundwater Contamination Superfund site, an approximately eight-square-mile area of groundwater contamination in San Bernardino, California. Contamination originated from Camp Ono, a former United States Army camp, with contributing contamination from the Cajon Landfill, formerly operated by San Bernardino County from 1963 until 1980. Contaminants of concern include volatile organic compounds VOCs and chlorinated solvents, primarily tetrachloroethylene (“PCE”) and trichloroethylene (“TCE”). The site has been designated as a National Priorities List (“NPL”) site and has been under the oversight of the United States Environmental Protection Agency (“EPA”) for over 30 years, during which numerous sampling events, mitigation efforts, and monitoring periods have been conducted, and three groundwater treatment plants have been constructed within the NPL area. Operation and maintenance activities within the NPL area are ongoing and groundwater use restrictions are in place. The EPA's September 2023 five-year report for the Newmark Groundwater Contamination Superfund site indicated that the extraction and treatment plants are operating as intended and that institutional controls are in place preventing exposure to contaminated groundwater. The environmental consultant concluded that, based on the known groundwater contamination plume, the ongoing mitigation efforts, the restrictions on groundwater use, and the oversight by the EPA, the related Mortgaged Property's location within the Newmark Groundwater Contamination NPL site constitutes a CREC. The environmental consultant recommended no further action other than continued adherence to any institutional controls established by the EPA.
●	With respect to the Crosby Hill Apartments Mortgage Loan (6.1%), the related ESA identified a CREC related to historical uses, regulatory listings, and the presence of engineering and institutional controls at the related Mortgaged Property. The related Mortgaged Property had various historical uses including residences, stores, social clubs, laundry/dry cleaner facilities, horse stables, manufacturing facilities and parking from at least 1884 through the late 1960s. Impacts from historic operations were identified during redevelopment activities for the related Mortgaged Property and as a result, the related Mortgaged Property was entered into the Delaware Voluntary Cleanup Program. Regulatory closure was achieved via an environmental covenant, long-term stewardship plan, and the installation of a vapor barrier. Indoor air sampling has indicated that remedial actions have been effective in preventing an exposure risk from residual contaminants to the occupants of the related Mortgaged Property. The environmental consultant concluded that the historical on-site uses and the presence of engineering and institutional controls at the related Mortgaged Property represent a CREC. The environmental consultant recommended that the environmental covenant and long-term stewardship plan continue to be followed to maintain the established institutional and engineering controls.
●	With respect to The HIGHLAND Mortgage Loan (5.9%), the related ESA identified a REC due to the related Mortgaged Property's location within the Orange Valley Regional Ground Water (“OVRG”) contamination study area, a designated NPL study area encompassing over 1,000 acres in the City of Orange, New Jersey. Three municipal supply wells of the City of Orange water system have been contaminated with VOCs, primarily PCE and TCE, since June 1985 or earlier. The extent of the VOC-contaminated groundwater and the location of the source or sources of the VOC contamination impacting the three wells remain unknown. A historical review of the related Mortgaged Property conducted as part of the assessment did not identify any historical use of the related Mortgaged Property indicative of past hazardous
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chemical use. The environmental consultant concluded that the related Mortgaged Property is not considered a potential source for the identified groundwater release and is therefore not liable for the assessment or remediation of the identified groundwater impacts, however the location of the related Mortgaged Property within the designated OVRG NPL study area constitutes a REC.

●	With respect to The Boulevard at Tallahassee Mortgage Loan (5.0%), the related ESA identified radon levels exceeding the recommended action level of 4.0 pCi/L in three units at the related Mortgaged Property. The environmental consultant recommended retesting in the three units with elevated radon levels. In accordance with the related Mortgage Loan documents, the related borrower was required to and did provide results of radon testing at the related Mortgaged Property within 30 days of origination. Such results identified two units with elevated radon levels. The related borrower is in the process of retesting such unit.
●	With respect to the Coventry Green Apartments Mortgage Loan (4.9%), the related ESA identified that the related Mortgaged Property is located within a radon zone where the average predicted radon levels are greater than 4.0 pCi/L. The related Mortgage Loan documents are structured with a $17,600 radon reserve and require the related borrower to provide results of radon testing at the related Mortgaged Property within 30 days of origination. Such radon test results were provided and showed one unit at the related Mortgaged Property with a radon level of 4.1 pCi/L. All other units tested below the level of concern.
●	With respect to The Huntley Portfolio (2.9%), the related ESA identified radon levels exceeding the recommended action level of 4.0 pCi/L in one unit at the related Mortgaged Property. The environmental consultant recommended retesting in the unit with elevated radon levels as well as testing in three adjacent units. The related Mortgage Loan documents require the related borrower to provide results of radon testing at the related Mortgaged Property within 90 days of origination.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion. Below are descriptions of certain of such Mortgaged Properties:

●	With respect The Beverly Mortgage Loan (8.1%), the Mortgage Loan documents provide that the related borrower sponsor may request permission to construct 12 accessory dwelling units (“ADUs”), which are detached structures that create additional rentable residential space on a single lot, at the related Mortgaged Property. While further construction of ADUs is not expressly permitted under the Mortgage Loan documents, the Mortgage Loan documents provide that the lender may, in its sole discretion, permit the construction of six additional ADUs following construction of the initial 12 ADUs. Any ADUs will be collateral for the related Mortgage Loan and will be rented to tenants like any other units.
●	With respect to the Princeton Gardens Mortgage Loan (5.6%), the related borrower sponsor plans to renovate units as units turnover At origination, 92 unrenovated units remained. Historically, the related borrower sponsor has spent approximately $24,740 per unit on these renovations. The related Mortgage Loan documents do not require the related borrower sponsor to perform or complete such renovations, and no reserves were established to fund such renovations.
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●	With respect to the Coventry Green Apartments Mortgage Loan (4.9%), the related borrower sponsor budgeted up to approximately $7.9 million in capital expenditures toward interior and exterior renovations. To the extent the related borrower sponsor commences any portion of the capital expenditure work, the related borrower sponsor is obligated, on or prior to the maturity date, to either complete such work in accordance with the approved budget or restore the affected units to their pre-commencement condition, which obligation is recourse to the related guarantor.
●	With respect to the Pillars at Great Bridge Mortgage Loan (3.7%), the related borrower sponsor plans to renovate approximately 88 units at the related Mortgaged Property. The related Mortgage Loan documents do not require the related borrower sponsor to perform or complete such renovations, and no reserves were established to fund such renovations. The related Mortgage Loan documents require that no more than 12 units at the related Mortgaged Property can be offline for unit upgrades at any given time.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan seller based on its internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in

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connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than seventeen (17) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

See Annex A-1 and the footnotes related thereto and the definition of “LTV Ratio” for additional information.

●	With respect to the Sherwood Acres Mortgage Loan (4.6%), the related Mortgage Loan documents are structured with a $2,850,000 upfront capital expenditure reserve to address deferred maintenance at the related Mortgaged Property related to the roofs, parking lot, staircases and unit interiors. Additionally, the related Mortgage Loan documents required a $900,000 upfront replacement reserve and a monthly escrow requirement for replacements equal to $250 per unit annually.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation.

●	With respect to The Lightwell Mortgage Loan (9.7%), the related borrower is subject to a pending civil action with respect to the related Mortgaged Property. The plaintiff, Fair Housing Justice Center (“FHJC”), alleges various accessibility barriers identified following FHJC's inspection of the related Mortgaged Property in September 2025. The related borrower’s defense counsel has advised that FHJC applied an inapplicable version of the New York City Building Code in identifying the alleged violations and accordingly believes the claims relating to the Mortgaged Property are defensible. The matter is currently in the discovery and settlement negotiation phase. No operational disruption at the related Mortgaged Property is anticipated in connection with any remedial measures that may be required. To the extent any retrofit costs are incurred, such costs are anticipated to be covered in part by insurance maintained by the architect of record. Any remaining or uninsured obligations will be recourse to the related guarantor. We cannot assure you that the related borrower will be successful in settling or defending such claims.
●	With respect to The Boulevard at Tallahassee Mortgage Loan (5.0%), the related guarantors are subject to a pending personal injury civil suit related to mold at an unrelated property, which has since been sold. The litigation was tendered to the related guarantors’ insurance provider; however, the insurer failed to promptly provide a coverage determination, which resulted in the related guarantors’ failure to respond to the complaint within the required timeframes. A default judgment was entered on July 30, 2025, and a final judgment was entered on August 4, 2025 for approximately $2.9 million. The related guarantor filed a motion to set aside the default judgment and motion for new trial on August 29, 2025, which the court denied on September 23, 2025. The related guarantors filed a notice of appeal on October 21, 2025 and are currently in the process of preparing the pleadings necessary to appeal the default judgment. The related guarantors are not named as defendants in their personal capacities and any obligations or liabilities arising from the default judgement would not attach to the related guarantors. We cannot assure you that the related guarantors will be successful in settling or defending such claims.
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●	With respect to the Sherwood Acres and St. Germaine Mortgage Loans (collectively, 9.1%), the related guarantor is named as a defendant in a pending lawsuit. In July 2024, the lender under a mortgage loan secured by two office properties that are not collateral for the Mortgage Loan filed suit against the related guarantor, among other parties, asserting seven causes of action including fraud, rescission, breach of contract and waste, and alleging that the defendants misrepresented the condition of the underground parking garages located at such office properties. Since acquiring the office properties in 2011, the ownership group has invested nearly $20 million in garage maintenance and repairs in accordance with guidance from its engineering consultants. When the mortgage loan was refinanced in 2019, the condition of the garages was fully disclosed and the lender elected to close the mortgage loan following its review of an engineering letter confirming the adequacy of the ongoing maintenance program. In late 2021, the then-engaged engineering firm advised that the garages had deteriorated faster than anticipated and recommended extensive additional repairs, at which point the ownership group engaged replacement engineering firms who developed a four-year repair plan. In March 2025, the court dismissed all claims asserted outside of claims arising under the loan documents, leaving only contractual remedies, including foreclosure or related actions. The lender has since filed an amended complaint. The mortgage loan matured in October 2024, and no partner distributions have been made since 2021, with all available cash flow directed toward garage-related costs. We cannot assure you that the related guarantor will be successful in settling or defending such claims.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Condemnations

There may be Mortgaged Properties as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Sixteen (16) Mortgage Loans (96.3%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.
●	One (1) Mortgage Loan (3.7%) was originated in connection with the borrower’s acquisition of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to The Beverly Mortgage Loan (8.1%), one of the related borrower sponsors reported that it previously owned a property that was subject to a
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mortgage loan that went into maturity default while an extension was under active negotiation. The related borrower sponsor had already arranged for takeout financing and had contributed approximately $2,000,000 towards a principal reduction in advance of payoff. The loan, including all accrued default interest, was repaid in full on December 5, 2025, within approximately three weeks of maturity. In addition, in 2022, such borrower sponsor acquired a mixed rental/condo development as a bank REO transaction with seller financing. The related borrower was unable to secure takeout financing as the mortgage loan approached maturity. The borrower negotiated an extension of the mortgage loan, which was contingent on a $7.5 million principal pay-down. During this time, interest rates were rising and the lender exercised a contractual rate adjustment that increased the interest rate from approximately 6% to 12%, which materially impaired the borrower’s ability to service the debt and resulted in a payment default. Following discussions, the parties agreed to a deed-in-lieu of foreclosure.

●	With respect to the Crosby Hill Apartments Mortgage Loan (6.1%), the related borrower sponsor reported that during the Great Financial Crisis, it was invested in six loans that were subject to a discounted payoff, six loans that were restructured, three loans that resulted in a deed-in-lieu of foreclosure and two loans that resulted in foreclosure. The related borrower sponsor currently still operates and owns seven of such assets. In addition, the related borrower sponsor reported that it was a partial owner and manager of the Doubletree Hotel in Manhattan. In February 2019, the related borrower sponsor was brought in by the mezzanine lender to help manage the hotel and oversee a complete renovation. Due to the COVID-19 pandemic, the property was unable to achieve occupancy above 70% and the related borrower sponsor decided not to complete the renovation plans. As a result, the property could not support the debt service payments on the loan and the related borrower sponsor was working toward a restructuring of the loan in the second quarter of 2020. The related borrower sponsor made debt service payments on the loan while working with the lender to restructure and extend the loan, however, the lender rejected the plan and acquired the property via a deed-in-lieu of foreclosure in May 2021.
●	With respect to the Princeton Gardens Mortgage Loan (5.6%), the related guarantors reported that they were the sponsors of an asset that was subject to foreclosure upon loan maturity in 2025 due to rising fixed costs and interest rate volatility following the COVID-19 pandemic.
●	With respect to The Boulevard at Tallahassee Mortgage Loan (5.0%), the related borrower sponsor reported that it was the owner and operator of an asset that was in maturity default and was subject to a foreclosure sale in October 2025.
●	With respect to the Coventry Green Apartments Mortgage Loan (4.9%), the related guarantor was the partial owner of an unrelated student housing property that was collateral for a mortgage loan that was subject to a credit-bid foreclosure in February 2025. Such mortgage loan was originated in 2011 and matured in 2021, but was transferred to special servicing in 2014 due to a decline in enrollment at the school for which it was providing housing. The borrowers under such loan continued to make payments for the life of the loan until maturity. Upon maturity, there was not a clear path to refinance, at which point the special servicer commenced foreclosure and such property is now REO. In 2026, a confidential settlement was entered and in connection with origination of the Coventry Green Apartments Mortgage Loan, the related guarantor certified that he has no obligation to make a settlement payment which in and of itself will result in a breach of the net worth or liquid assets
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thresholds in the related Mortgage Loan documents. In addition, the related guarantor was involved in an unrelated loan that went into maturity default and transferred to special servicing in December 2023. The lender filed for foreclosure and the borrower under such loan repaid the loan in full following notice of foreclosure.

●	With respect to the Sherwood Acres and St. Germaine Mortgage Loans (9.1%), the related borrower sponsor reported that it is a minority member in a joint venture that owns an unrelated office building in New York which was assigned in an assignment in lieu of foreclosure in October 2025. The property experienced financial distress beginning in 2022 and, in light of the property's weak cash flow and broader market headwinds affecting the suburban office sector, the controlling member elected to cease making debt service payments in January 2024 and thereafter negotiated an assignment in lieu of foreclosure agreement which closed on October 1, 2025.
●	With respect to the Pillars at Great Bridge Mortgage Loan (3.7%), the related guarantor was the guarantor under a mortgage loan secured by a multifamily property that matured in October 2025. The multifamily property experienced operational challenges driven by its submarket location, persistent bad debt and physical condition issues including fire damage requiring significant capital expenditures. In 2024, the ownership group requested a one-year extension of the mortgage loan, however, the extension was not granted. Extensive negotiations with the lender were unsuccessful and the mortgage loan entered maturity default on October 1, 2025, and foreclosure was completed on November 4, 2025.

Two (2) of the Mortgage Loan (14.2%) (i) were refinancings in whole or in part of prior loans (or refinancings of bridge loans that in turn refinanced prior loans) that were secured by, or mezzanine loans that were secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower's purchase of the related Mortgaged Property at a foreclosure sale or after becoming an REO property, as described below:

●	With respect to the Addison Ridge Phases I & III Mortgage Loan (9.1%), the related Mortgage Loan refinanced a mortgage loan secured by the Phase I portion of the related Mortgaged Property that was in maturity default at the time of refinance. The related borrower sponsor reported that the default was caused by a delay in government processing of a HUD loan due to the government shutdown in the fourth quarter of 2025. The prior loan was paid off in full.
●	With respect to The Boulevard at Tallahassee Mortgage Loan (5.0%), the related Mortgage Loan refinanced a loan that was in maturity default at the time of refinance. The related borrower sponsor reported that the default was due to the death of a prior partner who passed away in 2017. Some of the partner’s investments were underperforming at the time of his death, resulting in his creditors taking control of his portfolio. A forbearance agreement was in place prior to the refinance. The prior loan was paid off in full.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—

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Foreclosure—Bankruptcy Laws”. See also representation and warranty nos. 41 and 42 in Annex D-1 and the exceptions to representation and warranty no. 42 in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Competition from Certain Nearby Properties

Certain of the Mortgaged Properties may be subject to competition from nearby properties that are owned by affiliates of the related borrowers, or such borrowers themselves. In particular, with respect to Mortgaged Properties where the related borrower sponsor owns one or more properties that are directly competitive with the related Mortgaged Property, we note the following:

●	With respect to The Lightwell, Addison Ridge Phases I & III, The Beverly, Friedman Family Portfolio, Crosby Hill Apartments, The HIGHLAND, Coventry Green Apartments, The Exchange on Franklin, Sherwood Acres and The Huntley Portfolio Mortgage Loans (collectively, 64.6%), the related borrower sponsor owns a multifamily property that competes with the related Mortgaged Property.
●	With respect to The Boulevard at Tallahassee Mortgage Loan (5.0%), the related borrower sponsor owns a development site that is anticipated to become student housing and may compete with the related Mortgaged Property.

See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the originator.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. One Mortgaged Property (8.1%) is located in an area that is considered a high earthquake risk (seismic zones 3 and 4) and has a probable maximum loss of 10%.

With respect to certain of the Mortgaged Properties, the related borrowers maintain insurance under blanket policies.

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See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. In certain cases, use of a Mortgaged Property may be restricted due to environmental conditions at the Mortgaged Property. See “—Environmental Considerations”.

In the case of such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions to representation and warranty nos. 8 and 26 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

●	With respect to The Lightwell Mortgage Loan (9.7%), the related Mortgaged Property is subject to an environmental covenant that prohibits well installation and groundwater withdrawal at the related Mortgaged Property without the prior written approval of the Department of Natural Resources and Environmental Control.
●	With respect to the Friedman Family Portfolio Mortgage Loan (7.8%), the related Mortgaged Property is subject to historic deed restrictions that place various use restrictions on the related Mortgaged Property, including prohibiting the building of more than a single-family dwelling house on the related Mortgaged Property. In connection with origination of the Mortgage Loan, the lender received affirmative title insurance coverage with respect to such deed restrictions (including a covenants, conditions and restrictions endorsement) and the related Mortgage Loan documents contain a loss recourse carveout for any claim, action, proceeding, assertion, enforcement or attempted enforcement of the deed restrictions.
●	With respect to the Crosby Hill Apartments Mortgage Loan (6.1%), the related Mortgaged Property is subject to an environmental covenant that prohibits well installation and groundwater withdrawal at the related Mortgaged Property without the prior written approval of the Delaware Department of Natural Resources and Environmental Control.

Appraised Value

The Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value. An “as-is” Appraised Value may be based on certain assumptions or “extraordinary” assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy, the

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payment of tenant improvement or leasing commissions allowances, free or abated rent periods, increased tenant occupancies, or that certain renovations have been completed.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts or may not have a separate non-recourse carveout guarantor or environmental indemnitor. See representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

With respect to the Pillars at Great Bridge Mortgage Loan (3.7%), the related guarantor is a closed-end fund with a term of 20 years, subject to earlier termination eight years from the final closing date, which, if so terminated, is prior to the maturity date of the Mortgage Loan. The term of the related guarantor may be extended pursuant to its fund documents for two additional, two-year periods. The related Mortgage Loan documents require that at least 60 days prior to the dissolution of the related guarantor, the related borrower must provide evidence reasonably satisfactory to the lender that the term of the guarantor has been extended for a period ending no earlier than the maturity date of the Mortgage Loan.

Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no RECs at the Mortgaged Property.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

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Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to The Lightwell Mortgage Loan (9.7%), the related Mortgaged Property benefits from a 35-year post-construction 421-a tax exemption under Option C of the Affordable New York tax exemption program (“421-a Program”). Under such program, the related borrower is required to maintain 66 of the 218 units at the related Mortgaged Property as affordable units (approximately 30%) for households whose income is below 130% of the area median income for the duration of the exemption. As part of the program, taxes are 100% exempt based on the percentage of affordable units during the first 25 years, until 2050, before a pro-rated phaseout of the exemption during years 26-35, from 2050 until 2060, based on the percentage of affordable units at the related Mortgaged Property. In addition, the related Mortgaged Property contains approximately 11,000 square feet of ground floor commercial retail space and approximately 2,000 square feet of below-grade storage that has been designated for a supermarket tenant under New York City Industrial Development Agency’s Food Retail Expansion to Support Health Program (“FRESH”). The FRESH program offers zoning and tax incentives to promote grocery stores in underserved areas. By enrolling in the FRESH program, the Mortgaged Property benefits from a FRESH density bonus of approximately 10,339 square feet. In connection with the FRESH program, the related Mortgaged Property is subject to a FRESH Declaration, which sets forth certain development requirements for the proposed supermarket. The related Mortgage Loan was underwritten based on the 421-a tax exemption.
●	With respect to the Crosby Hill Apartments Mortgage Loan (6.1%), the related Mortgaged Property benefits from a 10-year real estate tax abatement from the City of Wilmington due to its location within a qualifying geographic area and being constructed as a “qualified improvement”. The tax abatement provides for a 100% abatement of real estate taxes for the first five years, until 2030, followed by a 20% annual phase-in through year 10, until 2035. The related Mortgaged Property also benefits from a real estate tax abatement from New Castle County, which phases in at an annual rate of 10%, beginning in 2026, until reaching full taxation in 2035. The related Mortgage Loan was underwritten based on the tax exemptions from the City of Wilmington and New Castle County.
●	With respect to The HIGHLAND Mortgage Loan (5.9%), in exchange for providing 65 parking spaces at the related Mortgaged Property to the City of Orange Township, New Jersey, the related Mortgaged Property entered into a 30-year payment-in-lieu-of-taxes (“PILOT”) program with the City of Orange Township that expires in 2055. The PILOT tax liability estimate is based on 4.0% of the annual gross revenue for the first 15 years, until the 2039/2040 tax year, provided that if the annual gross revenue from the related Mortgaged Property equals or exceeds the projected amount set forth in the PILOT agreement, the rate will increase to 5.0% for years 11 through 15, from 2035 until the 2039/2040 tax year. In years 16 through 20, from 2040 until the 2044/2045 tax year, the tax liability will be based on 5.0% of the annual gross revenue from the Mortgaged Property and in years 21 through 25, from 2045 until the 2049-2050 tax year, the tax liability will be based on 7.0% of the annual gross revenue from the Mortgaged Property. The percentage will grow gradually to 9% of the annual gross revenue thereafter through year 30, the 2054/2055 tax year. The related Mortgage Loan was underwritten based on the PILOT.
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Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a payment due date is not received from the related borrower by the immediately following payment due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

All of the Mortgage Loans (100.0%) provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Information regarding the scheduled amortization characteristics of each Mortgage Loan is set forth on Annex A-1 to this prospectus and the footnotes thereto.

Payment Due Dates; Interest Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have payment due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Payment Due Date”) that occur as described in the following table:

Overview of Payment Due Dates

Payment Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
6th	17	$ 734,215,000	100%
Total	17	$ 734,215,000	100.0%

None of the Mortgage Loans has a grace period before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

The Mortgaged Properties are secured by first liens on, or security interests in, a fee simple or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the mortgage loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

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Single Purpose Entity Covenants

See “—Additional Indebtedness” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws” in this prospectus.

Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately four to seven months) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases; Property Additions” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or, if the affected Mortgaged Property is part of a portfolio, a property-specific release price (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

In addition, certain of the Mortgage Loans may permit the related borrower to paydown a Mortgage Loan in the event that the related loan fails to satisfy a minimum debt service requirement.

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Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Thirteen (13) Mortgage Loans (76.5%) each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permits the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Payment Due Date through and including the maturity date (or, in some cases, such earlier Payment Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.
●	Four (4) Mortgage Loans (23.5%) each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium and the lender is not entitled to require a defeasance in lieu of prepayment, and thereafter such Mortgage Loan is freely prepayable.

Prepayment restrictions for each Mortgage Loan reflect the entire life of the Mortgage Loan. Some Mortgage Loans may be sufficiently seasoned that their Lock-out Periods have expired. See Annex A-1, including the footnotes thereto, for individual prepayment restrictions and seasoning applicable to each Mortgage Loan.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
4	14	85.1%
5	2	9.9
7	1	5.0
Total	17	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of

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the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of thirteen (13) Mortgage Loans (76.5%) (the “Defeasance Loans”) permit the applicable borrower at any time (generally, provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

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Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled payment due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such payment due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the related Balloon Payment (provided that in certain cases the related borrower is obligated to purchase the foregoing securities directly, rather than to provide a Defeasance Deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. See representation and warranty no. 34 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

For additional information on Mortgage Loans that permit partial defeasance in connection with a partial release or substitution, see “—Releases; Partial Releases; Property Additions” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases; Property Additions

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or the release of improved or otherwise material portions of the Mortgaged Property without additional monetary consideration, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally,

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certain Mortgage Loans may permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Flintstone Chicago MHC Portfolio Mortgage Loan (8.2%), no earlier than 2 years from the Closing Date, the related borrower may release one or more individual Mortgaged Properties (each, a “Flintstone Release Property”) in connection with a bona fide sale of a Flintstone Release Property to an unaffiliated third party, subject to the satisfaction of certain conditions, including among others (i) no event of default exists; (ii) (A) the related borrower must defease an amount of principal equal to the greatest of (a) 120% of the allocated loan amount for such Flintstone Release Property, (b) the net proceeds from the sale of the Flintstone Release Property, as determined by the lender and (c) if the Mortgage Loan is included in a REMIC Trust and, immediately following the individual property release, the ratio of the unpaid principal balance of the Mortgage Loan to the value of the remaining real property relating to the Mortgaged Property would be greater than 125% (such value to be determined, in the lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust, based solely on real property and excluding personal property and going concern value, if any), an amount as may be required such that the securitization will not fail to maintain its status as a REMIC Trust as a result of such individual property release and (B) if applicable, pay all accrued and unpaid interest on any principal being prepaid; (iii) after giving effect to the partial defeasance and release, the debt yield of the remaining Mortgaged Property(ies) must be not less than the greater of (x) 8.00% and (y) the debt yield of the Mortgaged Property immediately prior to such release; (iv) after giving effect to the partial defeasance and release, the debt service coverage ratio of the remaining Mortgaged Property(ies) must be not less than the greater of (x) 1.30x and (y) the debt service coverage ratio of the Mortgaged Property immediately prior to such release; (v) after giving effect to the partial defeasance and release, the loan-to-value ratio of the remaining Mortgaged Property(ies) must be not greater than the lesser of (x) 70% and (y) the loan-to-value ratio of the Mortgaged Property immediately prior to such release and (vi) after giving effect to the partial defeasance and release, the outstanding principal balance of the related Loan must be equal to or greater than $30,000,000. The related borrower is permitted to prepay a portion of the related Mortgage Loan to satisfy the foregoing debt yield, debt service coverage ratio and loan-to-value ratio requirements.

Furthermore, some of the Mortgage Loans permit the release of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

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Escrows

One (1) Mortgage Loans (9.7%) provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues.

Seventeen (17) Mortgage Loans (100%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Seventeen (17) Mortgage Loans (100%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Ten (10) Mortgage Loans (60.6%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger. Certain Mortgage Loans also permit the borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Springing	17	$ 734,215,000	100.0%
Total	17	$ 734,215,000	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash
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management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. With respect to certain Mortgage Loans, rents may be net of certain other de minimis receipts or expenses. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans. See also “Risk Factors—Risks Relating to the Mortgage Loans—Cash Management Operations Entail Certain Risks that Could Adversely Affect Distributions on Your Certificates.”

Exceptions to Underwriting Guidelines

None of the Mortgage Loans were originated with material exceptions to the mortgage loan seller’s underwriting guidelines. See “Transaction Parties— The Sponsor and Mortgage Loan Seller— MF1 REIT III FR TRS LLC—MF1’s Underwriting Standards and Processes.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the
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pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, the sponsor has informed us that it is not aware of any existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the Depositor, except as set forth in the table below.

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Loan Cut-off Date Balance	Approx. Cut-off Date Wtd. Avg. Total Debt Interest Rate	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio	Cut-off Date Mortgage Loan Under-written NCF DSCR	Cut-off Date Total Debt Under-written NCF DSCR
Crosby Hill Apartments	$45,000,000	6.1%	$5,500,000	NAP	NAP	6.09010%	69.0%	77.5%	1.42x	1.14x

Each of the mezzanine loans related to the Mortgage Loans identified in the table above is coterminous with the related Mortgage Loan. Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default (taking into account the cure rights exercised by the mezzanine lender) under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights exercised by the mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the

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related mezzanine loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default (or in some cases any default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums. The related mezzanine loan agreement provides, among other things, that an event of default under the related Mortgage Loan will be an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

As of the Cut-off Date, the sponsor has informed us that the Mortgage Loan documents do not permit the direct and/or indirect equity owners of the borrowers under any of the Mortgage Loans to incur mezzanine debt in the future.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions” above.

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Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to a lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

General

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur other secured subordinate debt subject to the terms of the related Mortgage Loan document or otherwise expressly permitted by applicable law.

●	With respect to each of the Mortgaged Properties located in Florida (collectively, 5.0%), Florida statutes render unenforceable any provision in the loan documents that prohibits the borrower from incurring Property Assessed Clean Energy (“PACE”) loans in connection with the related Mortgaged Property.

Preferred Equity

The borrowers or sponsor of certain Mortgage Loans may have issued preferred equity. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

●	With respect to the Flintstone Chicago MHC Portfolio Mortgage Loan (8.2%), the Friedman Family Portfolio Mortgage Loan (7.8%), The HIGHLAND Mortgage Loan (5.9%), the Princeton Gardens Mortgage Loan (5.6%), the Ibex Park Mortgage Loan (4.4%), the Pillars at Great Bridge Mortgage Loan (3.7%) and The Huntley Portfolio Mortgage Loan (2.9%), the related borrowers or borrower sponsors are structured as a joint venture or a partnership whereby one or both of the partners or members are entitled to a preferred return distribution on their capital contributions to the company from property cash flows net of debt service, operating expenses and reserves under the related Mortgage Loan documents.
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Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Further, certain borrower sponsors may have applied for and received so-called PPP loans from the U.S. government that, while related to the mortgaged property, are not direct obligations of the related borrower. If the sponsor does not satisfy eligibility criteria for the forgiveness of such loans, the sponsor’s wherewithal to provide support to the mortgaged property could be impaired, and increase the risk of a borrower default.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as The Lightwell (9.7%) is part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“MF1 2026-FL21 Servicing Agreement” means the servicing agreement that governs the servicing of The Lightwell Whole Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as “Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole

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Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as “Non-Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means any Whole Loan comprised of a Non-Serviced Mortgage Loan with one or more related Subordinate Companion Loans and, in certain cases, one or more Non-Serviced Pari Passu Companion Loans. As of the Closing Date, there will be no Non-Serviced AB Whole Loans. Accordingly, all references in this prospectus to any Non-Serviced AB Whole Loan and any related terms should be disregarded.

“Non-Serviced Certificate Administrator” means, with respect to any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Custodian” means, with respect to any Non-Serviced Whole Loan, the custodian relating to the related Non-Serviced PSA.

“Non-Serviced Directing Certificateholder” means, with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Master Servicer” means, with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means (i) each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) each Servicing Shift Mortgage Loan (on and after the related Servicing Shift Securitization Date).

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below that has a Non-Serviced Pari Passu Companion Loan.

“Non-Serviced Pari Passu Whole Loan” means (i) each of the Whole Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-

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Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) each Servicing Shift Whole Loan (on and after the related Servicing Shift Securitization Date).

“Non-Serviced PSA” means, with respect to any Non-Serviced Whole Loan, the related servicing agreement or pooling and servicing agreement identified under the column entitled “Transaction/Servicing Agreement” in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Whole Loans” above.

“Non-Serviced Special Servicer” means, with respect to any Non-Serviced Whole Loan, the special servicer under the related Non-Serviced PSA.

“Non-Serviced Trustee” means, with respect to any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of (i) the Non-Serviced Pari Passu Whole Loans, (ii) the Non-Serviced AB Whole Loans and (iii) each Servicing Shift Whole Loan (on and after the related Servicing Shift Securitization Date).

“Other Master Servicer” means, with respect to each Serviced Whole Loan, the applicable master servicer appointed under the related Other PSA.

“Other PSA” means, with respect to each Serviced Whole Loan, any pooling and servicing agreement, servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Other Special Servicer” means, with respect to each Serviced Whole Loan, the applicable special servicer appointed under the related Other PSA.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or Non-Serviced Mortgage Loans.

“Serviced Companion Loan” means each of the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) any Mortgage Loans that are not included on the table entitled “Whole Loan Control Notes and Non-Control Notes”.

“Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) each Servicing Shift Mortgage Loan (prior to the related Servicing Shift Securitization Date).

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan that is part of a Serviced Whole Loan and includes each Servicing Shift Whole Loan (prior to the related Servicing Shift Securitization Date).

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

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“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below. As of the Closing Date, there will be no Serviced Whole Loans. Accordingly, all references in this prospectus to any Serviced Whole Loan and any related terms should be disregarded.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, there will be no Servicing Shift Mortgage Loans. Accordingly, all references in this prospectus to any Servicing Shift Mortgage Loan and any related terms should be disregarded.

“Servicing Shift PSA” means, with respect to any Servicing Shift Mortgage Loan or Servicing Shift Whole Loan, the pooling and servicing agreement or servicing agreement entered into in connection with the securitization of the related Control Note.

“Servicing Shift Securitization Date” means, with respect to each Servicing Shift Whole Loan, the closing date of the securitization of the related Control Note.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes a related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the related Servicing Shift PSA on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, there will be no Servicing Shift Whole Loans. Accordingly, all references in this prospectus to any Servicing Shift Whole Loan and any related terms should be disregarded.

“Subordinate Companion Loan” means with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan and is subordinate to the related Mortgage Loan. As of the Closing Date, there will be no Subordinate Companion Loans. Accordingly, all references in this prospectus to any Subordinate Companion Loan and any related terms should be disregarded.

The table entitled “Whole Loan Summary” under “Summary of Terms—The Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor and initial directing party under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Original Principal Balance	Note Holder
The Lightwell	Non-Serviced	Note A-1	Control	$100,000,000	MF1 2026-FL21
		Note A-2	Non-Control	$71,000,000	JPMF1 2026-FX1

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The Non-Serviced Pari Passu Whole Loan

The Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on the Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan” for a description of the servicing terms of the Non-Serviced PSA.

Intercreditor Agreement

The Intercreditor Agreement related to the Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and the Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.
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Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to the Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Pari Passu Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement (or, in certain cases, the holder of a Non-Control Note will be the “Controlling Note” holder under the related Intercreditor Agreement as long as such holder is not the related borrower and the subject Non-Control Note (or a specified portion thereof) is not held by the borrower or an affiliate thereof. If the Control Note ceases to be an asset of MF1 2026-FL21 LLC, the Non-Controlling Holder will become the Controlling Holder pursuant to the Intercreditor Agreement.

Certain Rights of the Non-Controlling Holder

With respect to the Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to the Non-Serviced Pari Passu Whole Loan, the related Non-Control Note will be included in the Trust, and pursuant to the PSA, the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consent (solely in the case of the Directing Certificateholder so long as no Control Termination Event has occurred and is continuing) or consultation (in the case of the Directing Certificateholder or the special servicer, as applicable) rights, if any, of the Non-Controlling Holder under the related Intercreditor Agreement.

With respect to the Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement and to the extent set forth in the Non-Serviced PSA, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with

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respect to such Non-Serviced Pari Passu Whole Loan and (ii) to consult (or to use reasonable efforts to consult) the Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), unless the related Non-Serviced Special Servicer, Non-Serviced Master Servicer or the Lightwell Non-Serviced Collateral Manager proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew. In no event will the related Non-Serviced Special Servicer, Non-Serviced Master Servicer or the Lightwell Non-Serviced Collateral Manager be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer, Non-Serviced Master Servicer or the Lightwell Non-Serviced Collateral Manager determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising the Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, the Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the securitization governed by the related Non-Serviced PSA).

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This

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may cause the range of Interest Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in May 2026 and ending on the hypothetical Determination Date in June 2026. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

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Transaction Parties

The Sponsor and Mortgage Loan Seller

MF1 Capital LLC is referred to in this prospectus as the “originator”. The originator originated all of the Mortgage Loans and will transfer the Mortgage Loans to MF1 REIT III FR TRS LLC on or prior to the Closing Date. MF1 REIT III FR TRS LLC is sometimes referred to in this prospectus as the “mortgage loan seller”. The mortgage loan seller is the “sponsor” of the securitization transaction described in this prospectus. The depositor will acquire the Mortgage Loans from the mortgage loan seller on or about June 10, 2026 (the “Closing Date”). The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

MF1 REIT III FR TRS LLC

General

MF1 REIT III FR TRS LLC (“MF1 Seller”) is the sponsor of, and the seller of the mortgage loans (the “Mortgage Loans”) into, the securitization described in this prospectus. MF1 Capital LLC (“MF1 Capital”), an affiliate of MF1 Seller, originated the Mortgage Loans. MF1 Capital is expected to transfer its interests in the Mortgage Loans to MF1 Seller, its affiliate, on or prior to the Closing Date. MF1 Seller is a limited liability company organized under the laws of the State of Delaware and formed on September 11, 2024. MF1 Seller is an indirect and wholly-owned subsidiary of Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P. (collectively, “Berkshire Fund III”), each a fund sponsored by Berkshire Group LLC (“Berkshire”). MF1 Seller is a wholly owned subsidiary of MF1 REIT III LLC (together with MF1 Seller and MF1 Capital, and their respective affiliates, collectively “MF1”), a mortgage REIT solely focused on providing capital to the multifamily sector, including bridge loans, preferred equity and special debt investments in multifamily properties located throughout the United States.

MF1 Seller’s lending platform is led by seasoned debt and multifamily professionals at Limekiln Real Estate Investment Management, LP (“Limekiln”) and Berkshire. MF1 Seller is capitalized by funds provided through Berkshire Fund III. To date, Berkshire Fund III has raised approximately $1.99 billion of capital from institutional investors, inclusive of commitments from principals of Limekiln and Berkshire. MF1 Seller’s lending platform operates out of offices in New York, New York, and Boston, Massachusetts. MF1 Seller’s principal offices are located at One Beacon Street, 24th Floor, Boston, Massachusetts 02108 and its telephone number is (617) 646-2300. Berkshire has been in the multifamily business for over 50 years and has sponsored several multifamily debt and equity strategies over this period. As of December 31, 2025, Berkshire owned, operated, and oversaw 481,000 residential units and had invested in controlling debt positions in debt securities associated with approximately 4,500 multifamily loans (since inception of the program) across the U.S.

MF1’s Securitization Program

MF1 began originating multifamily mortgage loans in 2018 and has not been involved in the securitization of any other types of financial assets. MF1 originates multifamily mortgage loans throughout the United States and began securitizing such loans in 2019. As of December 31, 2025, MF1 has securitized approximately 570 commercial and multifamily mortgage loans with an aggregate principal balance of approximately $28 billion. No prior securitization organized by MF1 has defaulted or experienced a related early amortization triggering event.

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In connection with this commercial mortgage securitization transaction, MF1 Seller will transfer the Mortgage Loans to the depositor, who will then transfer the Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the Mortgage Loans, the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the Mortgage Loans being securitized. In coordination with underwriters or initial purchasers and the depositor, MF1 Seller will work with rating agencies, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to the MLPA, MF1 Seller will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, MF1 Seller will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

MF1 Seller and its affiliates have served as sponsors, issuers and servicers in various securitization transactions.

MF1’s Underwriting Standards and Processes

Set forth below is a discussion of certain general underwriting guidelines and processes with respect to fixed-rate multifamily mortgage loans originated by MF1.

Notwithstanding the discussion below, given the unique nature of multifamily mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular fixed-rate multifamily mortgage loans or mezzanine loans may significantly differ from one asset to another, and will be driven by circumstances particular to that property or other security, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, the underwriting of certain fixed-rate multifamily mortgage loans or mezzanine loans originated by MF1 may not conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular Mortgage Loans, see “—MF1’s Underwriting Standards and Processes—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each multifamily mortgage loan, loan applicant and related real estate that will secure the loan. The credit analysis of the borrower and the real estate generally includes a review of historical financial statements, including rent rolls (generally unaudited), third party credit reports, judgment, lien, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. MF1 typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower and the borrower itself. Borrowers are generally required to be single-purpose entities and are generally required to be structured with requirements that are intended to limit the possibility of becoming insolvent or bankrupt. The collateral analysis typically includes, in each case to the extent available and applicable, an analysis of the historical property

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operating statements, rent rolls and operating budgets, and a review of commercial tenant leases. MF1 requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a staff member of MF1. Generally, a member of the MF1’s underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the collateral property, including its neighborhood, market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. All mortgage loans and mezzanine loans to be originated by MF1 require approval by a loan credit committee of MF1 (the “Investment Committee”), in which senior officers of both Limekiln and Berkshire Fund III participate. The Investment Committee may approve a mortgage loan or a mezzanine loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for fixed-rate multifamily real estate loans originated by MF1 will be equal to or greater than 1.20x and the loan-to-value ratio for real estate loans originated by MF1 will be equal to or less than 80%; provided, however, exceptions may be made when consideration is given to circumstances particular to the loan, the related property, reserves or other factors. For example, MF1 may originate a fixed-rate loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan, the taking of additional collateral such as reserves, letters of credit and/or guarantees, MF1’s judgment of the improved property and/or market performance in the future and/or other relevant factors.

In addition, with respect to certain multifamily real estate loans originated by MF1, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such commercial real estate loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

Assessment of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. An appraisal for each Mortgaged Property is performed or an existing appraisal is updated in connection with the origination or the purchase of the related Mortgage Loan. With respect to all of the Mortgaged Properties, such appraisal or an update thereof was dated within the 12-month period prior to the Cut-off Date. The as-is appraised value of the related property or properties is greater than the original principal balance of the related Mortgage Loan. All such appraisals are conducted by an independent appraiser that is state-certified or designated as a Member of the Appraisal Institute. The appraisal (or a separate letter) for all Mortgaged Properties contains a statement by the appraiser to the effect that the appraisal guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, were followed in preparing the appraisal.
●	Environmental Assessment. Phase I environmental site assessments or updates of previously conducted assessments are performed on all Mortgaged Properties. Depending on the findings of the Phase I assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment on the subject Mortgaged Property; an environmental insurance policy; cash reserves for any recommended remediation action and/or a guaranty with
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respect to environmental matters. With respect to all of the Mortgaged Properties, such environmental assessment or an update thereto (or peer review thereof) was (or is expected to be) performed during the 12-month period prior to the Cut-off Date. Additionally, all borrowers are required to provide customary environmental representations, warranties and covenants relating to the existence and use of hazardous substances on the Mortgaged Properties. Any material adverse environmental conditions or circumstances revealed by these environmental assessments for the Mortgaged Properties are described herein.

●	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all Mortgaged Properties. With respect to all of the Mortgaged Properties, such inspection or an update thereto was (or is expected to be) conducted within the 12-month period prior to the Cut-off Date. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a Mortgaged Property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, cash reserves are established, or future advance funds are available, to fund the deferred maintenance or replacement items during the loan term.
●	Seismic Report. If a Mortgaged Property consists of improvements located in an area of heightened seismic concern including, but not limited to, seismic zones 3 or 4, MF1 typically requires a seismic report to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. If that loss is in excess of 20.0% of the estimated replacement cost for the improvements at the property, MF1 may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price. It should be noted, however, that because the seismic assessments used certain assumptions in assessing probable maximum loss, some of the Mortgaged Properties that were considered unlikely to experience a probable maximum loss in excess of 20.0% of estimated replacement cost might have been the subject of a higher estimate had different assumptions been used.
●	Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located, (ii) in an amount at least equal to the original principal balance of the Mortgage Loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located and (v) if a survey was prepared, the legal description of the Mortgaged Property in the title policy conforms to that shown on the survey.
●	Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, MF1 typically requires that the related Mortgaged Property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the Mortgage Loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in
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connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

●	Flood insurance, if available, must be in effect for any Mortgaged Property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as before a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.
●	The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the Mortgaged Property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the Mortgage Loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.
●	Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.
●	Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.
●	Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or SEL is greater than 20%.

Zoning and Building Code Compliance. With respect to each Mortgage Loan, MF1 will generally consider whether the use and occupancy of the related Mortgaged Property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; zoning or other consulting reports; and/or representations by the related borrower.

Where a Mortgaged Property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, MF1 will consider whether:

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;
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●	the applicable rebuilding requirements are sufficiently permissive to make it likely that the improvements could be restored to their current configuration;
●	casualty insurance proceeds together with the value of any additional collateral and/or guarantees would be available in an amount estimated by MF1 to be sufficient to pay off the related Mortgage Loan in full;
●	the improvements, if permitted to be repaired or restored in conformity with current law, would in MF1’s judgment constitute adequate security for the related Mortgage Loan;
●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or
●	to require the related borrower to obtain law and ordinance insurance, a recourse carveout, and/or an alternative mitigant is in place.

Escrow Requirements. MF1 generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts; escrows are evaluated on a case-by-case basis and are not required for all mortgage loans originated by MF1. In addition, MF1 may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. The typical required escrows for mortgage loans originated by MF1 are as follows:

●       Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide MF1 with sufficient funds to satisfy all taxes and assessments next due. MF1 may waive this escrow requirement in certain circumstances, including, but not limited to, where the Mortgaged Property is a single tenant property (or is substantially leased to a single tenant) for which the tenant pays taxes directly.

●       Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the estimated annual property insurance premium are required to provide MF1 with sufficient funds to pay all insurance premiums next due. MF1 may waive this escrow requirement in certain circumstances, including, but not limited to, where: (i) the borrower maintains a blanket insurance policy or (ii) the Mortgaged Property is a single tenant property (or is substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures.

●       Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the Mortgaged Property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, and/or to certain minimum requirements. MF1 may waive this escrow requirement in certain circumstances, including, but not limited to, where the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) for which the tenant repairs and maintains the Mortgaged Property.

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●       Tenant Improvements / Leasing Commissions—A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated commercial leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. MF1 may waive this escrow requirement in certain circumstances, including, but not limited to, where the Mortgaged Property is a single tenant property (or is substantially leased to a single tenant) with a lease that extends beyond the loan term.

●       Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. MF1 may waive this escrow requirement in certain circumstances, including, but not limited to, where: (i) the deferred maintenance items do not materially impact the function, performance or value of the property or (ii) the Mortgaged Property is a single tenant property (or is substantially leased to a single tenant) for which the tenant is responsible for the repairs.

●       Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. MF1 may waive this escrow requirement in certain circumstances, including, but not limited to, where: (i) the sponsor of the borrower delivers a guaranty agreeing to complete the remediation or (ii) environmental insurance is in place or obtained.

For a description of the escrows collected with respect to the Mortgage Loans, see Annex A-1 to this prospectus.

Exceptions. One or more of the Mortgage Loans may vary from the specific MF1 underwriting guidelines described above when additional credit positive characteristics are present as discussed above. None of the Mortgage Loans was originated with any material exceptions from MF1’s underwriting guidelines described above.

Review of Mortgage Loans

Overview. MF1 has conducted a review of the Mortgage Loans in connection with the securitization described in this prospectus. The review of the Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “MF1 Review Team”). The review procedures described below were employed with respect to all of the Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the MF1 Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the MF1 Review Team during the underwriting process. After origination of each Mortgage Loan, the MF1 Review Team updated the information in the database and the related asset summary report with respect to such Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated

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operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the MF1 Review Team.

A data tape (the “MF1 Data Tape”) containing detailed information regarding each Mortgage Loan was created from the information in the database referred to in the prior paragraph. The MF1 Data Tape was used to provide the numerical information regarding the Mortgage Loans in this prospectus.

Data Comparison and Recalculation. MF1 engaged a third-party accounting firm to perform certain data validation and recalculation procedures designed by MF1, relating to information in this prospectus regarding the Mortgage Loans. These procedures included:

●	comparing the information in the MF1 Data Tape against various source documents provided by MF1 that are described under “—Database” above;
●	comparing numerical information regarding the Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the MF1 Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Mortgage Loans disclosed in this prospectus.

Legal Review. MF1 engaged various law firms to conduct certain legal reviews of the Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Mortgage Loan, MF1’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each Mortgage Loan reviewed MF1 Seller’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Mortgage Loans. Such assistance included, among other things, (i) a review of MF1’s asset summary report, and its origination counsel’s due diligence questionnaire, for each Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Mortgage Loans prepared by origination counsel, and (iii) a review of select provisions in certain loan documents with respect to certain of the Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying Mortgaged Properties of which MF1 was aware at the origination of any Mortgage Loan, the MF1 Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If the MF1 Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any Mortgage Loan, the MF1 Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The MF1 Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Mortgage Loans to determine whether any Mortgage Loan materially deviated from the underwriting guidelines set forth under “—MF1’s Underwriting Standards and Processes” above. See “—MF1’s Underwriting Standards and Processes—Exceptions” above.

Findings and Conclusions. Based on the foregoing review procedures, the MF1 Review Team determined that the disclosure regarding the Mortgage Loans in this prospectus is accurate in all material respects. The MF1 Review Team also determined that the Mortgage Loans were originated in accordance with MF1’s origination procedures and underwriting criteria, except as described under “—MF1’s Underwriting Standards and Processes—

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Exceptions” above. MF1 attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

This is the first securitization transaction sponsored by MF1 Seller and it has not previously filed a Form ABS-15G. MF1 Seller’s Central Index Key is 0002134174.

Retained Interests in this Securitization

On the Closing Date, MF1 REIT III FR Retention Holder LLC, an affiliate of MF1 Seller, will retain the Horizontal Risk Retention Certificates and affiliates of MF1 Seller are expected to retain the Class E, Class F, Class X-F and Class X-S certificates. Except as described above, neither MF1 Seller nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization on the Closing Date. However, MF1 Seller or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates (other than the Horizontal Risk Retention Certificates) at any time.

The information set forth under “—MF1 REIT III FR TRS LLC” has been provided by MF1 Seller.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMorgan Chase Bank, National Association and an affiliate of JPMS. The depositor maintains its principal office at 270 Park Avenue, 4th Floor, New York, New York 10017. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from the mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

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The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, JPMF1 Multifamily Mortgage Trust 2026-FX1 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties―The Certificate Administrator and Trustee”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the operating advisor and the asset representations reviewer. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan seller, as described under “Description of the Mortgage Loan Purchase Agreement” in this prospectus.

The Certificate Administrator and Trustee

Computershare Trust Company, National Association (“Computershare Trust Company”) will act as certificate administrator, certificate registrar, trustee and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

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Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $5.1 billion (USD) in assets as of December 31, 2025. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer-related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for certificate transfer services is located at 1505 Energy Park Drive, St. Paul, Minnesota 55108.

On November 1, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) and Wells Fargo Delaware Trust Company, N.A. (together with Wells Fargo Bank, collectively “Wells Fargo”) sold substantially all of its Corporate Trust Services (“CTS”) business to Computershare Limited, Computershare Trust Company, and Computershare Delaware Trust Company (collectively, “Computershare”). Virtually all CTS employees of Wells Fargo, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On and after November 1, 2021, Wells Fargo has been transferring its roles, duties, rights, and liabilities under the relevant transaction agreements to Computershare. For any transaction where the roles of Wells Fargo have not yet transferred to Computershare, Computershare, as of November 1, 2021, performs all or virtually all of the obligations of Wells Fargo as its agent as of such date.

Trustee

Computershare Trust Company will act as trustee pursuant to the PSA. Computershare Trust Company has provided corporate trust related services since 2000 through its predecessors and affiliates. Computershare Trust Company provides trustee services for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities, and collateralized debt obligations. As of December 31, 2025, Computershare Trust Company was acting in some cases as the named trustee or indenture trustee, and in most cases as agent for the named trustee or indenture trustee, on approximately 653 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $419 billion (USD).

In its capacity as trustee on commercial mortgage securitizations, Computershare Trust Company is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, neither Computershare Trust Company, nor the CTS business it acquired from Wells Fargo Bank, has been required to make an advance on a commercial mortgage-backed securities transaction.

Certificate Administrator

Under the terms of the PSA, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and all grantor trust tax returns on behalf of the Grantor Trust and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. With its acquisition of the CTS

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business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of December 31, 2025, Computershare Trust Company was acting in some cases as the certificate administrator, and in most cases as agent for the certificate administrator, on approximately 1,338 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $746 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any cash credited to the accounts that the certificate administrator is required to maintain pursuant to the PSA will be held by one or more institutions in a manner satisfying the requirements of the PSA, including any applicable eligibility criteria for account banks set forth in the PSA.

Custodian

Computershare Trust Company will act as the custodian of the mortgage loan files pursuant to the PSA. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of December 31, 2025, Computershare Trust Company was acting in some cases as the custodian, and in most cases as agent for the custodian, for approximately 458,363 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by one or more sponsor or their affiliates and anticipates that one or more of those mortgage loans may be included in the issuing entity. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For five CMBS transactions, Computershare Trust Company disclosed transaction-level material noncompliance related to its CMBS bond administration function on its 2025 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for each such transaction (each, a “Subject 2025 Computershare CMBS Annual Statement of Compliance”).

For one CMBS transaction, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to an internal update that set certain payments to be manually processed that resulted in three classes of certificates not receiving their distribution on the related distribution date. Computershare Trust Company revised the distribution to correct the error within seven days of the related distribution date.

For two CMBS transactions, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to certain settings within the applicable payment model that resulted in an overpayment to one class of certificates and a corresponding aggregate underpayment to five classes of certificates for one such transaction, and an overpayment to one class of certificates and a corresponding aggregate underpayment to two classes of certificates for such other transaction, in each case, on the

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related distribution date. Computershare Trust Company revised the distribution for each transaction to correct the error within five days and six days, respectively, of the applicable distribution date.

For one CMBS transaction, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to processing a pool level adjustment in the servicer’s report that resulted in an underpayment to six classes of certificates on the related distribution date. Computershare Trust Company revised the distribution to correct the payment error the following month.

For one CMBS transaction, the related Subject 2025 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to an off-cycle adjustment that resulted in one class of certificates not receiving its principal distribution on the related distribution date. Computershare Trust Company revised the distribution to correct the payment error prior to the next distribution date.

For each of the five CMBS transactions, the related Subject 2025 Computershare CMBS Annual Statement of Compliance states that Computershare Trust Company has reinforced its policies or implemented necessary changes to its procedures and controls in an effort to prevent a reoccurrence of the errors.

Neither Computershare Trust Company nor any of its affiliates will retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity.  However, of Computershare Trust Company or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The current long-term issuer ratings of Computershare are “BBB(high)” by Morningstar DBRS, “BBB+” by Fitch, “A-” by KBRA, “Baa2” by Moody’s and “BBB” by S&P.

The information set forth under this heading “—The Certificate Administrator and Trustee” has been provided by Computershare Trust Company.

For a description of any material affiliations, relationships and related transactions between Computershare Trust Company and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator and the trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator and the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator and the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to be the master servicer and in this capacity will be responsible for the master servicing and administration of certain of the Serviced Mortgage Loans and Serviced Companion Loans pursuant to the PSA. Certain servicing and

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administrative functions may also be provided by one or more primary servicers or sub-subservicers that previously serviced the Mortgage Loans for the applicable loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing and asset management for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P, Moody’s, Fitch, Morningstar DBRS and KBRA. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar DBRS. For each category, S&P ranks Midland as “Strong”. Morningstar DBRS ranks Midland as “MOR CS2” for master servicer, “MOR CS1” for primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2+” for master servicer, “CPS2+” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed.

Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. While Midland operates under a work from home strategy for certain personnel, Midland’s policies, operating procedures and business continuity plan contemplate and provide the mechanism for any Midland personnel currently working in the office to transition to work from home as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes.

In accordance with the PSA, Midland has engaged (or may in the future engage) one or more third-party vendors and/or affiliates to support Midland’s performance of certain duties and/or obligations under the PSA, including, but not limited to, with respect to one or more of the following tasks:

●	converting and de-converting loans to or from the servicing system and setting up any applicable cash management waterfall;
●	calculating certain amounts such as principal and interest payments, default interest, deferred interest, rent escalations, financial statement penalty fees, payoff amounts and other ad hoc items;
●	calculating remittances and allocated loan and appraisal reduction amounts and preparing remittance reports and other related reports, including Schedule AL;
●	administering certain aspects relating to reserve account disbursement requests;
●	assisting with the collection of financial/operating statements and rent rolls and performing operating statement and rent roll spreading activities;
●	monitoring covenant compliance and occupancy and tenant-related triggers, completing certain covenant calculations, tests and related analyses and identifying loans for Midland to proceed with cash management implementation;
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●	UCC, tax and insurance-related researching, monitoring, filing, reporting, collecting and tracking, and lien release filing and tracking;
●	performing property inspections and preparing the related property inspection reports;
●	updating of the servicing system periodically with certain information, such as with respect to borrower, collateral, loan terms, escrows, reserves, covenants, loan-level transactions (i.e., amendments, assumptions, defeasances, etc.) and servicing fees;
●	processing loan and bring current statements and updating receivables;
●	per Midland’s requirements, generating certain correspondence including hello letters, missed payment letters, financial statement demand letters and event of default letters; and
●	one or more additional tasks assigned by Midland; provided, however, such tasks will not include holding or collecting funds or performing asset management (other than document review and preparation in support of Midland’s asset managers’ processing of certain asset management transactions).

Notwithstanding the foregoing, Midland will remain responsible for Midland’s duties and/or obligations under the PSA. Midland monitors and oversees its third-party vendors in compliance with its internal procedures, the PSA and applicable law.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CRE Servicing Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CRE Servicing Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CRE Servicing Insight®.

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Midland anticipates acquiring the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the mortgage loans sold to the depositor by the mortgage loan sellers pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate (A) if a serviced mortgage loan, then minus 0.03125%, or (B) if a non-serviced mortgage loan, then minus 0.000625%.

As of March 31, 2026, Midland was master and primary servicing approximately 19,070 commercial and multifamily mortgage loans with a principal balance of approximately $429 billion. The collateral for such loans may be located in all 50 states, the District of Columbia, Puerto Rico, Guam, US Virgin Islands and Canada. Approximately 13,878 of such loans, with a total principal balance of approximately $354 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2023 to 2025.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2023	2024	2025
CMBS	$336	$347	$352
Other	$244	$173	$156
Total	$580	$521	$508

As of March 31, 2026, Midland was named the special servicer in approximately 296 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $104 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 208 assets with an outstanding principal balance of approximately $5.2 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2023 to 2025.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2023	2024	2025
Total	$119	$118	$105

From time to time, PNC Bank, National Association (“PNC Bank”), including its Midland division, and/or its affiliates may purchase or sell securities, including Certificates issued in this offering in the secondary market.

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing certificateholder, any companion loan holder, the other Certificateholders (or an affiliate or a third-party representative of one or

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more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for (i) a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation and/or (ii) certain services, in each case, in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

PNC Bank and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The foregoing information set forth under this sub-heading regarding Midland has been provided by Midland.

For a description of any material affiliations, relationships and related transactions between Midland, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Midland will have various duties under the PSA. Certain duties and obligations of Midland are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Midland, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

MF1 Loan Services LLC, a Delaware limited liability company (“MF1 Loan Services”) will act as the special servicer for the Mortgage Loans pursuant to the Pooling and Servicing Agreement. MF1 Loan Services is wholly owned by MF1 Process LLC, which is a joint venture between Berkshire Residential Investments and Limekiln Real Estate Investment Management. The principal servicing offices of MF1 Loan Services are located at One Beacon Street, 24th Floor, Boston, Massachusetts 02108. The MF1 platform invests in multifamily debt investments, including senior and mezzanine loans, preferred equity, and investment grade and non-investment grade bonds.

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MF1 Loan Services was formed and organized on April 25, 2023. As of March 31, 2026, the MF1 platform had 32 employees responsible for performing functions related to the special servicing of commercial mortgage loans, including its senior management team averaging over 25 years of industry experience. This transaction represents the nineteenth time MF1 Loan Services will be engaged in the special servicing of commercial mortgage loans in a securitization, including commercial real estate collateral loan obligation and single asset single-borrower securitizations. As of March 31, 2026, MF1 Loan Services is engaged as special servicer for over $16 billion of commercial mortgage loans (excluding this transaction) pursuant to commercial real estate CLO and single-asset single-borrower commercial mortgage loan securitizations. As of March 31, 2026, MF1 Loan Services was actively managing 21 Specially Serviced securitized commercial mortgage loans, secured by 32 properties with an approximate unpaid balance of $1.2 billion. MF1 Loan Services currently has a commercial mortgage-backed securities special servicer rating of “CLLSS3-” from Fitch.

The following table sets forth information about MF1 Loan Services’ total portfolio of named special servicing for commercial and multifamily mortgage loans during the year or period ending as of the dates indicated:

Named Special Servicing	12/31/2024	12/31/2025	3/31/2026
By Approximate Number of Securitizations	3	17	15
By Approximate Aggregate Unpaid Principal Balance (in billions)	$2.7	$19.8	$16.1

MF1 Loan Services is an affiliate of (i) MF1 REIT III FR TRS LLC, the mortgage loan seller, the sponsor and the Retaining Sponsor, (ii) MFI Capital LLC, the originator of the Mortgage Loans, and (iii) MF1 REIT III FR Retention Holder LLC, the initial directing certificateholder and the holder of the Class G-RR, Class H-RR and Class J-RR certificates. In addition, affiliates of MF1 Loan Services are expected to be the initial holders of the Class E, Class F, Class X-F and Class X-S certificates. MF1 Loan Services or its affiliates may, in the future, own interests in certain other classes of certificates.

MF1 Loan Services has detailed operating policies and procedures which, pursuant to such policies and procedures are scheduled to be reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. MF1 Loan Services has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case-by-case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by MF1 Loan Services for any particular mortgage loan depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property.

MF1 Loan Services is subject to an annual external assessment and attestation report. Pursuant to MF1 Loan Services' policies and procedures, the first such annual external assessment was completed in 2025 with respect to calendar year 2024.

MF1 Loan Services will utilize a cloud-based surveillance and asset management system that contains performance information at the portfolio, loan and property levels on the

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various loans that it services, which system also has the capacity to aggregate performance information on any REO assets that it may service. MF1 Loan Services’ key servicing application is hosted and supported by a third party and its disaster recovery and business continuity programs have been reviewed and vetted. MF1 Loan Services utilizes its parent’s existing technology, engineering and data teams for its crisis management and business continuity programs.

In its capacity as the special servicer, MF1 Loan Services will not have primary responsibility for custody services of original documents evidencing the underlying Specially Serviced Loan. MF1 Loan Services may from time to time have custody of certain of such documents as necessary for enforcement actions involving the underlying Specially Serviced Loan or otherwise. To the extent that MF1 Loan Services has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with accepted servicing practices.

MF1 Loan Services does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it anticipates acting as special servicer. In certain instances, MF1 Loan Services may have the right to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer. Generally, MF1 Loan Services’ servicing functions under pooling and servicing agreements will not include collection on the pool assets, however MF1 Loan Services will maintain certain operating accounts with respect to REO properties in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements.

There are, to the actual current knowledge of MF1 Loan Services, no special or unique factors of a material nature involved in special servicing the particular type of asset included in this transaction, as compared to the types of assets included in other commercial mortgage-backed securitization transactions generally. MF1 Loan Services’ processes and procedures will not materially differ from the processes and procedures to be employed by MF1 Loan Services in connection with its special servicing of commercial mortgage-backed securitization pools generally.

MF1 Loan Services does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, MF1 Loan Services believes that its financial condition will not have any material impact on the Specially Serviced Loan performance or the performance of the certificates.

From time to time, MF1 Loan Services may be a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. MF1 Loan Services does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against MF1 Loan Services or of which any of its property is the subject, that are material to the Certificateholders.

MF1 Loan Services may occasionally engage consultants to perform property inspections and to provide surveillance on a property and its local market. MF1 Loan Services currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction.

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In the securitizations in which MF1 Loan Services acts as special servicer, MF1 Loan Services may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, MF1 Loan Services’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace MF1 Loan Services as the special servicer.

Except as disclosed herein and except for MF1 Loan Services acting as Special Servicer, there are no specific relationships that are material involving or relating to this transaction or the Specially Serviced Loan between MF1 Loan Services or any of its affiliates, on the one hand, and the issuing entity, the trustee, the certificate administrator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed herein, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party, other than in connection with this transaction, between MF1 Loan Services or any of its affiliates, on the one hand, and the issuing entity, the trustee, the certificate administrator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

Except as disclosed herein, neither MF1 Loan Services nor any of its affiliates will retain on the Closing Date any other certificates issued by the issuing entity or any other economic interest in this securitization. From time to time, MF1 Loan Services and/or its affiliates may purchase securities, including CMBS certificates. MF1 Loan Services and/or its affiliates may from time to time purchase any such certificates, including in the secondary market. Any such party will have the right to dispose of such certificates at any time, subject to any relevant restrictions that may be applicable to the transfer of such certificates as a result of the Credit Risk Retention Rules.

The information set forth in this prospectus regarding MF1 Loan Services under this heading “—Special Servicer” has been provided by MF1 Loan Services. MF1 Loan Services does not make any representations as to the validity or sufficiency of the Pooling and Servicing Agreement (other than as to it being a valid obligation of MF1 Loan Services as Special Servicer), the Certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by MF1 Loan Services) or any related documents.

The Depositor, the Initial Purchasers, the Master Servicer, the Operating Advisor, the Trustee and the Certificate Administrator may maintain banking and other commercial relationships with the Special Servicer and its affiliates.

The special servicer may be terminated, with respect to the Mortgage Loans, without cause, by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Directing Certificateholder (for so long as a Control Termination Event does not exist), as described and to the extent in “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause” in this prospectus.

The special servicer may resign under the Pooling and Servicing Agreement as described under “Pooling and Servicing Agreement—Resignation of the Master Servicer or Special Servicer” in this prospectus.

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Certain duties and obligations of MF1 Loan Services as the special servicer and the provisions of the Pooling and Servicing Agreement are described under “Pooling and Servicing Agreement”, “—Enforcement of ‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” and “—Inspections” in this prospectus. MF1 Loan Services’ ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

MF1 Loan Services, in its capacity as special servicer, will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. Certain terms of the Pooling and Servicing Agreement regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the Pooling and Servicing Agreement, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and Serviced Whole Loan. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and upon notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors and agencies of the U.S. Government. Pentalpha Surveillance’s platform uses compliance checking software and has a team of industry specialists focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty failures, derivative contract errors, litigation support and expert testimony as well as other consulting assignments.

As of March 31, 2026, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 340 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $288 billion. As of March 31,

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2026, Pentalpha Surveillance was acting as asset representations reviewer for 150 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $140 billion.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

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Credit Risk Retention

General

This transaction is required to comply with the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) as they relate to commercial mortgage-backed securities. MF1 REIT III FR TRS LLC will act as the “retaining sponsor” (as defined in the Credit Risk Retention Rules, the “Retaining Sponsor”), and is expected to satisfy its risk retention requirement initially through the purchase by its “majority-owned affiliate” (as defined in the Credit Risk Retention Rules, the “Retaining Party”), which is expected to be MF1 REIT III FR Retention Holder LLC, a Delaware limited liability company, of the Class G-RR, Class H-RR and Class J-RR certificates (collectively, the “Horizontal Risk Retention Certificates”), with an aggregate initial Certificate Balance of $50,478,000 and representing approximately 5.08% of the aggregate fair value of the certificates (other than the Class R certificates) as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). The Horizontal Risk Retention Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

While the Retaining Sponsor will initially satisfy its risk retention requirements through the purchase by the Retaining Party of the Horizontal Risk Retention Certificates, the Retaining Sponsor is permitted under the Credit Risk Retention Rules under certain circumstances to transfer the Horizontal Risk Retention Certificates to a “third-party purchaser” (as defined in Regulation RR) at any time on or after the date that is 5 years after the Closing Date. Any such transfer will be subject to the satisfaction of all applicable provisions under the Credit Risk Retention Rules. See “—Hedging, Transfer and Financing Restrictions” below.

Notwithstanding any references in this prospectus or the PSA to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The sponsor has determined that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

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Horizontal Risk Retention Certificates

General

The Retaining Party is expected to purchase the Horizontal Risk Retention Certificates, consisting of the classes of certificates identified in the table below.

Class of Horizontal Risk Retention Certificates	Initial Certificate Balance	Fair Value of the Horizontal Risk Retention Certificates (in $ and %)(1)	Purchase Price(2)
Class G-RR	$9,178,000	$6,796,428 / 0.92%	74.0513%
Class H-RR	$11,931,000	$8,835,061 / 1.20%	74.0513%
Class J-RR	$29,369,000	$21,748,126 / 2.96%	74.0513%

(1)	The fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a dollar amount and as a percentage of the aggregate fair value of all of the certificates (other than the Class R certificates).
(2)	Expressed as a percentage of the initial Certificate Balance of the indicated class of Horizontal Risk Retention Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the Horizontal Risk Retention Certificates to be acquired by the Retaining Party is approximately $37,379,615, excluding accrued interest.

The aggregate fair value of the Horizontal Risk Retention Certificates in the above table is equal to approximately $37,379,615, representing approximately 5.08% of the aggregate fair value of all of the classes of certificates (other than the Class R certificates) issued by the issuing entity. The Retaining Sponsor is required to retain an eligible horizontal residual risk retention interest with a fair value as of the Closing Date of at least $36,763,206 (representing approximately 5.00% of the aggregate fair value of all the classes of certificates (other than the Class R certificates)).

The approximate fair value of each class of certificates (other than the Class R certificates) based on actual sales prices and final tranche sizes is set forth below:

Class of Certificates	Fair Value
Class A-2	$74,999,925
Class A-3	$443,339,500
Class X-A	$8,398,971
Class X-D	$1,923,493
Class X-F	$158,162
Class X-S	$2,981,647
Class A-S	$61,550,709
Class B	$42,601,344
Class C	$32,012,400
Class D	$10,560,617
Class E	$12,370,360
Class F	$6,987,374
Class G-RR	$6,796,428
Class H-RR	$8,835,061
Class J-RR	$21,748,126
Total:	$735,264,116

The aggregate fair value of all of the classes of certificates (other than the Class R certificates) is approximately $735,264,116.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates and the Retained Interest and (b) the valuation methodology or the key inputs and assumptions

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that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the Horizontal Risk Retention Certificates that will be retained by the Retaining Party based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “—Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice disclosures are expected to be included in a Current Report on Form 8-K on, or a reasonable period after, the Closing Date.

Material Terms of the Eligible Horizontal Residual Interest

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the certificates and Trust Components in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class X-A, Class X-D, Class X-F and Class X-S certificates and the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1 and Class A-3-X2 Trust Components), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Class J-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C Trust Component, eighth, to the Class B Trust Component, ninth, to the Class A-S Trust Component, and finally, pro rata based on their respective Certificate Balances, to the Class A-2, Class A-3 Trust Components, in each case until the Certificate Balance of that class or Trust Component has been reduced to zero. Any Realized Loss applied to the Class A-2, Class A-3, Class A-S, Class B or Class C Trust Component will be allocated to the corresponding classes of Exchangeable Certificates with Certificate Balances pro rata to reduce their Certificate Balances in accordance with their Class Percentage Interests therein. See “Description of the Certificates—Distributions—Priority of Distributions” and “Pooling and Servicing Agreement—The Directing Certificateholder”.

For a description of other material payment terms of the Classes of Yield-Priced Principal Balance Certificates identified in the table above in “—General”, see “Description of the Certificates”.

Hedging, Transfer and Financing Restrictions

The Retaining Sponsor will agree to be the “retaining sponsor” (as defined in Regulation RR) and to hold or cause the Horizontal Risk Retention Certificates to be held in accordance with the provisions of the Credit Risk Retention Rules, which includes certain restrictions on hedging, transfer and financing of the Horizontal Risk Retention Certificates. These restrictions provide that (i) the Retaining Sponsor may transfer the Horizontal Risk Retention Certificates to a “third-party purchaser” (as defined in Regulation RR) (a “Successor Third-Party Purchaser”) on and after the date that is 5 years after the Closing

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Date and in accordance with the Credit Risk Retention Rules or another “majority-owned affiliate”, (ii) the Retaining Sponsor and its affiliates will not be permitted to engage in any hedging transactions (except as permitted pursuant to the Credit Risk Retention Rules) if payments on the hedge instrument are materially related to the credit risk of the Horizontal Risk Retention Certificates and the hedge position would limit the financial exposure to the credit risk of the Horizontal Risk Retention Certificates and (iii) neither the Retaining Sponsor nor any of its affiliates may pledge the Horizontal Risk Retention Certificates as collateral for any obligation unless such obligation is with full recourse to the sponsor or affiliate, respectively.

Subject to the previous paragraph, the restrictions on hedging and transfer under the Credit Risk Retention Rules will apply during the period commencing on the Closing Date and expiring on the date that is the earliest of (A) the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total outstanding Certificate Balance of the certificates has been reduced to 33% of the sum of the total outstanding Certificate Balance of the certificates as of the Closing Date; and (iii) two years after the Closing Date, (B) solely with respect to the Horizontal Risk Retention Certificates to the extent that the Horizontal Risk Retention Certificates has been transferred to a Successor Third-Party Purchaser, the date on which all of the Mortgage Loans have been defeased in accordance with paragraph (b)(8)(i) of Rule 7 under Regulation RR and (C) any date on which the Credit Risk Retention Rules cease to require the retention of risk with respect to the securitization of the Mortgage Loans contemplated by the PSA, resulting from the repeal, amendment or modification of all or any applicable portion of the Credit Risk Retention Rules.

Operating Advisor

The operating advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability company. As described under “Pooling and Servicing Agreement—The Operating Advisor”, the operating advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan to the extent set forth in the PSA;
●	review reports provided by the special servicer to the extent set forth in the PSA;
●	review for accuracy certain calculations made by the special servicer to the extent set forth in the PSA; and
●	issue an annual report generally (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) setting forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the Servicing Standard and (2) a replacement of the special servicer would be in the best interest of the Certificateholders (as a collective whole), the operating advisor will have the right at any time to recommend the replacement of the special servicer with respect to the Mortgage

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Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of the Master Servicer or Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be required to consult on a non-binding basis with the special servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the operating advisor has received a Major Decision Reporting Package. The operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the operating advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced Pooling and Servicing Agreement. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when (i) the Certificate Balances of the classes of Horizontal Risk Retention Certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate or (ii) a Control Termination Event is continuing.

The certificate administrator will be required to notify the operating advisor, the master servicer and the special servicer of the commencement or cessation of any Operating Advisor Consultation Event.

The operating advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses. For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The operating advisor is required to be an Eligible Operating Advisor at all times that it is acting as operating advisor under the PSA. As a result of Pentalpha Surveillance LLC’s experience and independence as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Pentalpha Surveillance LLC under the PSA and satisfaction that no payments have been paid by the special servicer to Pentalpha Surveillance LLC of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance LLC qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

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The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

MF1 Seller will make the representations and warranties identified on Annex D-1 with respect to its Mortgage Loans, subject in each case to the exceptions to these representations and warranties set forth in Annex D-2.

At the time of MF1 Seller’s decision to include each of its Mortgage Loans in this transaction, MF1 Seller determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus with respect to each of its Mortgage Loans were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents to) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by MF1 Seller that the acceptance of the related fact or circumstance by the originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by MF1 Seller that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which MF1 Seller based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in

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such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under the MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of the mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2026-FX1 will consist of the following classes: the Class A-2 Exchangeable Certificates and the Class A-3 Exchangeable Certificates (collectively with the Class A-S Exchangeable Certificates, the “Class A Certificates”), Class X-A, Class X-D, Class X-F, Class X-S certificates, and the Class A-S Exchangeable Certificates, Class B Exchangeable Certificates, the Class C Exchangeable Certificates and the Class D, Class E, Class F, Class G-RR, Class H-RR, Class J-RR and Class R certificates.

The Class A Certificates (other than the Class A-S Exchangeable Certificates) and the Class X-A, Class X-D, Class X-F, Class X-S Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates, the Class C Exchangeable Certificates and the Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates (excluding the Exchangeable Certificates) are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates, the Subordinate Certificates and the Class R certificates are collectively referred to in this prospectus as the “Certificates”. The Class X-A, Class X-D, Class X-F and Class X-S certificates are collectively referred to as the “Class X Certificates”.

The “Exchangeable Certificates” are comprised of (i) Class A-2, Class A-2-1, Class A-2-2, Class A-2-X1, Class A-2-X2 certificates (collectively, the “Class A-2 Exchangeable Certificates”), (ii) the Class A-3, Class A-3-1, Class A-3-2, Class A-3-X1 and Class A-3-X2 certificates (collectively, the “Class A-3 Exchangeable Certificates”), (iii) the Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1 and Class A-S-X2 certificates (collectively, the “Class A-S Exchangeable Certificates”), (iv) the Class B, Class B-1, Class B-2, Class B-X1 and Class B-X2 certificates (collectively, the “Class B Exchangeable Certificates”) and (v) the Class C, Class C-1, Class C-2, Class C-X1 and Class C-X2 certificates (collectively, the “Class C Exchangeable Certificates”). The Class A-2-X1, Class A-2-X2, A-3-X1, Class A-3-X2, Class A-S-X1, Class A-S-X2, Class B-X1, Class B-X2, Class C-X1 and Class C-X2 certificates are collectively referred to herein as the “Exchangeable IO Certificates”.

The Certificates (other than the Class X Certificates, the Class R certificates and the Exchangeable IO Certificates) are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates are also referred to in this prospectus as the “Offered Certificates”. The Class G-RR, Class H-RR and Class J-RR certificates are also referred to in this prospectus as the “Horizontal Risk Retention Certificates” and are expected to be purchased and retained by MF1 REIT III FR Retention Holder LLC.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates and the Exchangeable IO Certificates will have the respective Notional Amounts shown under “Summary of Certificates”.

The “Certificate Balance” of any class of Principal Balance Certificates or Exchangeable P&I Trust Component outstanding at any time represents the maximum amount that its

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holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and each Exchangeable P&I Trust Component will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates or Exchangeable P&I Trust Component on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates or Exchangeable P&I Trust Component in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or Exchangeable P&I Trust Component may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates, the Exchangeable IO Certificates and the Exchangeable IO Trust Components will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”).

The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-2 and Class A-3 Trust Components outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $513,950,000.

The Notional Amount of the Class X-D certificates will equal the aggregate Certificate Balance of the Class D and Class E certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $26,615,000.

The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates outstanding from time to time. The initial Notional Amount of the Class X-F certificates will be approximately $8,260,000.

The Notional Amount of the Class X-S certificates will equal the aggregate of the Certificate Balances of the Class A-2, Class A-3, Class A-S, Class B and Class C Trust Components and the Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates outstanding from time to time. The initial Notional Amount of the Class X-S certificates will be approximately $734,215,000.

The Notional Amounts of the Class A-2-X1 and Class A-2-X2 Trust Components will equal the Certificate Balance of the Class A-2 Trust Component. The Notional Amounts of the Class A-2-X1 and Class A-2-X2 Certificates will equal the Certificate Balances of the Class A-2-1 and Class A-2-2 Certificates, respectively.

The Notional Amounts of the Class A-3-X1 and Class A-3-X2 Trust Components will equal the Certificate Balance of the Class A-3 Trust Component. The Notional Amounts of the Class A-3-X1 and Class A-3-X2 Certificates will equal the Certificate Balances of the Class A-3-1 and Class A-3-2 Certificates, respectively.

The Notional Amounts of the Class A-S-X1 and Class A-S-X2 Trust Components will equal the Certificate Balance of the Class A-S Trust Component. The Notional Amounts of

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the Class A-S-X1 and Class A-S-X2 Certificates will equal the Certificate Balances of the Class A-S-1 and Class A-S-2 Certificates, respectively.

The Notional Amounts of the Class B-X1 and Class B-X2 Trust Components will equal the Certificate Balance of the Class B Trust Component. The Notional Amounts of the Class B-X1 and Class B-X2 Certificates will equal the Certificate Balances of the Class B-1 and Class B-2 Certificates, respectively.

The Notional Amounts of the Class C-X1 and Class C-X2 Trust Components will equal the Certificate Balance of the Class C Trust Component. The Notional Amounts of the Class C-X1 and Class C-X2 Certificates will equal the Certificate Balances of the Class C-1 and Class C-2 Certificates, respectively.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Exchangeable Certificates) and the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1, Class A-3-X2, Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 Trust Components will be issued by the upper-tier REMIC (the “Upper-Tier REMIC” and, collectively with the Lower-Tier REMIC, the “Trust REMICs”). The grantor trust (the “Grantor Trust”) will issue the Exchangeable Certificates, all of which will represent beneficial ownership of one or more of the REMIC “regular interests” issued by the Upper-Tier REMIC.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in July 2026.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The Percentage Interest of any Class R certificate will be set forth on the face thereof.

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The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and any Companion Distribution Account maintained by it, in Permitted Investments. The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)    the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts, the “Periodic Payments”), that are due on a Payment Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;
●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Payment Due Date occurring after the related Determination Date, subsequent to the related Payment Due Date) allocable to the Mortgage Loans;
●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;
●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
●	all Yield Maintenance Charges and Prepayment Premiums;
●	all amounts deposited in the Collection Account in error; and
●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Interest Rate for the related Mortgage Loan;
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(b)    if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Account for such Distribution Date if received by the master servicer on or prior to the related Determination Date;

(c)    all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)  with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)  the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates and each Trust Component that would remain unpaid as of the close of business on such Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately succeeding the Payment Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Payment Due Date if such Mortgage Loan (including any Companion Loan) had a Payment Due Date in such preceding month and ending on and including the Payment Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Payment Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

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Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates and the Trust Components have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class X-A, Class X-D, Class X-F and Class X-S certificates and the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1 and Class A-3-X2 Trust Components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes and Trust Components;

Second, to the Class A-2 and Class A-3 Trust Components, in reduction of the Certificate Balances of those classes, in the following priority:

(i)                            prior to the Cross-Over Date:

(a)  to the Class A-2 Trust Component, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-2 Trust Component is reduced to zero; and

(b)  to the Class A-3 Trust Component, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) has been made) for such Distribution Date, until the Certificate Balance of the Class A-3 Trust Component is reduced to zero;

(ii)                         on or after the Cross-Over Date, to the Class A-2 and Class A-3 Trust Component remaining outstanding, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of Class A-2 and Class A-3 Trust Component, as applicable, are reduced to zero;

Third, to the Class A-2 and Class A-3 Trust Components, first, (i) up to an amount equal to, and pro rata in accordance with, the aggregate unreimbursed Realized Losses previously allocated to each such class or Trust Component, then, (ii) up to an amount equal to, and pro rata in accordance with, all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class or Trust Component compounded monthly from the date the related Realized Loss was allocated to such class or Trust Component until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S, Class A-S-X1 and Class A-S-X2 Trust Components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such Trust Components;

Fifth, after the Certificate Balances of the Class A-2 and Class A-3 Trust Components have been reduced to zero, to the Class A-S Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until its Certificate Balance is reduced to zero;

Sixth, to the Class A-S Trust Component, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such Trust Component, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Trust Component compounded monthly from

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the date the related Realized Loss was allocated to such Trust Component until the date such Realized Loss is reimbursed;

Seventh, to the Class B, Class B-X1 and Class B-X2 Trust Components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such Trust Components;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until its Certificate Balance is reduced to zero;

Ninth, to the Class B Trust Component, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such Trust Component, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component until the date such Realized Loss is reimbursed;

Tenth, to the Class C, Class C-X1 and Class C-X2 Trust Components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such Trust Components;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B Trust Component have been reduced to zero, to the Class C Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until its Certificate Balance is reduced to zero;

Twelfth, to the Class C Trust Component, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C Trust Components have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such class;

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Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B and Class C Trust Components and the Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B and Class C Trust Components and the Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B and Class C Trust Components and the Class D, Class E and Class F certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B and Class C Trust Components and the Class D, Class E, Class F and Class G-RR certificates have been reduced to zero, to the Class H-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

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Twenty-seventh, to the Class H-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-eighth, to the Class J-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, after the Certificate Balances of the Class A Certificates, the Class B and Class C Trust Components and the Class D, Class E, Class F, Class G-RR and H-RR certificates have been reduced to zero, to the Class J-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the Class J-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Thirty-first, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates (other than the Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and the Class C Exchangeable Certificates) and the Class A-S, Class B and Class C Trust Components have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates or Trust Component in respect of which a reimbursement is made.

Principal and interest payable on the Trust Components will be distributed pro rata to the corresponding classes of Exchangeable Certificates representing interests therein in accordance with their Class Percentage Interests therein as described below under “—Exchangeable Certificates”.

If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the order of distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (ii) the Interest Shortfall with respect to each affected class of Certificates (other than the Class R certificates) or Trust Components for the next Distribution Date will be increased by the amount of interest that would have accrued through the then-current Distribution Date if the restored write-down for the reimbursed

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class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such class of certificates or Trust Components will be decreased by such amount.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of the Class A-2, Class A-3, Class D and Class E certificates for any Distribution Date will be a fixed rate per annum equal to the Pass-Through Rate set forth opposite such class of certificates in the table on the cover of this prospectus or the table under the heading “Summary of Certificates” in this prospectus, as applicable. The Pass-Through Rate for the Class F certificates for any Distribution Date will be a variable rate per annum equal to the lesser of (a) the Pass-Through Rate set forth opposite such class of certificates in the table on the cover of this prospectus or the table under the heading “Summary of Certificates” in this prospectus, as applicable, and (b) the WAC Rate for the related Distribution Date. The Pass-Through Rate for each class of the Class A-S, Class B, Class C, Class G-RR, Class H-RR and Class J-RR certificates for any distribution date will be a variable rate per annum equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1 and Class A-3-X2 Trust Components for such Distribution Date, weighted on the basis of their respective Certificate Balances or Notional Amounts immediately prior to that Distribution Date (but excluding any Exchangeable IO Trust Components from the denominator of such weighted average calculation).

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E certificates for the related Distribution Date, weighted on the basis of their respective aggregate Certificate Balances outstanding immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-F certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the pass-through rates on the Class F certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-S certificates for any Distribution Date will be a per annum rate equal to 0.1014% (the “Class X-S Excess Strip Rate”).

Each class of Exchangeable Certificates has a Pass-Through Rate equal to the sum of the Pass-Through Rates of the Corresponding Trust Components. See “—Exchangeable Certificates” below.

The “WAC Rate” with respect to any Distribution Date is equal to (i) the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period), minus (ii) the Class X-S Excess Strip Rate.

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The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Interest Rate then in effect, minus the related Administrative Fee Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Payment Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Payment Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Payment Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Fee Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Interest Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Exchangeable Certificates

Each class of Exchangeable Certificates may be exchanged for the corresponding classes of Exchangeable Certificates set forth next to such class in the table below, and vice versa. Following any exchange of one or more classes of Exchangeable Certificates (the applicable “Surrendered Classes”) for one or more classes of other Exchangeable Certificates (the applicable “Received Classes”), the Class Percentage Interests (as defined below) of the outstanding Certificate Balances or Notional Amounts of the Corresponding Trust Components that are represented by the Surrendered Classes (and consequently their related Certificate Balances or Notional Amounts) will be decreased, and those of the Received Classes (and consequently their related Certificate Balances or Notional Amounts) will be increased. The dollar denomination of each of the Received Classes of certificates must be equal to the dollar denomination of each of the Surrendered Classes of certificates. No fee will be required with respect to any exchange of Exchangeable Certificates.

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Surrendered Classes (or Received Classes) of Certificates	Received Classes (or Surrendered Classes) of Certificates
Class A-2	Class A-2-1, Class A-2-X1
Class A-2	Class A-2-2, Class A-2-X2
Class A-3	Class A-3-1, Class A-3-X1
Class A-3	Class A-3-2, Class A-3-X2
Class A-S	Class A-S-1, Class A-S-X1
Class A-S	Class A-S-2, Class A-S-X2
Class B	Class B-1, Class B-X1
Class B	Class B-2, Class B-X2
Class C	Class C-1, Class C-X1
Class C	Class C-2, Class C-X2

On the Closing Date, the issuing entity will issue the following “Trust Components,” each with the initial Certificate Balance (or, if such Trust Component has an “X” suffix, Notional Amount) and Pass-Through Rate set forth next to it in the table below. Each Trust Component with an “X” suffix is referred to herein as an “Exchangeable IO Trust Component,” and each other Trust Component is referred to herein as an “Exchangeable P&I Trust Component.” Each Trust Component will be a REMIC “regular interest” issued by the Upper-Tier REMIC. Each Exchangeable IO Trust Component will not be entitled to distributions of principal.

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Trust Component	Initial Certificate Balance or Notional Amount	Pass-Through Rate
Class A-2	$75,000,000	Class A-2 Certificate Pass-Through Rate minus 1.00%
Class A-2-X1	Equal to Class A-2 Trust Component Certificate Balance	0.50%
Class A-2-X2	Equal to Class A-2 Trust Component Certificate Balance	0.50%
Class A-3	$438,950,000	Class A-3 Certificate Pass-Through Rate minus 1.00%
Class A-3-X1	Equal to Class A-3 Trust Component Certificate Balance	0.50%
Class A-3-X2	Equal to Class A-3 Trust Component Certificate Balance	0.50%
Class A-S	$60,573,000	Class A-S Certificate Pass-Through Rate minus 1.00%
Class A-S-X1	Equal to Class A-S Trust Component Certificate Balance	0.50%
Class A-S-X2	Equal to Class A-S Trust Component Certificate Balance	0.50%
Class B	$42,217,000	Class B Certificate Pass-Through Rate minus 1.00%
Class B-X1	Equal to Class B Trust Component Certificate Balance	0.50%
Class B-X2	Equal to Class B Trust Component Certificate Balance	0.50%
Class C	$32,122,000	Class C Certificate Pass-Through Rate minus 1.00%
Class C-X1	Equal to Class C Trust Component Certificate Balance	0.50%
Class C-X2	Equal to Class C Trust Component Certificate Balance	0.50%

Each class of Exchangeable Certificates represents an undivided beneficial ownership interest in the Trust Components set forth next to it in the table below (the “Corresponding Trust Components”). Each class of Exchangeable Certificates has a Pass-Through Rate equal to the sum of the Pass-Through Rates of the Corresponding Trust Components and represents a percentage interest (the related “Class Percentage Interest”) in each Corresponding Trust Component, including principal and interest payable thereon, equal to (x) the Certificate Balance (or, if such class has an “X” suffix, Notional Amount) of such class of Certificates, divided by (y) the Certificate Balance of the Class A-2 Trust Component (if such class of Exchangeable Certificates has an “A-2” designation), the Certificate Balance of the Class A-3 Trust Component (if such class of Exchangeable Certificates has an “A-3” designation), the Class A-S Trust Component (if such class of Exchangeable Certificates has an “A-S” designation), the Class B Trust Component (if such class of Exchangeable Certificates has a “B” designation) or the Class C Trust Component (if such class of Exchangeable Certificates has a “C” designation).

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Group of Exchangeable Certificates	Class of Exchangeable Certificates	Corresponding Trust Components
Class A-2 Exchangeable Certificates	Class A-2	Class A-2, Class A-2-X1, Class A-2-X2
	Class A-2-1	Class A-2, Class A-2-X2
	Class A-2-2	Class A-2
	Class A-2-X1	Class A-2-X1
	Class A-2-X2	Class A-2-X1, Class A-2-X2
Class A-3 Exchangeable Certificates	Class A-3	Class A-3, Class A-3-X1, Class A-3-X2
	Class A-3-1	Class A-3, Class A-3-X2
	Class A-3-2	Class A-3
	Class A-3-X1	Class A-3-X1
	Class A-3-X2	Class A-3-X1, Class A-3-X2
Class A-S Exchangeable Certificates	Class A-S	Class A-S, Class A-S-X1, Class A-S-X2
	Class A-S-1	Class A-S, Class A-S-X2
	Class A-S-2	Class A-S
	Class A-S-X1	Class A-S-X1
	Class A-S-X2	Class A-S-X1, Class A-S-X2
Class B Exchangeable Certificates	Class B	Class B, Class B-X1, Class B-X2
	Class B-1	Class B, Class B-X2
	Class B-2	Class B
	Class B-X1	Class B-X1
	Class B-X2	Class B-X1, Class B-X2
Class C Exchangeable Certificates	Class C	Class C, Class C-X1, Class C-X2
	Class C-1	Class C, Class C-X2
	Class C-2	Class C
	Class C-X1	Class C-X1
	Class C-X2	Class C-X1, Class C-X2

The maximum Certificate Balance or Notional Amount of each class of Class A-2 Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class A-2 Trust Component, the maximum Certificate Balance or Notional Amount of each class of Class A-3 Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class A-3 Trust Component, the maximum Certificate Balance or Notional Amount of each class of Class A-S Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class A-S Trust Component, the maximum Certificate Balance or Notional Amount of each class of Class B Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class B Trust Component, and the maximum Certificate Balance or Notional Amount of each class of Class C Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class C Trust Component. The aggregate Certificate Balance of the Offered Certificates set forth on the cover page of this prospectus assumes that only the maximum Certificate Balances of Class A-2, Class A-3, Class A-S, Class B and Class C certificates are issued on the Closing Date and that the Certificate Balance or Notional Amount of each other class of Exchangeable Certificates is

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equal to zero.

Each class of Class A-2 Exchangeable Certificates, Class A-3 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates will have a Certificate Balance or Notional Amount equal to its Class Percentage Interest multiplied by the Certificate Balance of the Class A-2 Trust Component, Class A-3 Trust Component, Class A-S Trust Component, Class B Trust Component or Class C Trust Component, respectively. Each class of Class A-2 Exchangeable Certificates, Class A-3 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates with a Certificate Balance will have the same approximate initial credit support, Assumed Final Distribution Date, weighted average life and expected principal window as the Class A-2 certificates, Class A-3 certificates, Class A-S certificates, Class B certificates or Class C certificates, respectively, shown above in the “Summary of Certificates” table.

Appraisal Reduction Amounts and Collateral Deficiency Amounts (and Realized Losses) allocated to each of the Class A-2, Class A-3, Class A-S, Class B or Class C Trust Components will be allocated to the corresponding classes of Exchangeable Certificates with Certificate Balances pro rata to notionally reduce (or reduce) their Certificate Balances in accordance with their Class Percentage Interests therein.

Exchange Limitations

A Certificateholder that owns Exchangeable Certificates and desires to make an exchange, but does not own Exchangeable Certificates that collectively are the required denominations of Surrendered Classes necessary to make the desired exchange for applicable Received Classes, may be unable to obtain other Exchangeable Certificates sufficient to compose the required denominations or may be able only to exchange a portion (if any) of its Exchangeable Certificates. Other Certificateholders may be unwilling to sell their Certificates at reasonable prices (or at any price) or may be unable to sell their Certificates, or Certificates may have been purchased or placed into other financial structures and thus may be unavailable for purchase in any secondary market. Such circumstances may prevent you from obtaining Exchangeable Certificates in the proportions necessary to effect an exchange.

Potential purchasers of Exchangeable Certificates should consider the tax characteristics of such certificates as further discussed under “Material Federal Income Tax Considerations—Exchangeable Certificates”. The Trust Components will not be withdrawn from the Grantor Trust in connection with any exchange.

Exchange Procedures

If a holder of Exchangeable Certificates wishes to exchange its Exchangeable Certificates, the Certificateholder must notify the certificate administrator no later than three business days before the proposed exchange date via email to CCTCMBSBondAdmin@computershare.com. The exchange date can generally be any business day other than the first or last business day of the month. The notice must (i) be on the Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: the CUSIP number of both the Certificates to be exchanged and the Certificates to be received, the current Certificate Balance(s) or Notional Amount(s) and original Certificate Balance(s) or Notional Amount(s) of the Surrendered Classes and Received Classes, the Certificateholder’s DTC participant number and the proposed exchange date. A notice becomes irrevocable on the second business day before the proposed exchange date.

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Subject to the satisfaction of the conditions to an exchange, including the procedures described above, upon the request of the holder of Exchangeable Certificates of the relevant class(es) and the surrender of such Exchangeable Certificates, the certificate administrator will be required to deliver the Exchangeable Certificates of the relevant class(es) to which that holder is entitled in the exchange. The certificate administrator will also reduce the outstanding Certificate Balance(s) or Notional Amount(s) of the Surrendered Classes, and increase the outstanding Certificate Balance(s) or Notional Amount(s) of the Received Classes, on the certificate register. The Certificateholder and the certificate administrator will utilize the Deposit and Withdrawal System at DTC to effect the exchange.

The first distribution on an Exchangeable Certificate received in an exchange transaction will be made on the first Distribution Date in the month following the month of the exchange to the Certificateholder of record as of the close of business on the last day of the month of the exchange.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates or Trust Component will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class or Trust Component for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class or Trust Component for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class or Trust Component on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates or Trust Component will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class or Trust Component on the Certificate Balance or Notional Amount, as applicable, for such class or Trust Component immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates or Trust Component will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class or Trust Component remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of the certificates with a Notional Amount or Exchangeable IO Trust Components, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for such Distribution Date and (ii) in the case of the certificates with a Notional Amount or Exchangeable IO Trust Components, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Scheduled Principal Distribution Amount for that Distribution Date,

(b)  the Unscheduled Principal Distribution Amount for that Distribution Date, and

(c)    the Principal Shortfall for such Distribution Date;

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provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Payment Due Date occurring, or a grace period ending, after the related Determination Date, the related Payment Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Payment Due Date occurring, or a grace period ending, after the related Determination Date, the related Payment Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation

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Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account as of the related Determination Date, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Payment Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Interest Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Interest Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)                            the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Payment Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)                         all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Payment Due Date in the related month of substitution);

(iii)                      the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Payment Due Date in the related month of substitution); and

(iv)                       any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then-outstanding principal amount of such Mortgage Loan or a modification of such

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Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)                            the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)                         the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Interest Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property,

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generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections);

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Interest Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by

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reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or, to the extent required under the loan documents, escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions of the Code.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any

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Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Interest Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

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Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees or workout fees payable therefrom) in the following manner:

(1) to each of the Class A-2, Class A-2-1, Class A-2-2, Class A-3, Class A-3-1 and Class A-3-2 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class and the applicable principal prepayment, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date,

(2) to the Class A-2-X1 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-2-1 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-2 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-2-1 certificates and the applicable principal prepayment,

(3) to the Class A-2-X2 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-2-2 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-2 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-2-2 certificates and the applicable principal prepayment,

(4) to the Class A-3-X1 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-3-1 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-3 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-3-1 certificates and the applicable principal prepayment,

(5) to the Class A-3-X2 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-3-2 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c)

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the difference between (i) the Base Interest Fraction for the Class A-3 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-3-2 certificates and the applicable principal prepayment,

(6) to the Class X-A certificates, the excess, if any, of (a) the product of (i) such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the total amount of principal distributed to the Class A-2 Exchangeable Certificates and the Class A-3 Exchangeable Certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date, over (b) the total amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-2 Exchangeable Certificates and the Class A-3 Exchangeable Certificates as described above,

(7) to each of the Class A-S, Class A-S-1, Class A-S-2, Class B, Class B-1, Class B-2, Class C, Class C-1 and Class C-2 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class and the applicable principal prepayment, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date,

(8) to the Class A-S-X1 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-1 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-S certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-S-1 certificates and the applicable principal prepayment,

(9) to the Class A-S-X2 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-2 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-S certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-S-2 certificates and the applicable principal prepayment,

(10) to the Class B-X1 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class B-1 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class B certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class B-1 certificates and the applicable principal prepayment,

(11) to the Class B-X2 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class B-2 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class B certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class B-2 certificates and the applicable principal prepayment,

(12) to the Class C-X1 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount

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of principal distributed to the Class C-1 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class C certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class C-1 certificates and the applicable principal prepayment,

(13) to the Class C-X2 certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class C-2 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class C certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class C-2 certificates and the applicable principal prepayment,

(14) to each of the Class D and Class E certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class and the applicable principal prepayment, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date,

(15) to the Class X-D certificates, the excess, if any, of (a) the product of (i) such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the total amount of principal distributed to the Class D certificates and the Class E certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date, over (b) the total amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class D certificates and the Class E certificates as described above,

(16) to each of the Class F certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class and the applicable principal prepayment, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date,

(17) to the Class X-F certificates, the excess, if any, of (a) the product of (i) such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the total amount of principal distributed to the Class F certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date, over (b) the total amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class F certificates as described above, and

(18) to the Class G-RR, Class H-RR and Class J-RR certificates, pro rata, based on the total amount of principal distributed to the such classes on that Distribution Date).

“YM Denominator” means, for any Distribution Date, the total amount of principal distributed to the Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates, the Class A-2 Exchangeable Certificates, the Class A-3 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date.

Notwithstanding any of the foregoing to the contrary, if at any time the Certificate Balances of the Principal Balance Certificates (other than the Control Eligible Certificates) have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, the certificate administrator will pay to the holders of each remaining Class

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of Principal Balance Certificates then entitled to distributions of principal on such Distribution Date the product of (a) any Yield Maintenance Charge or Prepayment Premium distributable on the subject Distribution Date (net of any Liquidation Fees payable therefrom) and (b) a fraction, the numerator of which is equal to the amount of principal distributed to such Class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;
●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and
●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or
●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator or the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

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“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-S or Class R Certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as shown (or, with respect to each class of Class A-2 Exchangeable Certificates, Class A-3 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates with a Certificate Balance the date set forth next to the Class A-2 certificates, Class A-3 certificates, Class A-S certificates, Class B certificates or Class C certificates, respectively) in the table under “Summary of Certificates”.

The Assumed Final Distribution Dates were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in May 2059. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the payment due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such payment due date to, but not including, the

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date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a payment due date occurring after the related Determination Date, the related Payment Due Date) in any calendar month and does not pay interest on such prepayment through the following Payment Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)                            the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Payment Due Date) for the related Distribution Date, and

(ii)                         the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to the master servicer with respect to the related Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the applicable Mortgage Loans (other than the Non-Serviced Mortgage Loans) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the

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Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and, any related Serviced Pari Passu Companion Loans in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payments for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Excess Prepayment Interest Shortfall” and will be allocated on that Distribution Date among each class of Regular Certificates and the Trust Components, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date. For any Distribution Date, any portion of the Excess Prepayment Interest Shortfall allocated to a Trust Component will be allocated among the related classes of Exchangeable Certificates, pro rata, in accordance with their respective Class Percentage Interests therein.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans and allocable to the Certificates (other than the Class R Certificates) will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and the Class C Exchangeable Certificates and the Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates to receive distributions of principal and/or interest, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Exchangeable Certificates will likewise be protected by the subordination of the Class B Exchangeable Certificates, the Class C Exchangeable Certificates and the Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates. The Class B Exchangeable Certificates will likewise be protected by the subordination of the Class C Exchangeable Certificates and the Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates. The Class C Exchangeable Certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Certificates to receive on any Distribution Date the amounts of interest and/or principal allocable to the Certificates and distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of

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Distributions”) and (ii) by the allocation of Realized Losses to classes of Certificates (other than the Class R certificates) that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Certificates that are Principal Balance Certificates on any Distribution Date will be made first, to the Class A-2 Trust Component, until its Certificate Balance has been reduced to zero, and second, to the Class A-3 Trust Component, until its Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-2 and Class A-3 Trust Components, in each case, that are still outstanding, pro rata (based upon their respective Certificate Balances) until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-2 and Class A-3 Trust Components, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-2 and Class A-3 Trust Components at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-2 and Class A-3 Trust Components, the percentage interest in the issuing entity evidenced by the Class A-2 and Class A-3 Trust Components will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-2 and Class A-3 Trust Components by the Subordinate Certificates.

Following retirement of the Class A-2 and Class A-3 Trust Component, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B and Class C Trust Components and the Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to the Class J-RR certificates) and Trust Components as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the related Determination Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than any Exchangeable

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Certificates) and the Trust Components in the following order, until the Certificate Balance of each such class or Trust Component is reduced to zero:

first, to the Class J-RR certificates;

second, to the Class H-RR certificates;

third, to the Class G-RR certificates;

fourth, to the Class F certificates;

fifth, to the Class E certificates;

sixth, to the Class D certificates;

seventh, to the Class C Trust Component;

eighth, to the Class B Trust Component; and

ninth, to the Class A-S Trust Component.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Class A-2 and the Class A-3 Trust Components, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Any Realized Loss applied to the Class A-2, Class A-3, Class A-S, Class B or Class C Trust Component will be allocated to the corresponding classes of Exchangeable Certificates with Certificate Balances pro rata to reduce their Certificate Balances in accordance with their Class Percentage Interests therein.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates or the Exchangeable IO Certificates or the Exchangeable IO Trust Components. However, the Notional Amounts of the classes of Class X Certificates or Exchangeable IO Certificates or Exchangeable IO Trust Components will be reduced if the related classes of Principal Balance Certificates or Exchangeable P&I Trust Components are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Certificate Administrator and Trustee”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated to the related Mortgage Loan and the related Pari Passu Companion Loans (if any), pro rata, based upon their respective principal balances.

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A class of Regular Certificates or a Trust Component will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)      a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

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(2)      a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)      a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)      a CREFC® advance recovery report;

(5)      a CREFC® total loan report;

(6)      a CREFC® operating statement analysis report;

(7)      a CREFC® comparative financial status report;

(8)      a CREFC® net operating income adjustment worksheet;

(9)      a CREFC® real estate owned status report;

(10)   a CREFC® servicer watch list;

(11)   a CREFC® loan level reserve and letter of credit report;

(12)   a CREFC® property file;

(13)   a CREFC® financial file;

(14)   a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)   a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, the mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;
●	a CREFC® financial file;
●	a CREFC® loan setup file (to the extent delivery is required under the PSA);
●	a CREFC® Schedule AL file;
●	a CREFC® loan periodic update file; and
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●	a CREFC® appraisal reduction template (to the extent received by the master servicer from the special servicer).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property for which it acts as master servicer or special servicer, as applicable:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending September 30, 2026, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).
●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2026, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Pari Passu Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchaser, the underwriters, the mortgage loan seller, the master servicer, the special servicer (including, for the avoidance of doubt any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the

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operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any Other Master Servicer, any Other Special Servicer and any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, if the special servicer obtains knowledge that it has become a Borrower Party, the special servicer will not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, the mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to

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direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans prepared by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party. It is expected that there will be no Excluded Loans with respect to this securitization on the Closing Date.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder, a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The Certificate Administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to

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Excluded Information on the Certificate Administrator’s website to any mezzanine lender upon notice from any party to the PSA that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, the mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will be deemed not to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, the mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and the mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer and special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or the mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designees including the related Other Master Servicer or Other Special Servicer) certain other reports,

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copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Inc., Morningstar Credit Information & Analytics, LLC, KBRA Analytics, LLC, MBS Data, LLC, RealInsight, LSEG, DealView Technologies Ltd. and CRED iQ, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to Non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or the special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPA and the SEC EDGAR filings referred to below):

●	the following “deal documents”:
o	this prospectus;
o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPA and any amendments and exhibits to those agreements; and
o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;
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●	the following “SEC EDGAR filings”:
o	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
●	the following documents, which will be made available under a tab or heading designated “periodic reports”:
o	the Distribution Date Statements;
o	the CREFC® bond level files;
o	the CREFC® collateral summary files; and
o	the CREFC® Reports, other than the CREFC® loan setup file and other than the CREFC® special servicer loan file (provided that they are received by the certificate administrator);
●	the following documents, which will be made available under a tab or heading designated “additional documents”:
o	the summary of any Final Asset Status Report as provided by the special servicer;
o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;
o	any appraisals delivered in connection with any Asset Status Report;
o	any CREFC® appraisal reduction template received by the certificate administrator;
o	any annual reports as provided by the operating advisor; and
o	any notice or documents provided to the certificate administrator by the depositor, master servicer or the special servicer directing the certificate administrator to post to the “additional documents” tab;
●	the following documents, which will be made available under a tab or heading designated “special notices”:
o	notice of any release based on an environmental release under the PSA;
o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
o	notice of final payment on the certificates;
o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;
o	any notice of resignation or termination of the master servicer or special servicer;
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o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;
o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;
o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;
o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;
o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;
o	any notice of termination of a sub-servicer by a successor master servicer or trustee;
o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
o	any notice of the termination of the issuing entity;
o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan with respect to the Directing Certificateholder, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan);
o	any notice that an Operating Advisor Consultation Event has occurred or is terminated;
o	any notice of the occurrence of an Operating Advisor Termination Event;
o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
o	any Proposed Course of Action Notice;
o	any assessment of compliance delivered to the certificate administrator;
o	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab;
o	any Attestation Reports delivered to the certificate administrator; and
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o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;
●	the “Investor Q&A Forum”;
●	solely to Certificateholders, Certificate Owners that are Privileged Persons, the “Investor Registry”; and
●	the “U.S. Risk Retention Special Notices” tab, which will contain any notices relating to (A) ongoing compliance by the Retaining Sponsor with the Credit Risk Retention Rules and (B) any noncompliance by the Retaining Party or a successor third party purchaser with the applicable provisions of the Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

The certificate administrator will be required to, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab, provide e-mail notification to any Privileged Person (other than certain financial market information providers under the PSA) that has registered to receive access to the Certificate Administrator’s Website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab. In the event that the Retaining Sponsor determines that the Retaining Party or a Successor Third-Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send written notice of such non-compliance to the Certificate Administrator, who will be required to post such notice on its website under the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded

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Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA, and the master servicer and the special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan seller, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports prepared by that party, the applicable Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity, the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or

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(vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master

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servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)      2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)      in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The Class X-A certificates will be issued,

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maintained and transferred only in minimum denominations of authorized initial Notional Amounts of $1,000,000 and integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

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Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without Cause”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

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Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that

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clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the certificate administrator to obtain possession of the certificates of such class.

The Horizontal Risk Retention Certificates may only be issued as Definitive Certificates and held by the certificate administrator pursuant to the PSA. Any request for release of a Horizontal Risk Retention Certificate is subject to any additional requirements pursuant to the PSA.

The Class R certificates may only be issued as Definitive Certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

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Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

Computershare Trust Company, National Association

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – JPMF1 2026-FX1

With a copy to:
trustadministrationgroup@computershare.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders, Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a Certificateholder’s or Certificate Owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt

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of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates. In addition, upon written request to the certificate administrator of any Certificateholder or certificate owner (if applicable) that has provided an Investor Certification, the certificate administrator is required to promptly notify such Certificateholder or certificate owner of the identity of the then-current Directing Certificateholder.

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Description of the Mortgage Loan Purchase Agreement

General

On the Closing Date, the depositor will acquire the Mortgage Loans from the mortgage loan seller pursuant to a mortgage loan purchase agreement (the “MLPA”), between the mortgage loan seller and the depositor.

Under the MLPA, the depositor will require the mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)                            the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)                         the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)                      an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)                       the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)                          an original or a copy of each assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)                        the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)                    originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

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(viii)                 the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)                     any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the mortgage loan seller;

(x)                        an original assignment in favor of the trustee of any financing statement executed and filed in favor of the mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)                     the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)                  the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit (with any necessary transfer documentation) relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)                the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)                the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)                   the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvi)                the original or a copy of any related mezzanine intercreditor agreement; and

(xvii)             the original or a copy of all related environmental insurance policies;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date (or, in certain cases, a later date to be specified in the PSA) and (B) a Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Control Note on or about the applicable Servicing Shift Securitization Date.

In addition, the mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

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“Diligence File” means, with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)    A copy of each of the following documents:

(i)                            the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)                          the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the mortgage loan seller);

(iii)                      any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the mortgage loan seller);

(iv)                        all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)                          the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)                       any UCC financing statements, related amendments and continuation statements in the possession of the mortgage loan seller;

(vii)                    any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)                 any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)                     any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)                        any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)                     any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xii)                  all related environmental reports; and

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(xiii)               all related environmental insurance policies;

(b)    a copy of any engineering reports or property condition reports;

(c)    a copy of all legal opinions (excluding attorney-client communications between the mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(d)    a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(e)    a copy of the appraisal for the related Mortgaged Property(ies);

(f)     for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(g)    a copy of the mortgage loan seller’s asset summary;

(h)   a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(i)     a copy of all zoning reports;

(j)     a copy of financial statements of the related mortgagor;

(k)    a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(l)     a copy of all UCC searches;

(m)  a copy of all litigation searches;

(n)   a copy of all bankruptcy searches;

(o)    a copy of any origination settlement statement;

(p)    a copy of the insurance summary report;

(q)    a copy of organizational documents of the related mortgagor and any guarantor;

(r)    a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(s)    a copy of all related environmental reports that were received by the mortgage loan seller;

(t)     a copy of any closure letter (environmental); and

(u)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than

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documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

The MLPA will contain certain representations and warranties of the mortgage loan seller with respect to each Mortgage Loan sold by the mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included by the mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the mortgage loan seller (or Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P., as guarantors of the repurchase obligations of the sponsor) will be required to, no later than 90 days following:

(x)	the mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or
(y)	in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,
(A)	cure such Material Defect in all material respects, at its own expense,
(B)	repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or
(C)	substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution
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will be permitted) for such affected Mortgage Loan or REO Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the mortgage loan seller (or Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P., as guarantors of the repurchase obligations of the sponsor) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted)), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every ninety (90) days beginning at the end of such extended cure period, that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

However, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the mortgage loan seller (or Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P., as guarantors of the repurchase obligations of the sponsor) of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay or failure to promptly provide notice (as required by the terms of the MLPA or the PSA) prevented the mortgage loan seller from being able to cure such Material Defect and such Material Defect was otherwise curable. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a failure to deliver copies of the UCC financing statements with respect to a Mortgage Loan will not be a Material Defect.

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If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the mortgage loan seller (or Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P., as guarantors of the repurchase obligations of the sponsor) will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released pursuant to such terms), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of the mortgage loan seller (or Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P., as guarantors of the repurchase obligations of the sponsor) repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller (or Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P., as guarantors of the repurchase obligations of the sponsor) and the Enforcing Servicer (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan with regard to the Directing Certificateholder or the holder of the majority of the Controlling Class and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller, Berkshire Bridge Loan Investors-MF1 III, L.P. or Berkshire Bridge Loan Investors-MF1 III-A, L.P. may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Interest Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the payment due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by the mortgage loan seller (or Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P., as guarantors of the repurchase obligations of the sponsor), all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or

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substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased or a Loss of Value Payment is received during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the mortgage loan seller (or Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P., as guarantors of the repurchase obligations of the sponsor), the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a removed Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)    have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the payment due date in the calendar month during which the substitution occurs;

(b)    have a fixed Interest Rate not less than the Interest Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)    have the same payment due date and a grace period no longer than that of the removed Mortgage Loan;

(d)    accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)    have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)     have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)    comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

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(i)     have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)     constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the mortgage loan seller’s expense);

(k)    not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)     have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the mortgage loan seller);

(n)   have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class, by the Directing Certificateholder;

(o)    prohibit defeasance within two years of the Closing Date;

(p)    not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the mortgage loan seller;

(q)    have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Interest Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the

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trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of the mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect. The mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to cure, repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the mortgage loan seller defaults on its obligation to do so. If any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the mortgage loan seller (or Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P., as guarantors of the repurchase obligations of the sponsor) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan. Upon the mortgage loan seller’s (or Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P., as guarantors of the repurchase obligations of the sponsor) remittance of such costs and expenses, the mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by such mortgage loan seller and will be obligated under the MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

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Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loan” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loans only while the PSA governs the servicing of any Servicing Shift Whole Loan. On and after the applicable Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from the mortgage loan seller pursuant to the MLPA. See “Transaction Parties—The Sponsor and Mortgage Loan Seller” and “Description of the Mortgage Loan Purchase Agreement”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan seller under the MLPA, to the trustee for the benefit of the Certificateholders. On or prior to the Closing Date, the depositor will require the mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments

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with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the Certificateholders. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class) and the mortgage loan seller.

In addition, pursuant to the MLPA, the mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan seller to the depositor in the MLPA and any rights and remedies that the depositor has against the mortgage loan seller under the MLPA with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreement”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu or subordinate, as applicable, nature of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

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(A) any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsor, the mortgage loan seller, the originator, any party to the PSA or any affiliate of the foregoing;

(B) the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C) the obligation, if any, of the master servicer to make advances;

(D) the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E) the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)  any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Interest Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

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Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan for which it is responsible to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement that provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

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Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)      all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) for which it acts as master servicer during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)      in the case of each Mortgage Loan for which it acts as master servicer that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. For the avoidance of doubt, the master servicer will make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless the terms of the Mortgage Loan have been permanently modified to change or forgive a monetary obligation. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Mortgage Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

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Neither the master servicer nor the trustee will be required to make a P&I Advance for a Balloon Payment in excess of the regular periodic payment, default interest, late payment charges, Yield Maintenance Charges or Prepayment Premiums or with respect to any Companion Loan.

The special servicer will not be required to make any P&I Advance or any recoverability determination with respect to any P&I Advance.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which it acts as master servicer and any related Serviced Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Pari Passu Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances or recoverability determination with respect to any Servicing Advance. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

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The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loan” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any previously made or proposed P&I Advance or Servicing Advance is or would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding on the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders. The master servicer and the trustee will be entitled to rely conclusively on and will be bound by

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any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan (including, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). The master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of

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the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest compounded annually at the Prime Rate, subject to a floor of 2.0% (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Payment Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the

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Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loan” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans for which it acts as master servicer (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation (including any full, partial or discounted payoff) of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to the Serviced Companion Loans, which may be a sub-account (or ledger-entry account) of the Collection Account, and deposit amounts collected in respect of such Serviced Companion Loan in such Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in any Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on the related P&I Advance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were

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remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates and Trust Components as described under “Description of the Certificates—Distributions—Priority of Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Payment Due Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates and Trust Components (including to reimburse for Realized Losses previously allocated to such certificates or components). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates and the Trust Components have been made.

The special servicer will also be required to establish one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which the special servicer is responsible. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

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Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds, as provided in the PSA.

In the event that any loss is incurred in respect of any Permitted Investment (as to which the master servicer or special servicer, as the case may be, would have been entitled to any net investment earnings) directed to be made by the master servicer or the special servicer, as the case may be, and on deposit in any of the Collection Account, the Companion Distribution Account, a servicing account, loss of value reserve fund or the REO Account (each an “Investment Account”), the master servicer (in the case of a Collection Account, the Companion Distribution Account or any servicing account maintained by the master servicer) or the special servicer (in the case of an REO Account, the loss of value reserve fund or any servicing account maintained by the special servicer) will be required to deposit therein, no later than the P&I Advance Date, without right of reimbursement, the amount of net investment loss, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date; provided that neither the master servicer nor the special servicer will be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account (as such term is defined in the PSA) at the time such investment was made (and such federal or state chartered depository institution or trust company is not an affiliate of the master servicer or the special servicer, as applicable, unless such depository institution or trust company satisfied the qualification set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) thirty (30) days prior to such insolvency).

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)                            to remit on each P&I Advance Date to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges on the related Distribution Date;

(ii)                         to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

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(iii)                      to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)                       to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)                          to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)                       to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)                    to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)                  to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the mortgage loan seller’s obligations under the applicable section of the MLPA;

(ix)                     to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)                        to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account, the Companion Distribution Account and, to the extent not required to be paid to the related borrower, reserve accounts maintained by it (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)                     to recoup any amounts deposited in the Collection Account in error;

(xii)                  to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)               to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

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(xiv)                to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)                   to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)                to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)             to pay the mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)          to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)              to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)                 to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loan”.

If a P&I Advance is made with respect to any Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be

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reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Companion Loan; provided that a P&I Advance will be reimbursable from the proceeds of the Whole Loan prior to any distribution to the promissory notes comprising such Whole Loan to the extent provided under the related Intercreditor Agreement, as described under “Description of the Mortgage Pool—The Whole Loans”. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and any related Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans (including REO Properties), the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced	Out of each collection of interest, principal, and prepayment consideration received on the related	Time to time
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Liquidation Fee /Master Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan and a Specially Serviced Loan) and the related Serviced Companion Loan with respect to which the master servicer acts as Enforcing Servicer and obtains a Loss of Value Payment or obtains other recoveries resulting from repurchases by the Mortgage Loan Seller due to material breaches of representations and warranties or material document defects.	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee /Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that is a Specially Serviced Loan (or REO Property) or for which the special servicer is the enforcing servicer for which the special servicer obtains (i) a full, partial or discounted payoff, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan(s), if applicable), or (iii) Loss of Value Payments, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan and income on the amounts held in certain accounts and certain permitted investments.	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Certificate Administrator / Trustee Fee / Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator / Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Upfront Fee / Operating Advisor	A fee of $10,000 on the Closing Date.	Payable by the mortgage loan seller.	At closing
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but not any Companion Loan) and REO Loan.	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Serviced Mortgage Loan or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower pays with respect to such Mortgage Loan.	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan seller.	At closing
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	For each Delinquent Loan the sum of: (i) $15,000 multiplied by the number of Subject Loans with an unpaid principal balance less than	Payable by the mortgage loan seller; provided, however, that if the mortgage loan seller is insolvent or fails to pay such amount within 90 days of	In connection with each Asset Review with respect to
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	$20,000,000, (ii) $20,000 multiplied by the number of Subject Loans with an unpaid principal balance equal to or greater than $20,000,000 but less than $40,000,000, (iii) $25,000 multiplied by the number of Subject Loans with an unpaid principal balance equal to or greater than $40,000,000, plus (iv) $1,000 per Mortgaged Property for each Subject Loan.	written invoice therefor by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans. With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Pari Passu Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.
(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.
(3)	Allocable between the master servicer and the special servicer as provided in the PSA.
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Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.03250% to 0.04125%. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from a borrower relating to a Mortgage Loan and any related Serviced Companion Loan for which it acts as master servicer:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions; provided, that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such Excess Modification Fees;
●	100% of all assumption application fees, loan processing or review fees and other similar items received on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);
●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees, loan processing or review fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided, that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;
●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds;
●	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) to the extent such beneficiary statements or demand charges are prepared by the master servicer;
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●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and
●	interest or other income earned on deposits in the collection or other accounts maintained by the master servicer (but only to the extent of the net investment earnings, if any, with respect to any such account for each collection period and, further, in the case of a servicing account or reserve account, only to the extent such interest or other income is not required to be paid to any borrower under applicable law or under the related Mortgage Loan); and
●	penalty charges, including 100% of any late payment charges and default interest, paid by the borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

For the avoidance of doubt, (i) the master servicer may not charge a fee in lieu of any fee that is otherwise to be split between the master servicer and special servicer and (ii) the master servicer will be entitled to that portion, if any, of a penalty charge collected on a Mortgage Loan or Serviced Whole Loan (whether collected while the loan is a Specially Serviced Loan, a Non-Specially Serviced Loan or a Corrected Loan), in each case to the extent accrued while the loan is a not a Specially Serviced Loan.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion of such fee charged by the master servicer. For the avoidance of doubt, the special servicer may, in connection with a workout or other modification of a Mortgage Loan and without the consent of the master servicer, waive any or all related penalty charges, regardless of who is entitled to receive such payments as compensation; provided that any collections in

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respect of such penalty charges allocated to additional servicing compensation will be shared pro rata by the master servicer and special servicer based on the respective portions of such penalty charges to which each would otherwise have been entitled.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the related Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, loan service transaction fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Fee Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be

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recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee that accrues at a per annum rate initially equal to the Servicing Fee Rate (A) if a serviced mortgage loan, then minus 0.03125%, or (B) if a non-serviced mortgage loan, then minus 0.000625% (but which portion will be 0% if the master servicer elects not to exercise such right to retain) with respect to each Mortgage Loan and any successor REO Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

A Liquidation Fee (at the Liquidation Fee Rate) will be payable to the master servicer with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) with respect to which the master servicer acts as Enforcing Servicer and obtains a Loss of Value Payment or obtains other recoveries resulting from repurchases by the Mortgage Loan Seller due to material breaches of representations and warranties or material document defects, as described in the pooling and servicing agreement.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at the rate set forth in the chart entitled “Non-Serviced Mortgage Loans” in the “Summary of Terms—Offered Certificates”. In each of the foregoing cases, such primary servicing fee rate is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater (i) of a per annum rate of 0.25000% and (ii) the per annum rate that would result in a special servicing fee for the related month of $5,000 (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties.

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Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments (other than the balloon payments that are received within 120 days following the related maturity date as a result of a Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full if such Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Servicing Transfer Event” under the heading “Pooling and Servicing Agreement—Special Servicing Transfer Event”), and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount received by the special servicer; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Pari Passu Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Pari Passu Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or

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resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A Liquidation Fee will be payable to the special servicer with respect to each (a) Mortgage Loan (other than a Non-Serviced Mortgage Loan) with respect to which it acts as the Enforcing Servicer, (b) Specially Serviced Loan, (c) REO Property (except with respect to any Non-Serviced Mortgage Loan) or (d) each defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains (i) a full, partial or discounted payoff from the related borrower, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan(s), if applicable) or (iii) Loss of Value Payments or other recoveries resulting from repurchases by the Mortgage Loan Seller due to material breaches of representations and warranties or material document defects, as described in the PSA.

A “Liquidation Fee” for each Mortgage Loan (and each related Serviced Companion Loan) and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer or the master servicer, as applicable, as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)                            (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Pari Passu Companion Loan by the mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)                          the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in

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each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)                       the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)                        with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)                          the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)                       if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Servicing Transfer Event” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 120 days following the related maturity date as a result of the related Mortgage Loan or a Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan”.

The special servicer will also be entitled to additional servicing compensation relating to each Mortgage Loan and Serviced Companion Loan for which it acts as special servicer in the form of:

(i)                           100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)                        100% of assumption application fees, loan processing or review fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees, loan processing or review fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans)

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and Serviced Companion Loans that are not Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)                     100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)                      100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans,

(v)                           50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees, loan processing or review fees and defeasance fees) received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Pari Passu Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision regardless of who processes such decision,

(vi)                      100% of charges for beneficiary statements and demand charges actually paid by the borrowers to the extent such beneficiary statements or demand charges are prepared by the special servicer,

(vii)                   100% of any charges collected for checks intended for deposit in the applicable REO account maintained by the special servicer and returned for insufficient funds, and

(viii)                 penalty charges, including 100% of any late payment charges and default interest, paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date.

For the avoidance of doubt, the special servicer may not charge a fee in lieu of any fee that is otherwise to be split between the master servicer and special servicer.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly if the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion

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of such fee charged by the master servicer. For the avoidance of doubt, the special servicer may, in connection with a workout or other modification of a Mortgage Loan and without the consent of the master servicer, waive any or all related penalty charges, regardless of who is entitled to receive such payments as compensation; provided that any collections in respect of such penalty charges allocated to additional servicing compensation will be shared pro rata by the master servicer and special servicer based on the respective portions of such penalty charges to which each would otherwise have been entitled.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, neither special servicer will be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Pari Passu Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Pari Passu Companion Loan and any purchaser of such Mortgage Loan or Serviced Pari Passu Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Companion Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

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“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.01284% (1.284 basis points) per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The operating advisor will be paid a fee of $10,000 on the Closing Date (the “Operating Advisor Upfront Fee”). An additional fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and REO Loan, and will accrue at a rate (the “Operating Advisor Fee Rate”) payable on the Stated Principal Balance of such Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans. The Operating Advisor Fee Rate will be equal to 0.00176% (0.176 basis points) per annum with respect to each Mortgage Loan.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower pays) with respect to any Serviced Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and

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to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00030% (0.030 basis points) per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan, Non-Serviced Mortgage Loan and REO Loan, and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

In connection with each Asset Review with respect to each Delinquent Loan (a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal to (i) $15,000 multiplied by the number of Subject Loans with an unpaid principal balance less than $20,000,000, (ii) $20,000 multiplied by the number of Subject Loans with an unpaid principal balance equal to or greater than $20,000,000 but less than $40,000,000, (iii) $25,000 multiplied by the number of Subject Loans with an unpaid principal balance equal to or greater than $40,000,000, plus (iv) $1,000 per Mortgaged Property for each Subject Loan (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the mortgage loan seller; provided, however, that if the mortgage loan seller is insolvent or fails to pay such amount within 90 days of written invoice therefor by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that

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notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

A CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)      120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)      the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)      30 days after the date on which a receiver has been appointed for the Mortgaged Property;

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(4)      30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)      60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)      90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing or sale is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)      immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA that is in possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below equal to the excess of:

(a)    the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)    the excess of

1.    the sum of

a)    90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward

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adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)    all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.    the sum as of the Payment Due Date occurring in the month of the date of determination of

a)    to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Interest Rate,

b)    all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)    all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loans, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount that would impact any Serviced Mortgage Loan will be allocated pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file.

Each such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced

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Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation is received (together with information requested by the special servicer from the master servicer in accordance with the PSA) or performed by the special servicer and the Appraisal Reduction Amount is calculated by the special servicer as of the first Determination Date that is at least 10 business days after the later of (a) the special servicer’s receipt of such MAI appraisal or the completion of the valuation and receipt of information from the master servicer in the master servicer’s possession reasonably necessary to calculate the Appraisal Reduction Amount and (b) the occurrence of such Appraisal Reduction Event. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder, to the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to the Mortgage Loan or Serviced Whole

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Loan, as applicable. Such report will also be forwarded, to the extent any related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction, or to the holder of any related Serviced Companion Loan, by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded Loan with respect to the Directing Certificateholder), the special servicer will consult with the Directing Certificateholder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has no knowledge of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan(s) on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates or Trust Component then-outstanding (i.e., first, to the Class J-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, pro rata based on their respective interest entitlements, to the Class C, Class C-X1 and Class C-X2 Trust Components, eighth, pro rata based on their respective interest entitlements, to the Class B, Class B-X1 and Class B-X2 Trust Components, ninth, pro rata based on their

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respective interest entitlements, to the Class A-S, Class A-S-X1 and Class A-S-X2 Trust Components, and finally, pro rata based on their respective interest entitlements, to the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3, Class A-3-X1 and Class A-3-X2 Trust Components, and the Class X-A, Class X-D, Class X-F and Class X-S certificates). See “—Advances” and “Description of the Certificates—Distributions—Exchangeable Certificates” in this prospectus.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Serviced Mortgage Loan and any Serviced Companion Loan using reasonable efforts to deliver such information within four (4) business days of the special servicer’s reasonable request. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the special servicer (with regard to Non-Serviced Mortgage Loans), the trustee, the operating advisor (unless an Operating Advisor Consultation Event has occurred and is continuing and the special servicer has calculated any such Collateral Deficiency Amount) or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer, the master servicer and the certificate administrator will be entitled to conclusively rely on the calculation or determination of any Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan performed by the applicable servicer responsible therefore pursuant to the related Non-Serviced PSA.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a

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“corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer, the operating advisor (unless an Operating Advisor Consultation Event has occurred and is continuing and the special servicer has calculated any such Collateral Deficiency Amount) and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount with respect to any Serviced Mortgage Loan. The operating advisor, the certificate administrator and the special servicer will be entitled to conclusively rely on the master servicer’s calculation of any Collateral Deficiency Amount with respect to a Non-Serviced Mortgage Loan.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates (other than any Exchangeable Certificates) and the Trust Components, in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class or Trust Component is notionally reduced to zero (i.e., first, to the Class J-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C Trust Component, eighth, to the Class B Trust Component, ninth, to the Class A-S Trust Component, and finally, pro rata based on their respective Certificate Balances, to the Class A-2 and Class A-3 Trust Components).

In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Operating Advisor Consultation Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced

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to zero (i.e., first, to the Class J-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, fourth, to the Class F certificates, and fifth, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.
With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer (in the case of a Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the master servicer or the special servicer, as the case may be, and the master servicer will be required to notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website; provided that such notification by the special servicer or the master servicer will be satisfied if such information is included in the CREFC® loan periodic update file.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause that such appraisal is delivered within 30 days from receipt of the Requesting Holders’ written request and will ensure that such appraisal is prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the non-serviced special servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to the extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for any Mortgage Loan (other than a Non-Serviced Mortgage Loan)) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, such person will recalculate such Appraisal Reduction Amount or Collateral

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Deficiency Amount, as applicable, based upon such supplemental appraisal and (for any Mortgage Loan (other than a Non-Serviced Mortgage Loan)) receipt of information that is in the possession of the master servicer and reasonably requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the special servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Pari Passu Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Pari Passu Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such

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insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to Non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase

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insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to Non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with regard to such determination made by the special servicer) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer or the special servicer, as applicable, determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the master servicer (with respect to a Non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate. The master servicer (at its own expense) and the special servicer (at the expense of the trust fund) may rely on insurance consultants in making the determinations described above.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the

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outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) (in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or the special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans, and the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any

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related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, including all such matters that involve a Major Decision; provided that, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust, or cause the Grantor Trust or any Trust REMIC to be subject to tax.

The master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions without the consent of the special servicer (which such consent may be deemed received by the master servicer if the master servicer is processing such modification, waiver or amendment and special servicer does not respond within 10 business days of delivery to the special servicer of the analysis and all information reasonably requested by the special servicer in order to grant or withhold such consent, plus the time provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a holder of a Companion Loan under a related intercreditor agreement), except certain non-material consents and waivers described in the PSA and as permitted under the Mortgage Loan documents.

With respect to a Mortgage Loan that is not a Specially Serviced Loan and any related Serviced Companion Loan, the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the master servicer will not be required (other than as provided below in this paragraph) to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder, the special servicer:

(i)                            grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements (except, that, other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, and prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder’s consent (or deemed consent) will be required to grant waivers of more than 3 consecutive late deliveries of financial statements);

(ii)                         consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(iii)                      approve or consent to grants of easements or rights of way (including, without limitation, for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required to approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged

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Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(iv)                       grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities, including approval of new leases and amendments to current leases (other than for ground leases) (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required for leasing activities that affect an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet), including approval of new leases and amendments to current leases;

(v)                          consent to actions and releases related to condemnation of parcels of a Mortgaged Property (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required in connection with any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(vi)                       consent to a change in property management relating to any Mortgage Loan or any related Companion Loan if the replacement property manager is not a Borrower Party (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, (a) the Directing Certificateholder’s consent (or deemed consent) will be required for any Mortgage Loan (including any related Companion Loans) that has an outstanding principal balance equal to or greater than $10,000,000 and (b) the master servicer will be required to deliver notice to the Directing Certificateholder of any such replacement referenced in the preceding clause (a) promptly after completion of such replacement);

(vii)                    approve annual operating budgets for Mortgage Loans;

(viii)                 consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, escrow funds, reserve funds or other additional collateral with respect to any Mortgage Loan, other than any release, reduction, or withdrawal that would constitute a Major Decision;

(ix)                     grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower on or before the maturity date of a Mortgage Loan has delivered a Refinancing/P&S Document reasonably acceptable to the master servicer or the special servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due;

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(x)                        any modification, amendment, consent to a modification or waiver of any term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class and other than amendments to split or resize notes consistent with the terms of such intercreditor, co-lender or similar agreement) the Directing Certificateholder’s consent (or deemed consent) will be required for any such modification to an intercreditor, co-lender or similar agreement other than during a Control Termination Event, and if any modification or amendment would adversely impact the special servicer, such modification or amendment will additionally require the consent of the special servicer as a condition to its effectiveness;

(xi)                     any determination of an Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination;

(xii)                  approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan documents do not otherwise permit such principal prepayment;

(xiii)               any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the Mortgage Loan documents allow without the consent of the lender but subject to satisfaction of conditions specified in the Mortgage Loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied; and

(xiv)                grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b), and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense to the extent not reimbursed or paid by the related borrower), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement.

In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer in order to grant or withhold such consent.

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If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Interest Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, with respect to any Mortgage Loan other than any Excluded Loan as to such party, the approval of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder), as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by applicable REMIC provisions of the Code, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)      extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

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(2)      provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Interest Rate.

If the special servicer closes any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction), the mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer agrees to any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), the mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction) and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, the master servicer of such securitization transaction), all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

“Refinancing/P&S Document” means any of (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of a Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of a Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, if such agreement includes delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Companion Loan that in each case is not a Specially Serviced Loan, and as to which such matter does not involve a Major Decision) or the special servicer (with

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respect to any Specially Serviced Loan or any Non-Specially Serviced Loan as to which such matter involves a Major Decision) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the lender may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold the lender’s consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive the lender’s right to exercise such rights; provided, however, that if such matter is a Major Decision (i) the special servicer, (x) prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) or (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the special servicer has consulted with the Directing Certificateholder and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the master servicer or the special servicer, as applicable, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

The master servicer (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Companion Loan that in each case is not a Specially Serviced Loan, and as to which such matter does not involve a Major Decision) or the special servicer (with respect to any Specially Serviced Loan or any Non-Specially Serviced Loan as to which such matter involves a Major Decision) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the lender may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold the lender’s consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive the lender’s right to exercise such rights, provided, however, that if such matter is a Major Decision (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder if and to the extent required, and pursuant to the process described under the heading “—The Directing Certificateholder—Major Decisions” below (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer with respect to such proposed waiver or proposed granting of consent and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, the master servicer or the special

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servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then current ratings of any class of securities backed, wholly or partially, by any Serviced Companion Loan (if any).

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related Mortgage Loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related Mortgage Loan documents and the related Intercreditor Agreement. Neither the master servicer nor the special servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the mortgage loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the master servicer or special servicer in a higher priority than that which is provided in the allocation and payment priorities set forth above under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than an REO Property, an REO Loan or a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2027 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2028) unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity), and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and

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that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use efforts consistent with the Servicing Standard to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on September 30, 2026 and the calendar year ending on December 31, 2026. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing if (each of the following, a “Servicing Transfer Event”):

(1)      the related borrower has failed to make when due any balloon payment, and the borrower has not delivered to the master servicer or the special servicer, on or before the date on which the subject payment was due, a Refinancing/P&S Document from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to the master servicer or the special servicer, as applicable (and the master servicer or the special servicer, as applicable, will be required to promptly forward such documentation to the special servicer or the master servicer, as applicable, and the special servicer will be required to promptly forward such documentation to the Directing Certificateholder) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if (x) such refinancing or sale does not occur (i) before the expiration of the time period for refinancing or sale specified in such documentation or (ii) within 120 days of the date the original balloon payment was due, or (y) the master servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such refinancing or sale, a special servicing transfer event will occur immediately);

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(2)      the related borrower has failed to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)      as to which, in the judgment of the master servicer or the special servicer (and, (i) in the case of the master servicer, so long as no Control Termination Event is continuing, with the consent of the special servicer who will be required to obtain the consent of the Directing Certificateholder and (ii) in the case of the special servicer, so long as no Control Termination Event is continuing, with the consent of the Directing Certificateholder), a payment default (other than as set forth in clause (1) with respect to a balloon payment) is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days; provided that the special servicer will not be permitted to make such judgment at any time that the special servicer is affiliated with the Directing Certificateholder;

(4)      there has occurred a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)      the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)      the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)      the master servicer or the special servicer receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

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(9)      as to which the master servicer or the special servicer (and, (i) in the case of the master servicer, so long as no Control Termination Event is continuing, with the consent of the special servicer who will be required to obtain the consent of the Directing Certificateholder and (ii) in the case of the special servicer, so long as no Control Termination Event is continuing, with the consent of the Directing Certificateholder) determines that (a) a default (other than as described in clause (3) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan; provided that the special servicer will not be permitted to make such judgment at any time that the special servicer is affiliated with the Directing Certificateholder.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If a Mortgage Loan or Serviced Whole Loan would become a Specially Serviced Loan because of an event described in clause (1) of the definition of “Servicing Transfer Event” and the related borrower has provided prior to the related maturity date a Refinancing/P&S Document, the Directing Certificateholder will be entitled to consult on a strictly non-binding basis with the master servicer and the special servicer regarding whether or not such Refinancing/P&S Document is satisfactory in form and substance and from an acceptable lender or purchaser; provided that the master servicer and the special servicer will not be required to consult with the Directing Certificateholder for more than 5 business days following delivery by the master servicer or the special servicer, respectively, of a request to consult with the Directing Certificateholder.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of

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the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then-current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);
●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;
●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);
●	the master servicer; and
●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;
●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;
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●	the most current rent roll and income or operating statement available for the related Mortgaged Property;
●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;
●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;
●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable);
●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;
●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;
●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and
●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset

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Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan); provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer, prior to the occurrence and continuance of a Control Termination Event, will act pursuant to the Directing Certificateholder’s direction, if consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction is inconsistent with the Servicing Standard, the special servicer, may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the final iteration of the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final by the special servicer.

Prior to the occurrence of an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following completion of the Directing Certificateholder Asset Status Report Approval Process. See “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, for so long as no Consultation Termination Event has occurred, to the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, so long as no Consultation

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Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued) or provide notice that the special servicer has decided not to revise such Asset Status Report, as applicable.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor. The procedures described in this and the foregoing two paragraphs are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder (other than with respect to an applicable Excluded Loan) will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of an Operating Advisor Consultation Event the operating advisor will consult with the Special Servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will have no right to receive any Asset Status Report or otherwise consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan”. See also “—Servicing of the Non-Serviced Mortgage Loan” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the

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related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)    such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)    there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of

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Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the federal corporate rate and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and, with respect to a Serviced Whole Loan, the related Companion Holder, for the retention

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of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) two business days after such amounts are received and properly identified, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the special servicer will, under certain limited circumstances specified in the related Intercreditor Agreement, be entitled to sell with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing, with respect to any Mortgage Loan (other than an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the special servicer would be entitled to such Liquidation Fee to the same extent as if such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder (but only prior to the occurrence and continuance of a Consultation Termination Event) not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a Specially Serviced Loan and (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related

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borrower has provided the master servicer or special servicer, as applicable, with a Refinancing/P&S Document that is satisfactory in form and substance to the master servicer or the special servicer from an acceptable lender or purchaser, as applicable, will be required to promptly forward such documentation to the Directing Certificateholder); and such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be an offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

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Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing) and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and subject to the limitations on consultation under this “Pooling and Servicing Agreement” and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, the sponsor, any Borrower Party, any independent contractor engaged by a special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell each related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with each related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and any related Intercreditor Agreement.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination

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Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer as to all Major Decisions with respect to Serviced Mortgage Loans (other than any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and (2) the master servicer to the extent the Directing Certificateholder’s consent is required by the applicable clauses of the definition of “Master Servicer Decision”, and will have the right to replace the special servicer with or without cause and have certain other rights under the Pooling and Servicing Agreement as described below. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder will not have any consent or consultation rights, as further described below.

The PSA may provide that, with respect to certain matters in respect of which the consent of the Directing Certificateholder is required, such consent will be deemed given after the expiration of a specified period following the request for consent.

The “Directing Certificateholder” will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than any Excluded Loan or the Servicing Shift Mortgage Loans), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)      absent that selection, or

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(2)      until a Directing Certificateholder is so selected, or

(3)      upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder with respect to each Mortgage Loan (other than any Excluded Loans as to the Directing Certificateholder) is expected to be MF1 REIT III FR Retention Holder LLC (or its affiliate).

As used herein, the term “Directing Certificateholder,” unless used in relation to a Servicing Shift Mortgage Loan, means the entity determined pursuant to clause (ii) of the definition of such term.

“Loan-Specific Directing Certificateholder” means, at any date of determination, with respect to a Servicing Shift Mortgage Loan, the then applicable “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder with respect to a Servicing Shift Mortgage Loan will be the holder of the related Control Note. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to the Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the Principal Balance Certificates (other than the Control Eligible Certificates) have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class J-RR certificates.

The “Control Eligible Certificates” will be any of the Class G-RR, Class H-RR or Class J-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate

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registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

With respect to any matter for which the consent of the Directing Certificateholder or consultation with the Directing Certificateholder is required, to the extent no specific time period for deemed consent or consultation is expressly stated in the PSA, in the event no response from the Directing Certificateholder is received within ten (10) Business Days following written request for consent or consultation, as the case may be, and its receipt of all reasonably requested information on any required consent or consultation, such consent will be deemed given or such consultation will be deemed to have occurred, as applicable; provided that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan.

Major Decisions

Except as otherwise described under “—Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loans” below, (a) the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer and (b) with respect to any Serviced Mortgage Loan, prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any of the following actions and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, as to which the Directing Certificateholder has objected in writing (i) with respect to any Major Decision other than clause (ix) below, within 10 business days and (ii) within 30 days with respect to clause (ix) below, in each case, after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer, in order to grant or withhold such consent, which recommendation, analysis and information may (in the sole discretion of the special servicer) be in the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such ten-business-day or 30-day period, the Directing Certificateholder will be deemed to have approved such action). The foregoing consent rights of the Directing Certificateholder will not apply to any Excluded Loan as to the Directing Certificateholder or holder of the majority of the Controlling Class.

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“Major Decision” means, with respect to any Mortgage Loan or Serviced Whole Loan, each of the following:

(i)                            any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Mortgage Loan (other than any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) that comes into and continues in default;

(ii)                         any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of Master Servicer Decisions;

(iii)                      any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(iv)                       any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)                          any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clauses (xiii) or (xiv) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(vi)                       (a) any property management company changes with respect to a Specially Serviced Loan with a principal balance equal to or greater than $10,000,000, including, without limitation, approval of the termination of a manager and appointment of a new property manager, (b) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan that is a Non-Specially Serviced Loan, a change in property management if the replacement property manager is a Borrower Party or (c) franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(vii)                    releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents (provided, however, that any releases for which there is lender discretion of material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or performance reserves specified (along with

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the related Mortgage Loans) on a schedule to the PSA will also constitute Major Decisions);

(viii)                 any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)                     other than in the case of a Non-Specially Serviced Loan, any determination of an Acceptable Insurance Default;

(x)                        other than in the case of a Non-Specially Serviced Loan, any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease (other than for ground leases), at a Mortgaged Property if (a) the lease affects an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet or (b) such transaction is not a routine leasing matter;

(xi)                     other than in the case of a Non-Specially Serviced Loan or a Non-Serviced Mortgage Loan, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xii)                  any consent to incurrence of additional debt by the borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents;

(xiii)               requests for property or other collateral releases or substitutions, other than (a) grants of easements or rights of way, (b) releases of non-material, non-income producing parcels of a Mortgaged Property (including, without limitation, any such releases as to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases), (c) consents to releases related to condemnation of parcels of a Mortgaged Property, (d) the release of collateral securing any Mortgage Loan in connection with defeasance of the collateral for such Mortgage Loan or (e) the items listed in clause (vii) of this definition and clause (viii) of the definition of Master Servicer Decision;

(xiv)                other than in the case of a Non-Specially Serviced Loan, approval of easements and rights of way that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan;

(xv)                   agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (a) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations

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of the United States of America would be permitted or (b) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xvi)                determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xvii)             other than in the case of a Non-Specially Serviced Loan, consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due;

(xviii)          following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(xix)              other than in the case of any Non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements; and

(xx)                 the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower.

A “Non-Specially Serviced Loan” means any Serviced Mortgage Loan or Serviced Companion Loan that is not a Specially Serviced Loan.

With respect to any borrower request or other action on a Non-Specially Serviced Loan for matters that are Major Decisions, the master servicer will not agree to such modification, waiver, amendment, consent, request or other action without the prior written consent of the special servicer. In connection with such consent, if the master servicer is processing such request or action, the master servicer will promptly provide the special servicer with written notice of the request for such modification, waiver, amendment, consent, request or other action, along with the master servicer’s written recommendation and analysis, and all information in the master servicer’s possession that may be reasonably requested in order to grant or withhold such consent by the special servicer or the Directing Certificateholder or other person with consent or consultation rights; provided that in the event that the special servicer does not object in writing within 10 business days (or within 30 days with respect to clause (ix) of the definition of “Major Decisions”) after receipt of such written notice and all such reasonably requested information, plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a Companion Holder under a related Intercreditor Agreement, the special servicer’s consent to such modification, waiver, amendment, consent, request or other action will be deemed granted.

Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder will remain entitled to receive any notices, reports or information to which it is entitled, and the special

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servicer and any other applicable party will be required to consult (on a non-binding basis) with the Directing Certificateholder (other than with respect to any Excluded Loan as to such party) in connection with any Major Decision to be taken or refrained from being taken in accordance with the PSA. After the occurrence and continuance of a Consultation Termination Event (and at any time with respect to any Excluded Loan with respect the Directing Certificateholder or the holder of the majority of the Controlling Class), the Directing Certificateholder will have no direction, consultation or consent rights and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder.

Asset Status Report

So long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party). If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to receive any Asset Status Reports or consult with the special servicer with respect to Asset Status Reports. See “—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan and subject to the rights of any Companion Holder under an Intercreditor Agreement, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder, in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing

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Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan. The special servicer will be required to provide each Major Decision Reporting Package to the operating advisor (a) prior to the occurrence of an Operating Advisor Consultation Event, promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval with respect to such Major Decision or (b) following the occurrence and during the continuance of an Operating Advisor Consultation Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder; provided, however, that with respect to any Non Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not select a replacement special servicer in writing, with a copy to the special servicer, within 30 days of notice of resignation (provided that the conditions required to be satisfied for the appointment of the replacement special servicer to be effective are not required to be completed within such 30 day period but in any event are to be completed within 120 days), the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to deliver a Major Decision Reporting Package to the operating advisor and consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor, and in the possession of the special servicer, related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the

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special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class G-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided, that no Control Termination Event may occur with respect to a Loan-Specific Directing Certificateholder, and the term “Control Termination Event” will not be applicable to a Loan-Specific Directing Certificateholder; provided, further, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the Principal Balance Certificates (other than the Control Eligible Certificates) have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) at least equal to 25% of the initial Certificate Balance of that class; provided, that no Consultation Termination Event may occur with respect to a Loan-Specific Directing Certificateholder, and the term “Consultation Termination Event” will not be applicable to a Loan-Specific Directing Certificateholder; provided, further, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the Principal Balance Certificates (other than the Control Eligible Certificates) have been reduced to zero as a result of principal payments on the Mortgage Loans.

The certificate administrator will notify the operating advisor, the master servicer and the special servicer within 10 business days of the existence or cessation of (i) any Control Termination Event or (ii) any Consultation Termination Event.

With respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, none of the Directing Certificateholder or any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred during such time as the applicable Mortgage Loan is an Excluded Loan.

The Directing Certificateholder will not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either such Directing Certificateholder or the holder of the majority of the Controlling Class. Notwithstanding the proviso to each of the definitions of “Control Termination Event,”

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“Operating Advisor Consultation Event” and “Consultation Termination Event”, in respect of the servicing of any such Excluded Loan, a Control Termination Event, Operating Advisor Consultation Event and a Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan as to such party.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision or Master Servicer Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interests of the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, if and to the extent required pursuant to the PSA, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the operating advisor or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities, or materially reduce the rights, of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Controlling Holder, as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans or Servicing Shift Mortgage Loan has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan as to the Directing

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Certificateholder or the holder of the majority of the Controlling Class, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the Controlling Class;

(c)  does not have any liability or duties to the holders of any class of certificates (other than the Controlling Class);

(d)  may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)    will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a servicing shift Companion Loan, a Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related

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Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third-party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a “broker” or “dealer” within the meaning of the Exchange Act. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA), Servicing Shift Whole Loan or any related REO Properties. Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. In addition, the operating advisors or equivalent parties (if any) under the Non-Serviced PSAs have certain obligations and consultation rights which are substantially similar to those of the operating advisor under the PSA for this transaction.

Duties of Operating Advisor at All Times

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)  reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)  reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

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(c)  reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with Appraisal Reduction Amounts, Collateral Deficiency Amounts, Cumulative Appraisal Reduction Amounts and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)  preparing an annual report (if any Serviced Mortgage Loan or Serviced Whole Loan was a Specially Serviced Loan or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally in the form attached to this prospectus as Annex C, to be provided to the special servicer, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)                            after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information that is reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)                         if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)                      if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value or Appraisal Reduction Amount calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation or Appraisal Reduction Amount.

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With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the operating advisor is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the operating advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the operating advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not in the best interest of nor for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, the sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package provided to the operating advisor and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package provided to the operating advisor with respect to any Mortgage Loan, the operating advisor will (to the extent required to be delivered for a particular calendar year as described above) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the special servicer, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, also with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply with and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity

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through the date of such annual report. In addition, in preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to the resolution and liquidation of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Major Decision Reporting Package, Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information. In preparing any operating advisor annual report, the operating advisor will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has

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occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (telephonically or electronically) in respect of the Asset Status Reports, as described under “—Asset Status Report”; and
●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (telephonically or electronically) with respect to Major Decisions processed by the special servicer as described under “—The Directing Certificateholder—Major Decisions”.

To facilitate the consultation above, the special servicer will be required to send to the operating advisor an Asset Status Report or Major Decision Reporting Package, as applicable, before the action is implemented.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of a Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)                            that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the operating advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)                         that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)                      that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, the mortgage loan seller, the Directing Certificateholder, the Retaining Party, a Successor Third-Party Purchaser, or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)                       that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under

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the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)                          that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)                       that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan, any Companion Loan or securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 43.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” and any information that appears on its face to be Privileged Information received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined (and has labeled, identified or otherwise communicated as privileged or confidential information) could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party,(iii) information subject to attorney-client privilege (that has been labeled, identified or otherwise communicated as being subject to such privilege) and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard or the special servicer’s obligations under the PSA (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a

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Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

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(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)   the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan as to such party and only for so long as no Consultation Termination Event has occurred), any Companion Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination

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Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

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The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMorgan Chase Bank, National Association (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after July 1, 2017, the highest percentage of loans (by outstanding principal

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balance) that were delinquent at least 60 days at the end of any reporting period between April 1, 2021 and March 31, 2026 was approximately 10.4%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 27.0% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against the mortgage loan seller based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger (or, if the Trust’s obligation to file reports on Form 10-D has been suspended, within 90 days after the date of the posting of the notice of an Asset Review Trigger on the Certificate Administrator’s Website), a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of these Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the

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mortgage loan seller, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v)), the master servicer (with respect to clauses (vi) and (vii) for Non-Specially Serviced Loans for which it acts as master servicer) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of the MLPA and a copy of the PSA, the “Review Materials”):

(i)                            a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)                         a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)                      a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)                       copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)                          a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

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(vi)                       a copy of any notice previously delivered by the master servicer or special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)                    copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to Non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the mortgage loan seller. The mortgage loan seller will be required under the MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the originator or mortgage loan seller or any draft documents or privileged or internal communications (and, if such documents are not in its possession, solely with respect to any Mortgage Loan sold by such mortgage loan seller that is a Non-Serviced Mortgage Loan, the mortgage loan seller will be required to make a request under the applicable Non-Serviced PSA for any such documents that are not in its possession). In the event any missing documents with respect to a Non-Serviced Mortgage Loan are not provided by the mortgage loan seller, the asset representations reviewer will request such documents from the parties to the related Non-Serviced PSA, to the extent that the asset representations reviewer is entitled to request such documents under such Non-Serviced PSA.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the mortgage loan seller with respect to such Delinquent Loan; provided, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent,

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the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to Non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) to the extent in the possession of the master servicer or special servicer, as applicable, or from the mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to Non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

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The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the special servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the mortgage loan seller (or Berkshire Bridge Loan Investors-MF1 III, L.P. and Berkshire Bridge Loan Investors-MF1 III-A, L.P., as guarantors of the repurchase obligations of the sponsor), which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to Non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“Morningstar DBRS”), Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, LLC

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(“KBRA”), Moody’s Investors Service, Inc. (“Moody’s”) or S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”) and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Morningstar DBRS, Fitch, KBRA, Moody’s or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) the sponsor, the mortgage loan seller, the originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Successor Third-Party Purchaser (if any) or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of the sponsor, the mortgage loan seller, any underwriter, the Successor Third-Party Purchaser, any party to the PSA, the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information labeled as Privileged Information and any information that appears on its face to be Privileged Information received from any party to the PSA or the sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

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Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer thereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)        any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate

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administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)        any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)        any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)        a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)        the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)        the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all

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reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

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Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of any related Companion Holder under a related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

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Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder will be required to use reasonable efforts to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not select a replacement special servicer in writing, with a copy to the special servicer, within 30 days of notice of resignation (provided that the conditions required to be satisfied for the appointment of the replacement special servicer to be effective are not required to be completed within such 30 day period but in any event are to be completed within 120 days), the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If (i) at any time the special servicer that had acted as the special servicer for an Excluded Special Servicer Loan prior to it becoming an Excluded Special Servicer Loan or (ii) an Excluded Special Servicer was appointed on the Closing Date and, in either case, the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

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A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has the special servicer rating of at least “CSS3” from Fitch, and (vii) has a then current ranking by Morningstar DBRS equal to or higher than “MOR CS3” as a master servicer or special servicer, as applicable.

The terms of the PSA described above regarding the replacement of the special servicer without cause will not apply with respect to the Servicing Shift Mortgage Loans. Rather, with respect to any Servicing Shift Whole Loan, the holder of the related Control Note will have the right to replace the special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan. If such Control Note is included in a securitization trust, the party designated under the related pooling and servicing agreement will be entitled to exercise the rights of the Control Note holder.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any

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Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of Principal Balance Certificates, evidencing at least a majority of a quorum of Certificateholders, elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Certificateholder may not subsequently reappoint as special servicer such terminated special servicer or any affiliate of such terminated special servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loan” below.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, (i) any Successor Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the certificate administrator, the trustee, the operating advisor, the asset

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representations reviewer, any sponsor and any originator of 10% or more of the Mortgage Pool, and (ii) the operating advisor is prohibited from being Risk Retention Affiliated with any Successor Third-Party Purchaser, any sponsor and any other party to the PSA.  Under the Securities Act, the Asset Representations Reviewer is also prohibited from being affiliated with any sponsor, the depositor, the master servicer, the special servicer, the certificate administrator, the trustee or any affiliate of the foregoing.  As long as the applicable prohibition under the Credit Risk Retention Rules or the Securities Act exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that such master servicer, the certificate administrator or the trustee, as applicable, is or has become a Risk Retention Affiliate of any Successor Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, the certificate administrator or the trustee receiving written notice from any other party to the PSA, any Successor Third-Party Purchaser, any sponsor or any underwriter or initial purchaser that such master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, (iii) an officer or manager of the operating advisor that is responsible for performing the duties of the operating advisor obtaining actual knowledge that it is or has become a Risk Retention Affiliate of a Successor Third-Party Purchaser, any sponsor or any party to the PSA other than itself or the asset representations reviewer (an “Impermissible Operating Advisor Affiliate”) or (iv) an officer or manager of the asset representations reviewer that is responsible for performing the duties of the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of any Successor Third-Party Purchaser or an affiliate of any sponsor, any party to the PSA other than itself or the operating advisor or any affiliate of the foregoing (an “Impermissible Asset Representations Reviewer Affiliate”; and any of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Affiliate”), such Impermissible Affiliate is required to promptly notify the Retaining Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA.  The resigning Impermissible Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, that if the affiliation causing an Impermissible Affiliate is the result of any Successor Third-Party Purchaser acquiring an interest in such Impermissible Affiliate or an affiliate of such Impermissible Affiliate, then such costs and expenses will be an expense of the issuing entity.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)    (i) any failure by the master servicer to make any deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

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(b)    any failure by the special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)    any failure on the part of the master servicer or special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)    any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)    certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)     (I) the master servicer or the special servicer, as applicable, has failed to maintain a rating by Morningstar DBRS equal to or higher than “MOR CS3” as the master servicer or the special servicer, as applicable, and such rating is not reinstated within 60 days of such event or (II) if the master servicer or the special servicer, as applicable, has not been ranked by Morningstar DBRS on or after the Closing Date, and Morningstar DBRS has qualified, downgraded or withdrawn the then-current rating or ratings of one or more Classes of Certificates in this securitization or placed one or more Classes of Certificates in this securitization on “watch status” in contemplation of a rating downgrade or withdrawal, publicly citing servicing concerns with the master servicer or

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the special servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar DBRS within 60 days of such event); or

(g)    the master servicer or special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and the master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; provided however, that the “CSS3” rating will not apply to MF1 Loan Services LLC so long as Fitch has not rated MF1 Loan Services LLC on the “CSS” scale and Fitch has not qualified, downgraded or withdrawn the then current rating or ratings of one or more Classes of Certificates in this securitization or placed one or more Classes of Certificates in this securitization on “watch status” in contemplation of a rating downgrade or withdrawal, publicly citing servicing concerns with MF1 Loan Services LLC as the sole or material factor in such rating action (for the avoidance of doubt, such “CSS3” rating requirement will apply in the future following the date, if any, on which Fitch assigns a rating to MF1 Loan Services LLC on the “CSS” scale).

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to 25% or more of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the

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holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Rating Agencies have provided a confirmation (or deemed confirmation) that such sale will not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Serviced Pari Passu Companion Loan Security. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but

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upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f) or (g) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the Companion Loan Rating Agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of related Serviced Pari Passu Companion Loan Securities, and, with respect to a successor special servicer, for so long as no Control Termination Event has

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occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties under the PSA. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would (i) cause any Trust REMIC to fail to qualify as a REMIC, (ii) cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code or (iii) cause a tax to be imposed on the trust, any Trust REMIC or the Grantor Trust under the relevant provisions of the Code (for any such determination in clauses (i), (ii) or (iii), the master servicer and the special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates;

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provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties under the PSA, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that the master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent, certificate administrator or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses (including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing

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entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, any depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

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The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and special servicer, and the master servicer or special servicer, as applicable, will be required to promptly forward it to the mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan seller under the MLPA pursuant to the terms of the PSA and the MLPA. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreement—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

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Any costs incurred by an Enforcing Servicer with respect to the enforcement of the obligations of the mortgage loan seller under the MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreement—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The master servicer or the special servicer, as applicable, will then be required to promptly forward that Repurchase Request to the mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase

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Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of Non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the MLPA, (iv) the mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the mortgage loan seller that settles the mortgage loan seller’s obligations under the MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

In the event a Repurchase Request is Resolved in a manner contemplated by clause (v) of the definition thereof, in the event the Enforcing Servicer determines in its reasonable judgment that such a contractually binding agreement to be entered into between the Enforcing Servicer, on behalf of the issuing entity, and the mortgage loan seller could reasonably be expected to result in losses or other shortfalls on or in respect of the related Mortgage Loan directly attributable to the contractually binding agreement, then the Enforcing Servicer will be required to, prior to the occurrence of a Control Termination Event, obtain the consent of the Directing Certificateholder before entering into such contractually binding agreement; provided, however, no such consent will be required (i) if the related Mortgage Loan is an Excluded Loan with regard to the Directing Certificateholder, or (ii) if no such determination is made by the Enforcing Servicer.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting

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Certificateholder, a party to the PSA or the Directing Certificateholder), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action. The Proposed Course of Action Notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices described in this prospectus, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator. The certificate administrator will, within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders and whether that amount constitutes a majority. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other

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Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including non-binding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including non-binding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a

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majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the mortgage loan seller. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Subject to the other provisions of this section, the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the mortgage loan seller within sixty (60) days of written notice of the Enforcing Party’s selection of mediation or arbitration, as applicable. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

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The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or the mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

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Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Servicing of the Non-Serviced Mortgage Loan

The Lightwell Non-Serviced Whole Loan is serviced by CBRE Loan Services, Inc. (the “Lightwell Non-Serviced Master Servicer”) and specially serviced by MF1 Loan Services LLC (the “Lightwell Non-Serviced Special Servicer”) pursuant to a servicing agreement (the “FL21 Servicing Agreement”) entered into by and among MF1 2026-FL21 LLC, as issuer (the “Lightwell Non-Serviced Issuer”), the Lightwell Non-Serviced Master Servicer, the Lightwell Non-Serviced Special Servicer, MF1 REIT III LLC, as advancing agent (the “Lightwell Non-Serviced Advancing Agent”), Wilmington Trust, National Association, as trustee (the “Lightwell Non-Serviced Trustee”), Computershare Trust Company, National Association, as note administrator (the “Lightwell Non-Serviced Note Administrator”) and MF1 Collateral Manager, L.L.C., as collateral manager (the “Lightwell Non-Serviced Collateral Manager”) in connection with the MF1 2026-FL21 commercial mortgage loan collateralized loan obligation transaction into which the related Non-Serviced Pari Passu Companion Loan was contributed (the “MF1 2026-FL21 CRE CLO”). MF1 Loan Services LLC was appointed to act as the sub-servicer with respect to The Lightwell Mortgage Loan pursuant to a sub-servicing agreement between the Lightwell Non-Serviced Master Servicer and MF1 Loan Services LLC, as sub-servicer (in such capacity, the “Lightwell Non-Serviced Sub-Servicer”). The notes with respect to the MF1 2026-FL21 CRE CLO were issued by the Lightwell Non-Serviced Issuer pursuant to an indenture (the “Lightwell Non-Serviced Indenture”), by and among the Lightwell Non-Serviced Advancing Agent, the Lightwell Non-Serviced Trustee and the Lightwell Non-Serviced Note Administrator.

The following summary describes certain provisions of the FL21 Servicing Agreement pursuant to which the Lightwell Non-Serviced Whole Loan is serviced. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the FL21 Servicing Agreement. Prospective investors are encouraged to review the FL21 Servicing Agreement, which will be available online at www.sec.gov or by requesting a copy from the underwriters.

General

In general, the Lightwell Non-Serviced Master Servicer and the Lightwell Non-Serviced Special Servicer, as applicable, are required to service the Lightwell Non-Serviced Whole Loan as a single loan in accordance with the terms of the FL21 Servicing Agreement and the Lightwell Mortgage Loan Co-Lender Agreement.

In the performance of its obligations under the FL21 Servicing Agreement, the Lightwell Non-Serviced Master Servicer and the Lightwell Non-Serviced Special Servicer will be required to take any action or refrain from taking any action that the Lightwell Non-Serviced Issuer (or the Collateral Manager acting on behalf of the Lightwell Non-Serviced Issuer) or any controlling holder directs to be taken or not taken, as the case may be, that relates to the servicing of the Lightwell Non-Serviced Whole Loan, except that neither the Lightwell Non-Serviced Master Servicer nor the Lightwell Non-Serviced Special Servicer will be obligated to take, or to refrain from taking, any action that the Lightwell Non-Serviced Issuer (or the Collateral Manager acting on behalf of the Lightwell Non-Serviced Issuer) or any controlling holder requests that the Lightwell Non-Serviced Master Servicer or the Lightwell Non-Serviced Special Servicer, as the case may be, take or refrain from taking if the Lightwell Non-Serviced Master Servicer or the Lightwell Non-Serviced Special Servicer, as the case may be, determines in its reasonable judgment (i) may cause a violation of

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applicable laws, regulations, codes, ordinances, court orders or restrictive covenants with respect to the Lightwell Non-Serviced Whole Loan or the Lightwell Mortgaged Property, (ii) may cause a violation of any provision of a Mortgage Loan document or (iii) may cause a violation of the Lightwell Servicing Standard (except that FL21 Administrative Modifications and FL21 Criteria-Based Modifications will not be subject to the Lightwell Servicing Standard).

The Lightwell Servicing Standard

The FL21 Servicing Agreement requires each of the Lightwell Non-Serviced Master Servicer and the Lightwell Non-Serviced Special Servicer to diligently service and administer the Lightwell Non-Serviced Whole Loan and the related Mortgaged Property (the “Lightwell Mortgaged Property”) if acquired by the Lightwell Non-Serviced Issuer or a nominee thereof through foreclosure, acceptance of a deed-in-lieu of foreclosure, judicial foreclosure or otherwise (the “Lightwell REO Property”) in accordance with applicable law, the terms of the FL21 Servicing Agreement, the Lightwell Mortgage Loan Co-Lender Agreement and the related mortgage loan documents.

To the extent consistent with the foregoing, the Lightwell Non-Serviced Master Servicer and the Lightwell Non-Serviced Special Servicer are required to service and special service, as applicable, the Lightwell Non-Serviced Whole Loan in accordance with the servicing standard set forth in the FL21 Servicing Agreement, which is substantially similar to but not identical to the Servicing Standard (the “Lightwell Servicing Standard”).

In the performance of its servicing or special servicing obligations under the FL21 Servicing Agreement the Lightwell Non-Serviced Master Servicer or the Lightwell Non-Serviced Special Servicer, as the case may be, are prohibited from taking or refraining from taking any action that the Lightwell Non-Serviced Issuer (or the Collateral Manager acting on behalf of the Lightwell Non-Serviced Issuer) requests that the Lightwell Non-Serviced Master Servicer or the Lightwell Non-Serviced Special Servicer, as the case may be, take or refrain from taking to the extent that the Lightwell Non-Serviced Master Servicer or the Lightwell Non-Serviced Special Servicer, as the case may be, determines in accordance with the Lightwell Servicing Standard that such action or inaction, as the case may be: (i) may cause a violation of applicable laws, regulations, codes, ordinances, court orders or restrictive covenants with respect to the Lightwell Non-Serviced Whole Loan or related Lightwell Mortgaged Property, (ii) may cause a violation of any provision of a related mortgage loan document or (iii) may cause a violation of the Lightwell Servicing Standard (except that FL21 Administrative Modifications and FL21 Criteria-Based Modifications will not be subject to the Lightwell Servicing Standard).

REMIC Law Compliance

Notwithstanding anything in the FL21 Servicing Agreement to the contrary, with respect to the Lightwell Non-Serviced Whole Loan for so long as The Lightwell Mortgage Loan is held by a REMIC, neither the Lightwell Non-Serviced Master Servicer nor the Lightwell Non-Serviced Special Servicer may knowingly or intentionally take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth in the FL21 Servicing Agreement, that, under the REMIC Provisions, if taken or not taken, as the case may be, could, in such person’s reasonable judgment, (i) cause such REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax under the REMIC Provisions upon such REMIC (including the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on net income from foreclosure property imposed by Section 860G(c) of the Code).

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Certain Control and Consultation Rights

With respect to the Lightwell Non-Serviced Whole Loan, pursuant to the FL21 Servicing Agreement and subject to any limitations set forth therein, the Collateral Manager has the right to (1) remove the Lightwell Non-Serviced Special Servicer without cause and replace the Lightwell Non-Serviced Special Servicer with a replacement Lightwell Non-Serviced Special Servicer that satisfies the requirements set forth in the FL21 Servicing Agreement (including satisfaction of any applicable rating agency condition), (2) consent to any FL21 Major Decisions to be carried out by the Lightwell Non-Serviced Special Servicer with respect to the servicing of the Lightwell Non-Serviced Whole Loan, subject to compliance with the Lightwell Servicing Standard, (3) consult on a non-binding basis with the MF1 2026-FL21 Servicer, the Sub-Servicer and the Lightwell Non-Serviced Special Servicer with respect to any other actions to be taken or not taken with respect to the Lightwell Non-Serviced Whole Loan, subject to compliance with the Lightwell Servicing Standard and (4) direct the Lightwell Non-Serviced Special Servicer to effect any FL21 Administrative Modification or, subject to satisfaction of the FL21 Criteria-Based Modification Conditions, any FL21 Criteria-Based Modification.

Notwithstanding the foregoing or any other provision in the FL21 Servicing Agreement, the Lightwell Non-Serviced Master Servicer or the Lightwell Non-Serviced Special Servicer, as applicable, may take any action with respect to the Lightwell Non-Serviced Whole Loan requiring the consent, direction or approval of the Lightwell Non-Serviced Issuer, the Collateral Manager, the holder of The Lightwell Mortgage Loan, the Lightwell Non-Serviced Note Administrator or the Lightwell Non-Serviced Trustee at any other time without such consent, direction or approval if the Lightwell Non-Serviced Master Servicer or the Lightwell Non-Serviced Special Servicer, as applicable, determines in accordance with the Lightwell Servicing Standard, that such action is required by the Lightwell Servicing Standard in order to avoid a material adverse effect on the holders of interests in the Lightwell Non-Serviced Whole Loan or is in the nature of an emergency.

Appraisal Reduction Amounts

Upon the occurrence of a Lightwell Appraisal Reduction Event (defined below), appraisal reduction amounts in respect of The Lightwell Mortgage Loan will be calculated under the FL21 Servicing Agreement in a manner similar, but not necessarily identical to, calculations of such amounts under the PSA in respect of the Serviced Mortgage Loans.

“Lightwell Appraisal Reduction Event” means the occurrence of any of the following events:

(i)                the 90th day following the occurrence of any uncured delinquency in any monthly payment;

(ii)             receipt of notice that the related borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity or the 90th day after the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed;

(iii)          the date on which the Lightwell Mortgaged Property becomes a Lightwell REO Property;

(iv)           the date on which The Lightwell Mortgage Loan becomes a modified loan; or

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(v)              a payment default has occurred at the original maturity date, or, if the original maturity date of The Lightwell Mortgage Loan has been extended, a payment default has occurred at such extended maturity date; provided, however, that if (a) either (1) the related borrower is diligently seeking a refinancing commitment or sale (and delivers a statement to that effect to the Lightwell Non-Serviced Servicer within 30 days after the default, who will promptly deliver a copy to the Lightwell Non-Serviced Special Servicer and the Lightwell Non-Serviced Collateral Manager), or (2) a mezzanine lender, subordinate lender or holder of the Lightwell Non-Serviced Companion Loan has notified the Lightwell Non-Serviced Servicer, the Lightwell Non-Serviced Special Servicer or the Lightwell Non-Serviced Collateral Manager of its intent to exercise the borrower’s extension option with respect to the Lightwell Mortgage Loan in accordance with the mortgage loan documents, (b) the related borrower, mezzanine lender, subordinate lender or holder of the Lightwell Non-Serviced Companion Loan, as applicable, continues to make its assumed scheduled payment under The Lightwell Mortgage Loan (with respect to any mezzanine lender, subordinate lender or the holder of the Lightwell Non-Serviced Companion Loan, pursuant to a cure or extension option granted by the applicable mortgage loan documents), (c) no other Lightwell Appraisal Reduction Event has occurred with respect to The Lightwell Mortgage Loan, and (d) the Lightwell Non-Serviced Collateral Manager consents, then a Lightwell Appraisal Reduction Event with respect to this clause (v) will be deemed not to occur on or before the 60th day beyond the related maturity date (or, with respect to clause (a)(2), a Lightwell Appraisal Reduction Event will not be deemed to occur until the expiration of the applicable cure or extension option); and provided, further, that if the related borrower has delivered to the Lightwell Non-Serviced Servicer, who will be required to have promptly delivered a copy to the Lightwell Non-Serviced Special Servicer and the Lightwell Non-Serviced Collateral Manager, on or before the 60th day after the related maturity date, anticipated takeout evidence reasonably acceptable to the Lightwell Non-Serviced Special Servicer, and the borrower continues to make its assumed scheduled payment and no other Lightwell Appraisal Reduction Event has occurred with respect to The Lightwell Mortgage Loan, then a Lightwell Appraisal Reduction Event will be deemed not to occur until the earlier of (A) 90 days following the related maturity date (or extended maturity date) of The Lightwell Mortgage Loan and (B) the termination or expiration of the anticipated takeout evidence.

Realization Upon the Loan

The Lightwell Non-Serviced Special Servicer will be required to monitor the Lightwell Non-Serviced Whole Loan if it becomes a specially serviced loan under the FL21 Servicing Agreement (a “FL21 Specially Serviced Loan”), evaluate whether the causes of the FL21 Special Servicing Transfer Event can be corrected over a reasonable period without significant impairment of the value of the Lightwell Non-Serviced Whole Loan, initiate corrective action in cooperation with the borrower if, in the Lightwell Non-Serviced Special Servicer’s judgment, cure is likely, and take such other actions (including negotiating and accepting a full, partial or discounted payoff of the Lightwell Non-Serviced Whole Loan) as are consistent with the Lightwell Servicing Standard. If, in the Lightwell Non-Serviced Special Servicer’s judgment, such corrective action has been unsuccessful, no satisfactory arrangement can be made for collection of delinquent payments, and the FL21 Specially Serviced Loan has not been released from the Lightwell Non-Serviced Issuer pursuant to any provision of the FL21 Servicing Agreement, and except as otherwise specifically provided in the FL21 Servicing Agreement, the Lightwell Non-Serviced Special Servicer may, to the extent consistent with any applicable asset status report and with the Lightwell Servicing Standard, accelerate such FL21 Specially Serviced Loan and commence a

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foreclosure or other acquisition with respect to the FL21 Specially Serviced Loan; provided that the Lightwell Non-Serviced Special Servicer determines in accordance with the Lightwell Servicing Standard that such acceleration and foreclosure are more likely to produce a greater recovery to the holders of interests in the Lightwell Non-Serviced Whole Loan on a net present value basis (discounting at the related interest rate) than would a waiver of such default or an extension or modification. With respect to the Lightwell Non-Serviced Whole Loan, with respect to which the lender has obtained a pledge of the equity interests in the borrower, in lieu of exercising the rights of the lender to foreclose on the related Lightwell Mortgaged Property, subject to any applicable consent and consultation rights of the holder of The Lightwell Mortgage Loan, the Lightwell Non-Serviced Special Servicer may determine to exercise the rights of the lender under the related equity pledge to foreclose on the pledged equity under the Lightwell Non-Serviced Whole Loan.

If the Lightwell Non-Serviced Special Servicer elects to proceed with a non-judicial foreclosure or other similar proceeding related to personal property in accordance with the laws of the state where the Lightwell Mortgaged Property is located, the Lightwell Non-Serviced Special Servicer will not be required to pursue a deficiency judgment against the related borrower or any other liable party if the laws of such state do not permit such a deficiency judgment after a non-judicial foreclosure or other similar proceeding related to personal property or if the Lightwell Non-Serviced Special Servicer determines in accordance with the Lightwell Servicing Standard that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officer’s certificate delivered to the Lightwell Non-Serviced Collateral Manager and the Lightwell Non-Serviced Issuer.

The Lightwell Non-Serviced Special Servicer will be required to dispose of any Lightwell REO Property as soon after acquiring it as is practicable and feasible in a manner consistent with the Lightwell Servicing Standard and the Lightwell Co-Lender Agreement, and the Lightwell Non-Serviced Special Servicer will have the right to transfer the equity interests in any REO subsidiary to effect the disposition of any Lightwell REO Property. The Lightwell Non-Serviced Special Servicer will be required to manage, conserve, protect and operate the Lightwell REO Property in a manner consistent with the Lightwell Servicing Standard. The Lightwell Non-Serviced Special Servicer will have full power and authority, subject only to the Lightwell Servicing Standard and the specific requirements and prohibitions of the FL21 Servicing Agreement, to do any and all things in connection with any Lightwell REO Property held by or on behalf of the Lightwell Non-Serviced Issuer, all on such terms and for such period as the Lightwell Non-Serviced Special Servicer deems to be in the best interests of the holders of interest in the Lightwell Non-Serviced Whole Loan and, in connection therewith, the Lightwell Non-Serviced Special Servicer will be required to agree to the payment of property management fees that are consistent with general market standards.

The Lightwell Non-Serviced Special Servicer will take such action with respect to the Lightwell Mortgaged Property that is not in compliance with applicable environmental laws as is directed by the Lightwell Non-Serviced Collateral Manager; provided, however, that if the Lightwell Non-Serviced Special Servicer determines that the Lightwell Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the holders of interests in the Lightwell Non-Serviced Whole Loan to take such actions as are necessary to bring the Lightwell Mortgaged Property in compliance therewith or as are required by law or regulation, the Lightwell Non-Serviced Special Servicer will take such action, with the consent of the Non-Serviced Collateral Manager. The Lightwell Non-Serviced Special Servicer will notify the Lightwell Non-Serviced Advancing

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Agent of the need to advance the costs of any such compliance, containment, clean-up or remediation as a servicing advance under the FL21 Servicing Agreement.

“FL21 Defaulted Loan” means the Lightwell Non-Serviced Whole Loan if there has occurred and is continuing for more than 60 days (after giving effect to any applicable grace or cure period but without giving effect to any waiver) the occurrence and continuation of a monetary default or a material non-monetary default thereunder that is known to the Lightwell Non-Serviced Master Servicer or the Lightwell Non-Serviced Special Servicer. If a FL21 Defaulted Loan is the subject of a work-out or modification, or the default has otherwise been cured such that the FL21 Defaulted Loan is no longer in default pursuant to its terms (as such terms may have been modified), the Lightwell Non-Serviced Whole Loan will no longer be treated as a FL21 Defaulted Loan. For the avoidance of doubt, neither a short-term (up to six months) forbearance or deferral of interest due to an exogenous event (a “FL21 Payment Accommodation”) nor any default or delinquency that would have existed but for such FL21 Payment Accommodation will cause the Lightwell Non-Serviced Whole Loan to be a FL21 Defaulted Loan for so long as the related borrower is complying with the terms of such FL21 Payment Accommodation.

FL21 Servicing and FL21 Special Servicing Fees

In connection with its duties as master servicer under the FL21 Servicing Agreement, the Lightwell Non-Serviced Master Servicer will be entitled to a monthly servicing fee with respect to the Lightwell Non-Serviced Whole Loan equal to the greater of (x) the product of (a) 0.05% per annum and (b) the original principal balance of the Lightwell Non-Serviced Whole Loan and (y) $105,000 per annum. In addition, the Lightwell Non-Serviced Master Servicer will be entitled to additional servicing compensation in the form of (fee or penalty amounts collected for checks or other items returned for insufficient funds; and (ii) all income and gain realized from investments of funds deposited in the accounts maintained by the Lightwell Non-Serviced Master Servicer other than any REO accounts, subject to and as further specified in, the FL21 Servicing Agreement.

In connection with its duties as special servicer under the FL21 Servicing Agreement, the Lightwell Non-Serviced Special Servicer will be entitled to a monthly special servicing fee, upon the Lightwell Non-Serviced Whole Loan becoming a specially serviced mortgage loan equal to the product of the outstanding principal balance of the Lightwell Non-Serviced Whole Loan and the lower of (i) 0.25% per annum and (ii) any related fee cap set forth in the related loan. In addition, the Lightwell Non-Serviced Special Servicer is entitled to (i) a workout fee equal to the lower of (a) 1.0% and (b) any related fee cap set forth in the related loan agreement, in each case, of each collection of interest and principal, and (ii) a liquidation fee equal to the lower of (a) 1.0% and (b) any related fee cap set forth in the related loan agreement, in each case, of any liquidation proceeds or full or discounted payoff of the Lightwell Non-Serviced Whole Loan; and provided, further, that the Lightwell Non-Serviced Special Servicer will be entitled to receive only a liquidation fee or a workout fee, but not both, with respect to proceeds on the Lightwell Non-Serviced Whole Loan. The Lightwell Non-Serviced Special Servicer will also be entitled to retain additional servicing compensation in the form of (i) all assumption application fees, (ii) any modification fees, assumption fees, consent fees and similar fees received, (iii) any charges for processing certain borrower requests, (iv) any charges for processing beneficiary statements or demands and defeasance fees, (v) any late payment charges, default interest and similar fees collected and (vi) (A) any fee or penalty amounts collected for checks or other items returned for insufficient funds relating to the REO account and (B) all income and gain realized from the investment of funds deposited in any REO accounts, as further specified in the FL21 Servicing Agreement. The Lightwell Non-Serviced Special Servicer will additionally

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be entitled to reimbursement of expenses, as permitted under the FL21 Servicing Agreement.

FL21 Specially Serviced Loans

The Lightwell Non-Serviced Special Servicer will be responsible, subject to the Lightwell Non-Serviced Collateral Manager’s consent in accordance with the FL21 Servicing Agreement, for the servicing and administration of the Lightwell Non-Serviced Whole Loan if it becomes a specially serviced loan pursuant to the FL21 Servicing Agreement and, subject to the Lightwell Non-Serviced Collateral Manager’s consent in accordance with the FL21 Servicing Agreement, for processing any FL21 Major Decisions and FL21 Non-Material Borrower Requests (other than waivers of late payment charges and default interest on the Lightwell Non-Serviced Whole Loan if it is not a specially serviced loan under the FL21 Servicing Agreement). The FL21 Servicing Agreement contains servicing transfer events substantially similar, but not identical to, the Servicing Transfer Events under the PSA.

A “FL21 Special Servicing Transfer Event” means the occurrence of any of the following events:

(i)                the 30th day following the occurrence of a payment default at the original maturity date, or, if the original maturity date of The Lightwell Mortgage Loan has been extended, the 30th day following the occurrence of a payment default at such extended maturity date; provided, however, if

(a)          either (1) the related borrower is diligently seeking a refinancing commitment or sale (and delivers a statement to that effect to the Lightwell Non-Serviced Servicer within 30 days after the default, who will promptly deliver a copy to the Lightwell Non-Serviced Special Servicer and the Lightwell Non-Serviced Collateral Manager) or (2) a mezzanine lender, subordinate lender or holder of the Lightwell Non-Serviced Companion Loan has notified the Lightwell Non-Serviced Servicer, the Lightwell Non-Serviced Special Servicer or the Lightwell Non-Serviced Collateral Manager of its intent to exercise the borrower’s extension option with respect to The Lightwell Mortgage Loan in accordance with the mortgage loan documents,

(b)          the related borrower, mezzanine lender, subordinate lender or holder of the Lightwell Non-Serviced Companion Loan, as applicable, continues to make monthly payments (or, in connection with a balloon payment default, assumed scheduled payments) under The Lightwell Mortgage Loan (with respect to any mezzanine lender, subordinate lender or holder of the Lightwell Non-Serviced Companion Loan, pursuant to a cure or extension option granted by the applicable mortgage loan documents), and

(c)          the Lightwell Non-Serviced Collateral Manager consents, a FL21 Special Servicing Transfer Event will not occur until 90 days beyond the related maturity date (or, with respect to clause (a)(2), a FL21 Special Servicing Transfer Event will not occur until the expiration of the applicable cure or extension option), unless extended by the Lightwell Non-Serviced Special Servicer in accordance with the mortgage loan documents, the Lightwell Non-Serviced Indenture or the FL21 Servicing Agreement; and provided, further, if the related borrower has delivered to the Lightwell Non-Serviced Servicer, who will be required to have promptly delivered a copy to the Lightwell Non-Serviced Special Servicer and the Lightwell Non-Serviced Collateral Manager, on or before the 90th day after the related maturity date,

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anticipated takeout evidence reasonably acceptable to the Lightwell Non-Serviced Collateral Manager, and the borrower continues to make its assumed scheduled payments, a FL21 Special Servicing Transfer Event will not occur until the earlier of (A) 120 days beyond the related maturity date (or extended maturity date) and (B) the termination or expiration of the anticipated takeout evidence;

(ii)             any monthly payment (other than a balloon payment) is more than 60 days delinquent;

(iii)          the Lightwell Non-Serviced Servicer determines, or receives a written determination of the Lightwell Non-Serviced Special Servicer, that a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(iv)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, is entered against the related borrower; provided, that if such decree or order is discharged or stayed within 60 days of being entered, or if, as to a bankruptcy, the automatic stay is lifted within 60 days of a filing for relief or the case is dismissed, upon such discharge, stay, lifting or dismissal The Lightwell Mortgage Loan will no longer be a FL21 Specially Serviced Loan (and no special servicing fees, workout fees or liquidation fees will be payable with respect thereto and any such fees actually paid will be reimbursed by the Lightwell Non-Serviced Special Servicer);

(v)              the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(vi)           the related borrower admits in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(vii)       a default (other than a failure by the related borrower to pay principal or interest) of which the Lightwell Non-Serviced Servicer or the Lightwell Non-Serviced Special Servicer has notice and which the Lightwell Non-Serviced Servicer or the Lightwell Non-Serviced Special Servicer, as the case may be, determines in accordance with the Lightwell Servicing Standard may materially and adversely affect the interests of the relevant parties in interest has occurred and remained unremedied for the applicable grace period specified in The Lightwell mortgage loan documents (or if no grace period is specified for those defaults which are capable of cure, 60 days), provided that the failure of the related borrower to obtain all risk casualty insurance that does not contain any carve out for terrorist or similar acts (other than such amounts as are specifically required by the related mortgage loan documents) will not apply with respect to this clause if the Lightwell Non-Serviced Special Servicer determines that either (1) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the Lightwell Mortgaged Property and located

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in or around the region in which the Lightwell Mortgaged Property is located or (2) such insurance is not available at any rate; or

(viii)      the Lightwell Non-Serviced Servicer or the Lightwell Non-Serviced Special Servicer has received notice of the foreclosure or proposed foreclosure of any other lien on the Lightwell Mortgaged Property.

For the avoidance of doubt, neither a FL21 Payment Accommodation nor any default or delinquency that would have existed but for such FL21 Payment Accommodation will constitute a FL21 Special Servicing Transfer Event, for so long as the related borrower is complying with the terms of such FL21 Payment Accommodation.

Servicing Advances

The Lightwell Non-Serviced Special Servicer or the Lightwell Non-Serviced Master Servicer will determine, in the first instance, the necessity for all servicing advances in accordance with the Lightwell Servicing Standard. With respect to the Lightwell Non-Serviced Whole Loan, the Lightwell Non-Serviced Advancing Agent, at the direction of the Lightwell Non-Serviced Special Servicer or the Lightwell Non-Serviced Special Servicer, as applicable, will be required to advance as a servicing advance all such funds as are necessary for the payment of servicing expenses, within the time frame provided for in the FL21 Servicing Agreement, provided that the particular advance would not, if made, constitute a nonrecoverable servicing advance, as determined pursuant to the FL21 Servicing Agreement, which determination is made using substantially similar, but not identical, criteria as used to determine nonrecoverable servicing advances under the PSA. Any request by the Lightwell Non-Serviced Special Servicer that the Lightwell Non-Serviced Advancing Agent or the Lightwell Non-Serviced Master Servicer make a servicing advance will be deemed to be a determination by the Lightwell Non-Serviced Special Servicer that such requested servicing advance is not a nonrecoverable servicing advance, and the Lightwell Non-Serviced Advancing Agent and the Lightwell Non-Serviced Master Servicer will be entitled to conclusively rely on such determination; provided, that the determination that such requested servicing advance is not a nonrecoverable servicing advance will not be binding on the Lightwell Non-Serviced Master Servicer or the Lightwell Non-Serviced Advancing Agent, and the Lightwell Non-Serviced Special Servicer’s determination that a servicing advance is required to be made in accordance with the Lightwell Servicing Standard will not be binding on the Lightwell Non-Serviced Master Servicer or the Lightwell Non-Serviced Advancing Agent.

If the Lightwell Non-Serviced Advancing Agent fails to make in a timely manner any servicing advance that the Lightwell Non-Serviced Master Servicer or the Lightwell Non-Serviced Special Servicer has determined is required in accordance with the Lightwell Servicing Standard, and the Lightwell Non-Serviced Advancing Agent has not determined that such servicing advance would be nonrecoverable, the Lightwell Non-Serviced Note Administrator will be required to (x) terminate the Lightwell Non-Serviced Advancing Agent in its capacity as Lightwell Non-Serviced Advancing Agent under the FL21 Servicing Agreement and the Lightwell Non-Serviced Indenture, (y) use reasonable efforts for 90 days after such termination to replace the Lightwell Non-Serviced Advancing Agent with a successor Lightwell Non-Serviced Advancing Agent that satisfies the requirements set forth in the Lightwell Non-Serviced Indenture (which replacement Lightwell Non-Serviced Advancing Agent may be the Lightwell Non-Serviced Master Servicer), including satisfaction of the rating agency condition, and (z) if the Lightwell Non-Serviced Special Servicer is an affiliate of, or the same entity as, the Lightwell Non-Serviced Advancing Agent, terminate the Lightwell Non-Serviced Special Servicer and replace the Lightwell Non-Serviced Special Servicer with a successor Lightwell Non-Serviced Special Servicer (which may be the

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Lightwell Non-Serviced Master Servicer) that satisfies the requirements set forth in the FL21 Servicing Agreement, including satisfaction of the rating agency condition. In addition, the Lightwell Non-Serviced Master Servicer will be required to make such servicing advance within five business days of the Lightwell Non-Serviced Master Servicer’s actual knowledge of the Lightwell Non-Serviced Advancing Agent’s failure to make such required servicing advance that the Lightwell Non-Serviced Advancing Agent has not determined to be nonrecoverable, subject to the Lightwell Non-Serviced Master Servicer’s determination that such servicing advance is not a nonrecoverable servicing advance. Following the termination of the Lightwell Non-Serviced Advancing Agent, and subject to a non-recoverability determination, the Lightwell Non-Serviced Master Servicer will be required to make servicing advances until a successor Lightwell Non-Serviced Advancing Agent is appointed.

The FL21 Servicing Agreement entitles the Lightwell Non-Serviced Advancing Agent and the Lightwell Non-Serviced Master Servicer, as applicable, to reimbursement of any servicing advance plus interest thereon at a per annum rate equal to the “prime rate”, subject to a floor of 2.00% per annum and compounded annually, from (i) any amounts in the collection account or the partitioned loan collection account derived from any interest payments from the Lightwell Non-Serviced Whole Loan in respect of which such servicing advance was made, (ii) any collections from the related borrower that represent reimbursement of such servicing advances, liquidation proceeds, insurance and condemnation proceeds and REO proceeds of the Lightwell Non-Serviced Whole Loan, Lightwell Mortgaged Property or related REO property for which such servicing advance was made or (iii) if such servicing advance has been determined to be nonrecoverable, from general collections in respect of the MF1 2026-FL21 collateralized loan obligation transaction under the FL21 Servicing Agreement.

No servicing advance will be required if it would be a nonrecoverable servicing advance. If the Lightwell Non-Serviced Special Servicer makes the determination that a servicing advance is not required to be made in accordance with the Lightwell Servicing Standard (or that a servicing advance would, or would not be, nonrecoverable), the Lightwell Non-Serviced Special Servicer’s determination, as the case may be, will be binding on the Lightwell Non-Serviced Advancing Agent and will override any prior determination by the Lightwell Non-Serviced Advancing Agent.

Modifications; Major Decisions

All (i) modifications, waivers (other than waivers of late payment charges and default interest on the Lightwell Non-Serviced Whole Loan if it is not a specially serviced loan, which may be processed by the Lightwell Non-Serviced Master Servicer, so long as no additional modifications, waivers or consents are being processed in connection with such waivers of late payment charges and default interest) and consents with respect to the Lightwell Non-Serviced Whole Loan, including FL21 Major Decisions (subject to the consent and consultation rights of the Lightwell Non-Serviced Collateral Manager and The Lightwell Mortgage Loan) and FL21 Non-Material Borrower Requests, and (ii) FL21 Administrative Modifications and FL21 Criteria-Based Modifications, will be processed by the Lightwell Non-Serviced Special Servicer.

The Lightwell Non-Serviced Special Servicer may agree to any consent, modification, waiver or amendment of or to any term of, forgive or defer interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing the Lightwell Non-Serviced Whole Loan (but with respect to substitution of collateral securing the Lightwell Non-Serviced Whole Loan, subject to satisfaction of the rating agency condition), convert or exchange The Lightwell Mortgage Loan for any other type of

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consideration, and/or permit the release of the related borrower on or any guarantor of the Lightwell Non-Serviced Whole Loan without the consent of the Lightwell Non-Serviced Issuer, the Lightwell Non-Serviced Trustee, any noteholder under the Lightwell Non-Serviced Indenture or the holder of The Lightwell Mortgage Loan, subject, however, to the direction, consent and consultation rights of the Lightwell Non-Serviced Collateral Manager and the holder of The Lightwell Mortgage Loan, certain restrictions applicable to REITs under Section 856 of the Code, and each of the following limitations, conditions and restrictions:

(i)                the Lightwell Non-Serviced Special Servicer may not permit any borrower to add or substitute any collateral for the Lightwell Non-Serviced Whole Loan, which collateral constitutes real property, unless the Lightwell Non-Serviced Special Servicer has first determined, in its reasonable and good faith judgment, in accordance with the Lightwell Servicing Standard, based upon a Phase I environmental assessment (and such additional environmental testing as the Lightwell Non-Serviced Special Servicer deems necessary and appropriate) prepared by an independent environmental consultant who regularly conducts environmental assessments (and such additional environmental testing), at the expense of the related borrower, that such new real property is in compliance with applicable environmental laws and regulations and that there are no circumstances or conditions present with respect to such new real property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then-applicable environmental laws and regulations;

(ii)             unless a release or substitution is permissible under the related mortgage loan documents without the consent or approval of the lender, the Lightwell Non-Serviced Special Servicer may not release or substitute the Lightwell Mortgaged Property securing the Lightwell Non-Serviced Whole Loan if it is not a specially serviced loan except in the case of a release where (A) the loss of the use of the Lightwell Mortgaged Property to be released will not, in the Lightwell Non-Serviced Special Servicer’s good faith and reasonable judgment, materially and adversely affect the net operating income being generated by or the use of the Lightwell Mortgaged Property, (B) except in the case of the release of non-material parcels, the as-is appraised value of any real property substituted for the Lightwell Mortgaged Property to be released, together with the amount of any corresponding principal paydown of the Lightwell Non-Serviced Whole Loan is at least equal to the as-is appraised value of the Lightwell Mortgaged Property to be released and (C) the remaining Lightwell Mortgaged Property and any substitute mortgaged property is, in the Lightwell Non-Serviced Special Servicer’s good faith and reasonable judgment, adequate security for the Lightwell Non-Serviced Whole Loan; and

(iii)          the Lightwell Non-Serviced Special Servicer may not modify the Lightwell Non-Serviced Whole Loan to extend its maturity date beyond the date that is five years prior to the stated maturity date;

provided that (x) notwithstanding clauses (i) through (iii) above, neither the Lightwell Non-Serviced Master Servicer nor the Lightwell Non-Serviced Special Servicer will be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a borrower if in its reasonable and good faith judgment such opposition would not ultimately prevent the confirmation of such plan or one substantially similar, and (y) clauses (i) through (ii) above will not apply to any FL21 Administrative Modification or FL21 Criteria-Based Modification.

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In addition, the Lightwell Non-Serviced Special Servicer will be required to process any FL21 Administrative Modification or FL21 Criteria-Based Modification directed by the Lightwell Non-Serviced Collateral Manager to the extent set forth below under “—FL21 Administrative Modifications and FL21 Criteria-Based Modifications”.

Subject to the consent and consultation rights of the Lightwell Non-Serviced Collateral Manager and the holder of The Lightwell Mortgage Loan, the Lightwell Non-Serviced Special Servicer will have the sole and exclusive right to make any decision that is a FL21 Major Decision.

Subject to the rights of the Lightwell Non-Serviced Collateral Manager under the related collateral management agreement, if the Lightwell Non-Serviced Whole Loan contains a provision in the nature of a “due-on-sale” clause (including sales or transfers of Lightwell Mortgaged Property or pledged equity (in full or part) or the sale or transfer of direct or indirect interests in the related borrower, its subsidiaries or its owners) which by its terms:

(i)                provides that the Lightwell Non-Serviced Whole Loan will (or may at the lender’s option) become due and payable upon the sale or other transfer of an interest in the Lightwell Mortgaged Property or ownership interests in the borrower,

(ii)             provides that the Lightwell Non-Serviced Whole Loan may not be assumed without the consent of the related lender in connection with any such sale or other transfer, or

(iii)          provides that the Lightwell Non-Serviced Whole Loan may be assumed or transferred without the consent of the lender, provided certain conditions set forth in the related mortgage loan documents are satisfied, then, for so long as the Lightwell Non-Serviced Companion Loan is owned by the Lightwell Non-Serviced Issuer (and subject to the rights, if any, of the controlling holder), the Lightwell Non-Serviced Special Servicer on behalf of the Lightwell Non-Serviced Issuer will be required to enforce or waive such provision as it determines; provided that the Lightwell Non-Serviced Special Servicer may not waive, without first satisfying the rating agency condition, any “due-on-sale” clause under the Lightwell Non-Serviced Whole Loan with respect to which (i) the proposed sale, transfer or assumption represents either (A) a controlling interest in the related borrower or (B) greater than 49% of the total ownership interest in the Lightwell Mortgaged Property or borrower, and (ii) the Lightwell Non-Serviced Companion Loan (A) represents 5% or more of the aggregate principal balance of all the collateral interests owned by the Lightwell Non-Serviced Issuer, or (B) is one of the ten largest collateral interests (based on principal balance) owned by the Lightwell Non-Serviced Issuer; provided, further, that the Lightwell Non-Serviced Special Servicer will not be required to enforce any such due-on-sale clauses and in connection therewith will not be required to (x) accelerate the payments thereon, (y) withhold its consent to such an assumption or (z) satisfy the rating agency condition with respect thereto if the Lightwell Non-Serviced Special Servicer determines (1) that such provision is not enforceable under applicable law or the enforcement of such provision is reasonably likely to result in meritorious legal action by the related borrower, or (2) that granting such consent would be likely to result in a greater recovery, on a net present value basis (discounting at the related interest rate), than would enforcement of such clause.

If the Lightwell Non-Serviced Special Servicer determines that (A) granting such consent would be likely to result in a greater recovery, (B) such provision is not legally enforceable, or (C) that the conditions described in clause (iii) above relating to the assumption or transfer of the Lightwell Non-Serviced Whole Loan have been satisfied, the Lightwell Non-

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Serviced Special Servicer will be authorized to take or enter into an assumption agreement or other applicable documentation from or with the person to whom the Lightwell Non-Serviced Whole Loan (and/or interest in the related borrower) has been or is about to be conveyed, and to release the original borrower (and/or guarantor) from liability upon the Lightwell Non-Serviced Whole Loan and substitute the new borrower as obligor (and, if applicable, to substitute a new guarantor as guarantor) thereon, provided that the credit status of the prospective new borrower (and/or guarantor) is in compliance with the Lightwell Servicing Standard and the terms of the related mortgage loan documents.

Subject to the rights of the Lightwell Non-Serviced Collateral Manager under the related collateral management agreement, if the Lightwell Non-Serviced Whole Loan contains a provision in the nature of a “due-on-encumbrance” clause which by its terms:

(i)                provides that the Lightwell Non-Serviced Whole Loan becomes (or may become at the lender’s option) due and payable upon the creation of any lien or other encumbrance on the Lightwell Mortgaged Property or pledged equity,

(ii)             requires the consent of the related lender to the creation of any such lien or other encumbrance on the Lightwell Mortgaged Property, or

(iii)           provides that the Lightwell Mortgaged Property or pledged equity may be further encumbered without the consent of the lender, provided certain conditions set forth in the mortgage loan documents are satisfied, then, for so long as the Lightwell Non-Serviced Companion Loan is owned by the Lightwell Non-Serviced Issuer, the Lightwell Non-Serviced Special Servicer may not waive, without first satisfying the rating agency condition, any “due-on-encumbrance” clause (which the Lightwell Non-Serviced Special Servicer will interpret, if the related mortgage loan documents allow such interpretation, to include requests for approval of mezzanine financing), with regard to the Lightwell Non-Serviced Whole Loan for which the Lightwell Non-Serviced Companion Loan (A) represents 2% or more of the aggregate outstanding balance of the collateral interests owned by the Lightwell Non-Serviced Issuer, (B) has a principal balance of over $20,000,000, (C) is one of the ten largest collateral interests (based on principal balance) owned by the Lightwell Non-Serviced Issuer, (D) has an aggregate loan-to-value ratio (including existing and proposed additional debt) that is equal to or greater than 85%, or (E) has an aggregate debt service coverage ratio (including the debt service on the existing and proposed additional debt) that is less than 1.20x; and (subject to the rights, if any, exercisable by the Lightwell Non-Serviced Trustee), the Lightwell Non-Serviced Special Servicer, on behalf of the Lightwell Non-Serviced Issuer, will be required to enforce or waive such provision as it determines; provided, further, that the Lightwell Non-Serviced Special Servicer will not be required to enforce any such due-on-encumbrance clauses and in connection therewith will not be required to (x) accelerate the payments thereon, (y) withhold its consent to such encumbrance or (z) satisfy the rating agency condition with respect thereto if the Lightwell Non-Serviced Special Servicer determines (1) that such provision is not enforceable under applicable law or the enforcement of such provision is reasonably likely to result in meritorious legal action by the related borrower or (2) that granting such consent would be likely to result in a greater recovery, on a net present value basis (discounting at the related mortgage rate), than would enforcement of such clause or (3) after giving effect to the waiver, (a) the Lightwell Non-Serviced Companion Loan would have an aggregate loan-to-value ratio (including existing and proposed additional debt) that is equal to or less the loan-to-value ratio of the Lightwell Non-Serviced Companion Loan immediately prior to giving effect to the waiver and (b) the Lightwell Non-Serviced Companion Loan would have an aggregate debt service coverage ratio (including existing and proposed additional debt) that is equal to or greater

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than the debt service coverage ratio of the Lightwell Non-Serviced Companion Loan immediately prior to giving effect to the waiver.

If the Lightwell Non-Serviced Special Servicer determines in accordance with the Lightwell Servicing Standard that (A) granting such consent would be likely to result in a greater recovery, (B) such provision is not legally enforceable, or (C) that the conditions described in clause (iii) above relating to the further encumbrance have been satisfied, the Lightwell Non-Serviced Special Servicer will be authorized to grant such consent.

Notwithstanding the foregoing, it will not be necessary to satisfy the rating agency condition with respect to any waivers of due-on-sale or due-on-encumbrance clauses performed as FL21 Administrative Modifications or FL21 Criteria-Based Modifications.

In no event will the Lightwell Non-Serviced Master Servicer or the Lightwell Non-Serviced Special Servicer be required to take, or refrain from taking, any action that the Lightwell Non-Serviced Master Servicer or the Lightwell Non-Serviced Special Servicer, as applicable, determines in its reasonable discretion (i) may cause a violation of applicable laws, regulations, codes, ordinances, court orders or restrictive covenants with respect to the Lightwell Non-Serviced Whole Loan or Lightwell Mortgaged Property, (ii) may cause a violation of any provision of any mortgage loan document or (iii) may cause a violation of the Lightwell Servicing Standard (except that FL21 Administrative Modifications and FL21 Criteria-Based Modifications will not be subject to the Lightwell Servicing Standard).

The Lightwell Non-Serviced Collateral Manager will notify the Lightwell Non-Serviced Master Servicer, any sub-servicer and the Lightwell Non-Serviced Special Servicer in writing of the Lightwell Non-Serviced Collateral Manager’s determination that a trigger event under the mortgage loan documents has occurred that will result in the conversion of the applicable interest rate index for the Lightwell Non-Serviced Whole Loan from the then-applicable index under the related mortgage loan documents to an alternate, substitute, successor or replacement index. Upon the occurrence of such trigger event, the Lightwell Non-Serviced Collateral Manager will designate the alternate, substitute, successor or replacement index pursuant to the applicable mortgage loan documents and the Lightwell Non-Serviced Special Servicer will implement the replacement and calculate the interest rate applicable to the Lightwell Non-Serviced Whole Loan to the extent commercially reasonable. At the direction of the Lightwell Non-Serviced Collateral Manager, the Lightwell Non-Serviced Special Servicer will process any such benchmark replacement conforming changes.

Both the Lightwell Non-Serviced Master Servicer (if the Lightwell Non-Serviced Whole Loan is not a specially serviced loan) and the Lightwell Non-Serviced Special Servicer may communicate directly with the borrowers in connection with any FL21 Major Decision or FL21 Non-Material Borrower Request. If the Lightwell Non-Serviced Master Servicer receives any request for a FL21 Major Decision or FL21 Non-Material Borrower Request (other than waivers of late payment charges and default interest on the Lightwell Non-Serviced Whole Loan if it is not a specially serviced loan), the Lightwell Non-Serviced Master Servicer will be required to forward such request to the Lightwell Non-Serviced Special Servicer for analysis and processing and the Lightwell Non-Serviced Master Servicer will have no further liability or duty with respect to such request. If the Lightwell Non-Serviced Collateral Manager receives any request for a FL21 Major Decision, the Lightwell Non-Serviced Collateral Manager will be required to analyze the request and either (i) reject the request or (ii) if the Lightwell Non-Serviced Collateral Manager intends to approve the request, promptly, and in any event within two business days, forward such request to the Lightwell Non-Serviced Special Servicer for analysis and processing. If the Lightwell Non-Serviced Special Servicer receives any such request from a borrower (or from the Lightwell

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Non-Serviced Master Servicer or the Lightwell Non-Serviced Collateral Manager), the Lightwell Non-Serviced Special Servicer will be required to analyze and process the request subject to the approval rights (if any) of the Lightwell Non-Serviced Collateral Manager. Once the Lightwell Non-Serviced Special Servicer has approved the related FL21 Major Decision or FL21 Non-Material Borrower Request (other than waivers of late payment charges and default interest on the Lightwell Non-Serviced Whole Loan if it is not a specially serviced loan), the Lightwell Non-Serviced Special Servicer will be required to notify the Lightwell Non-Serviced Master Servicer of such recommendation and when the related transaction closes the Lightwell Non-Serviced Special Servicer will be required to promptly provide the Lightwell Non-Serviced Master Servicer with the information necessary for the Lightwell Non-Serviced Master Servicer to update its records to reflect the terms of the transaction.

“FL21 Non-Material Borrower Request” means any borrower request that does not require the consent of the Lightwell Non-Serviced Collateral Manager.

“FL21 Major Decisions” include any of the following:

(i)                     any modification of, or waiver with respect to, the Lightwell Non-Serviced Whole Loan that would result in the extension of the maturity date or extended maturity date thereof (however the maturity date of the Lightwell Non-Serviced Whole Loan may not be extended beyond the date that is five years prior to the stated maturity date), a reduction in the interest rate borne thereby or the monthly debt service payment or prepayment, if any, payable thereon or a deferral or a forgiveness of interest on or principal of the Lightwell Non-Serviced Whole Loan or a modification or waiver of any other monetary term of the Lightwell Non-Serviced Whole Loan relating to the timing or amount of any payment of principal or interest (other than default interest or waiver of late payment charges) or any other material sums due and payable under the Lightwell Non-Serviced Whole Loan or underlying mortgage loan documents or a modification or waiver of any provision of the Lightwell Non-Serviced Whole Loan that restricts the borrower or its equity owners from incurring additional indebtedness;

(ii)                  any modification of, or waiver with respect to, the Lightwell Non-Serviced Whole Loan that would result in a discounted pay-off of the Lightwell Non-Serviced Whole Loan;

(iii)               any foreclosure upon or comparable conversion of the ownership of the Lightwell Mortgaged Property or any acquisition of the Lightwell Mortgaged Property by deed-in-lieu of foreclosure;

(iv)                except as specifically permitted in the mortgage loan documents, any sale of the Lightwell Mortgaged Property or any material portion thereof or the transfer of any direct or indirect interest in the borrower;

(v)                   any sale of a the related REO property;

(vi)                any action to bring the Lightwell Mortgaged Property or the related REO property into compliance with any laws relating to hazardous materials;

(vii)             any substitution or release of collateral for the Lightwell Non-Serviced Whole Loan (other than in accordance with the terms of, or upon satisfaction of, the mortgage loan documents);

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(viii)          any release of the borrower or any guarantor from liability with respect to the Lightwell Non-Serviced Whole Loan (other than in accordance with the terms of, or upon satisfaction of, the related mortgage loan documents);

(ix)              any waiver of or determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the borrower);

(x)                 any material changes to or waivers of any of the insurance requirements in the mortgage loan documents;

(xi)               any incurrence of additional debt by the borrower to the extent such incurrence requires the consent of the lender under the mortgage loan documents;

(xii)           any consent to any new lease to the extent the entering into such requires the consent of the lender under the mortgage loan documents; and

(xiii)         any modification, waiver or amendment of an agreement with any mezzanine lender or other subordinate debt holder related to the Lightwell Non-Serviced Whole Loan (which may include an intercreditor agreement, co-lender agreement, participation agreement or similar agreement), or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the holders of the notes issued under the Lightwell Non-Serviced Indenture;

provided that, pursuant to the FL21 Servicing Agreement, no FL21 Administrative Modification or FL21 Criteria-Based Modification will constitute a FL21 Major Decision or otherwise be subject to any consent and/or consultation rights under the FL21 Servicing Agreement.

FL21 Administrative Modifications and FL21 Criteria-Based Modifications

The Lightwell Non-Serviced Collateral Manager may, but is not required to, direct the Lightwell Non-Serviced Special Servicer to effect (and, upon such direction, the Lightwell Non-Serviced Special Servicer will be required to effect) any FL21 Administrative Modification or, subject to satisfaction of the FL21 Criteria-Based Modification Conditions, any FL21 Criteria-Based Modification.

“FL21 Administrative Modification” means any modification, waiver or amendment directed by the Lightwell Non-Serviced Collateral Manager that, in the Lightwell Non-Serviced Collateral Manager’s reasonable judgment, relates exclusively to:

(i)                         with respect to Lightwell Non-Serviced Whole Loan, (a) in the case of a mismatch between the benchmark replacement on the notes issued pursuant to the Lightwell Non-Serviced Indenture and the benchmark replacement applicable to the Lightwell Non-Serviced Whole Loan, (1) any alternative rate index and alternative rate spread that the Lightwell Non-Serviced Collateral Manager determines are reasonably necessary to reduce or eliminate such mismatch and (2) any corresponding changes to the Lightwell Non-Serviced Whole Loan to match the applicable benchmark replacement conforming changes and/or to make any loan-level benchmark replacement conforming changes,

(b)          in the case of a mismatch between the index on the Lightwell Non-Serviced Whole Loan and the benchmark, the conversion of the index on the Lightwell Non-Serviced Whole Loan to the benchmark, including any spread

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adjustment that the Lightwell Non-Serviced Collateral Manager determines is reasonably necessary in connection therewith; or

(c)          in connection with the conversion of the index on the Lightwell Non-Serviced Whole Loan to the benchmark, the waiver of any requirement that the borrower replace an interest rate cap based on such index with an interest rate cap based on the benchmark, or

(ii)                       with respect to the Lightwell Non-Serviced Whole Loan if it is not a FL21 Credit Risk Loan, specially serviced loan or FL21 Defaulted Loan,

(a)          exit fees, extension fees or default interest,

(b)          financial covenants (including cash management triggers and extension tests) relating (directly or indirectly) to debt yield, debt service coverage or loan-to-value,

(c)          prepayment fees (including in connection with defeasance and lockouts), yield or spread maintenance provisions or waiving any interest due in connection with a prepayment of the Lightwell Non-Serviced Whole Loan in full that relates to interest that accrues after the date of prepayment,

(d)          adding or modifying provisions related to partial releases of the Lightwell Mortgaged Property,

(e)          reserve account minimum balance amounts and purposes, release conditions or other reserve requirements (other than for taxes or insurance), including requirements to fund reserves in connection with extensions,

(f)           waivers or reductions of a benchmark floor (which reductions may not be to floor rates below zero) or waivers, reductions or deferrals of interest rate step-ups, provided (in each case) that after giving effect to such waiver, reduction or deferral, the note protection tests set forth in the Lightwell Non-Serviced Indenture are satisfied,

(g)          (1) any requirement to renew, extend or replace an interest rate cap agreement, or any change to an interest rate cap agreement, (i) in connection with a loan extension of not more than 90 days or (ii) that is in connection with any other loan extension and that, together with any required establishment by the borrower of fully funded cash reserves, provides protection that is substantially economically equivalent to the protection provided by such agreement, as determined by the Lightwell Non-Serviced Collateral Manager, or (2) otherwise amending an interest rate cap agreement to the extent that such amendment would not materially and adversely affect the holder of the notes issued pursuant to the Lightwell Non-Serviced Indenture, as determined by the Lightwell Non-Serviced Collateral Manager,

(h)         the timing of, or conditions to, the funding of any future funding participation,

(i)           sponsor or guarantor financial covenants relating to net worth, liquidity or other financial matters,

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(j)           Lightwell Mortgaged Property lease approvals or modifications or leasing parameters (including in connection with releasing reserves or future funding amounts relating to leasing) or

(k)          conditions precedent to extending the term of the Lightwell Non-Serviced Whole Loan;

in each case, notwithstanding that any such modification, waiver or amendment may have the effect of delaying or deferring principal payments that would otherwise occur on the Lightwell Non-Serviced Whole Loan prior to its fully extended maturity date.

“FL21 Criteria-Based Modification” means, with respect to the Lightwell Non-Serviced Mortgage Loan if it is not a FL21 Credit Risk Loan, specially serviced loan or FL21 Defaulted Loan, any modification, waiver or amendment directed by the Lightwell Non-Serviced Collateral Manager that, in the Lightwell Non-Serviced Collateral Manager’s reasonable judgment, would result in:

(i)                     a change in interest rate (other than as a result of any FL21 Administrative Modification),

(ii)                  a delay in the required timing of any payment of principal for any amortization or other principal reduction,

(iii)               an increase in the principal balance of the Lightwell Non-Serviced Whole Loan that will be allocated solely to The Lightwell Mortgage Loan,

(iv)                 indirect owners of the related borrower incurring additional indebtedness in the form of mezzanine loans or preferred equity; or

(v)                   a change of maturity date or extended maturity date, under the Lightwell Non-Serviced Whole Loan.

The “FL21 Criteria-Based Modification Conditions” are conditions that will be satisfied with respect to a FL21 Criteria-Based Modification if, immediately after giving effect to such modification:

(i)                      not more than 8 FL21 Criteria-Based Modifications have been effectuated after the end of the reinvestment period as set forth in the Lightwell Non-Serviced Indenture;

(ii)                   with respect to any FL21 Criteria-Based Modification effectuated after the reinvestment period as set forth in the Lightwell Non-Serviced Indenture, such FL21 Criteria-Based Modification does not include an increase in the principal balance of the Lightwell Non-Serviced Whole Loan;

(iii)               (the acquisition criteria set forth in the Lightwell Non-Serviced Indenture were satisfied as of the most recent measurement date;

(iv)                 the Lightwell Non-Serviced Companion Loan complies with the eligibility criteria and certain other conditions set forth in the Lightwell Non-Serviced Indenture;

(v)                    with respect to any FL21 Criteria-Based Modification in accordance with paragraph (iv) of the definition of “FL21 Criteria-Based Modification,” either (a) the proceeds of such additional indebtedness are used primarily to repay the Lightwell

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Non-Serviced Whole Loan such that the sum of such additional indebtedness and the outstanding principal balance of the modified Lightwell Non-Serviced Whole Loan does not materially exceed the outstanding principal balance of the Lightwell Non-Serviced Whole Loan immediately prior to such modification, or (b) the as stabilized loan-to-value of the Lightwell Non-Serviced Whole Loan and any additional indebtedness after giving effect to such modification is not higher than the as-stabilized loan-to-value of the Lightwell Non-Serviced Whole Loan immediately prior to such modification, as determined based on an updated appraisal;

(vi)                 the underwritten stabilized net cash flow and debt service coverage ratios of the Lightwell Non-Serviced Whole Loan and any additional indebtedness after giving effect to such modification is not lower than the underwritten stabilized net cash flow and debt service coverage ratios of the Lightwell Non-Serviced Whole Loan immediately prior to such modification; and

(vii)              an updated appraisal is obtained with respect to the Lightwell Mortgaged Property;

provided that multiple simultaneous modifications to the Lightwell Non-Serviced Whole Loan will be treated as a single FL21 Criteria-Based Modification.

“FL21 Credit Risk Loan” means the Lightwell Non-Serviced Whole Loan if it, in the Lightwell Non-Serviced Collateral Manager’s reasonable business judgment, has a significant risk of declining in credit quality or, with a lapse of time, becoming a FL21 Defaulted Loan.

The Collateral Manager may only direct the Lightwell Non-Serviced Special Servicer to process FL21 Administrative Modifications and FL21 Criteria-Based Modifications with respect to the Lightwell Non-Serviced Whole Loan.

The Collateral Manager’s decision to direct the administrative processing of any FL21 Administrative Modification or FL21 Criteria-Based Modification will be subject to a collateral management standard set forth below; however, the Lightwell Non-Serviced Collateral Manager’s decision to direct the administrative processing of any FL21 Administrative Modification or FL21 Criteria-Based Modification by the Lightwell Non-Serviced Special Servicer will not be subject to the Lightwell Servicing Standard. The Lightwell Non-Serviced Special Servicer will not be under any duty to make a determination with respect to the Lightwell Non-Serviced Collateral Manager’s conformance to such collateral management standard.

The Lightwell Non-Serviced Collateral Manager will agree in the collateral management agreement to perform its obligations thereunder and under the FL21 Servicing Agreement and the Lightwell Non-Serviced Indenture in accordance with reasonable care and in good faith, using a degree of skill and attention no less than that which it (i) exercises with respect to comparable assets that it manages for itself and (ii) exercises with respect to comparable assets that it manages for others, and in a manner consistent with the practices and procedures then in effect followed by reasonable and prudent institutional managers of national standing relating to assets of the nature and character of the Lightwell Non-Serviced Whole Loan, except as expressly provided in the collateral management agreement or in the Lightwell Non-Serviced Indenture and without regard to any conflicts of interest to which it may be subject.

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Termination of the Lightwell Non-Serviced Master Servicer

The Lightwell Non-Serviced Master Servicer and any successor servicer will be subject to termination to the extent set forth in the FL21 Servicing Agreement, including if a rating agency has downgraded or withdrawn its rating or ratings of one or more classes of notes issued under the Lightwell Non-Serviced Indenture and has publicly cited servicing concerns with respect to the related servicer as the sole or material factor in such rating action. In addition, the Lightwell Non-Serviced Master Servicer will be subject to termination by the Lightwell Non-Serviced Issuer following certain servicing termination events substantially similar to, but not identical to, the servicing termination events under the PSA.

Subject to the appointment of an eligible successor and the acceptance of such appointment by such eligible successor, the FL21 Servicing Agreement may be terminated by the Lightwell Non-Serviced Issuer with respect to the Lightwell Non-Serviced Whole Loan, without cause, upon 60 days’ written notice. Subject to the appointment of an eligible successor and the acceptance of such appointment by such eligible successor, the FL21 Servicing Agreement may be terminated by the Lightwell Non-Serviced Master Servicer with respect to the Lightwell Non-Serviced Whole Loan, without cause, upon 60 days’ written notice.

Termination of the Lightwell Non-Serviced Collateral Manager

The Lightwell Non-Serviced Collateral Manager and any successor collateral manager may be terminated by the Lightwell Non-Serviced Issuer or upon a vote by the holders of the notes issued pursuant to the Lightwell Non-Serviced Indenture following certain collateral manager termination events.

Removal and Replacement of the Lightwell Non-Serviced Special Servicer

The Lightwell Non-Serviced Special Servicer may be removed with respect to the Lightwell Non-Serviced Whole Loan with or without cause, and a successor Lightwell Non-Serviced Special Servicer may be appointed, at any time at the direction of the Lightwell Non-Serviced Collateral Manager.

Amendments

No amendment to the FL21 Servicing Agreement may adversely affect in any material respect the interests of any holder of The Lightwell Mortgage Loan without the consent of such holder.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation

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request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or the special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer, as applicable, has a then current ranking by Morningstar DBRS equal to or higher than “MOR CS3” as a master servicer or special servicer, as applicable, if Morningstar DBRS is the non-responding Agency or (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the replacement master servicer) or “CSS3” (in the case of the replacement special servicer), if Fitch is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Fitch and Morningstar DBRS.

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material

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necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that the mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s

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supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that the mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to

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such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the Certificateholder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA, the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of any other holders of certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA, the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class R certificates) and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, however, that (a) the aggregate certificate balance of the Class D certificates and the Class A-2, Class A-3, Class A-S, Class B and Class C Trust Components is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of then-outstanding Certificates (other than the Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

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The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class and (3) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above.

The holders of the Controlling Class, the special servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other special servicer, the master servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b) the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or special servicer, as applicable, is the purchaser and less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)    to correct any defect or ambiguity in the PSA;

(b)    to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

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(c)    to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)    to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder or holder of a Companion Loan;

(e)    to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)     to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)    to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and (with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority

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of the Controlling Class and for so long as no Control Termination Event has occurred and is continuing), the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any related Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administrator must post such notice to its website;

(j)     to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in C.F.R. 239.45(b)(1)(ii), (iii) or (iv); or

(k)    to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal, upon the consent of the Retaining Sponsor, such consent not to be unreasonably withheld, conditioned or delayed.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate, or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then outstanding, (4) change in any manner any defined term used in the MLPA or the obligations or rights of the mortgage loan seller under the MLPA or change any rights of the mortgage loan seller as third party beneficiary under the PSA without the consent of the mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action

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will not result in the downgrade, withdrawal or qualification of its then current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of the mortgage loan seller under the MLPA or the rights of the mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) (a) in the case of the trustee, an institution (A) long-term senior unsecured debt or issuer default rating is rated at least “A” by Fitch (or short-term rating is at least “F1” by Fitch) (provided, however, that the trustee may maintain a long-term senior unsecured debt or issuer default rating of at least “BBB-” by Fitch as long as either (1) the master servicer has a long-term unsecured debt or issuer default rating of at least “A” by Fitch or a short-term rating of at least “F1” by Fitch, or (2) the trustee maintains an agreement with a national banking association with a rating of at least “A” on its long-term senior unsecured debt or issuer default rating of “A” by Fitch or a short-term rating of at least “F1” by Fitch which agreement provides for such national banking association to make Advances if the trustee, in its capacity as backup advancing party, does not do so; provided, further, that the trustee will notify Fitch within thirty (30) days in the event there is a downgrade of such banking association’s Fitch rating, the agreement is terminated, or any other changes that may limit the agreement) and (B) if rated by Morningstar DBRS, a long-term senior unsecured or issuer rating by Morningstar DBRS of at least “A” by Morningstar DBRS (or, if not rated by Morningstar DBRS, then at least an equivalent rating by two other NRSROs

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(which may include Fitch)) (provided that the trustee may maintain a long-term senior unsecured or issuer rating of at least “BBB(low)” by Morningstar DBRS so long as either (1) the master servicer maintains a long term rating of “A” by Morningstar DBRS, or (2) the trustee maintains an agreement with a national banking association with a rating of at least “A” by Morningstar DBRS on its long-term senior unsecured debt, which agreement provides for such national banking association to make Advances if the trustee, in its capacity as backup advancing party, does not do so; provided, further, that the trustee will be required to notify Morningstar DBRS within 30 days in the event there is a downgrade of such banking association’s Morningstar DBRS rating, the agreement is terminated, or any other changes that may limit the agreement), (b) in the case of the Certificate Administrator, an institution whose long-term senior unsecured debt rating or issuer rating is rated at least “BBB(low)” by Morningstar DBRS (or, if not rated by Morningstar DBRS, then at least an equivalent rating by two other NRSROs (which may include Fitch)), or (c) in the case of each of clause (ii)(a) and (ii)(b), such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iii) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In

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the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New Jersey. Four (4) Mortgaged Properties (20.9%) are located in New Jersey. New Jersey uses mortgages to secure commercial real estate loans. Foreclosure requires a judicial action in the chancery division of the state court; the state has no power of sale. The state court has a central filing office called the “Office of Foreclosure” located in Trenton, which administers the foreclosure action unless it becomes contested. A contested foreclosure action is sent for adjudication to the chancery judge in the county where the real property is located. Once a lender starts a foreclosure and obtains a judgment, the court sets the terms and conditions of the sale in the judgment, including the location of the sale and the amount due the lender. The sheriff of the county where the property is located actually conducts the sale. Usually, it takes place at least 30 days after entry of judgment. During that time, the lender must advertise the sale at least once a week. The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions. (These timing details vary somewhat by county, depending on the local sheriff's procedures.) For ten days after the sale, the borrower can still redeem the property by paying all amounts due. For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”. To obtain a personal judgment against the borrower or guarantor, the lender must commence a separate action in state court, law division. That court will usually wait until the foreclosure has been completed to calculate the defendant's liability or may enter judgment giving the borrower or guarantor a fair market value credit based on evidence presented as to the value of the real property in foreclosure. In certain circumstances, the lender may have a receiver appointed.

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New York. Two (2) Mortgaged Properties (14.6%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

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Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in

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possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior

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lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

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The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from

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bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

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Bankruptcy Laws

Operation of the federal bankruptcy code codified in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor’s petition (provided that no sale of the property had yet occurred). This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

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Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other reasons, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a

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petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested by a creditor and granted by a bankruptcy court in certain circumstances, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property under which the debtor is a lessee, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, there is risk associated with a borrower ground lessee or ground lessor becoming a debtor in a proceeding under the Bankruptcy Code. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a

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ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. Additionally, the Bankruptcy Code requires a debtor lessee to timely perform any obligations under a non-residential real property lease arising after the petition date, until the debtor determines whether to assume or reject the lease. The bankruptcy court may defer the time for the debtor lessee to perform under the lease until 60 days following the petition date for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the nondebtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may wait until the confirmation of its plan of reorganization to determine whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the lessee/borrower debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a sale of leased

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property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of General Growth Properties, notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth Properties case had argued that the 21 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower

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may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include nondebtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under most fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed or reasonably should have believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Under certain fraudulent transfer statutes, a debtor that is generally not paying its debts as they become due other than as a result of a bona fide dispute is presumed to be insolvent. A lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or intended to, believed or reasonably should have believed that it would

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incur debts that would render it unable to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured by, among other things, senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

A debtor in possession or trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to a secured mortgage lender. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of mortgagees have been inequitable, the claims of the mortgagees may be subordinated to the claims of other creditors and the liens securing such claims may be transferred to the debtor’s estate.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership agreement permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnership triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

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In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member and/or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of a partnership borrower or its general partner, a limited liability company borrower or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any partnership borrower or its general partner, or any limited liability company borrower or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or

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employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

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Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally

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burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the

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“readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional one-year period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Anti-Money Laundering Act of 2020, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

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Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions
Involving Transaction Parties

J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly owned subsidiary of J.P. Morgan Securities LLC, an underwriter, and an affiliate of JPMorgan Chase Bank, National Association, a provider of short-term warehouse financing facility to one or more affiliates of MF1 REIT III FR TRS LLC that financed each of the Mortgage Loans and the initial holder of the Class R certificates.

MF1 REIT III FR TRS LLC and its affiliates are playing several roles in this transaction. MF1 Capital LLC is the originator of the Mortgage Loans. MF1 REIT III FR TRS LLC is the loan seller and the retaining sponsor. MF1 Loan Services LLC is acting as special servicer for the Serviced Mortgage Loans, as a sub-servicer to the master servicer with respect to the Mortgage Loans and as Non-Serviced Special Servicer and as a sub-servicer to the Non-Serviced Master Servicer for The Lightwell Whole Loan under the MF1 2026-FL21 Servicing Agreement. MF1 REIT III FR Retention Holder LLC, a majority-owned affiliate of MF1 REIT III FR TRS LLC, is retaining the Horizontal Risk Retention Certificates and as the initial Directing Certificateholder. In addition, affiliates of the sponsor are expected to retain the Class E, Class F, Class X-F and Class X-S certificates on the Closing Date.

Midland will have the right to receive and retain the excess servicing strip with respect to the Midland Serviced Mortgage Loans. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate (A) if a serviced mortgage loan, then minus 0.03125%, or (B) if a non-serviced mortgage loan, then minus 0.000625%.

In the case of certain Mortgage Loans, pari passu loan(s) and/or a mezzanine loan secured by equity interests in the related borrower may be held by the mortgage loan seller or one of its affiliates.

Computershare Trust Company, National Association, the trustee, certificate administrator and custodian, is the certificate administrator and custodian under the MF1

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2026-FL21 Servicing Agreement, which governs the servicing and administration of The Lightwell Whole Loan.

Computershare Trust Company, National Association is the interim custodian of the loan files for all of the mortgage loans to be serviced under the PSA.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsor has been involved in, and is currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsor that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan seller and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and

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the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsor due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreement” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the Certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates or Exchangeable IO Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the Certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with

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a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Interest Rates prepay faster than Mortgage Loans with lower Interest Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates or Trust Components indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes of Certificates or Trust Components
Class X-A	$513,950,000	Class A-2 and Class A-3 Trust Components
Class A-2-X1	Equal to Class A-2 Trust Component Certificate Balance	Class A-2-1 certificates
Class A-2-X2	Equal to Class A-2 Trust Component Certificate Balance	Class A-2-2 certificates
Class A-3-X1	Equal to Class A-3 Trust Component Certificate Balance	Class A-3-1 certificates
Class A-3-X2	Equal to Class A-3 Trust Component Certificate Balance	Class A-3-2 certificates
Class A-S-X1	Equal to Class A-S Trust Component Certificate Balance	Class A-S-1 certificates
Class A-S-X2	Equal to Class A-S Trust Component Certificate Balance	Class A-S-2 certificates
Class B-X1	Equal to Class B Trust Component Certificate Balance	Class B-1 certificates
Class B-X2	Equal to Class B Trust Component Certificate Balance	Class B-2 certificates
Class C-X1	Equal to Class C Trust Component Certificate Balance	Class C-1 certificates
Class C-X2	Equal to Class C Trust Component Certificate Balance	Class C-2 certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the payment due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the

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availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and performance reserves being applied to repay a mortgage loan if certain criteria are not timely satisfied), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases; Property Additions”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be

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produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates or Trust Components indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the Certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes of Certificates or Trust Components
Class X-A	$513,950,000	Class A-2 and Class A-3 Trust Components
Class A-2-X1	Equal to Class A-2 Trust Component Certificate Balance	Class A-2-1 certificates
Class A-2-X2	Equal to Class A-2 Trust Component Certificate Balance	Class A-2-2 certificates
Class A-3-X1	Equal to Class A-3 Trust Component Certificate Balance	Class A-3-1 certificates
Class A-3-X2	Equal to Class A-3 Trust Component Certificate Balance	Class A-3-2 certificates
Class A-S-X1	Equal to Class A-S Trust Component Certificate Balance	Class A-S-1 certificates
Class A-S-X2	Equal to Class A-S Trust Component Certificate Balance	Class A-S-2 certificates
Class B-X1	Equal to Class B Trust Component Certificate Balance	Class B-1 certificates
Class B-X2	Equal to Class B Trust Component Certificate Balance	Class B-2 certificates
Class C-X1	Equal to Class C Trust Component Certificate Balance	Class C-1 certificates
Class C-X2	Equal to Class C Trust Component Certificate Balance	Class C-2 certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

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Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables below with respect to the Class A-2, Class A-3, Class A-S, Class B and Class C certificates apply equally to each class of Class A-2 Exchangeable Certificates, Class A-3 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates, respectively, that has a certificate balance. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;
●	the initial aggregate certificate balance, notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;
●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;
●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;
●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;
●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;
●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;
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●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;
●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);
●	except as described in the next two succeeding bullet points, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;
●	except as otherwise assumed in the immediately preceding two bullet points, voluntary prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;
●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;
●	no Yield Maintenance Charges or Prepayment Premiums are collected;
●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;
●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;
●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in July 2026; and
●	the Offered Certificates are settled with investors on June 10, 2026.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered

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Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029	100%	100%	100%	100%	100%
June 2030	61%	56%	50%	41%	0%
June 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	3.99	3.96	3.93	3.89	3.70

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029	100%	100%	100%	100%	100%
June 2030	100%	100%	100%	100%	88%
June 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.56	4.54	4.52	4.49	4.28

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029	100%	100%	100%	100%	100%
June 2030	100%	100%	100%	100%	100%
June 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.82	4.80	4.78	4.75	4.57

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029	100%	100%	100%	100%	100%
June 2030	100%	100%	100%	100%	100%
June 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.85	4.85	4.85	4.83	4.60

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Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029	100%	100%	100%	100%	100%
June 2030	100%	100%	100%	100%	100%
June 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.89	4.87	4.85	4.85	4.60

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from June 1, 2026 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Tables indicating the approximate pre-tax yield to maturity on the Exchangeable Certificates will be presented in the final prospectus.

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Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98.9999%	5.3058%	5.3071%	5.3088%	5.3111%	5.3216%
99.2499%	5.2344%	5.2353%	5.2364%	5.2381%	5.2453%
99.4999%	5.1632%	5.1637%	5.1643%	5.1652%	5.1692%
99.7499%	5.0922%	5.0923%	5.0924%	5.0926%	5.0933%
99.9999%	5.0215%	5.0212%	5.0208%	5.0202%	5.0177%
100.2499%	4.9509%	4.9502%	4.9493%	4.9480%	4.9422%
100.4999%	4.8806%	4.8795%	4.8780%	4.8760%	4.8671%
100.7499%	4.8105%	4.8090%	4.8070%	4.8043%	4.7921%
100.9999%	4.7406%	4.7387%	4.7362%	4.7327%	4.7174%

Pre-Tax Yield to Maturity for the Class A-2-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
97.2149%	5.3086%	5.3128%	5.3184%	5.3261%	5.3605%
97.4649%	5.2365%	5.2403%	5.2454%	5.2523%	5.2834%
97.7149%	5.1646%	5.1680%	5.1725%	5.1787%	5.2064%
97.9649%	5.0929%	5.0959%	5.0999%	5.1053%	5.1297%
98.2149%	5.0215%	5.0241%	5.0275%	5.0322%	5.0533%
98.4649%	4.9502%	4.9524%	4.9553%	4.9593%	4.9771%
98.7149%	4.8792%	4.8810%	4.8834%	4.8866%	4.9011%
98.9649%	4.8084%	4.8098%	4.8116%	4.8141%	4.8253%
99.2149%	4.7378%	4.7388%	4.7401%	4.7418%	4.7498%

Pre-Tax Yield to Maturity for the Class A-2-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-2-X1certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
1.6285%	9.8604%	9.5798%	9.2053%	8.6912%	6.3517%
1.6385%	9.5292%	9.2478%	8.8723%	8.3567%	6.0115%
1.6485%	9.2013%	8.9191%	8.5425%	8.0255%	5.6747%
1.6585%	8.8765%	8.5936%	8.2159%	7.6975%	5.3411%
1.6685%	8.5548%	8.2711%	7.8925%	7.3726%	5.0106%
1.6785%	8.2363%	7.9518%	7.5721%	7.0508%	4.6834%
1.6885%	7.9207%	7.6355%	7.2548%	6.7321%	4.3592%
1.6985%	7.6082%	7.3222%	6.9404%	6.4164%	4.0381%
1.7085%	7.2985%	7.0118%	6.6290%	6.1036%	3.7200%

Pre-Tax Yield to Maturity for the Class A-2-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
95.4299%	5.3115%	5.3187%	5.3283%	5.3414%	5.4002%
95.6799%	5.2387%	5.2455%	5.2545%	5.2668%	5.3222%
95.9299%	5.1660%	5.1724%	5.1809%	5.1925%	5.2444%
96.1799%	5.0937%	5.0996%	5.1075%	5.1184%	5.1669%
96.4299%	5.0215%	5.0270%	5.0344%	5.0445%	5.0896%
96.6799%	4.9495%	4.9546%	4.9615%	4.9708%	5.0126%
96.9299%	4.8778%	4.8825%	4.8888%	4.8973%	4.9358%
97.1799%	4.8063%	4.8106%	4.8163%	4.8241%	4.8592%
97.4299%	4.7350%	4.7389%	4.7441%	4.7511%	4.7828%
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Pre-Tax Yield to Maturity for the Class A-2-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-2-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
3.2970%	9.2013%	8.9191%	8.5425%	8.0255%	5.6747%
3.3070%	9.0385%	8.7559%	8.3788%	7.8611%	5.5075%
3.3170%	8.8765%	8.5936%	8.2159%	7.6975%	5.3411%
3.3270%	8.7153%	8.4320%	8.0538%	7.5347%	5.1755%
3.3370%	8.5548%	8.2711%	7.8925%	7.3726%	5.0106%
3.3470%	8.3952%	8.1111%	7.7319%	7.2113%	4.8466%
3.3570%	8.2363%	7.9518%	7.5721%	7.0508%	4.6834%
3.3670%	8.0781%	7.7933%	7.4131%	6.8911%	4.5209%
3.3770%	7.9207%	7.6355%	7.2548%	6.7321%	4.3592%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	5.3154%	5.3153%	5.3151%	5.3148%	5.3125%
100.2500%	5.2524%	5.2520%	5.2516%	5.2509%	5.2459%
100.5000%	5.1895%	5.1890%	5.1883%	5.1873%	5.1795%
100.7500%	5.1269%	5.1262%	5.1252%	5.1239%	5.1134%
101.0000%	5.0644%	5.0635%	5.0624%	5.0606%	5.0474%
101.2500%	5.0021%	5.0010%	4.9996%	4.9976%	4.9816%
101.5000%	4.9400%	4.9387%	4.9371%	4.9347%	4.9160%
101.7500%	4.8780%	4.8766%	4.8748%	4.8720%	4.8506%
102.0000%	4.8163%	4.8147%	4.8126%	4.8095%	4.7854%

Pre-Tax Yield to Maturity for the Class A-3-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
97.9869%	5.3182%	5.3196%	5.3214%	5.3240%	5.3444%
98.2369%	5.2545%	5.2557%	5.2572%	5.2594%	5.2770%
98.4869%	5.1909%	5.1919%	5.1932%	5.1951%	5.2099%
98.7369%	5.1276%	5.1284%	5.1294%	5.1309%	5.1429%
98.9869%	5.0644%	5.0650%	5.0658%	5.0670%	5.0761%
99.2369%	5.0014%	5.0018%	5.0024%	5.0032%	5.0096%
99.4869%	4.9386%	4.9388%	4.9392%	4.9396%	4.9432%
99.7369%	4.8760%	4.8760%	4.8761%	4.8762%	4.8771%
99.9869%	4.8136%	4.8134%	4.8133%	4.8130%	4.8111%

Pre-Tax Yield to Maturity for the Class A-3-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-3-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
1.8650%	8.6133%	8.4847%	8.3157%	8.0627%	6.0807%
1.8750%	8.3598%	8.2309%	8.0614%	7.8077%	5.8206%
1.8850%	8.1085%	7.9792%	7.8092%	7.5549%	5.5627%
1.8950%	7.8592%	7.7296%	7.5592%	7.3042%	5.3069%
1.9050%	7.6120%	7.4820%	7.3112%	7.0556%	5.0532%
1.9150%	7.3668%	7.2365%	7.0653%	6.8090%	4.8017%
1.9250%	7.1236%	6.9930%	6.8213%	6.5644%	4.5521%
1.9350%	6.8824%	6.7515%	6.5794%	6.3218%	4.3046%
1.9450%	6.6432%	6.5119%	6.3393%	6.0812%	4.0590%
451

Pre-Tax Yield to Maturity for the Class A-3-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
95.9739%	5.3211%	5.3240%	5.3278%	5.3334%	5.3770%
96.2239%	5.2566%	5.2593%	5.2628%	5.2681%	5.3088%
96.4739%	5.1924%	5.1948%	5.1981%	5.2030%	5.2408%
96.7239%	5.1283%	5.1306%	5.1336%	5.1381%	5.1731%
96.9739%	5.0644%	5.0665%	5.0693%	5.0734%	5.1055%
97.2239%	5.0007%	5.0026%	5.0051%	5.0089%	5.0382%
97.4739%	4.9372%	4.9389%	4.9412%	4.9446%	4.9710%
97.7239%	4.8739%	4.8754%	4.8775%	4.8805%	4.9041%
97.9739%	4.8107%	4.8121%	4.8139%	4.8166%	4.8373%

Pre-Tax Yield to Maturity for the Class A-3-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-3-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
3.7700%	8.1085%	7.9792%	7.8092%	7.5549%	5.5627%
3.7800%	7.9836%	7.8541%	7.6839%	7.4293%	5.4345%
3.7900%	7.8592%	7.7296%	7.5592%	7.3042%	5.3069%
3.8000%	7.7353%	7.6056%	7.4349%	7.1797%	5.1798%
3.8100%	7.6120%	7.4820%	7.3112%	7.0556%	5.0532%
3.8200%	7.4892%	7.3590%	7.1880%	6.9320%	4.9272%
3.8300%	7.3668%	7.2365%	7.0653%	6.8090%	4.8017%
3.8400%	7.2450%	7.1145%	6.9430%	6.6865%	4.6766%
3.8500%	7.1236%	6.9930%	6.8213%	6.5644%	4.5521%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
1.5942%	7.6218%	7.4598%	7.2445%	6.9354%	4.7318%
1.6042%	7.3174%	7.1549%	6.9390%	6.6291%	4.4195%
1.6142%	7.0159%	6.8530%	6.6366%	6.3258%	4.1103%
1.6242%	6.7173%	6.5540%	6.3370%	6.0255%	3.8041%
1.6342%	6.4217%	6.2579%	6.0404%	5.7280%	3.5008%
1.6442%	6.1289%	5.9647%	5.7466%	5.4335%	3.2005%
1.6542%	5.8389%	5.6743%	5.4557%	5.1417%	2.9030%
1.6642%	5.5516%	5.3866%	5.1674%	4.8527%	2.6083%
1.6742%	5.2671%	5.1017%	4.8819%	4.5664%	2.3164%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.6141%	5.5647%	5.5635%	5.5619%	5.5597%	5.5534%
100.8641%	5.5045%	5.5031%	5.5014%	5.4987%	5.4903%
101.1141%	5.4444%	5.4429%	5.4410%	5.4380%	5.4274%
101.3641%	5.3846%	5.3829%	5.3807%	5.3774%	5.3647%
101.6141%	5.3249%	5.3231%	5.3207%	5.3170%	5.3022%
101.8641%	5.2655%	5.2634%	5.2608%	5.2568%	5.2399%
102.1141%	5.2062%	5.2040%	5.2012%	5.1968%	5.1778%
102.3641%	5.1470%	5.1447%	5.1416%	5.1369%	5.1158%
102.6141%	5.0881%	5.0855%	5.0823%	5.0772%	5.0541%
452

Pre-Tax Yield to Maturity for the Class A-S-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98.5102%	5.5675%	5.5677%	5.5681%	5.5688%	5.5808%
98.7602%	5.5066%	5.5066%	5.5067%	5.5071%	5.5170%
99.0102%	5.4458%	5.4457%	5.4456%	5.4457%	5.4533%
99.2602%	5.3853%	5.3850%	5.3847%	5.3844%	5.3899%
99.5102%	5.3249%	5.3245%	5.3239%	5.3233%	5.3266%
99.7602%	5.2648%	5.2641%	5.2634%	5.2623%	5.2635%
100.0102%	5.2048%	5.2040%	5.2030%	5.2016%	5.2006%
100.2602%	5.1449%	5.1440%	5.1428%	5.1410%	5.1379%
100.5102%	5.0853%	5.0842%	5.0828%	5.0806%	5.0754%

Pre-Tax Yield to Maturity for the Class A-S-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-S-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
1.9669%	8.2969%	8.1791%	8.0244%	7.7724%	6.2365%
1.9769%	8.0692%	7.9511%	7.7959%	7.5433%	6.0035%
1.9869%	7.8433%	7.7248%	7.5693%	7.3160%	5.7722%
1.9969%	7.6192%	7.5004%	7.3445%	7.0905%	5.5428%
2.0069%	7.3968%	7.2777%	7.1214%	6.8667%	5.3152%
2.0169%	7.1761%	7.0567%	6.9000%	6.6447%	5.0893%
2.0269%	6.9572%	6.8375%	6.6803%	6.4244%	4.8652%
2.0369%	6.7399%	6.6199%	6.4623%	6.2058%	4.6428%
2.0469%	6.5243%	6.4040%	6.2460%	5.9888%	4.4220%

Pre-Tax Yield to Maturity for the Class A-S-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
96.4062%	5.5704%	5.5721%	5.5743%	5.5782%	5.6090%
96.6562%	5.5087%	5.5103%	5.5123%	5.5158%	5.5443%
96.9062%	5.4473%	5.4486%	5.4504%	5.4535%	5.4799%
97.1562%	5.3860%	5.3872%	5.3888%	5.3915%	5.4156%
97.4062%	5.3250%	5.3259%	5.3273%	5.3297%	5.3515%
97.6562%	5.2641%	5.2649%	5.2660%	5.2680%	5.2877%
97.9062%	5.2034%	5.2040%	5.2049%	5.2065%	5.2240%
98.1562%	5.1428%	5.1433%	5.1440%	5.1453%	5.1605%
98.4062%	5.0825%	5.0828%	5.0832%	5.0842%	5.0972%

Pre-Tax Yield to Maturity for the Class A-S-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-S-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
3.9738%	7.8433%	7.7248%	7.5693%	7.3160%	5.7722%
3.9838%	7.7310%	7.6124%	7.4567%	7.2030%	5.6573%
3.9938%	7.6192%	7.5004%	7.3445%	7.0905%	5.5428%
4.0038%	7.5078%	7.3888%	7.2327%	6.9784%	5.4288%
4.0138%	7.3968%	7.2777%	7.1214%	6.8667%	5.3152%
4.0238%	7.2862%	7.1670%	7.0105%	6.7555%	5.2020%
4.0338%	7.1761%	7.0567%	6.9000%	6.6447%	5.0893%
4.0438%	7.0664%	6.9469%	6.7899%	6.5343%	4.9770%
4.0538%	6.9572%	6.8375%	6.6803%	6.4244%	4.8652%
453

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
99.9104%	5.7366%	5.7366%	5.7368%	5.7362%	5.7324%
100.1604%	5.6762%	5.6763%	5.6764%	5.6756%	5.6691%
100.4104%	5.6160%	5.6161%	5.6162%	5.6153%	5.6061%
100.6604%	5.5560%	5.5560%	5.5562%	5.5551%	5.5432%
100.9104%	5.4961%	5.4962%	5.4963%	5.4950%	5.4806%
101.1604%	5.4365%	5.4365%	5.4366%	5.4352%	5.4181%
101.4104%	5.3770%	5.3770%	5.3772%	5.3755%	5.3558%
101.6604%	5.3177%	5.3177%	5.3178%	5.3161%	5.2937%
101.9104%	5.2585%	5.2586%	5.2587%	5.2567%	5.2317%

Pre-Tax Yield to Maturity for the Class B-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
97.8033%	5.7395%	5.7395%	5.7396%	5.7406%	5.7598%
98.0533%	5.6784%	5.6784%	5.6785%	5.6793%	5.6958%
98.3033%	5.6174%	5.6175%	5.6176%	5.6182%	5.6319%
98.5533%	5.5567%	5.5568%	5.5569%	5.5573%	5.5683%
98.8033%	5.4962%	5.4962%	5.4963%	5.4966%	5.5049%
99.0533%	5.4358%	5.4358%	5.4360%	5.4360%	5.4416%
99.3033%	5.3756%	5.3757%	5.3758%	5.3756%	5.3785%
99.5533%	5.3156%	5.3157%	5.3158%	5.3155%	5.3157%
99.8033%	5.2558%	5.2558%	5.2559%	5.2555%	5.2530%

Pre-Tax Yield to Maturity for the Class B-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class B-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
1.9710%	8.4307%	8.4307%	8.4307%	8.3059%	6.4008%
1.9810%	8.2044%	8.2044%	8.2044%	8.0792%	6.1692%
1.9910%	7.9798%	7.9798%	7.9798%	7.8543%	5.9393%
2.0010%	7.7570%	7.7570%	7.7570%	7.6312%	5.7113%
2.0110%	7.5359%	7.5359%	7.5359%	7.4098%	5.4850%
2.0210%	7.3165%	7.3165%	7.3165%	7.1901%	5.2605%
2.0310%	7.0988%	7.0988%	7.0988%	6.9721%	5.0377%
2.0410%	6.8828%	6.8828%	6.8828%	6.7558%	4.8165%
2.0510%	6.6684%	6.6684%	6.6684%	6.5411%	4.5971%

Pre-Tax Yield to Maturity for the Class B-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
95.6963%	5.7424%	5.7424%	5.7426%	5.7451%	5.7879%
95.9463%	5.6805%	5.6806%	5.6807%	5.6830%	5.7230%
96.1963%	5.6189%	5.6189%	5.6191%	5.6212%	5.6584%
96.4463%	5.5574%	5.5575%	5.5576%	5.5596%	5.5939%
96.6963%	5.4961%	5.4962%	5.4963%	5.4981%	5.5297%
96.9463%	5.4351%	5.4351%	5.4352%	5.4368%	5.4656%
97.1963%	5.3741%	5.3742%	5.3743%	5.3757%	5.4018%
97.4463%	5.3134%	5.3135%	5.3136%	5.3148%	5.3381%
97.6963%	5.2529%	5.2530%	5.2531%	5.2541%	5.2747%
454

Pre-Tax Yield to Maturity for the Class B-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class B-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
3.9819%	7.9809%	7.9809%	7.9809%	7.8555%	5.9405%
3.9919%	7.8693%	7.8693%	7.8693%	7.7437%	5.8262%
4.0019%	7.7581%	7.7581%	7.7581%	7.6323%	5.7124%
4.0119%	7.6473%	7.6473%	7.6473%	7.5214%	5.5991%
4.0219%	7.5370%	7.5370%	7.5370%	7.4109%	5.4861%
4.0319%	7.4271%	7.4271%	7.4271%	7.3008%	5.3736%
4.0419%	7.3176%	7.3176%	7.3176%	7.1912%	5.2616%
4.0519%	7.2085%	7.2085%	7.2085%	7.0820%	5.1500%
4.0619%	7.0999%	7.0999%	7.0999%	6.9732%	5.0388%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98.6588%	6.0401%	6.0408%	6.0417%	6.0421%	6.0518%
98.9088%	5.9793%	5.9798%	5.9804%	5.9808%	5.9876%
99.1588%	5.9186%	5.9189%	5.9193%	5.9197%	5.9236%
99.4088%	5.8582%	5.8583%	5.8585%	5.8587%	5.8598%
99.6588%	5.7979%	5.7978%	5.7977%	5.7980%	5.7962%
99.9088%	5.7378%	5.7375%	5.7372%	5.7374%	5.7328%
100.1588%	5.6779%	5.6774%	5.6769%	5.6770%	5.6695%
100.4088%	5.6182%	5.6175%	5.6167%	5.6168%	5.6065%
100.6588%	5.5586%	5.5578%	5.5568%	5.5568%	5.5436%

Pre-Tax Yield to Maturity for the Class C-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
96.5497%	6.0430%	6.0453%	6.0483%	6.0492%	6.0839%
96.7997%	5.9815%	5.9836%	5.9863%	5.9871%	6.0188%
97.0497%	5.9201%	5.9220%	5.9245%	5.9252%	5.9540%
97.2997%	5.8589%	5.8606%	5.8629%	5.8636%	5.8894%
97.5497%	5.7979%	5.7994%	5.8014%	5.8021%	5.8250%
97.7997%	5.7371%	5.7384%	5.7402%	5.7408%	5.7607%
98.0497%	5.6765%	5.6776%	5.6791%	5.6797%	5.6967%
98.2997%	5.6160%	5.6170%	5.6183%	5.6188%	5.6329%
98.5497%	5.5558%	5.5565%	5.5576%	5.5580%	5.5692%

Pre-Tax Yield to Maturity for the Class C-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class C-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
1.9577%	9.0645%	8.9354%	8.7677%	8.7346%	6.7118%
1.9677%	8.8367%	8.7072%	8.5390%	8.5058%	6.4777%
1.9777%	8.6107%	8.4808%	8.3122%	8.2789%	6.2454%
1.9877%	8.3864%	8.2562%	8.0871%	8.0537%	6.0150%
1.9977%	8.1639%	8.0333%	7.8638%	7.8303%	5.7863%
2.0077%	7.9431%	7.8122%	7.6422%	7.6087%	5.5595%
2.0177%	7.7241%	7.5928%	7.4224%	7.3887%	5.3344%
2.0277%	7.5067%	7.3751%	7.2042%	7.1705%	5.1110%
2.0377%	7.2910%	7.1591%	6.9877%	6.9539%	4.8893%
455

Pre-Tax Yield to Maturity for the Class C-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
94.4406%	6.0460%	6.0500%	6.0551%	6.0564%	6.1167%
94.6906%	5.9837%	5.9875%	5.9924%	5.9936%	6.0508%
94.9406%	5.9216%	5.9251%	5.9298%	5.9309%	5.9851%
95.1906%	5.8597%	5.8630%	5.8674%	5.8685%	5.9197%
95.4406%	5.7979%	5.8011%	5.8052%	5.8063%	5.8544%
95.6906%	5.7364%	5.7393%	5.7432%	5.7442%	5.7894%
95.9406%	5.6750%	5.6778%	5.6814%	5.6824%	5.7245%
96.1906%	5.6139%	5.6164%	5.6198%	5.6207%	5.6599%
96.4406%	5.5529%	5.5553%	5.5584%	5.5593%	5.5954%
Pre-Tax Yield to Maturity for the Class C-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class C-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
3.9554%	8.6107%	8.4808%	8.3122%	8.2789%	6.2454%
3.9654%	8.4983%	8.3683%	8.1994%	8.1661%	6.1300%
3.9754%	8.3864%	8.2562%	8.0871%	8.0537%	6.0150%
3.9854%	8.2749%	8.1445%	7.9752%	7.9418%	5.9004%
3.9954%	8.1639%	8.0333%	7.8638%	7.8303%	5.7863%
4.0054%	8.0533%	7.9226%	7.7528%	7.7193%	5.6727%
4.0154%	7.9431%	7.8122%	7.6422%	7.6087%	5.5595%
4.0254%	7.8334%	7.7023%	7.5321%	7.4985%	5.4467%
4.0354%	7.7241%	7.5928%	7.4224%	7.3887%	5.3344%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, investors subject to the alternative minimum tax and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Code, as well as regulations promulgated by the U.S. Department of the Treasury and the IRS (together, the “REMIC Provisions”). Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of uncertificated regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated residual interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

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The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class X-A, Class X-D, Class X-F, Class X-S, Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates, the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1, Class A-3-X2, Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 Trust Components (the “Trust Components”) (together, the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated residual interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the arrangement for holding the Trust Components will be classified as a trust under Section 301.7701-4(c) of the Treasury Regulations (the “Grantor Trust”). The Upper-Tier REMIC will issue the Trust Components, all of which will be held by the Grantor Trust. The Grantor Trust will issue the Exchangeable Certificates. Under Section 671 of the Code, the holders of the Exchangeable Certificates will be treated as the beneficial owners of the specific Trust Components underlying their particular Exchangeable Certificates.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Provisions provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair

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market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan seller had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or

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before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each class of Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, twenty-four (24) of the Mortgaged Properties securing seventeen (17) Mortgage Loan representing 100% of the Initial Pool Balance, is a multifamily property. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In

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addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Exchangeable Certificates

Whether or not an Exchangeable Certificate represents one, or more than one, Regular Interest, each Regular Interest represented by an Exchangeable Certificate will be treated as a separately taxable interest: the basis of each such Regular Interest and the income, deduction, loss and gain of each such Regular Interest should be accounted for separately.

Upon acquiring an Exchangeable Certificate for cash, the Certificateholder must establish a separate basis in each of the Regular Interests. The Certificateholder can do so by allocating the cost of the Exchangeable Certificate among the Regular Interest(s) based on their relative fair market values at the time of acquisition. Similarly, if a Certificateholder disposes of an Exchangeable Certificate for cash, the Certificateholder must establish a separate gain or loss for each Regular Interest. The Certificateholder can do so by allocating the amount realized for the Exchangeable Certificate among the Regular Interests based on their relative fair market values at the time of disposition.

Because each of the one or more Regular Interests underlying an Exchangeable Certificate will be treated as a separately taxable interest, no gain or loss will be realized upon surrendering one Exchangeable Certificate representing one group of Trust Components in exchange for two or more Exchangeable Certificates representing the same group of Trust Components in different combinations. Regardless of the value of the Exchangeable Certificates received, immediately after the exchange, each of the Trust Components represented by the Exchangeable Certificate surrendered will have the same basis as it did immediately before the exchange and will continue to be accounted for separately. Similarly, no gain or loss will be realized upon surrendering two or more Exchangeable Certificates representing one group of Trust Components in exchange for one or more Exchangeable Certificates representing the same group of Trust Components in different combinations. Regardless of the value of the Exchangeable Certificate or Certificates received, immediately after the exchange, each of the Regular Interests underlying the Exchangeable Certificates surrendered will have the same basis as it did immediately before the exchange and will continue to be accounted for separately.

Taxation of Regular Interests Underlying an Exchangeable Certificate

Each Trust Component is a Regular Interest and generally will be treated for federal income tax purposes as a debt instrument issued by the Upper-Tier REMIC. The discussion that follows applies separately to each Regular Interest represented by an Exchangeable Certificate.

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular

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Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates and the Exchangeable IO Trust Components) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption

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price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class A-2, Class A-3, Class A-S, Class B and Class C Trust Components represented by the Exchangeable Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A certificates and the Exchangeable IO Trust Components as having no qualified stated interest. Accordingly, such classes of certificates representing such Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A certificate or an Exchangeable Certificate representing Exchangeable IO Trust Components may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such certificate, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPP (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is

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calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A certificate or an Exchangeable Certificate representing Exchangeable IO Trust Components) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A certificates or the Exchangeable Certificates representing Exchangeable IO Trust Components.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such

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period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues in which case the interest deferral rule will not apply. Such election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. The election is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the market discount election and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. Such election, if made, will apply to all premium bonds (other than tax exempt bonds) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all taxable premium bonds acquired thereafter. The election is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an

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alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held, and for all market discount bonds acquired, by the holder as of the first day of the taxable year for which the election is made and for all bond premium bonds and market discount bonds acquired thereafter. The election is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially

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worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates or the Exchangeable IO Certificates representing Exchangeable IO Trust Components. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller increased by any original issue discount or market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were

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previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of an Exchangeable Certificate, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMICs at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Provisions indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance”

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clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) (“partnership representative”) will represent each REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the Pooling and Servicing Agreement will designate the Securities Administrator as the partnership representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year, may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will utilize any election or other exception available to make any REMIC’s residual interest holders (that is, the holders of the Class R certificates) rather than the REMIC itself, liable for any taxes arising from audit adjustments to the

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REMIC’s taxable income. It is unclear how that may affect a REMIC residual interest holder’s ability to challenge any audit adjustment that might otherwise be available in the absence of any such election or exception. Holders of Class R certificates should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10-percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a “controlled foreign corporation” described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

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A “U.S. Person” is a citizen or resident of the United States, a domestic corporation, domestic partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a domestic corporation or domestic partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person. Partnerships are urged to consult their tax advisors concerning the application of the rules described herein, which may be applied differently to partners that are U.S. Persons and to partners that are not.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”), a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest payments to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the information reporting requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder (i) is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number, or (ii) other than a holder of a Class R certificate, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders that are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

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3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate Certificateholders that are U.S. Persons are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which can include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. Certificateholders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

In addition, the Grantor Trust may be subject to Treasury regulations providing specific reporting rules for “widely held fixed investment trusts”. Under these regulations, the certificate administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of Exchangeable Certificates who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the certificate administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the certificate administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury Regulations Section 1.671-5.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original

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issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsor, a related borrower or a mortgaged property or on some other basis, may require nonresident holders to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from such nonresident holders. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

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Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-2	Class A-2-1	Class A-2-2	Class A-2-X1
J.P. Morgan Securities LLC	$75,000,000	$0	$0	$0
ATLAS SP Securities, a division of Apollo Global Securities, LLC.	$0	$0	$0	$0
Goldman Sachs & Co. LLC	$0	$0	$0	$0
Santander US Capital Markets LLC	$0	$0	$0	$0
Total	$75,000,000	$0	$0	$0
Underwriter	Class A-2-X2	Class A-3	Class A-3-1	Class A-3-2
J.P. Morgan Securities LLC	$0	$438,950,000	$0	$0
ATLAS SP Securities, a division of Apollo Global Securities, LLC.	$0	$0	$0	$0
Goldman Sachs & Co. LLC	$0	$0	$0	$0
Santander US Capital Markets LLC	$0	$0	$0	$0
Total	$0	$438,950,000	$0	$0
Underwriter	Class A-3-X1	Class A-3-X2	Class X-A
J.P. Morgan Securities LLC	$0	$0	$513,950,000
ATLAS SP Securities, a division of Apollo Global Securities, LLC.	$0	$0	$0
Goldman Sachs & Co. LLC	$0	$0	$0
Santander US Capital Markets LLC	$0	$0	$0
Total	$0	$0	$513,950,000
Underwriter	Class A-S	Class A-S-1	Class A-S-2	Class A-S-X1
J.P. Morgan Securities LLC	$60,573,000	$0	$0	$0
ATLAS SP Securities, a division of Apollo Global Securities, LLC.	$0	$0	$0	$0
Goldman Sachs & Co. LLC	$0	$0	$0	$0
Santander US Capital Markets LLC	$0	$0	$0	$0
Total	$60,573,000	$0	$0	$0
Underwriter	Class A-S-X2	Class B	Class B-1	Class B-2
J.P. Morgan Securities LLC	$0	$42,217,000	$0	$0
ATLAS SP Securities, a division of Apollo Global Securities, LLC.	$0	$0	$0	$0
Goldman Sachs & Co. LLC	$0	$0	$0	$0
Santander US Capital Markets LLC	$0	$0	$0	$0
Total	$0	$42,217,000	$0	$0

Underwriter	Class B-X1	Class B-X2	Class C	Class C-1
J.P. Morgan Securities LLC	$0	$0	$32,122,000	$0
ATLAS SP Securities, a division of Apollo Global Securities, LLC.	$0	$0	$0	$0
Goldman Sachs & Co. LLC	$0	$0	$0	$0
Santander US Capital Markets LLC	$0	$0	$0	$0
Total	$0	$0	$32,122,000	$0

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Underwriter	Class C-2	Class C-X1	Class C-X2
J.P. Morgan Securities LLC	$0	$0	$0
ATLAS SP Securities, a division of Apollo Global Securities, LLC.	$0	$0	$0
Goldman Sachs & Co. LLC	$0	$0	$0
Santander US Capital Markets LLC	$0	$0	$0
Total	$0	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 102.16% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from June 1, 2026, before deducting expenses payable by the depositor (estimated at $4,375,868, excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters are under no obligation to make a market in the Offered Certificates and may discontinue any market making activities at any time without notice. In addition, the ability of the Underwriters to make a market in the Offered Certificates may be impacted by changes in regulatory requirements applicable to marketing, holding and selling of, or issuing quotations with respect to, asset-backed securities generally. See “Risk Factors—General Risks—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

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The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMorgan Chase Bank, National Association, a provider of short-term warehouse financing facility to with one or more affiliates of MF1 REIT III FR TRS LLC that financed each of the Mortgage Loans and the initial holder of the Class R certificates, and is an affiliate of J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to an affiliate of J.P. Morgan Securities LLC, which is one of the underwriters, the lead manager and sole bookrunner for this offering. That direction will occur by means of the payment by MF1 REIT III FR TRS LLC or one or more affiliates thereof to JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities LLC, in JPMorgan Chase Bank, National Association’s capacity as a provider of short-term warehouse financing facility to MF1 REIT III FR TRS LLC or one or more affiliates thereof, of the payoff amount for the Mortgage Loans to be released under that warehouse financing facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to MF1 REIT III FR TRS LLC in connection with the sale of the Mortgage Loans to the depositor by MF1 REIT III FR TRS LLC.

As a result of the circumstances described above in the prior two paragraphs, J.P. Morgan Securities LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

J.P. Morgan is the marketing name for the investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by J.P. Morgan Securities LLC and its securities affiliates, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, National Association and its banking affiliates. J.P. Morgan Securities LLC is a member of the Securities Investor Protection Corporation (“SIPC”) and the New York Stock Exchange.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the depositor with respect to the issuing entity (file number 333-280318-05)—in accordance with Item 601(b)(102) and Item

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601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 270 Park Avenue, 4th Floor, New York, New York 10017, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-280318) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

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Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) gives, or has authority or responsibility to give, investment advice within the meaning of ERISA and Section 4975 of the Code with respect to those assets for a fee or other compensation; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation

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in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption (“PTE”) 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of

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the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan

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assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan will be deemed to have represented by its acquisition of such Offered Certificates that (i) none of the depositor, any underwriter, the trustee, the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer or any of their respective affiliated entities (the “Transaction Parties”), has provided any investment recommendation or investment advice to the Plan or the fiduciary making the investment decision for the Plan in connection with the decision to acquire Offered Certificates (except where an exemption applies (all of the conditions of which are satisfied) or it would not otherwise result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code), and the Transaction Parties are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates, and (ii) the Plan fiduciary is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions

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involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

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Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

While Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, the various classes of Offered Certificates may or may not qualify as “mortgage related securities” for purposes of SMMEA at the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

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Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina, and certain other legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from the two (2) Rating Agencies engaged by the depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in May 2059. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) excess interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered

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Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the two (2) NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those five NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. Although

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unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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Index of Defined Terms

1
17g-5 Information Provider	264
1986 Act	459
1996 Act	436
3
30/360 Basis	304
4
401(c) Regulations	481
421-a Program	174
A
AB Modified Loan	317
Accelerated Mezzanine Loan Lender	257
Acceptable Insurance Default	322
Acting General Counsel’s Letter	135
Actual/360 Basis	175
Actual/360 Loans	292
ADA	438
Additional Exclusions	321
Administrative Fee Rate	232
ADUs	165
Advances	287
Affirmative Asset Review Vote	364
AIFM Regulations	114
Annual Debt Service	146
Appraisal Reduction Amount	313
Appraisal Reduction Event	312
Appraised Value	146
Appraised-Out Class	319
Approved Exchange	22
ASR Consultation Process	337
Assessment of Compliance	414
Asset Representations Reviewer Asset Review Fee	311
Asset Representations Reviewer Fee	311
Asset Representations Reviewer Fee Rate	311
Asset Representations Reviewer Termination Event	370
Asset Representations Reviewer Upfront Fee	311
Asset Review	366
Asset Review Notice	365

Asset Review Quorum	365
Asset Review Report	368
Asset Review Report Summary	368
Asset Review Standard	367
Asset Review Trigger	363
Asset Review Vote Election	364
Asset Status Report	334
Assumed Final Distribution Date	248
Assumed Scheduled Payment	239
Attestation Report	414
Available Funds	225
B
Balloon LTV Ratio	150
Balloon Payment	150
Bankruptcy Code	428
Base Interest Fraction	247
Berkshire	194
Berkshire Fund III	194
Borrower Party	256
Borrower Party Affiliate	256
Breach Notice	276
Bridge Bank	94
C
C(WUMP)O	21
Cash Flow Analysis	147
CERCLA	435
Certificate Administrator/Trustee Fee	310
Certificate Administrator/Trustee Fee Rate	310
Certificate Balance	222
Certificate Owners	267
Certificateholder	258
Certificateholder Quorum	373
Certificateholder Repurchase Request	386
Certificates	222
Certifying Certificateholder	269
CityFHEPS	66
Class A Certificates	222, 228
Class A-3 Exchangeable Certificates	222
Class A-S Exchangeable Certificates	222
Class B Exchangeable Certificates	222
Class C Exchangeable Certificates	222

487

Class Percentage Interest	234
Class X Certificates	222
Class X-S Excess Strip Rate	4, 231
Clearstream	266
Clearstream Participants	268
Closing Date	145, 194
CMBS	139, 207
Code	137
Collateral Deficiency Amount	318
Collection Account	291
Collection Period	226
Communication Request	270
Companion Distribution Account	291
Companion Holder	186
Companion Holders	186
Companion Loan	47
Companion Loan Rating Agency	186
Companion Loans	144
Compensating Interest Payment	249
Computershare	204
Computershare Limited	204
Computershare Trust Company	203
Constant Prepayment Rate	446
Consultation Termination Event	351
Control Eligible Certificates	344
Control Note	186
Control Termination Event	351
Controlling Class	344
Controlling Class Certificateholder	344
Controlling Holder	186
Corrected Loan	334
Corresponding Trust Components	234
CPP	446
CPR	446
CPY	446
CREC	163
Credit Risk Retention Rules	216
CREFC®	254
CREFC® Intellectual Property Royalty License Fee	312
CREFC® Intellectual Property Royalty License Fee Rate	312
CREFC® Reports	253
Cross-Over Date	230
CTS	204
Cumulative Appraisal Reduction Amount	317, 319
Cure/Contest Period	367
Cut-off Date	144
Cut-off Date Balance	148
Cut-off Date Loan-to-Value Ratio	148
Cut-off Date LTV Ratio	148

D
D(#)	151
Debt Service Coverage Ratio	149
Defaulted Loan	340
Defeasance Deposit	179
Defeasance Loans	178
Defeasance Lock-Out Period	178
Defeasance Option	178
Definitive Certificate	266
Delegated Directive	17
Delinquent Loan	364
Depositories	266
Determination Date	224
Diligence File	274
Directing Certificateholder	343
Directing Certificateholder Asset Status Report Approval Process	336
Disclosable Special Servicer Fees	309
Discount Rate	247
Dispute Resolution Consultation	389
Dispute Resolution Cut-off Date	389
Distribution Accounts	291
Distribution Date	224
Distribution Date Statement	253
Dodd-Frank Act	142
DOL	477
DSCR	149
DTC	266
DTC Participants	266
DTC Rules	268
E
EDGAR	476
EEA	17, 113
Effective Gross Income	147
Eligible Asset Representations Reviewer	368
Eligible Operating Advisor	358
Enforcing Party	386
Enforcing Servicer	386
ESA	163
EU CRR	113
EU Investor Requirements	113
EU PRIIPS Regulation	17
EU Prospectus Regulation	17
EU Qualified Investor	17
EU Retail Investor	17
EU Securitization Regulation	113
EU SR Rules	113
Euroclear	266
Euroclear Operator	268

488

Euroclear Participants	268
Excess Modification Fee Amount	305
Excess Modification Fees	303
Excess Prepayment Interest Shortfall	250
Exchange Act	118, 193
Exchangeable Certificates	3, 222
Exchangeable IO Certificates	222
Exchangeable IO Trust Component	233
Exchangeable P&I Trust Component	233
Excluded Controlling Class Holder	256
Excluded Controlling Class Loan	257
Excluded Information	257
Excluded Loan	257
Excluded Plan	479
Excluded Special Servicer	374
Excluded Special Servicer Loan	374
Exemption	478
Exemption Rating Agency	478
F
FATCA	470
FDIA	134
FDIC	94, 134
FIEL	22
Final Asset Status Report	336
Final Dispute Resolution Election Notice	389
Financial Promotion Order	19
FIRREA	135
Fitch	368
FL21 Administrative Modification	407
FL21 Credit Risk Loan	410
FL21 Criteria-Based Modification	409
FL21 Defaulted Loan	397
FL21 Major Decisions	406
FL21 Non-Material Borrower Request	406
FL21 Payment Accommodation	397
FL21 Servicing Agreement	392
FL21 Special Servicing Transfer Event	398
FL21 Specially Serviced Loan	395
Flagstar	94
Flintstone Release Property	180
FPO Persons	19
FRESH	174
FSMA	19, 113

G
GAAP	16, 216
Gain-on-Sale Entitlement Amount	226
Gain-on-Sale Remittance Amount	226
Gain-on-Sale Reserve Account	292
Garn Act	437
GLA	149
Government Securities	177
Grantor Trust	224, 457
H
Horizontal Risk Retention Certificates	53, 216, 222
HSTP Act	67
I
Impermissible Affiliate	377
Impermissible Asset Representations Reviewer Affiliate	377
Impermissible Operating Advisor Affiliate	377
Impermissible TPP Affiliate	377
In Place Cash Management	149
Indirect Participants	266
Initial Delivery Date	334
Initial Pool Balance	144
Initial Requesting Certificateholder	386
Institutional Investor	22
Insurance and Condemnation Proceeds	291
Intercreditor Agreement	186
Interest Accrual Amount	237
Interest Accrual Period	237
Interest Distribution Amount	237
Interest Rate	232
Interest Reserve Account	292
Interest Shortfall	237
Interested Person	342
Investment Account	293
Investment Committee	196
Investor Certification	257
IRS	137
J
Japanese Affected Investors	116
Japanese Retention Requirement	116
JFSA	23, 116
JRR Rule	116

489

K
KBRA	369
L
L(#)	151
Lightwell REO Property	393
Lightwell Appraisal Reduction Event	394
Lightwell Mortgaged Property	393
Lightwell Non-Serviced Advancing Agent	392
Lightwell Non-Serviced Collateral Manager	392
Lightwell Non-Serviced Indenture	392
Lightwell Non-Serviced Issuer	392
Lightwell Non-Serviced Master Servicer	392
Lightwell Non-Serviced Note Administrator	392
Lightwell Non-Serviced Special Servicer	392
Lightwell Non-Serviced Sub-Servicer	392
Lightwell Non-Serviced Trustee	392
Lightwell Servicing Standard	393
Limekiln	194
Liquidation Fee	306
Liquidation Fee Rate	306
Liquidation Proceeds	291
Loan Per Unit	149
Loan-to-Value Ratio at Maturity	150
Local Law 97	96
Lock-out Period	177
Loss of Value Payment	278
Lower-Tier Regular Interests	456
Lower-Tier REMIC	224, 456
LTV Ratio	148
LTV Ratio at Maturity	150
M
MAI	279
Major Decision	346
Major Decision Reporting Package	345
MAS	21
Master Servicer Decision	324
Master Servicer Proposed Course of Action Notice	387
Material Defect	276
Maturity Date Balloon Payment	150
MCR	119
MF1 2026-FL21 CRE CLO	392

MF1 2026-FL21 Servicing Agreement	186
MF1 Data Tape	201
MF1 Loan Services	210
MF1 Review Team	200
MF1 Seller	194
Midland	206
MIFID II	17
MLPA	272
Modification Fees	303
Moody’s	369
Morningstar DBRS	207, 368
Mortgage	144
Mortgage File	272
Mortgage Loan	47
Mortgage Loans	194
Mortgage Note	144
Mortgage Pool	144
Mortgaged Property	144
N
Net Mortgage Rate	232
Net Operating Income	150
NFIP	77
NI 33-105	23
Non-Control Note	187
Non-Controlling Holder	187
Nonrecoverable Advance	288
Non-Serviced AB Whole Loan	187
Non-Serviced Certificate Administrator	187
Non-Serviced Companion Loan	47, 187
Non-Serviced Companion Loans	47
Non-Serviced Custodian	187
Non-Serviced Directing Certificateholder	187
Non-Serviced Master Servicer	187
Non-Serviced Mortgage Loan	47, 187
Non-Serviced Pari Passu Companion Loan	187
Non-Serviced Pari Passu Mortgage Loan	187
Non-Serviced Pari Passu Whole Loan	187
Non-Serviced PSA	188
Non-Serviced Special Servicer	188
Non-Serviced Trustee	188
non-serviced whole loan	47
Non-Serviced Whole Loan	188
Non-Specially Serviced Loan	348
Non-U.S. Person	470
Notional Amount	223

490

NPL	164
NRA	150
NRSRO	256
NRSRO Certification	258
O
O(#)	151
Occupancy As Of Date	150
Offered Certificates	222
OID Regulations	461
OLA	135
Operating Advisor Annual Report	356
Operating Advisor Consultation Event	220
Operating Advisor Consulting Fee	310
Operating Advisor Expenses	311
Operating Advisor Fee	310
Operating Advisor Fee Rate	310
Operating Advisor Standard	356
Operating Advisor Termination Event	360
Operating Advisor Upfront Fee	310
Other Master Servicer	188
Other PSA	188
Other Special Servicer	188
P
P&I Advance	286
P&I Advance Date	286
PACE	93, 185
Pads	155
Par Purchase Price	340
Pari Passu Companion Loans	144
Pari Passu Mortgage Loan	188
Participants	266
Parties in Interest	477
partnership representative	468
Pass-Through Rate	231
Patriot Act	439
Payment Due Date	175, 226
Pentalpha Surveillance	214
Percentage Interest	224
Periodic Payments	225
Permitted Investments	293
Permitted Special Servicer/Affiliate Fees	310
Plans	477
PRASR	113
PRC	20
Preliminary Dispute Resolution Election Notice	389

Prepayment Assumption	462
Prepayment Interest Excess	249
Prepayment Interest Shortfall	249
Prepayment Premium	247
Prepayment Provisions	150
Prime Rate	291
Principal Balance Certificates	222
Principal Distribution Amount	237
Principal Shortfall	239
Privileged Information	359
Privileged Information Exception	360
Privileged Person	255
Professional Investors	21
Prohibited Prepayment	249
Promotion of Collective Investment Schemes Exemptions Order	19
Proposed Course of Action	388
Proposed Course of Action Notice	388
Prospectus	21
PSA	221
PSA Party Repurchase Request	386
PTCE	480
Purchase Price	278
Q
Qualified Replacement Special Servicer	375
Qualified Substitute Mortgage Loan	279
Qualifying CRE Loan Percentage	216
R
RAC No-Response Scenario	412
Rated Final Distribution Date	248
Rating Agencies	412
Rating Agency Confirmation	412
Realized Loss	251
REC	163
Received Classes	232
Record Date	224
Refinancing/P&S Document	328
Registration Statement	476
Regular Certificates	222
Regular Interestholder	461
Regular Interests	457
Regulation AB	414
Reimbursement Rate	290
Related Proceeds	289
Release Date	179
Relevant Persons	19
Relief Act	439
Remaining Term to Maturity	151

491

REMIC	456
REMIC Permissible REO Property	93
REMIC Provisions	456
REO Account	292
REO Loan	240
REO Property	333
Repurchase Request	386
Requesting Certificateholder	389
Requesting Holders	319
Requesting Investor	270
Requesting Party	411
Required Credit Risk Retention Percentage	216
Requirements	439
Residual Certificates	222
Resolution Failure	387
Resolved	387
Restricted Group	478
Restricted Party	360
Retaining Party	216
Retaining Sponsor	216
Review Materials	365
Risk Retention Affiliate	359
Risk Retention Affiliated	359
Rule 17g-5	258
S
S&P	369
Scheduled Principal Distribution Amount	238
SEC	193
SECN	113
Securities Act	414
Securitization Accounts	221, 292
Senior Certificates	222
Serviced Companion Loan	188
Serviced Mortgage Loan	188
Serviced Pari Passu Companion Loan	188
Serviced Pari Passu Companion Loan Securities	379
Serviced Pari Passu Mortgage Loan	188
Serviced Pari Passu Whole Loan	188
Serviced Whole Loan	189
Servicer Termination Event	377
Servicing Advances	287
Servicing Fee	301
Servicing Fee Rate	301
Servicing Shift Mortgage Loan	189
Servicing Shift PSA	189
Servicing Shift Securitization Date	189
Servicing Shift Whole Loan	189

Servicing Standard	284
Servicing Transfer Event	331
SF	151
SFA	21
SFO	21
Similar Law	477
SIPC	475
SMMEA	57, 143, 482
SMP	163
Special Servicing Fee	304
Special Servicing Fee Rate	304
Specially Serviced Loans	331
Sq. Ft.	151
Square Feet	151
SR Institutional Investors	114
SR Investor Requirements	114
Startup Day	457
Stated Principal Balance	239
Structured Product	21
Structuring Assumptions	446
Subject 2025 Computershare CMBS Annual Statement of Compliance	205
Subject Loan	311
Subordinate Certificates	222
Subordinate Companion Loan	189
Subsequent Asset Status Report	334
Sub-Servicing Agreement	285
Successor Third-Party Purchaser	218
Surrendered Classes	232
SVB	94
SVOCs	163
T
T-12	151
Term to Maturity	151
Termination Purchase Amount	416
Terms and Conditions	269
Tests	366
third country	114
Title V	438
Total Operating Expenses	147
Transaction Parties	480
TRIPRA	78, 11
Trust	203
Trust Components	233, 457
Trust REMICs	224, 456
TTM	151
U
U.S. Person	470

492

U/W DSCR	149
U/W Expenses	151
U/W NCF	152
U/W NCF Debt Yield	154
U/W NCF DSCR	149
U/W Net Cash Flow	152
U/W Net Operating Income	154
U/W NOI	154
U/W NOI Debt Yield	155
U/W NOI DSCR	154
U/W Revenues	155
UCC	93, 3
UK	18, 113
UK CRR	114
UK Institutional Investor	114
UK Investor Requirements	113
UK MIFIR Product Governance Rules	18
UK Qualified Investor	18
UK Retail Investor	18
UK Securitization Framework	113
Underwriter Entities	102
Underwriting Agreement	473
Underwritten Debt Service Coverage Ratio	149
Underwritten Economic Occupancy	151
Underwritten Expenses	151
Underwritten NCF	152
Underwritten NCF Debt Yield	154
Underwritten Net Cash Flow	152
Underwritten Net Cash Flow Debt Service Coverage Ratio	149
Underwritten Net Operating Income	154
Underwritten Net Operating Income Debt Service Coverage Ratio	154

Underwritten NOI	154
Underwritten NOI Debt Yield	155
Underwritten Revenues	155
Units	155
Unscheduled Principal Distribution Amount	238
Unsolicited Information	366
Upper-Tier REMIC	224, 456
V
VOCs	163
Volcker Rule	142
Voting Rights	265
W
WAC Rate	231
Weighted Average Interest Rate	155
Weighted Averages	155
Wells Fargo	204
Wells Fargo Bank	204
Whole Loan	47, 144
Withheld Amounts	292
Workout Fee	305
Workout Fee Rate	305
Workout-Delayed Reimbursement Amount	290
Y
Yield Maintenance Charge	248
YM Denominator	246
YM(#)	151

493

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group
			4			4,6	1	1
1	Loan	3,8,13,15	1	The Lightwell	9.7%	100.0%	MF1	MF1	NAP	NAP
2	Loan	3,9,21	1	Addison Ridge Phases I & III	9.1%	100.0%	MF1	MF1	NAP	NAP
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	8.2%		MF1	MF1	NAP	NAP
3.01	Property	4	1	Meadowcreek	3.9%	48.3%
3.02	Property	4	1	Oak Lawn	2.0%	24.6%
3.03	Property	4	1	Wood Dale	1.3%	16.3%
3.04	Property	4	1	Lake Bluff	0.9%	10.8%
4	Loan	3	1	The Beverly	8.1%	100.0%	MF1	MF1	NAP	NAP
5	Loan	4,6,11	3	Friedman Family Portfolio	7.8%		MF1	MF1	NAP	NAP
5.01	Property	4	1	Wessex House	4.2%	53.2%
5.02	Property	4	1	Aberwyck	2.2%	27.8%
5.03	Property	4	1	Crestwood	1.5%	19.0%
6	Loan	3,14,16	1	Crosby Hill Apartments	6.1%	100.0%	MF1	MF1	NAP	NAP
7	Loan	3,17	1	The HIGHLAND	5.9%	100.0%	MF1	MF1	NAP	NAP
8	Loan	3	1	Princeton Gardens	5.6%	100.0%	MF1	MF1	NAP	NAP
9	Loan	3,7	1	The Exchange on Franklin	5.4%	100.0%	MF1	MF1	NAP	NAP
10	Loan	3,20	1	The Boulevard at Tallahassee	5.0%	100.0%	MF1	MF1	NAP	NAP
11	Loan	19	1	Coventry Green Apartments	4.9%	100.0%	MF1	MF1	NAP	NAP
12	Loan	3	1	Sherwood Acres	4.6%	100.0%	MF1	MF1	Group 1	NAP
13	Loan	3	1	St. Germaine	4.5%	100.0%	MF1	MF1	Group 1	NAP
14	Loan	3,18	1	Ibex Park	4.4%	100.0%	MF1	MF1	NAP	NAP
15	Loan	12	1	MetroVue at Journal Square	4.0%	100.0%	MF1	MF1	NAP	NAP
16	Loan		1	Pillars at Great Bridge	3.7%	100.0%	MF1	MF1	NAP	NAP
17	Loan	4,6	3	The Huntley Portfolio	2.9%		MF1	MF1	NAP	NAP
17.01	Property	4	1	Huntley	1.1%	36.4%
17.02	Property	4	1	Huntley East	1.0%	34.2%
17.03	Property	4	1	Huntley North	0.9%	29.4%

A-1-1

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Address	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built
			4
1	Loan	3,8,13,15	1	The Lightwell	218 Front Street	Brooklyn	Kings	NY	11201	Multifamily	Mid Rise	2024
2	Loan	3,9,21	1	Addison Ridge Phases I & III	1000 Antietam Creek Drive and 710 Piper Farm Road	Fayetteville	Cumberland	NC	28303	Multifamily	Garden	2013, 2020
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	Various	Various	Various	IL	Various	Multifamily	Manufactured Housing	Various
3.01	Property	4	1	Meadowcreek	4503 West Lake Street	Melrose Park	Cook	IL	60160	Multifamily	Manufactured Housing	1950
3.02	Property	4	1	Oak Lawn	13011 Office Drive	Poplar Grove	Boone	IL	61065	Multifamily	Manufactured Housing	1970
3.03	Property	4	1	Wood Dale	140 South Wood Dale Road	Wood Dale	DuPage	IL	60191	Multifamily	Manufactured Housing	1940
3.04	Property	4	1	Lake Bluff	231 North Skokie Highway	Lake Bluff	Lake	IL	60044	Multifamily	Manufactured Housing	1960
4	Loan	3	1	The Beverly	1930 West College Avenue	San Bernardino	San Bernardino	CA	92407	Multifamily	Garden	1987
5	Loan	4,6,11	3	Friedman Family Portfolio	Various	Wayne	Delaware	PA	19087	Multifamily	Mid Rise	Various
5.01	Property	4	1	Wessex House	505 East Lancaster Avenue	Wayne	Delaware	PA	19087	Multifamily	Mid Rise	1965
5.02	Property	4	1	Aberwyck	435 East Lancaster Avenue	Wayne	Delaware	PA	19087	Multifamily	Mid Rise	1966
5.03	Property	4	1	Crestwood	421 East Lancaster Avenue	Wayne	Delaware	PA	19087	Multifamily	Mid Rise	1962
6	Loan	3,14,16	1	Crosby Hill Apartments	517 Shipley Street	Wilmington	New Castle	DE	19801	Multifamily	High Rise	2022
7	Loan	3,17	1	The HIGHLAND	416 Highland Avenue	Orange	Essex	NJ	07050	Multifamily	Mid Rise	2024
8	Loan	3	1	Princeton Gardens	101 Blue Spring Road and 101 Princeton Avenue	Princeton	Somerset	NJ	08540	Multifamily	Garden	1977
9	Loan	3,7	1	The Exchange on Franklin	20 Franklin Lane	Manalapan	Monmouth	NJ	07726	Multifamily	Low Rise	2024
10	Loan	3,20	1	The Boulevard at Tallahassee	2421 Jackson Bluff Road	Tallahassee	Leon	FL	32304	Multifamily	Student Housing	2003
11	Loan	19	1	Coventry Green Apartments	4045 Coventry Green Circle	Clarence	Erie	NY	14221	Multifamily	Garden	2000
12	Loan	3	1	Sherwood Acres	12757 Coursey Boulevard	Baton Rouge	East Baton Rouge	LA	70816	Multifamily	Garden	1978
13	Loan	3	1	St. Germaine	2201 Manhattan Boulevard	Harvey	Jefferson	LA	70058	Multifamily	Garden	1982
14	Loan	3,18	1	Ibex Park	1400 Galleria Lane	Smyrna	Cobb	GA	30080	Multifamily	Garden	1966
15	Loan	12	1	MetroVue at Journal Square	161 Van Wagenen Avenue	Jersey City	Hudson	NJ	07306	Multifamily	High Rise	2024
16	Loan		1	Pillars at Great Bridge	124 Fairwind Drive	Chesapeake	Chesapeake City	VA	23320	Multifamily	Garden	2009
17	Loan	4,6	3	The Huntley Portfolio	Various	Aiken	Aiken	SC	29803	Multifamily	Garden	Various
17.01	Property	4	1	Huntley	650 Silver Bluff Road	Aiken	Aiken	SC	29803	Multifamily	Garden	1972
17.02	Property	4	1	Huntley East	327 Limerick Drive	Aiken	Aiken	SC	29803	Multifamily	Garden	1983
17.03	Property	4	1	Huntley North	3 Nancy Lane Southeast	Aiken	Aiken	SC	29803	Multifamily	Garden	1967

A-1-2

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)
			4			8,9,10,11		4	4,6	4,6	4,6		2
1	Loan	3,8,13,15	1	The Lightwell	NAP	218	Units	784,403.67	71,000,000	71,000,000	71,000,000	5.33100%	0.056650%	5.274350%	NAP
2	Loan	3,9,21	1	Addison Ridge Phases I & III	NAP	421	Units	159,144.89	67,000,000	67,000,000	67,000,000	5.60000%	0.047900%	5.552100%	NAP
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	Various	631	Pads	95,087.16	60,000,000	60,000,000	60,000,000	5.98000%	0.047900%	5.932100%	NAP
3.01	Property	4	1	Meadowcreek	NAP	287	Pads		29,000,000	29,000,000	29,000,000
3.02	Property	4	1	Oak Lawn	NAP	184	Pads		14,750,000	14,750,000	14,750,000
3.03	Property	4	1	Wood Dale	1970	97	Pads		9,750,000	9,750,000	9,750,000
3.04	Property	4	1	Lake Bluff	NAP	63	Pads		6,500,000	6,500,000	6,500,000
4	Loan	3	1	The Beverly	2020	254	Units	233,858.27	59,400,000	59,400,000	59,400,000	5.87000%	0.047900%	5.822100%	NAP
5	Loan	4,6,11	3	Friedman Family Portfolio	2022	175	Units	328,571.43	57,500,000	57,500,000	57,500,000	5.72000%	0.047900%	5.672100%	NAP
5.01	Property	4	1	Wessex House	2022	87	Units		30,600,000	30,600,000	30,600,000
5.02	Property	4	1	Aberwyck	2022	51	Units		16,000,000	16,000,000	16,000,000
5.03	Property	4	1	Crestwood	2022	37	Units		10,900,000	10,900,000	10,900,000
6	Loan	3,14,16	1	Crosby Hill Apartments	NAP	203	Units	221,674.88	45,000,000	45,000,000	45,000,000	5.49000%	0.047900%	5.442100%	NAP
7	Loan	3,17	1	The HIGHLAND	NAP	138	Units	311,594.20	43,000,000	43,000,000	43,000,000	5.99900%	0.047900%	5.951100%	NAP
8	Loan	3	1	Princeton Gardens	2023	160	Units	257,812.50	41,250,000	41,250,000	41,250,000	5.71000%	0.047900%	5.662100%	NAP
9	Loan	3,7	1	The Exchange on Franklin	NAP	168	Units	238,095.24	40,000,000	40,000,000	40,000,000	5.74300%	0.047900%	5.695100%	NAP
10	Loan	3,20	1	The Boulevard at Tallahassee	NAP	924	Beds	40,043.29	37,000,000	37,000,000	37,000,000	5.80000%	0.047900%	5.752100%	NAP
11	Loan	19	1	Coventry Green Apartments	NAP	216	Units	168,055.56	36,300,000	36,300,000	36,300,000	5.70000%	0.047900%	5.652100%	NAP
12	Loan	3	1	Sherwood Acres	2012	604	Units	55,463.58	33,500,000	33,500,000	33,500,000	5.95000%	0.047900%	5.902100%	NAP
13	Loan	3	1	St. Germaine	2006	552	Units	59,782.61	33,000,000	33,000,000	33,000,000	5.70000%	0.047900%	5.652100%	NAP
14	Loan	3,18	1	Ibex Park	2020	240	Units	135,416.67	32,500,000	32,500,000	32,500,000	5.81500%	0.047900%	5.767100%	NAP
15	Loan	12	1	MetroVue at Journal Square	NAP	124	Units	237,903.23	29,500,000	29,500,000	29,500,000	6.39400%	0.047900%	6.346100%	NAP
16	Loan		1	Pillars at Great Bridge	2021	192	Units	140,442.71	26,965,000	26,965,000	26,965,000	5.57000%	0.047900%	5.522100%	NAP
17	Loan	4,6	3	The Huntley Portfolio	Various	200	Units	106,500.00	21,300,000	21,300,000	21,300,000	6.44700%	0.047900%	6.399100%	NAP
17.01	Property	4	1	Huntley	2024	72	Units		7,751,582	7,751,582	7,751,582
17.02	Property	4	1	Huntley East	2024	64	Units		7,279,747	7,279,747	7,279,747
17.03	Property	4	1	Huntley North	2025	64	Units		6,268,671	6,268,671	6,268,671

A-1-3

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)
			4
1	Loan	3,8,13,15	1	The Lightwell	319,798.30	NAP	3,837,579.60	Interest Only	No	Actual/360	60	55	60	55	0
2	Loan	3,9,21	1	Addison Ridge Phases I & III	317,009.26	NAP	3,804,111.12	Interest Only	No	Actual/360	60	55	60	55	0
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	303,152.78	NAP	3,637,833.36	Interest Only	No	Actual/360	60	58	60	58	0
3.01	Property	4	1	Meadowcreek
3.02	Property	4	1	Oak Lawn
3.03	Property	4	1	Wood Dale
3.04	Property	4	1	Lake Bluff
4	Loan	3	1	The Beverly	294,600.63	NAP	3,535,207.56	Interest Only	No	Actual/360	60	60	60	60	0
5	Loan	4,6,11	3	Friedman Family Portfolio	277,890.05	NAP	3,334,680.60	Interest Only	No	Actual/360	60	57	60	57	0
5.01	Property	4	1	Wessex House
5.02	Property	4	1	Aberwyck
5.03	Property	4	1	Crestwood
6	Loan	3,14,16	1	Crosby Hill Apartments	208,734.38	NAP	2,504,812.56	Interest Only	No	Actual/360	60	55	60	55	0
7	Loan	3,17	1	The HIGHLAND	217,949.78	NAP	2,615,397.36	Interest Only	No	Actual/360	60	59	60	59	0
8	Loan	3	1	Princeton Gardens	199,007.38	NAP	2,388,088.56	Interest Only	No	Actual/360	60	55	60	55	0
9	Loan	3,7	1	The Exchange on Franklin	194,092.13	NAP	2,329,105.56	Interest Only	No	Actual/360	60	51	60	51	0
10	Loan	3,20	1	The Boulevard at Tallahassee	181,317.13	NAP	2,175,805.56	Interest Only	No	Actual/360	60	54	60	54	0
11	Loan	19	1	Coventry Green Apartments	174,819.79	NAP	2,097,837.48	Interest Only	No	Actual/360	60	58	60	58	0
12	Loan	3	1	Sherwood Acres	168,411.17	NAP	2,020,934.04	Interest Only	No	Actual/360	60	53	60	53	0
13	Loan	3	1	St. Germaine	158,927.08	NAP	1,907,124.96	Interest Only	No	Actual/360	60	53	60	53	0
14	Loan	3,18	1	Ibex Park	159,676.94	NAP	1,916,123.28	Interest Only	No	Actual/360	60	54	60	54	0
15	Loan	12	1	MetroVue at Journal Square	159,368.97	NAP	1,912,427.64	Interest Only	No	Actual/360	60	44	60	44	0
16	Loan		1	Pillars at Great Bridge	126,900.91	NAP	1,522,810.92	Interest Only	No	Actual/360	60	54	60	54	0
17	Loan	4,6	3	The Huntley Portfolio	116,023.61	NAP	1,392,283.32	Interest Only	No	Actual/360	60	49	60	49	0
17.01	Property	4	1	Huntley
17.02	Property	4	1	Huntley East
17.03	Property	4	1	Huntley North

A-1-4

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)
			4
1	Loan	3,8,13,15	1	The Lightwell	0	12/15/2025	5	6	2/6/2026	NAP	1/6/2031	NAP	0	0
2	Loan	3,9,21	1	Addison Ridge Phases I & III	0	12/31/2025	5	6	2/6/2026	NAP	1/6/2031	NAP	0	0
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	0	3/31/2026	2	6	5/6/2026	NAP	4/6/2031	NAP	0	0
3.01	Property	4	1	Meadowcreek
3.02	Property	4	1	Oak Lawn
3.03	Property	4	1	Wood Dale
3.04	Property	4	1	Lake Bluff
4	Loan	3	1	The Beverly	0	5/12/2026	0	6	7/6/2026	NAP	6/6/2031	NAP	0	0
5	Loan	4,6,11	3	Friedman Family Portfolio	0	3/4/2026	3	6	4/6/2026	NAP	3/6/2031	NAP	0	0
5.01	Property	4	1	Wessex House
5.02	Property	4	1	Aberwyck
5.03	Property	4	1	Crestwood
6	Loan	3,14,16	1	Crosby Hill Apartments	0	1/2/2026	5	6	2/6/2026	NAP	1/6/2031	NAP	0	0
7	Loan	3,17	1	The HIGHLAND	0	5/6/2026	1	6	6/6/2026	NAP	5/6/2031	NAP	0	0
8	Loan	3	1	Princeton Gardens	0	12/17/2025	5	6	2/6/2026	NAP	1/6/2031	NAP	0	0
9	Loan	3,7	1	The Exchange on Franklin	0	9/2/2025	9	6	10/6/2025	NAP	9/6/2030	NAP	0	0
10	Loan	3,20	1	The Boulevard at Tallahassee	0	11/21/2025	6	6	1/6/2026	NAP	12/6/2030	NAP	0	0
11	Loan	19	1	Coventry Green Apartments	0	3/31/2026	2	6	5/6/2026	NAP	4/6/2031	NAP	5 (Once per loan term)	0
12	Loan	3	1	Sherwood Acres	0	10/30/2025	7	6	12/6/2025	NAP	11/6/2030	NAP	0	0
13	Loan	3	1	St. Germaine	0	10/22/2025	7	6	12/6/2025	NAP	11/6/2030	NAP	0	0
14	Loan	3,18	1	Ibex Park	0	12/5/2025	6	6	1/6/2026	NAP	12/6/2030	NAP	0	0
15	Loan	12	1	MetroVue at Journal Square	0	1/22/2025	16	6	3/6/2025	NAP	2/6/2030	NAP	0	0
16	Loan		1	Pillars at Great Bridge	0	11/12/2025	6	6	1/6/2026	NAP	12/6/2030	NAP	0	0
17	Loan	4,6	3	The Huntley Portfolio	0	6/18/2025	11	6	8/6/2025	NAP	7/6/2030	NAP	0	0
17.01	Property	4	1	Huntley
17.02	Property	4	1	Huntley East
17.03	Property	4	1	Huntley North

A-1-5

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date
			4		18,19,20,21	7	7	3		7			3
1	Loan	3,8,13,15	1	The Lightwell	L(29),D(27),O(4)	9,911,721	1,461,218	8,450,503	2/28/2026	T-12	7,101,814	1,016,089	6,085,725	11/30/2025
2	Loan	3,9,21	1	Addison Ridge Phases I & III	L(23),YM1(33),O(4)	7,978,051	2,618,199	5,359,852	2/28/2026	T-12	7,289,504	2,425,817	4,863,687	12/31/2024
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	L(26),D(30),O(4)	6,039,038	2,036,068	4,002,970	2/28/2026	T-12	5,167,384	1,834,524	3,332,860	12/31/2025
3.01	Property	4	1	Meadowcreek		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.02	Property	4	1	Oak Lawn		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.03	Property	4	1	Wood Dale		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.04	Property	4	1	Lake Bluff		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
4	Loan	3	1	The Beverly	L(24),D(32),O(4)	6,125,667	1,694,014	4,431,653	3/31/2026	T-12	5,841,222	1,695,891	4,145,331	12/31/2025
5	Loan	4,6,11	3	Friedman Family Portfolio	L(27),D(29),O(4)	5,567,480	1,499,510	4,067,969	1/31/2026	T-12	5,545,494	1,493,806	4,051,688	12/31/2025
5.01	Property	4	1	Wessex House		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.02	Property	4	1	Aberwyck		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.03	Property	4	1	Crestwood		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6	Loan	3,14,16	1	Crosby Hill Apartments	L(29),D(27),O(4)	4,380,350	1,215,588	3,164,762	2/27/2026	T-12	4,214,695	1,175,972	3,038,723	12/31/2025
7	Loan	3,17	1	The HIGHLAND	L(25),D(30),O(5)	3,663,765	902,007	2,761,758	3/31/2026	T-12	3,475,031	815,647	2,659,384	12/31/2025
8	Loan	3	1	Princeton Gardens	L(29),D(27),O(4)	4,616,820	1,460,800	3,156,021	2/28/2026	T-12	4,551,889	1,442,233	3,109,656	12/31/2025
9	Loan	3,7	1	The Exchange on Franklin	L(33),D(23),O(4)	4,684,854	1,915,463	2,769,391	3/31/2026	T-3 Annualized Revenues; T-12 Expenses	4,050,831	1,915,463	2,135,368	3/31/2026
10	Loan	3,20	1	The Boulevard at Tallahassee	L(11),YM1(42),O(7)	7,223,910	3,492,954	3,730,957	2/28/2026	T-12	6,565,497	3,467,536	3,097,961	12/31/2025
11	Loan	19	1	Coventry Green Apartments	L(23),YM1(33),O(4)	4,899,810	2,173,448	2,726,362	2/28/2026	T-12	4,861,195	2,104,401	2,756,794	12/31/2025
12	Loan	3	1	Sherwood Acres	L(31),D(25),O(4)	5,712,164	2,609,099	3,103,065	3/31/2026	T-12	5,717,438	2,589,643	3,127,795	12/31/2025
13	Loan	3	1	St. Germaine	L(31),D(25),O(4)	6,099,813	2,927,561	3,172,252	2/28/2026	T-12	6,102,738	2,875,370	3,227,368	12/31/2025
14	Loan	3,18	1	Ibex Park	L(11),YM1(45),O(4)	4,227,111	1,943,484	2,283,627	2/28/2026	T-12	4,438,887	1,842,249	2,596,638	12/31/2024
15	Loan	12	1	MetroVue at Journal Square	L(40),D(15),O(5)	3,555,365	1,229,135	2,326,229	2/28/2026	T-12	NAV	NAV	NAV	NAV
16	Loan		1	Pillars at Great Bridge	L(30),D(26),O(4)	3,704,484	1,607,850	2,096,634	2/28/2026	T-12	3,671,307	1,670,023	2,001,284	12/31/2025
17	Loan	4,6	3	The Huntley Portfolio	L(35),D(21),O(4)	2,901,641	1,497,550	1,404,090	4/30/2026	T-12	NAV	NAV	NAV	NAV
17.01	Property	4	1	Huntley		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17.02	Property	4	1	Huntley East		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17.03	Property	4	1	Huntley North		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

A-1-6

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)
			4					3
1	Loan	3,8,13,15	1	The Lightwell	T-12	NAV	NAV	NAV	NAV	NAV	95.6%	14,323,296	1,578,109
2	Loan	3,9,21	1	Addison Ridge Phases I & III	T-12	6,677,627	2,367,049	4,310,578	12/31/2023	T-12	94.0%	8,114,316	2,848,823
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	T-12	5,385,317	1,892,500	3,492,817	12/31/2024	T-12	94.8%	6,585,911	1,989,004
3.01	Property	4	1	Meadowcreek	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.02	Property	4	1	Oak Lawn	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.03	Property	4	1	Wood Dale	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.04	Property	4	1	Lake Bluff	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
4	Loan	3	1	The Beverly	T-12	5,313,593	2,146,302	3,167,291	12/31/2024	T-12	94.4%	6,661,291	1,876,667
5	Loan	4,6,11	3	Friedman Family Portfolio	T-12	5,229,907	1,379,336	3,850,570	12/31/2024	T-12	95.0%	5,729,059	1,547,003
5.01	Property	4	1	Wessex House	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.02	Property	4	1	Aberwyck	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.03	Property	4	1	Crestwood	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6	Loan	3,14,16	1	Crosby Hill Apartments	T-12	4,348,499	1,215,853	3,132,646	12/31/2024	T-12	92.7%	4,771,687	1,157,894
7	Loan	3,17	1	The HIGHLAND	T-12	NAV	NAV	NAV	NAV	NAV	93.3%	4,174,223	874,071
8	Loan	3	1	Princeton Gardens	T-12	4,011,493	1,427,245	2,584,249	12/31/2024	T-12	93.9%	4,716,058	1,469,075
9	Loan	3,7	1	The Exchange on Franklin	T-12	NAV	NAV	NAV	NAV	NAV	94.3%	4,745,344	1,611,315
10	Loan	3,20	1	The Boulevard at Tallahassee	T-12	6,134,950	3,088,969	3,045,981	12/31/2024	T-12	92.2%	7,001,821	3,535,996
11	Loan	19	1	Coventry Green Apartments	T-12	4,738,103	1,999,008	2,739,095	12/31/2024	T-12	93.9%	4,974,705	2,034,283
12	Loan	3	1	Sherwood Acres	T-12	5,492,798	2,735,948	2,756,850	12/31/2024	T-12	89.6%	6,070,283	2,539,625
13	Loan	3	1	St. Germaine	T-12	6,122,290	2,878,296	3,243,994	12/31/2024	T-12	87.9%	6,293,212	2,802,983
14	Loan	3,18	1	Ibex Park	T-12	3,732,727	1,959,853	1,772,874	12/31/2023	T-12	92.0%	4,415,761	1,906,708
15	Loan	12	1	MetroVue at Journal Square	NAV	NAV	NAV	NAV	NAV	NAV	91.0%	3,766,921	1,290,520
16	Loan		1	Pillars at Great Bridge	T-12	3,453,984	1,657,117	1,796,867	12/31/2024	T-12	93.7%	3,848,066	1,607,760
17	Loan	4,6	3	The Huntley Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	92.9%	3,107,500	1,387,951
17.01	Property	4	1	Huntley	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17.02	Property	4	1	Huntley East	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17.03	Property	4	1	Huntley North	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

A-1-7

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)
			4		3				4	4	4	4
1	Loan	3,8,13,15	1	The Lightwell	12,745,187	54,500	0	12,690,687	1.38	1.37	7.5%	7.4%	262,600,000
2	Loan	3,9,21	1	Addison Ridge Phases I & III	5,265,493	105,250	0	5,160,243	1.38	1.36	7.9%	7.7%	100,900,000
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	4,596,907	31,550	0	4,565,357	1.26	1.25	7.7%	7.6%	88,600,000
3.01	Property	4	1	Meadowcreek	NAV	NAV	NAV	NAV					42,450,000
3.02	Property	4	1	Oak Lawn	NAV	NAV	NAV	NAV					21,000,000
3.03	Property	4	1	Wood Dale	NAV	NAV	NAV	NAV					14,850,000
3.04	Property	4	1	Lake Bluff	NAV	NAV	NAV	NAV					10,300,000
4	Loan	3	1	The Beverly	4,784,624	77,978	0	4,706,646	1.35	1.33	8.1%	7.9%	80,760,000
5	Loan	4,6,11	3	Friedman Family Portfolio	4,182,056	43,750	0	4,138,306	1.25	1.24	7.3%	7.2%	83,500,000
5.01	Property	4	1	Wessex House	NAV	NAV	NAV	NAV					44,800,000
5.02	Property	4	1	Aberwyck	NAV	NAV	NAV	NAV					23,000,000
5.03	Property	4	1	Crestwood	NAV	NAV	NAV	NAV					15,700,000
6	Loan	3,14,16	1	Crosby Hill Apartments	3,613,793	50,750	0	3,563,043	1.44	1.42	8.0%	7.9%	65,200,000
7	Loan	3,17	1	The HIGHLAND	3,300,152	34,500	0	3,265,652	1.26	1.25	7.7%	7.6%	61,300,000
8	Loan	3	1	Princeton Gardens	3,246,983	54,400	0	3,192,583	1.36	1.34	7.9%	7.7%	59,250,000
9	Loan	3,7	1	The Exchange on Franklin	3,134,030	42,000	0	3,092,030	1.35	1.33	7.8%	7.7%	59,200,000
10	Loan	3,20	1	The Boulevard at Tallahassee	3,465,825	179,256	0	3,286,569	1.59	1.51	9.4%	8.9%	60,000,000
11	Loan	19	1	Coventry Green Apartments	2,940,422	54,000	0	2,886,422	1.40	1.38	8.1%	8.0%	49,100,000
12	Loan	3	1	Sherwood Acres	3,530,658	151,000	0	3,379,658	1.75	1.67	10.5%	10.1%	44,700,000
13	Loan	3	1	St. Germaine	3,490,229	186,024	0	3,304,205	1.83	1.73	10.6%	10.0%	59,200,000
14	Loan	3,18	1	Ibex Park	2,509,052	60,000	0	2,449,052	1.31	1.28	7.7%	7.5%	45,800,000
15	Loan	12	1	MetroVue at Journal Square	2,476,401	31,000	0	2,445,401	1.29	1.28	8.4%	8.3%	54,200,000
16	Loan		1	Pillars at Great Bridge	2,240,306	48,000	0	2,192,306	1.47	1.44	8.3%	8.1%	38,700,000
17	Loan	4,6	3	The Huntley Portfolio	1,719,549	52,000	0	1,667,549	1.24	1.20	8.1%	7.8%	31,600,000
17.01	Property	4	1	Huntley	NAV	NAV	NAV	NAV					11,500,000
17.02	Property	4	1	Huntley East	NAV	NAV	NAV	NAV					10,800,000
17.03	Property	4	1	Huntley North	NAV	NAV	NAV	NAV					9,300,000

A-1-8

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF
			4				4	4	8,9,10,11
1	Loan	3,8,13,15	1	The Lightwell	As Is	11/18/2025	65.1%	65.1%	97.2%	4/12/2026	NAP	NAP	NAP
2	Loan	3,9,21	1	Addison Ridge Phases I & III	As Is	12/3/2025	66.4%	66.4%	94.1%	2/28/2026	NAP	NAP	NAP
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	As Is	2/20/2026	67.7%	67.7%	97.1%	3/9/2026
3.01	Property	4	1	Meadowcreek	As Is	2/20/2026			99.3%	3/9/2026	NAP	NAP	NAP
3.02	Property	4	1	Oak Lawn	As Is	2/20/2026			93.5%	3/9/2026	NAP	NAP	NAP
3.03	Property	4	1	Wood Dale	As Is	2/20/2026			96.9%	3/9/2026	NAP	NAP	NAP
3.04	Property	4	1	Lake Bluff	As Is	2/20/2026			98.4%	3/9/2026	NAP	NAP	NAP
4	Loan	3	1	The Beverly	As Is	3/24/2026	73.6%	73.6%	98.8%	5/5/2026	NAP	NAP	NAP
5	Loan	4,6,11	3	Friedman Family Portfolio	As Is	1/22/2026	68.9%	68.9%	97.1%	2/23/2026
5.01	Property	4	1	Wessex House	As Is	1/22/2026			98.9%	2/23/2026	NAP	NAP	NAP
5.02	Property	4	1	Aberwyck	As Is	1/22/2026			96.1%	2/23/2026	NAP	NAP	NAP
5.03	Property	4	1	Crestwood	As Is	1/22/2026			94.6%	2/23/2026	NAP	NAP	NAP
6	Loan	3,14,16	1	Crosby Hill Apartments	As Is	11/18/2025	69.0%	69.0%	92.6%	4/21/2026	NAP	NAP	NAP
7	Loan	3,17	1	The HIGHLAND	As Is	4/9/2026	70.1%	70.1%	97.1%	4/30/2026	NAP	NAP	NAP
8	Loan	3	1	Princeton Gardens	As Is	10/13/2025	69.6%	69.6%	94.4%	3/24/2026	NAP	NAP	NAP
9	Loan	3,7	1	The Exchange on Franklin	As Is	8/1/2025	67.6%	67.6%	93.5%	4/5/2026	NAP	NAP	NAP
10	Loan	3,20	1	The Boulevard at Tallahassee	As Is	9/22/2025	61.7%	61.7%	98.7%	2/28/2026	NAP	NAP	NAP
11	Loan	19	1	Coventry Green Apartments	As Is	2/12/2026	73.9%	73.9%	93.5%	3/3/2026	NAP	NAP	NAP
12	Loan	3	1	Sherwood Acres	As Is	8/14/2025	74.9%	74.9%	90.7%	3/27/2026	NAP	NAP	NAP
13	Loan	3	1	St. Germaine	As Is	8/13/2025	55.7%	55.7%	90.8%	3/27/2026	NAP	NAP	NAP
14	Loan	3,18	1	Ibex Park	As Is	10/16/2025	71.0%	71.0%	95.4%	4/13/2026	NAP	NAP	NAP
15	Loan	12	1	MetroVue at Journal Square	As Is	4/22/2026	54.4%	54.4%	96.8%	3/31/2026	NAP	NAP	NAP
16	Loan		1	Pillars at Great Bridge	As Is	7/8/2025	69.7%	69.7%	94.8%	3/23/2026	NAP	NAP	NAP
17	Loan	4,6	3	The Huntley Portfolio	As Is	4/14/2026	67.4%	67.4%	94.5%	5/7/2026
17.01	Property	4	1	Huntley	As Is	4/14/2026			91.7%	5/7/2026	NAP	NAP	NAP
17.02	Property	4	1	Huntley East	As Is	4/14/2026			96.9%	5/7/2026	NAP	NAP	NAP
17.03	Property	4	1	Huntley North	As Is	4/14/2026			95.3%	5/7/2026	NAP	NAP	NAP

A-1-9

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant
			4
1	Loan	3,8,13,15	1	The Lightwell	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	3,9,21	1	Addison Ridge Phases I & III	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio
3.01	Property	4	1	Meadowcreek	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property	4	1	Oak Lawn	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property	4	1	Wood Dale	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property	4	1	Lake Bluff	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	3	1	The Beverly	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	4,6,11	3	Friedman Family Portfolio
5.01	Property	4	1	Wessex House	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property	4	1	Aberwyck	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property	4	1	Crestwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	3,14,16	1	Crosby Hill Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	3,17	1	The HIGHLAND	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	3	1	Princeton Gardens	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	3,7	1	The Exchange on Franklin	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	3,20	1	The Boulevard at Tallahassee	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	19	1	Coventry Green Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	3	1	Sherwood Acres	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	3	1	St. Germaine	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	3,18	1	Ibex Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	12	1	MetroVue at Journal Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		1	Pillars at Great Bridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	4,6	3	The Huntley Portfolio
17.01	Property	4	1	Huntley	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.02	Property	4	1	Huntley East	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.03	Property	4	1	Huntley North	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-10

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant
			4
1	Loan	3,8,13,15	1	The Lightwell	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	3,9,21	1	Addison Ridge Phases I & III	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio
3.01	Property	4	1	Meadowcreek	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property	4	1	Oak Lawn	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property	4	1	Wood Dale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property	4	1	Lake Bluff	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	3	1	The Beverly	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	4,6,11	3	Friedman Family Portfolio
5.01	Property	4	1	Wessex House	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property	4	1	Aberwyck	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property	4	1	Crestwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	3,14,16	1	Crosby Hill Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	3,17	1	The HIGHLAND	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	3	1	Princeton Gardens	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	3,7	1	The Exchange on Franklin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	3,20	1	The Boulevard at Tallahassee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	19	1	Coventry Green Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	3	1	Sherwood Acres	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	3	1	St. Germaine	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	3,18	1	Ibex Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	12	1	MetroVue at Journal Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		1	Pillars at Great Bridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	4,6	3	The Huntley Portfolio
17.01	Property	4	1	Huntley	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.02	Property	4	1	Huntley East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.03	Property	4	1	Huntley North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-11

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest
			4
1	Loan	3,8,13,15	1	The Lightwell	NAP	NAP	NAP	11/11/2025	NAP	11/20/2025	NAP	NAP	No	Fee
2	Loan	3,9,21	1	Addison Ridge Phases I & III	NAP	NAP	NAP	12/11/2025	NAP	12/11/2025	NAP	NAP	No	Fee
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio
3.01	Property	4	1	Meadowcreek	NAP	NAP	NAP	2/20/2026	NAP	2/23/2026	NAP	NAP	No	Fee
3.02	Property	4	1	Oak Lawn	NAP	NAP	NAP	2/23/2026	NAP	2/20/2026	NAP	NAP	No	Fee
3.03	Property	4	1	Wood Dale	NAP	NAP	NAP	2/23/2026	NAP	2/20/2026	NAP	NAP	No	Fee
3.04	Property	4	1	Lake Bluff	NAP	NAP	NAP	2/19/2026	NAP	2/20/2026	NAP	NAP	No	Fee
4	Loan	3	1	The Beverly	NAP	NAP	NAP	3/24/2026	NAP	3/24/2026	4/1/2026	10%	No	Fee
5	Loan	4,6,11	3	Friedman Family Portfolio
5.01	Property	4	1	Wessex House	NAP	NAP	NAP	2/3/2026	NAP	2/3/2026	NAP	NAP	No	Fee
5.02	Property	4	1	Aberwyck	NAP	NAP	NAP	2/2/2026	NAP	2/3/2026	NAP	NAP	No	Fee
5.03	Property	4	1	Crestwood	NAP	NAP	NAP	2/3/2026	NAP	2/3/2026	NAP	NAP	No	Fee
6	Loan	3,14,16	1	Crosby Hill Apartments	NAP	NAP	NAP	11/25/2025	NAP	11/25/2025	NAP	NAP	No	Fee
7	Loan	3,17	1	The HIGHLAND	NAP	NAP	NAP	4/9/2026	NAP	4/14/2026	NAP	NAP	No	Fee
8	Loan	3	1	Princeton Gardens	NAP	NAP	NAP	10/21/2025	NAP	10/20/2025	NAP	NAP	Yes - A	Fee
9	Loan	3,7	1	The Exchange on Franklin	NAP	NAP	NAP	8/5/2025	NAP	8/7/2025	NAP	NAP	No	Fee
10	Loan	3,20	1	The Boulevard at Tallahassee	NAP	NAP	NAP	9/29/2025	NAP	9/30/2025	NAP	NAP	Yes - AE	Fee
11	Loan	19	1	Coventry Green Apartments	NAP	NAP	NAP	2/20/2026	NAP	2/23/2026	NAP	NAP	No	Fee
12	Loan	3	1	Sherwood Acres	NAP	NAP	NAP	8/20/2025	NAP	8/20/2025	NAP	NAP	No	Fee
13	Loan	3	1	St. Germaine	NAP	NAP	NAP	8/20/2025	NAP	8/19/2025	NAP	NAP	Yes - A	Fee
14	Loan	3,18	1	Ibex Park	NAP	NAP	NAP	10/22/2025	NAP	10/21/2025	NAP	NAP	No	Fee
15	Loan	12	1	MetroVue at Journal Square	NAP	NAP	NAP	1/7/2025	NAP	1/6/2025	NAP	NAP	No	Fee
16	Loan		1	Pillars at Great Bridge	NAP	NAP	NAP	10/14/2025	NAP	7/14/2025	NAP	NAP	No	Fee
17	Loan	4,6	3	The Huntley Portfolio
17.01	Property	4	1	Huntley	NAP	NAP	NAP	5/14/2025	NAP	5/14/2025	NAP	NAP	No	Fee
17.02	Property	4	1	Huntley East	NAP	NAP	NAP	5/14/2025	NAP	5/14/2025	NAP	NAP	No	Fee
17.03	Property	4	1	Huntley North	NAP	NAP	NAP	5/14/2025	NAP	5/14/2025	NAP	NAP	No	Fee

A-1-12

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)
			4
1	Loan	3,8,13,15	1	The Lightwell	NAP	NAP	NAP	NAP	36,681	18,341	63,838	21,279
2	Loan	3,9,21	1	Addison Ridge Phases I & III	NAP	NAP	NAP	NAP	0	40,560	20,337	Springing
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio					150,663	50,221	0	Springing
3.01	Property	4	1	Meadowcreek	NAP	NAP	NAP	NAP
3.02	Property	4	1	Oak Lawn	NAP	NAP	NAP	NAP
3.03	Property	4	1	Wood Dale	NAP	NAP	NAP	NAP
3.04	Property	4	1	Lake Bluff	NAP	NAP	NAP	NAP
4	Loan	3	1	The Beverly	NAP	NAP	NAP	NAP	326,925	54,487	0	Springing
5	Loan	4,6,11	3	Friedman Family Portfolio					139,598	26,404	77,615	7,762
5.01	Property	4	1	Wessex House	NAP	NAP	NAP	NAP
5.02	Property	4	1	Aberwyck	NAP	NAP	NAP	NAP
5.03	Property	4	1	Crestwood	NAP	NAP	NAP	NAP
6	Loan	3,14,16	1	Crosby Hill Apartments	NAP	NAP	NAP	NAP	48,849	8,141	0	Springing
7	Loan	3,17	1	The HIGHLAND	NAP	NAP	NAP	NAP	28,162	14,081	44,216	11,054
8	Loan	3	1	Princeton Gardens	NAP	NAP	NAP	NAP	31,285	30,629	20,353	10,177
9	Loan	3,7	1	The Exchange on Franklin	NAP	NAP	NAP	NAP	298,667	36,890	19,703	19,703
10	Loan	3,20	1	The Boulevard at Tallahassee	NAP	NAP	NAP	NAP	109,364	54,682	0	Springing
11	Loan	19	1	Coventry Green Apartments	NAP	NAP	NAP	NAP	126,941	31,735	89,989	8,181
12	Loan	3	1	Sherwood Acres	NAP	NAP	NAP	NAP	254,698	21,225	0	Springing
13	Loan	3	1	St. Germaine	NAP	NAP	NAP	NAP	329,466	27,456	0	Springing
14	Loan	3,18	1	Ibex Park	NAP	NAP	NAP	NAP	110,908	36,969	63,596	21,199
15	Loan	12	1	MetroVue at Journal Square	NAP	NAP	NAP	NAP	105,135	52,567	49,850	6,851
16	Loan		1	Pillars at Great Bridge	NAP	NAP	NAP	NAP	61,055	30,528	3,762	1,881
17	Loan	4,6	3	The Huntley Portfolio					210,487	26,311	0	Springing
17.01	Property	4	1	Huntley	NAP	NAP	NAP	NAP
17.02	Property	4	1	Huntley East	NAP	NAP	NAP	NAP
17.03	Property	4	1	Huntley North	NAP	NAP	NAP	NAP

A-1-13

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)
			4
1	Loan	3,8,13,15	1	The Lightwell	0	4,550	0	600,000	0	0	0	0	0	0
2	Loan	3,9,21	1	Addison Ridge Phases I & III	0	8,775	0	0	0	0	0	0	0	0
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	0	2,650	0	0	0	0	0	0	0	13,188
3.01	Property	4	1	Meadowcreek
3.02	Property	4	1	Oak Lawn
3.03	Property	4	1	Wood Dale
3.04	Property	4	1	Lake Bluff
4	Loan	3	1	The Beverly	0	6,500	0	0	0	0	0	0	0	633,816
5	Loan	4,6,11	3	Friedman Family Portfolio	0	3,650	0	0	0	0	0	0	0	16,600
5.01	Property	4	1	Wessex House
5.02	Property	4	1	Aberwyck
5.03	Property	4	1	Crestwood
6	Loan	3,14,16	1	Crosby Hill Apartments	0	4,250	0	0	0	0	0	0	0	0
7	Loan	3,17	1	The HIGHLAND	0	2,875	133,422	0	0	0	0	0	0	0
8	Loan	3	1	Princeton Gardens	35,000	4,675	0	0	0	0	0	0	0	38,375
9	Loan	3,7	1	The Exchange on Franklin	0	2,800	0	0	0	0	0	0	0	0
10	Loan	3,20	1	The Boulevard at Tallahassee	0	15,400	0	0	0	0	0	0	0	48,563
11	Loan	19	1	Coventry Green Apartments	325,000	4,500	0	0	0	0	0	0	0	20,000
12	Loan	3	1	Sherwood Acres	900,000	12,600	0	0	0	0	0	0	0	269,188
13	Loan	3	1	St. Germaine	0	18,400	0	0	0	0	0	0	0	18,750
14	Loan	3,18	1	Ibex Park	0	7,000	0	0	0	0	0	0	0	8,750
15	Loan	12	1	MetroVue at Journal Square	0	2,600	0	0	0	0	0	0	0	11,875
16	Loan		1	Pillars at Great Bridge	0	4,000	0	0	0	0	0	0	0	0
17	Loan	4,6	3	The Huntley Portfolio	0	4,350	0	0	0	0	0	0	0	0
17.01	Property	4	1	Huntley
17.02	Property	4	1	Huntley East
17.03	Property	4	1	Huntley North

A-1-14

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type
			4						12
1	Loan	3,8,13,15	1	The Lightwell	402,000	0	Rent Concessions Reserve ($300,000), Parking Lease Free Rent Reserve ($102,000)	0	$0	NAP	Springing
2	Loan	3,9,21	1	Addison Ridge Phases I & III	0	0	NAP	0	$0	NAP	Springing
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	0	0	NAP	0	$0	NAP	Springing
3.01	Property	4	1	Meadowcreek
3.02	Property	4	1	Oak Lawn
3.03	Property	4	1	Wood Dale
3.04	Property	4	1	Lake Bluff
4	Loan	3	1	The Beverly	0	0	NAP	0	$0	NAP	Springing
5	Loan	4,6,11	3	Friedman Family Portfolio	0	0	NAP	0	$0	NAP	Springing
5.01	Property	4	1	Wessex House
5.02	Property	4	1	Aberwyck
5.03	Property	4	1	Crestwood
6	Loan	3,14,16	1	Crosby Hill Apartments	0	0	NAP	0	$0	NAP	Springing
7	Loan	3,17	1	The HIGHLAND	0	0	NAP	0	$0	NAP	Springing
8	Loan	3	1	Princeton Gardens	0	0	NAP	0	$0	NAP	Springing
9	Loan	3,7	1	The Exchange on Franklin	0	0	NAP	0	$0	NAP	Springing
10	Loan	3,20	1	The Boulevard at Tallahassee	0	0	NAP	0	$0	NAP	Springing
11	Loan	19	1	Coventry Green Apartments	17,600	0	Radon Reserve	0	$0	NAP	Springing
12	Loan	3	1	Sherwood Acres	2,850,000	0	Priority Capital Repairs Reserve Account	0	$0	NAP	Springing
13	Loan	3	1	St. Germaine	50,000	0	Roof Repair Reserve	0	$0	NAP	Springing
14	Loan	3,18	1	Ibex Park	0	0	NAP	0	$0	NAP	Springing
15	Loan	12	1	MetroVue at Journal Square	0	0	NAP	0	$0	NAP	Springing
16	Loan		1	Pillars at Great Bridge	0	0	NAP	0	$0	NAP	Springing
17	Loan	4,6	3	The Huntley Portfolio	0	0	NAP	0	$0	NAP	Springing
17.01	Property	4	1	Huntley
17.02	Property	4	1	Huntley East
17.03	Property	4	1	Huntley North

A-1-15

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)
			4					13
1	Loan	3,8,13,15	1	The Lightwell	Springing	Yes	No	Yes	No	71,000,000	100,000,000	450,420.14
2	Loan	3,9,21	1	Addison Ridge Phases I & III	Springing	Yes	No	No	NAP	NAP	NAP	NAP
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	Springing	Yes	No	No	NAP	NAP	NAP	NAP
3.01	Property	4	1	Meadowcreek
3.02	Property	4	1	Oak Lawn
3.03	Property	4	1	Wood Dale
3.04	Property	4	1	Lake Bluff
4	Loan	3	1	The Beverly	Springing	Yes	No	No	NAP	NAP	NAP	NAP
5	Loan	4,6,11	3	Friedman Family Portfolio	Springing	Yes	No	No	NAP	NAP	NAP	NAP
5.01	Property	4	1	Wessex House
5.02	Property	4	1	Aberwyck
5.03	Property	4	1	Crestwood
6	Loan	3,14,16	1	Crosby Hill Apartments	Springing	Yes	No	No	NAP	NAP	NAP	NAP
7	Loan	3,17	1	The HIGHLAND	Springing	Yes	No	No	NAP	NAP	NAP	NAP
8	Loan	3	1	Princeton Gardens	Springing	Yes	No	No	NAP	NAP	NAP	NAP
9	Loan	3,7	1	The Exchange on Franklin	Springing	Yes	No	No	NAP	NAP	NAP	NAP
10	Loan	3,20	1	The Boulevard at Tallahassee	Springing	Yes	No	No	NAP	NAP	NAP	NAP
11	Loan	19	1	Coventry Green Apartments	Springing	Yes	No	No	NAP	NAP	NAP	NAP
12	Loan	3	1	Sherwood Acres	Springing	Yes	No	No	NAP	NAP	NAP	NAP
13	Loan	3	1	St. Germaine	Springing	Yes	No	No	NAP	NAP	NAP	NAP
14	Loan	3,18	1	Ibex Park	Springing	Yes	No	No	NAP	NAP	NAP	NAP
15	Loan	12	1	MetroVue at Journal Square	Springing	Yes	No	No	NAP	NAP	NAP	NAP
16	Loan		1	Pillars at Great Bridge	Springing	Yes	No	No	NAP	NAP	NAP	NAP
17	Loan	4,6	3	The Huntley Portfolio	Springing	Yes	No	No	NAP	NAP	NAP	NAP
17.01	Property	4	1	Huntley
17.02	Property	4	1	Huntley East
17.03	Property	4	1	Huntley North

A-1-16

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)
			4					13	13	13	13	13	14
1	Loan	3,8,13,15	1	The Lightwell	770,218.44	NAP	NAP	171,000,000	770,218.44	65.1%	1.37	7.5%	NAP
2	Loan	3,9,21	1	Addison Ridge Phases I & III	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property	4	1	Meadowcreek
3.02	Property	4	1	Oak Lawn
3.03	Property	4	1	Wood Dale
3.04	Property	4	1	Lake Bluff
4	Loan	3	1	The Beverly	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	4,6,11	3	Friedman Family Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property	4	1	Wessex House
5.02	Property	4	1	Aberwyck
5.03	Property	4	1	Crestwood
6	Loan	3,14,16	1	Crosby Hill Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5,500,000
7	Loan	3,17	1	The HIGHLAND	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	3	1	Princeton Gardens	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	3,7	1	The Exchange on Franklin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	3,20	1	The Boulevard at Tallahassee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	19	1	Coventry Green Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	3	1	Sherwood Acres	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	3	1	St. Germaine	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	3,18	1	Ibex Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	12	1	MetroVue at Journal Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		1	Pillars at Great Bridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	4,6	3	The Huntley Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.01	Property	4	1	Huntley
17.02	Property	4	1	Huntley East
17.03	Property	4	1	Huntley North

A-1-17

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
			4		14
1	Loan	3,8,13,15	1	The Lightwell	NAP	NAP	NAP	NAP	NAP	NAP	No
2	Loan	3,9,21	1	Addison Ridge Phases I & III	NAP	NAP	NAP	NAP	NAP	NAP	No
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
3.01	Property	4	1	Meadowcreek
3.02	Property	4	1	Oak Lawn
3.03	Property	4	1	Wood Dale
3.04	Property	4	1	Lake Bluff
4	Loan	3	1	The Beverly	NAP	NAP	NAP	NAP	NAP	NAP	No
5	Loan	4,6,11	3	Friedman Family Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
5.01	Property	4	1	Wessex House
5.02	Property	4	1	Aberwyck
5.03	Property	4	1	Crestwood
6	Loan	3,14,16	1	Crosby Hill Apartments	11.00000%	50,500,000	259,851.28	77.5%	1.14	7.2%	No
7	Loan	3,17	1	The HIGHLAND	NAP	NAP	NAP	NAP	NAP	NAP	No
8	Loan	3	1	Princeton Gardens	NAP	NAP	NAP	NAP	NAP	NAP	No
9	Loan	3,7	1	The Exchange on Franklin	NAP	NAP	NAP	NAP	NAP	NAP	No
10	Loan	3,20	1	The Boulevard at Tallahassee	NAP	NAP	NAP	NAP	NAP	NAP	No
11	Loan	19	1	Coventry Green Apartments	NAP	NAP	NAP	NAP	NAP	NAP	No
12	Loan	3	1	Sherwood Acres	NAP	NAP	NAP	NAP	NAP	NAP	No
13	Loan	3	1	St. Germaine	NAP	NAP	NAP	NAP	NAP	NAP	No
14	Loan	3,18	1	Ibex Park	NAP	NAP	NAP	NAP	NAP	NAP	No
15	Loan	12	1	MetroVue at Journal Square	NAP	NAP	NAP	NAP	NAP	NAP	No
16	Loan		1	Pillars at Great Bridge	NAP	NAP	NAP	NAP	NAP	NAP	No
17	Loan	4,6	3	The Huntley Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No
17.01	Property	4	1	Huntley
17.02	Property	4	1	Huntley East
17.03	Property	4	1	Huntley North

A-1-18

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)
			4
1	Loan	3,8,13,15	1	The Lightwell	NAP	Cheskel Schwimmer	Cheskel Schwimmer	No
2	Loan	3,9,21	1	Addison Ridge Phases I & III	NAP	John Rutledge, Sherrie Ann Rutledge, Lisa Elsenheimer and Weber Family Holdings, LLC	John Rutledge, Sherrie Ann Rutledge, Lisa Elsenheimer and Weber Family Holdings, LLC	No
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	NAP	Christopher Howard and Paul Howard	Christopher Howard and Paul Howard	No
3.01	Property	4	1	Meadowcreek
3.02	Property	4	1	Oak Lawn
3.03	Property	4	1	Wood Dale
3.04	Property	4	1	Lake Bluff
4	Loan	3	1	The Beverly	NAP	Dax T.S. Mitchell and Andrew Gi	Dax T.S. Mitchell and Andrew Gi	No
5	Loan	4,6,11	3	Friedman Family Portfolio	NAP	David B. Friedman and Brian K. Friedman	David B. Friedman and Brian K. Friedman	No
5.01	Property	4	1	Wessex House
5.02	Property	4	1	Aberwyck
5.03	Property	4	1	Crestwood
6	Loan	3,14,16	1	Crosby Hill Apartments	NAP	Robert Buccini, Christopher Buccini and David Pollin	Robert Buccini, Christopher Buccini and David Pollin	No
7	Loan	3,17	1	The HIGHLAND	NAP	Phillip Evanski and Emanuel Klein	Phillip Evanski and Emanuel Klein	No
8	Loan	3	1	Princeton Gardens	NAP	Shimon Rieder and Yosef Goldberg	Yosef Goldberg and Shimon Rieder	No
9	Loan	3,7	1	The Exchange on Franklin	NAP	Justin Gmelich and John Giunco	Justin Gmelich and John Giunco	No
10	Loan	3,20	1	The Boulevard at Tallahassee	NAP	Ronald Gatehouse, Pratima Gatehouse, Paul Levine, Cheryl Levine, Philip Smith and Beejan Savabi	Ronald Gatehouse, Pratima Gatehouse, Paul Levine, Cheryl Levine, Philip Smith and Beejan Savabi	No
11	Loan	19	1	Coventry Green Apartments	NAP	Timothy Leboeuf, Gerald Kelly and Brett Fitzpatrick	Timothy Leboeuf, Gerald Kelly and Brett Fitzpatrick	No
12	Loan	3	1	Sherwood Acres	NAP	Craig Koenigsberg	Craig Koenigsberg	No
13	Loan	3	1	St. Germaine	NAP	Craig Koenigsberg	Craig Koenigsberg	No
14	Loan	3,18	1	Ibex Park	NAP	George H. Connell, III and Frederic G. Dawson, III	George H. Connell, III and Frederic G. Dawson, III	No
15	Loan	12	1	MetroVue at Journal Square	NAP	Onkar Singh and Arvinder Minhas	Onkar Singh and Arvinder Minhas	No
16	Loan		1	Pillars at Great Bridge	NAP	McDowell Fund VII, LLC	McDowell Fund VII, LLC	No
17	Loan	4,6	3	The Huntley Portfolio	NAP	Thomas S. Greenwood III and Thomas P. Farnoly, Jr.	Thomas S. Greenwood III and Thomas P. Farnoly, Jr.	No
17.01	Property	4	1	Huntley
17.02	Property	4	1	Huntley East
17.03	Property	4	1	Huntley North

A-1-19

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)
			4
1	Loan	3,8,13,15	1	The Lightwell	No	Refinance	Y	171,000,000	0	0	0	171,000,000	167,539,197
2	Loan	3,9,21	1	Addison Ridge Phases I & III	No	Refinance		67,000,000	0	0	0	67,000,000	37,772,896
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	No	Refinance		60,000,000	0	0	0	60,000,000	40,340,885
3.01	Property	4	1	Meadowcreek
3.02	Property	4	1	Oak Lawn
3.03	Property	4	1	Wood Dale
3.04	Property	4	1	Lake Bluff
4	Loan	3	1	The Beverly	No	Refinance		59,400,000	0	0	0	59,400,000	55,450,570
5	Loan	4,6,11	3	Friedman Family Portfolio	No	Refinance		57,500,000	0	0	0	57,500,000	48,436,684
5.01	Property	4	1	Wessex House
5.02	Property	4	1	Aberwyck
5.03	Property	4	1	Crestwood
6	Loan	3,14,16	1	Crosby Hill Apartments	No	Refinance	Y	45,000,000	0	5,500,000	0	50,500,000	49,075,400
7	Loan	3,17	1	The HIGHLAND	No	Refinance	Y	43,000,000	0	0	0	43,000,000	38,255,347
8	Loan	3	1	Princeton Gardens	No	Refinance		41,250,000	0	0	0	41,250,000	32,637,212
9	Loan	3,7	1	The Exchange on Franklin	No	Refinance		40,000,000	0	0	0	40,000,000	30,188,348
10	Loan	3,20	1	The Boulevard at Tallahassee	No	Refinance	Y	37,000,000	0	0	0	37,000,000	29,953,086
11	Loan	19	1	Coventry Green Apartments	No	Refinance		36,300,000	0	0	0	36,300,000	19,308,237
12	Loan	3	1	Sherwood Acres	No	Refinance		33,500,000	0	0	0	33,500,000	28,360,113
13	Loan	3	1	St. Germaine	No	Refinance		33,000,000	0	0	0	33,000,000	28,542,462
14	Loan	3,18	1	Ibex Park	No	Refinance		32,500,000	5,612,522	0	0	38,112,522	37,367,588
15	Loan	12	1	MetroVue at Journal Square	No	Refinance		29,500,000	0	0	0	29,500,000	23,202,572
16	Loan		1	Pillars at Great Bridge	No	Acquisition
17	Loan	4,6	3	The Huntley Portfolio	No	Refinance
17.01	Property	4	1	Huntley
17.02	Property	4	1	Huntley East
17.03	Property	4	1	Huntley North

A-1-20

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)
			4
1	Loan	3,8,13,15	1	The Lightwell	0	1,914,706	1,102,519	443,578	0	171,000,000	NAP	NAP	NAP	NAP	NAP
2	Loan	3,9,21	1	Addison Ridge Phases I & III	0	2,159,704	20,337	27,047,063	0	67,000,000	NAP	NAP	NAP	NAP	NAP
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	0	1,812,383	163,851	17,682,881	0	60,000,000	NAP	NAP	NAP	NAP	NAP
3.01	Property	4	1	Meadowcreek							NAP	NAP	NAP	NAP	NAP
3.02	Property	4	1	Oak Lawn							NAP	NAP	NAP	NAP	NAP
3.03	Property	4	1	Wood Dale							NAP	NAP	NAP	NAP	NAP
3.04	Property	4	1	Lake Bluff							NAP	NAP	NAP	NAP	NAP
4	Loan	3	1	The Beverly	0	1,151,242	960,741	1,837,448	0	59,400,000	NAP	NAP	NAP	NAP	NAP
5	Loan	4,6,11	3	Friedman Family Portfolio	0	871,305	233,813	7,958,198	0	57,500,000	NAP	NAP	NAP	NAP	NAP
5.01	Property	4	1	Wessex House							NAP	NAP	NAP	NAP	NAP
5.02	Property	4	1	Aberwyck							NAP	NAP	NAP	NAP	NAP
5.03	Property	4	1	Crestwood							NAP	NAP	NAP	NAP	NAP
6	Loan	3,14,16	1	Crosby Hill Apartments	0	1,136,900	48,849	238,852	0	50,500,000	NAP	NAP	NAP	NAP	NAP
7	Loan	3,17	1	The HIGHLAND	0	765,066	72,378	3,907,210	0	43,000,000	NAP	NAP	NAP	NAP	NAP
8	Loan	3	1	Princeton Gardens	0	1,052,237	125,013	7,435,538	0	41,250,000	NAP	NAP	NAP	NAP	NAP
9	Loan	3,7	1	The Exchange on Franklin	0	791,167	318,370	8,702,115	0	40,000,000	NAP	NAP	NAP	NAP	NAP
10	Loan	3,20	1	The Boulevard at Tallahassee	0	1,307,881	157,926	5,581,107	0	37,000,000	NAP	NAP	NAP	NAP	NAP
11	Loan	19	1	Coventry Green Apartments	0	1,349,973	579,530	15,062,261	0	36,300,000	NAP	NAP	NAP	NAP	NAP
12	Loan	3	1	Sherwood Acres	0	558,662	4,273,886	307,338	0	33,500,000	NAP	NAP	NAP	NAP	NAP
13	Loan	3	1	St. Germaine	0	609,865	398,216	3,449,457	0	33,000,000	NAP	NAP	NAP	NAP	NAP
14	Loan	3,18	1	Ibex Park	0	561,680	183,255	0	0	38,112,522	NAP	NAP	NAP	NAP	NAP
15	Loan	12	1	MetroVue at Journal Square	0	1,059,254	3,916,860	1,321,314	0	29,500,000	NAP	NAP	NAP	NAP	NAP
16	Loan		1	Pillars at Great Bridge							NAP	NAP	NAP	NAP	NAP
17	Loan	4,6	3	The Huntley Portfolio							NAP	NAP	NAP	NAP	NAP
17.01	Property	4	1	Huntley							NAP	NAP	NAP	NAP	NAP
17.02	Property	4	1	Huntley East							NAP	NAP	NAP	NAP	NAP
17.03	Property	4	1	Huntley North							NAP	NAP	NAP	NAP	NAP

A-1-21

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)	Coop - Committed Secondary Debt
			4
1	Loan	3,8,13,15	1	The Lightwell	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	3,9,21	1	Addison Ridge Phases I & III	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property	4	1	Meadowcreek	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property	4	1	Oak Lawn	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property	4	1	Wood Dale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property	4	1	Lake Bluff	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	3	1	The Beverly	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	4,6,11	3	Friedman Family Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property	4	1	Wessex House	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property	4	1	Aberwyck	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property	4	1	Crestwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	3,14,16	1	Crosby Hill Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	3,17	1	The HIGHLAND	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	3	1	Princeton Gardens	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	3,7	1	The Exchange on Franklin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	3,20	1	The Boulevard at Tallahassee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	19	1	Coventry Green Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	3	1	Sherwood Acres	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	3	1	St. Germaine	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	3,18	1	Ibex Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	12	1	MetroVue at Journal Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		1	Pillars at Great Bridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	4,6	3	The Huntley Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.01	Property	4	1	Huntley	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.02	Property	4	1	Huntley East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.03	Property	4	1	Huntley North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-22

JPMF1 2026-FX1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Coop - Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Coop Units	Coop - Sponsor/Investor Carry
			4
1	Loan	3,8,13,15	1	The Lightwell
2	Loan	3,9,21	1	Addison Ridge Phases I & III
3	Loan	3,4,5,10	4	Flintstone Chicago MHC Portfolio
3.01	Property	4	1	Meadowcreek
3.02	Property	4	1	Oak Lawn
3.03	Property	4	1	Wood Dale
3.04	Property	4	1	Lake Bluff
4	Loan	3	1	The Beverly
5	Loan	4,6,11	3	Friedman Family Portfolio
5.01	Property	4	1	Wessex House
5.02	Property	4	1	Aberwyck
5.03	Property	4	1	Crestwood
6	Loan	3,14,16	1	Crosby Hill Apartments
7	Loan	3,17	1	The HIGHLAND
8	Loan	3	1	Princeton Gardens
9	Loan	3,7	1	The Exchange on Franklin
10	Loan	3,20	1	The Boulevard at Tallahassee
11	Loan	19	1	Coventry Green Apartments
12	Loan	3	1	Sherwood Acres
13	Loan	3	1	St. Germaine
14	Loan	3,18	1	Ibex Park
15	Loan	12	1	MetroVue at Journal Square
16	Loan		1	Pillars at Great Bridge
17	Loan	4,6	3	The Huntley Portfolio
17.01	Property	4	1	Huntley
17.02	Property	4	1	Huntley East
17.03	Property	4	1	Huntley North

A-1-23

JPMF1 2026-FX1

Footnotes to Annex A-1

(1)	MF1 - MF1 REIT III FR TRS LLC.

(2)	The Administrative Fee Rate includes the master servicing fee rate, operating advisor fee rate, certificate administrator/trustee fee rate, asset representations reviewer fee rate, primary or sub-servicing servicing fee rate, CREFC® license fee rate and, with respect to any non-serviced Mortgage Loan, pari passu loan primary servicing fee rate, in each case applicable to the related Mortgage Loan.

(3)	Certain Mortgage Loans within the top 15 have experienced year-over-year cash flow variances in excess of 10%. With respect to Mortgage Loan No.1 The Lightwell, Mortgage Loan No. 2 Addison Ridge Phases I and III, Mortgage Loan No. 3, Flintstone Chicago MHC Portfolio, Mortgage Loan No. 4, The Beverly, Mortgage Loan No. 6, Crosby Hill Apartments, Mortgage Loan No. 7 The HIGHLAND, Mortgage Loan No. 8 Princeton Gardens, Mortgage Loan No. 9, The Exchange on Franklin, Mortgage Loan No. 10, The Boulevard at Tallahassee, Mortgage Loan No. 12 Sherwood Acres, Mortgage Loan No. 13, St. Germaine and Mortgage Loan No. 14, Ibex Park the Net Operating Income at each respective Mortgage Property has increased by at least 10% year-over-year within the three most recent historical periods and/or from most recent NOI to Underwritten NOI. See Annex A-3 for additional information.

(4)	With respect to Mortgage Loan No. 3, Flintstone Chicago MHC Portfolio, Mortgage Loan No. 5, Friedman Family Portfolio, and Mortgage Loan No. 17, The Huntley Portfolio, such Mortgage Loans are secured by multiple properties. For purposes of the statistical information set forth in this prospectus as to such Mortgage Loans, all LTV, DSCR, Debt Yield and Cut-off Date Balance per SF/Units/Rooms/Pads/Spaces calculations are shown on an aggregate basis, and a portion of the Cut-off Date Balance has been allocated to each Mortgaged Property based on the respective Appraised Values and/or UW NCF, among other methods.

(5)	With respect to Mortgage Loan No. 3, Flintstone Chicago MHC Portfolio, the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, and/or other release conditions, in connection with a partial defeasance or prepayment of the related Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance” and “—Releases; Partial Releases; Property Additions” in this prospectus.

(6)	With respect to Mortgage Loan No. 5, Friedman Family Portfolio and Mortgage Loan No. 17 , The Huntley Portfolio, partial releases are not permitted under the Mortgage Loan documents. With respect to Mortgage Loan No. 17, The Huntley Portfolio, allocated loan amounts are not assigned to the individual Mortgaged Properties in the Mortgage Loan documents.

(7)	With respect to Mortgage Loan No. 9, The Exchange on Franklin, Most Recent EGI ($) represents the trailing three-months revenue on an annualized basis and Most Recent Expenses ($) represents the trailing-12 months expense.

(8)	With respect to Mortgage Loan No. 1, The Lightwell, the number of units represents 218 multifamily units and is exclusive of two commercial spaces (approximately 11,180 SF). The multifamily units are 97.2% occupied by units as of April 12, 2026. The commercial spaces are 1.6% leased by SF as of April 12, 2026.

(9)	With respect to Mortgage Loan No. 2, Addison Ridge Phases I & III, the number of units represents 421 multifamily units and is exclusive of two commercial spaces (approximately 2,800 SF). The multifamily units are 94.1% occupied by units as of February 28, 2026. The commercial spaces are 100.0% leased by SF as of February 28, 2026.

(10)	With respect to Mortgage Loan No. 3, Flintstone Chicago MHC Portfolio, the number of units represents 631 manufactured housing pads and is exclusive of three commercial spaces (approximately 7,082 SF). The multifamily units are 97.1% occupied by units as of March 9, 2026. The commercial spaces are 100.0% leased by SF as of March 9, 2026.

(11)	With respect to Mortgage Loan No. 5, Friedman Family Portfolio, the number of units represents 175 multifamily units and is exclusive of three commercial spaces (approximately 4,517 SF). The multifamily units are 97.1% occupied by units as of March 9, 2026. The commercial spaces are 100.0% leased by SF as of February 23, 2026.

(12)	With respect to Mortgage Loan No. 15, MetroVue at Journal Square, the Mortgage Loan was structured with a $3,750,000 earnout which, as of the Cut-off Date, has been disbursed to the Borrower as a result of achieving several LTV, DSCR and/or Debt Yield tests, and/or other earnout conditions

A-1-24

(13)	With respect to Mortgage Loan No. 1, The Lightwell, the Mortgage Loan is part of a whole loan. For further information, see “The Mortgage Pool—Whole Loans” and “Servicing of the Non-Serviced Mortgage Loan” in this prospectus.

(14)	With respect to Mortgage Loan No. 6, Crosby Hill Apartments, at origination, PMPR VI Crosby, L.L.C. made a mezzanine loan in the amount of $5,500,000 to the holder of 100% of the direct equity interests in the sole member of the borrower of the Mortgage Loan, secured by a pledge of such equity interests (the “Crosby Hill Apartments Mezzanine Loan”). The Crosby Hill Apartments Mezzanine Loan is coterminous with the Mortgage Loan and accrues interest at a fixed rate of 11.00000% per annum. The Crosby Hill Apartments Mezzanine Loan is subordinate to the Mortgage Loan to the extent provided in the related intercreditor agreement. See “Additional Indebtedness—Mezzanine Indebtedness” in this prospectus.

(15)	With respect to Mortgage Loan No. 1, The Lightwell, the Mortgaged Property benefits from a 35-year, 421-a tax exemption under Option C of the Affordable New York tax exemption program (the “421-a Program”). Of the 218 total units at The Lightwell Property, 66 units (30.3%) are classified as affordable and required to be designated for households whose income is below 130% of the area median income (“AMI”), which exceeds the 30% threshold necessary to qualify for the 421-a Program. As part of the 421-a Program, taxes on the improvements are 100% exempt based on the percentage of affordable units during the first 25 years, until May 2050, before a pro-rated phaseout of the exemption during years 26-35, from June 2050 until May 2060. The affordable units are also subject to the New York City rent stabilization laws and will remain stabilized until the tenants in occupancy at the expiration of the abatement period vacate The Lightwell Property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Tax Credits” in the prospectus.

(16)	With respect to Mortgage Loan No. 6, Crosby Hill Apartments, the Mortgaged Property benefits from a 10-year tax abatement given by the City of Wilmington. Taxes on the Mortgaged Property for the first five years of the abatement, until 2030, will be fully abated and then increase by 20% thereafter until 2035. The tax abatement runs with the land. The Mortgaged Property also benefits from a 10-year real estate tax abatement from New Castle County, which phases in at an annual rate of 10%, beginning in 2025, until reaching full taxation in 2035. The New Castle County tax abatement can survive a foreclosure but not a sale.

(17)	With respect to Mortgage Loan No. 7, The HIGHLAND, the Mortgaged Property benefits from a payment-in-lieu-of-taxes (“PILOT”) program in connection with the borrower sponsor’s redevelopment agreement, pursuant to which, in exchange for the related tax benefits, the borrower sponsor agreed to provide 65 parking spaces at the back of the surface lot and land behind the parking lot and adjacent to the dog park for green space to the City of Orange Township as part of the development. The PILOT is structured to have tax payments based on a percentage of annual gross revenue (“AGR”) for the first 15 years, until 2039, provided that if the AGR from the related Mortgaged Property equals or exceeds the projected amount set forth in the PILOT agreement, the rate will increase to 5.0% for years 11 through 15, from 2035 until 2039. In years 16 through 20, from 2040 until 2044, the tax liability will be based on 5.0% of the AGR from the Mortgaged Property and in years 21 through 25, from 2045 until 2049, the tax liability will be based on 7.0% of the AGR from the Mortgaged Property. The percentage will grow gradually to 9% of the AGR thereafter through year 30, 2054. The related Mortgage Loan was underwritten based on the PILOT.

(18)	“Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Maturity Date, from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) twelve (12). The lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on the borrower absent manifest error.

(19)	“Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Maturity Date, from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. The lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on the borrower absent manifest error.
A-1-25

(20)	“Yield Maintenance Premium” means an amount equal to the greater of the following two amounts: (a) an amount equal to (i) in connection with any prepayment of the Debt in full prior to June 6, 2030 or a one-time partial repayment to cure a Trigger Event caused by the occurrence of a DSCR Trigger, and in each case, provided that no event of default then exists, 1% of the amount prepaid, or (ii) in connection with any other prepayment of the Debt, 3% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Maturity Date, from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” means (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. The lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on the borrower absent manifest error.

(21)	"Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to (i) in connection with any prepayment of the Debt made pursuant to Section 2.05 of the related loan agreement and provided that no Event of Default then exists, one percent (1%), or (ii) in connection with any other prepayment of the Debt, three percent (3%) of the amount prepaid and (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Maturity Date, from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) twelve (12). The lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on the borrower absent manifest error.

A-1-26

ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

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ANNEX A-2

Mortgage Loan Sellers
Loan Seller			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)	Weighted Average Maturity Date LTV(1)

MF1			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Total / Wtd. Avg:			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Cut-off Date Balances
Cut-off Date Balance ($)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)	Weighted Average Maturity Date LTV(1)

$21,300,000	-	$29,999,999	3	$77,765,000	10.6%	6.1228%	49	1.31x	8.3%	63.3%	63.3%
$30,000,000	-	$39,999,999	5	$172,300,000	23.5%	5.7918%	54	1.51x	9.2%	67.4%	67.4%
$40,000,000	-	$49,999,999	4	$169,250,000	23.1%	5.7327%	55	1.34x	7.9%	69.1%	69.1%
$50,000,000	-	$71,000,000	5	$314,900,000	42.9%	5.6846%	57	1.31x	7.7%	68.2%	68.2%

Total / Wtd. Avg:			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Minimum:		$21,300,000
Maximum:		$71,000,000
Average:		$43,189,118

States

State			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)	Weighted Average Maturity Date LTV(1)

New Jersey			4	$153,750,000	20.9%	5.9307%	53	1.30x	7.9%	66.3%	66.3%
New York			2	$107,300,000	14.6%	5.4558%	56	1.37x	7.7%	68.1%	68.1%
North Carolina			1	$67,000,000	9.1%	5.6000%	55	1.36x	7.9%	66.4%	66.4%
Louisiana			2	$66,500,000	9.1%	5.8259%	53	1.70x	10.5%	65.4%	65.4%
Illinois			4	$60,000,000	8.2%	5.9800%	58	1.25x	7.7%	67.7%	67.7%
California			1	$59,400,000	8.1%	5.8700%	60	1.33x	8.1%	73.6%	73.6%
Pennsylvania			3	$57,500,000	7.8%	5.7200%	57	1.24x	7.3%	68.9%	68.9%
Delaware			1	$45,000,000	6.1%	5.4900%	55	1.42x	8.0%	69.0%	69.0%
Florida			1	$37,000,000	5.0%	5.8000%	54	1.51x	9.4%	61.7%	61.7%
Georgia			1	$32,500,000	4.4%	5.8150%	54	1.28x	7.7%	71.0%	71.0%
Virginia			1	$26,965,000	3.7%	5.5700%	54	1.44x	8.3%	69.7%	69.7%
South Carolina			3	$21,300,000	2.9%	6.4470%	49	1.20x	8.1%	67.4%	67.4%

Total / Wtd. Avg:			24	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Property Types
Property Type			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)	Weighted Average Maturity Date LTV(1)

Multifamily
Garden			11	$351,215,000	47.8%	5.7807%	55	1.41x	8.5%	69.3%	69.3%
Mid Rise			5	$171,500,000	23.4%	5.6289%	57	1.30x	7.5%	67.6%	67.6%
High Rise			2	$74,500,000	10.1%	5.8480%	51	1.36x	8.2%	63.2%	63.2%
Manufactured Housing			4	$60,000,000	8.2%	5.9800%	58	1.25x	7.7%	67.7%	67.7%
Low Rise			1	$40,000,000	5.4%	5.7430%	51	1.33x	7.8%	67.6%	67.6%
Student Housing			1	$37,000,000	5.0%	5.8000%	54	1.51x	9.4%	61.7%	61.7%

Total / Wtd. Avg:			24	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Mortgage Rates
Mortgage Rate (%)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)	Weighted Average Maturity Date LTV(1)

5.331000000%	-	5.580000000%	3	$142,965,000	19.5%	5.4261%	55	1.40x	7.8%	67.2%	67.2%
5.580010000%	-	5.830000000%	8	$344,550,000	46.9%	5.7117%	55	1.38x	8.2%	67.0%	67.0%
5.831000000%	-	6.080000000%	4	$195,900,000	26.7%	5.9457%	58	1.35x	8.3%	71.2%	71.2%
6.081000000%	-	6.447000000%	2	$50,800,000	6.9%	6.4162%	46	1.25x	8.3%	59.9%	59.9%

Total / Wtd. Avg:			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Minimum:		5.3310%
Maximum:		6.4470%
Weighted Average:		5.7673%

A-2-1

ANNEX A-2

Mortgage Loan Sellers
Loan Seller			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)	Weighted Average Maturity Date LTV(1)

MF1			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Total / Wtd. Avg:			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Original Terms to Maturity
Original Term to Maturity (mos.)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)	Weighted Average Maturity Date LTV(1)

60	-	60	17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Total / Wtd. Avg:			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Minimum:		60
Maximum:		60
Weighted Average:		60

Remaining Terms to Maturity
Remaining Term to Maturity (mos.)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)	Weighted Average Maturity Date LTV(1)

44	-	50	2	$50,800,000	6.9%	6.4162%	46	1.25x	8.3%	59.9%	59.9%
51	-	55	10	$427,215,000	58.2%	5.6347%	54	1.43x	8.4%	66.9%	66.9%
56	-	60	5	$256,200,000	34.9%	5.8597%	58	1.28x	7.8%	70.6%	70.6%
Total / Wtd. Avg:			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Minimum:		44
Maximum:		60
Weighted Average:		55

Debt Service Coverage Ratios
Debt Service Coverage Ratio (x)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)	Weighted Average Maturity Date LTV(1)

1.20x	-	1.35x	9	$384,450,000	52.4%	5.9163%	55	1.28x	7.8%	68.5%	68.5%
1.36x	-	1.45x	5	$246,265,000	33.5%	5.5138%	55	1.39x	7.9%	68.0%	68.0%
1.46x	-	1.55x	1	$37,000,000	5.0%	5.8000%	54	1.51x	9.4%	61.7%	61.7%
1.56x	-	1.73x	2	$66,500,000	9.1%	5.8259%	53	1.70x	10.5%	65.4%	65.4%

Total / Wtd. Avg:			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Minimum:		1.20x
Maximum:		1.73x
Weighted Average:		1.37x

Cut-off Date Loan-to-Value Ratios
Cut-off Date Loan-to-Value Ratio (%)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)	Weighted Average Maturity Date LTV(1)

54.4%	-	59.9%	2	$62,500,000	8.5%	6.0276%	49	1.52x	9.6%	55.1%	55.1%
60.0%	-	64.9%	1	$37,000,000	5.0%	5.8000%	54	1.51x	9.4%	61.7%	61.7%
65.0%	-	69.9%	9	$430,015,000	58.6%	5.6771%	55	1.33x	7.8%	67.6%	67.6%
70.0%	-	74.9%	5	$204,700,000	27.9%	5.8713%	57	1.37x	8.3%	72.7%	72.7%

Total / Wtd. Avg:			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Minimum:		54.4%
Maximum:		74.9%
Weighted Average:		67.7%

Maturity Date Loan-to-Value Ratios
Maturity Date Loan-to-Value Ratio (%)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)	Weighted Average Maturity Date LTV(1)

54.4%	-	59.9%	2	$62,500,000	8.5%	6.0276%	49	1.52x	9.6%	55.1%	55.1%
60.0%	-	64.9%	1	$37,000,000	5.0%	5.8000%	54	1.51x	9.4%	61.7%	61.7%
65.0%	-	69.9%	9	$430,015,000	58.6%	5.6771%	55	1.33x	7.8%	67.6%	67.6%
70.0%	-	74.9%	5	$204,700,000	27.9%	5.8713%	57	1.37x	8.3%	72.7%	72.7%
Total / Wtd. Avg:			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Minimum:		54.4%
Maximum:		74.9%
Weighted Average:		67.7%

A-2-2

ANNEX A-2

Mortgage Loan Sellers
Loan Seller			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)	Weighted Average Maturity Date LTV(1)

MF1			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Total / Wtd. Avg:			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Amortization Type
Amortization Type			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)	Weighted Average Maturity Date LTV(1)

Interest Only			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%
Total / Wtd. Avg:			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Underwritten NOI Debt Yield
Underwritten NOI Debt Yield (%)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)	Weighted Average Maturity Date LTV(1)

7.3%	-	7.8%	6	$304,000,000	41.4%	5.7331%	56	1.29x	7.6%	68.0%	68.0%
7.9%	-	8.4%	8	$326,715,000	44.5%	5.7834%	55	1.35x	8.1%	68.6%	68.6%
8.5%	-	9.5%	1	$37,000,000	5.0%	5.8000%	54	1.51x	9.4%	61.7%	61.7%
9.6%	-	10.6%	2	$66,500,000	9.1%	5.8259%	53	1.70x	10.5%	65.4%	65.4%
Total / Wtd. Avg:			17	$734,215,000	100.0%	5.7673%	55	1.37x	8.2%	67.7%	67.7%

Minimum:		7.3%
Maximum:		10.6%
Weighted Average:		8.2%

(1)  In the case of Loan No. 1, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV and LTV Ratio at Maturity calculations include the related Pari Passu Companion Loan(s).

A-2-3

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ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

[THIS PAGE INTENTIONALLY LEFT BLANK]

Multifamily – Mid Rise	Loan #1	Cut-off Date Balance:	$71,000,000
218 Front Street	The Lightwell	Cut-off Date LTV:	65.1%
Brooklyn, NY 11201		UW NCF DSCR:	1.37x
		UW NOI Debt Yield:	7.5%

A-3-1

Multifamily – Mid Rise	Loan #1	Cut-off Date Balance:	$71,000,000
218 Front Street	The Lightwell	Cut-off Date LTV:	65.1%
Brooklyn, NY 11201		UW NCF DSCR:	1.37x
		UW NOI Debt Yield:	7.5%

The Lightwell
218 Front Street
Brooklyn, NY 11201
MANHATTAN
New York
BROOKLYN
Hoboken
Jersey City
GOVERNORS ISLAND
NEW JERSEY
NEW YORK
Hudson River
East River
FDR DRIVE
Newton Creek
UPPER EAST SIDE
MIDTOWN
CLINTON
CHELSEA
WEST VILLAGE
GRAMERCY
SOHO
EAST VILLAGE
TRIBECA
LOWER EAST SIDE
FINANCIAL DISTRICT
ASTORIA
LONG ISLAND CITY
SUNNY SIDE
GREENPOINT
WILLIAMSBURG
BEDFORD-STUYVESANT
BOERUM HILL
CARROLL GARDENS
RED HOOK
PARK SLOPE
GREENWOOD
SUNSET PARK
FLATBUSH
Lincoln Center
Central Park
Cuny-hunter College
Lighthouse Park
John Jay Park
Rainey Park
De Witt Clinton Park
New York Weill Cornell Medical Center
Rockefeller University
Times Square
Rockefeller Center
Queens Bridge Park
Bryant Park
South Point Park
Madison Square Garden
United Nations HQ
Empire State Building
NYU Langone Medical Center
Bellevue Hospital Center
Stevens Institute Of Technology
Union Square
Calvary Cemetery
Washington Square Park
James J Walker Park
Nyu
Tompkins Square Park
Newport Centre Mall
Bedford Ave Shopping Corridor
Mccarren Park
Columbus Park
Seward Park
East River Park
Grand St Shopping Corridor
Brookfield Place
World Trade Center Buildings
NY-Presbyterian Hospital
Skyscraper Museum
Museum of Jewish Heritage
Brooklyn Historical Society DUMBO
National Museum of the American Indian
Woodhull Medical Center
Greenway Terrace
S Parkes Cadman Plaza
Brooklyn Bridge Park
Long Island University
City Point
Brooklyn Hospital Center
Myrtle Ave Shopping Corridor
Pratt Institute
Tompkins Park
Court St Shopping Corridor
Fulton Mall
Atlantic Terminal Mall
Barclays Center
Smith St Shopping Corridor
Washington Ave Shopping Corridor
Coffey Park
Whole Foods
Van Brunt St Shopping Corridor
Washington Skatepark
Grand Army Plaza
Brower Park
IKEA
New York Methodist Hospital
Brooklyn Museum
Brooklyn Botanical Garden
Lincoln Terrace Park
Prospect Park Zoo
Prospect Park
Kingsbrook Jewish Medical Center
Kings County Hospital Center
University Hospital Of Brooklyn
Prospect Park Lake
Greenwood Cemetery
495
278
78
9A
478
Wayne
Yonkers
Hackensack
Clifton
BRONX
Port Washington
New York
MANHATTAN
QUEENS
Newark
BROOKLYN
Elizabeth
STATEN ISLAND
Lido Beach
Atlantic Ocean
MAP © 2026 CARTIFACT
DATA © OSM CONTRIBUTORS

A-3-2

Mortgage Loan No. 1 The Lightwell

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio:	Single Asset
Original Balance:	$71,000,000			Location:	Brooklyn, NY 11201
Cut-off Date Balance:	$71,000,000			General Property Type:	Multifamily
% of Initial Pool Balance:	9.7%			Detailed Property Type:	Mid Rise
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsor:	Cheskel Schwimmer			Year Built/Renovated:	2024/NAP
Guarantor:	Cheskel Schwimmer			Size(4):	218 Units
Mortgage Rate:	5.33100%			Cut-off Date Balance Per Unit(4):	$784,404
Note Date:	12/15/2025			Maturity Date Balance Per Unit(4):	$784,404
Maturity Date:	1/6/2031			Property Manager:	The Lightwell Dumbo LLC
Term to Maturity:	60 Months				(Borrower-related)
Amortization Term:	0 Months			Underwriting and Financial Information(1)
IO Period:	60 Months			UW NOI(5):	$12,745,187
Seasoning:	5 Months			UW NCF:	$12,690,687
Prepayment Provisions:	L(29),D(27),O(4)			UW NOI Debt Yield(1):	7.5%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF Debt Yield(1):	7.4%
Additional Debt Type(1):	Pari Passu			UW NOI Debt Yield at Maturity(1):	7.5%
Additional Debt Balance(1):	$100,000,000			UW NCF DSCR(1):	1.37x
Future Debt Permitted (Type):	No (NAP)			Most Recent NOI(5):	$8,450,503 (TTM 2/28/2026)
				2nd Most Recent NOI:	$6,085,725 (TTM 11/30/2025)
				3rd Most Recent NOI:	NAV
Reserves(2)				Most Recent Occupancy:	97.2% (4/12/2026)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	95.4% (12/2/2025)
Tax Reserve:	$36,681	$18,341	NAP	3rd Most Recent Occupancy(6):	NAV
Insurance Reserve:	$63,838	$21,279	NAP	Appraised Value (as of):	$262,600,000 (11/18/2025)
Replacement Reserve:	$0	$4,550	NAP	Appraised Value Per Unit(4):	$1,204,587
TI/LC Reserve:	$600,000	$0	NAP	Cut-off Date LTV Ratio:	65.1%
Other Reserves(3):	$402,000	$0	NAP	Maturity Date LTV Ratio:	65.1%
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$171,000,000	100.0%	Loan Payoff:	$167,539,197	98.0%
			Closing Costs:	$1,914,706	1.1%
			Upfront Reserves:	$1,102,519	0.6%
			Return of Equity:	$443,578	0.3%
Total Sources:	$171,000,000	100.0%	Total Uses:	$171,000,000	100.0%

(1)	The Lightwell Mortgage Loan (as defined below) is a part of The Lightwell Whole Loan (as defined below). The Underwriting and Financial Information presented above is based on the aggregate Cut-off Date Balance of The Lightwell Whole Loan.
(2)	See “Escrows and Reserves” below.
(3)	Other Reserves consists of an upfront parking lease free rent reserve ($102,000) and a rent concessions reserve ($300,000).
(4)	The Lightwell Property (as defined below) is comprised of 218 multifamily units, 11,000 square feet of ground floor retail space and an amenity space. Cut-off Date Balance Per Unit, Maturity Date Balance Per Unit and Appraised Value Per Unit are solely based upon the 218 multifamily units.
(5)	The increase in UW NOI from Most Recent NOI is primarily attributable to (i) additional incremental multifamily leasing, (ii) burn-off of residential concessions provided through the initial lease-up of the Lightwell Property following construction in 2024 and (iii) additional revenue from the parking lease. The Lightwell Property received its final certificate of occupancy in September 2025 and the trailing 12-month historical financials are not representative of a full fiscal year of performance following construction and lease up of The Lightwell Property.
(6)	The Lightwell Property was constructed in 2024 and received its final certificate of occupancy in September 2025.

The Mortgage Loan. The largest mortgage loan (“The Lightwell Mortgage Loan”) is part of a whole loan (“The Lightwell Whole Loan”) secured by a first priority fee mortgage encumbering a 218-unit mid rise apartment complex located in Brooklyn, New York (“The Lightwell Property”). The Lightwell Whole Loan is comprised of two pari passu promissory notes with an aggregate original principal balance of $171,000,000. The Lightwell Mortgage Loan is evidenced by the non-controlling Note A-2 with an original principal balance of $71,000,000. The Lightwell Whole Loan will be serviced pursuant to the servicing agreement for the MF1 2026-FL21 securitization trust. The relationship between the holders of The Lightwell Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan” in the prospectus.

A-3-3

Multifamily – Mid Rise	Loan #1	Cut-off Date Balance:	$71,000,000
218 Front Street	The Lightwell	Cut-off Date LTV:	65.1%
Brooklyn, NY 11201		UW NCF DSCR:	1.37x
		UW NOI Debt Yield:	7.5%

The promissory notes comprising The Lightwell Whole Loan are summarized in the below table:

The Lightwell Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$100,000,000	$100,000,000	MF1 2026-FL21	Yes
A-2	$71,000,000	$71,000,000	JPMF1 2026-FX1	No
Total Whole Loan	$171,000,000	$171,000,000

The Borrower and the Borrower Sponsor. The borrower for The Lightwell Mortgage Loan is Toe Front Realty LLC, a New York limited liability company and single purpose entity with one independent director at the sole member level (the “Borrower”). The sole member of the Borrower has pledged its membership interests in the Borrower as additional collateral for The Lightwell Mortgage Loan. The borrower sponsor and non-recourse carveout guarantor is Cheskel Schwimmer (the “Borrower Sponsor” and “Guarantor”). The Guarantor also provided an environmental indemnity in connection with The Lightwell Mortgage Loan.

The Borrower Sponsor has been an active real estate developer and owner in New York City for over 30 years and has completed numerous multifamily projects throughout the city, totaling two million square feet of total development. The Borrower Sponsor currently owns 18 multifamily properties excluding The Lightwell Property, totaling 1,053 units across New York City. The Lightwell Property is managed by The Lightwell Dumbo LLC, an affiliate of the Borrower Sponsor. The management company is headquartered in Brooklyn and manages the Borrower Sponsor’s entire portfolio of over 1,000 units.

The Property. The Lightwell Property is a recently built, mid rise apartment complex located in the Down Under the Manhattan Bridge Overpass (“DUMBO”) neighborhood of Brooklyn, New York. The Lightwell Property was constructed as two towers connected by a below-grade amenity space and walkway on the ground floor. The Lightwell Property is comprised of 218 multifamily units, of which 152 units (69.7%) are fair market and 66 units (30.3%) are classified as affordable. Unit inventory at The Lightwell Property includes 24 studio units, 65 one-bedroom units and 129 two-bedroom units, which average 623 square feet. The average underwritten rent for the affordable units is $3,615, while the fair market units have an average underwritten rent of $6,330. The Lightwell Property was built in 2024 and obtained its final certificate of occupancy in September of 2025. Upon delivery, The Lightwell Property benefitted from significant leasing velocity, rapidly achieving stabilization. As of April 12, 2026, The Lightwell Property was 97.2% leased. Units at The Lightwell Property feature stainless-steel appliances, quartz countertops, high ceilings, in-unit washer/dryers and hardwood or vinal plank flooring. Amenities at The Lightwell Property include a spa/sauna, social lounge, multi-level gym and office/conference space. In addition, The Lightwell Property offers recreational spaces for its residents, highlighted by a golf simulator, theater and a rooftop lounge with barbecue grills, seating areas and a pickleball court. The rooftop, as well as north-facing units, have unobstructed views of the Manhattan skyline. The Lightwell Property is also conveniently located near the F, A and C lines of the New York City subway system, all of which provide access into Manhattan.

The Lightwell Property also features an 11,000 square foot, ground floor retail space suited for a grocery store, in addition to 2,000 square feet of storage space, a 180 square foot community facility suite and a 150-space parking garage (leased to a third-party operator). As of April 12, 2026, the 11,000 square foot grocery space is not occupied. The community facility suite is leased to The Goat Series Creations on a short-term lease (which expires on May 31, 2026) and is expected to renew following the end of its lease term. The grocer and commercial spaces are assumed to be vacant for purposes of the lender’s underwriting.

The Borrower Sponsor acquired the land for The Lightwell Property for approximately $69.0 million with construction beginning in the third quarter of 2023. The Lightwell Property received a temporary certificate of occupancy in October 2024 and a final certificate of occupancy in September 2025. The Borrower Sponsor’s total cost basis is $189.1 million.

The Lightwell Property benefits from a 35-year 421-a tax exemption under Option C of the Affordable New York tax exemption program (the “421-a Program”). Of the 218 total units at The Lightwell Property, 66 units (30.3%) are classified as affordable and required to be designated for households whose income is below 130% of the area median income (“AMI”), which exceeds the 30% threshold necessary to qualify for the 421-a Program. As part of the 421-a Program, taxes on the improvements are 100% exempt based on the percentage of affordable units during the first 25 years, before a pro-rated phaseout of the exemption during years 26-35. The affordable units are also subject to the New York City rent stabilization laws and will remain stabilized until the tenants in occupancy at the expiration of the abatement period vacate The Lightwell Property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Tax Credits” in the prospectus.

A-3-4

Multifamily – Mid Rise	Loan #1	Cut-off Date Balance:	$71,000,000
218 Front Street	The Lightwell	Cut-off Date LTV:	65.1%
Brooklyn, NY 11201		UW NCF DSCR:	1.37x
		UW NOI Debt Yield:	7.5%

The following table presents certain information relating to the residential unit mix of The Lightwell Property:

Unit Mix Summary(1)
Unit Type	# Units	Avg. Unit Size (Square Feet)	Occupancy %	Average In-Place Rent	Average In-Place Rent ($/SF/Month)	Market Rent(2)	Market Rent/SF(2)
Fair Market
Studio	8	416	100.0%	$4,195	$10.08	$4,200	$10.10
One Bedroom	48	543	100.0%	$5,097	$9.39	$5,100	$9.39
Two Bedroom	96	757	95.8%	$7,159	$9.45	$7,175	$9.48
Fair Market Total / Wtd. Avg.	152	671	97.4%	$6,330	$9.46	$6,363	$9.48
Affordable
Studio	16	398	93.8%	$3,111	$7.81	$3,685	$9.26
One Bedroom	17	469	100.0%	$3,364	$7.17	$3,948	$8.42
Two Bedroom	33	590	97.0%	$3,985	$6.75	$4,738	$8.03
Affordable Total / Wtd. Avg.	66	512	97.0%	$3,615	$7.04	$4,279	$8.43
Total / Wtd. Avg.	218	623	97.2%	$5,510	$8.86	$5,732	$9.20

(1)	Based on the underwritten rent roll dated April 12, 2026.
(2)	Market Rent for Fair Market units is based on the appraisal’s market rent conclusions. Market Rent for Affordable units is based on the maximum allowable rents noted within the appraisal.

The Market. The Lightwell Property is located in Kings County, New York and is part of the New York - NY USA metropolitan statistical area (the “New York MSA”). The multifamily market in the New York MSA ranks among the largest in the nation. As of the end of 2025, the vacancy rate in the New York MSA was 3.3%. Rents in the New York MSA average $3,326 per unit, and have grown by 2.0% over 2024 rents.

The Lightwell Property is located within the Downtown Brooklyn multifamily submarket. As of the end of 2025, the vacancy rate in the Downtown Brooklyn submarket was 10.7%. The Downtown Brooklyn submarket offers residents an approximately 25-minute commute to Midtown Manhattan. As of the end of 2025, asking rents for 4- and 5-star properties in the Downtown Brooklyn submarket were $4,883 per unit, above the New York MSA average of $3,326 per unit. Rents in Downtown Brooklyn have increased by 3.7% over 2024 rents, also above the broader New York MSA. Public transportation options near The Lightwell Property include the York Street subway station (F line) 0.2 miles away, the High Street station (A/C lines) 0.6 miles away and the NYC Ferry terminal at Pier 1 Brooklyn Bridge Park 0.6 miles away. The Downtown Brooklyn, Brooklyn Heights and the Brooklyn Navy Yard neighborhoods are also proximate to The Lightwell Property.

According to a third-party report, the 2024 population within a one-, three- and five-mile radius of The Lightwell Property was 133,857, 1,176,399 and 2,796,419, respectively, and the 2024 median household income within the same radii was $91,012, $101,186 and $88,994, respectively.

The following table presents certain information relating to appraisal-identified comparable properties to The Lightwell Property:

Summary of Comparable Multifamily Properties(1)
Property Name	Distance to Property	Year Built	Occupancy(2)	No. Units	Avg. Rent Per Unit(3)
The Lightwell	NAP	2024	97.2%(4)	218	$7,159(5)
65 Washington Street	0.1 mile	2000	NAV	54	$5,463
60 Water Street	0.7 mile	2015	NAV	290	$7,120
69 Adams Street	0.4 mile	2024	NAV	225	$6,535
99 Gold Street	0.0 mile	2009	NAV	88	$6,653
220 Water Street	0.2 mile	1900	NAV	138	$6,730
85 Jay Street	0.3 mile	2022	NAV	320	$10,521

(1)	Source: Appraisal
(2)	The Appraisal does not provide occupancy for the Comparable Multifamily Properties.
(3)	Avg. Rent Per Unit is based on the market rent for two bedroom units as set forth in the appraisal unless stated otherwise.
(4)	Information based on the underwritten rent roll dated April 12, 2026.
(5)	Based on the average in place rents for fair market two-bedroom units at The Lightwell Property as of the underwritten rent roll dated April 12, 2026.

Appraisal. The appraisal concluded to an “as is” value for The Lightwell Property of $262,600,000 as of November 18, 2025.

Environmental Matters. According to the Phase I environmental site assessment dated November 11, 2025, there was no evidence of any recognized environmental conditions at The Lightwell Property.

A-3-5

Multifamily – Mid Rise	Loan #1	Cut-off Date Balance:	$71,000,000
218 Front Street	The Lightwell	Cut-off Date LTV:	65.1%
Brooklyn, NY 11201		UW NCF DSCR:	1.37x
		UW NOI Debt Yield:	7.5%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at The Lightwell Property:

Cash Flow Analysis(1)(2)
	TTM 11/30/2025	TTM 2/28/2026	UW	UW per Unit
Gross Potential Rent(3)	$8,528,369	$11,185,110	$14,452,820	$66,297
Vacancy	$0	$0	($635,924)	($2,917)
Credit Loss	$0	$0	$0	$0
Concessions	($1,560,161)	($1,451,357)	$0	$0
Net Rental Income	$6,968,207	$9,733,753	$13,816,896	$63,380
Other Income(4)	$133,607	$177,968	$506,400	$2,323
Effective Gross Income	$7,101,814	$9,911,721	$14,323,296	$65,703

Real Estate Taxes(5)	$92,039	$213,613	$215,773	$990
Insurance	$283,138	$278,570	$243,192	$1,116
Other Operating Expenses	$640,911	$969,035	$1,119,144	$5,134
Total Expenses	$1,016,089	$1,461,218	$1,578,109	$7,239

Net Operating Income(6)	$6,085,725	$8,450,503	$12,745,187	$58,464
Replacement Reserves	$0	$0	$54,500	$250
Net Cash Flow	$6,085,725	$8,450,503	$12,690,687	$58,214

Occupancy %(7)	95.4%(8)	97.2%(9)	95.6%
NOI DSCR(10)	0.66x	0.91x	1.38x
NCF DSCR(10)	0.66x	0.91x	1.37x
NOI Debt Yield(10)	3.6%	4.9%	7.5%
NCF Debt Yield(10)	3.6%	4.9%	7.4%

(1)	The Lightwell Property was constructed in 2024 and received its final certificate of occupancy in September 2025.
(2)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(3)	UW Gross Potential Rent is based on the underwritten rent roll dated April 12, 2026.
(4)	UW Other Income is underwritten based on the Borrower Sponsor’s budgeted figure.
(5)	As part of the 421-a Program, Real Estate Taxes are 100% exempt for the improvements based on the percentage of affordable units during the first 25 years, before a pro-rated phaseout of the exemption during years 26-35. UW Real Estate Taxes represent the Borrower Sponsor’s projected five-year average figure.
(6)	The increase in UW Net Operating Income from TTM 2/28/2026 is primarily attributable to (i) additional incremental multifamily leasing, (ii) burn-off of residential concessions provided through the initial lease-up of The Lightwell Property following construction in 2024 and (iii) additional revenue from the parking lease.
(7)	UW Occupancy % represents economic occupancy and historical occupancy represents physical occupancy.
(8)	Based on the rent roll dated December 2, 2025.
(9)	Based on the underwritten rent roll dated April 12, 2026.
(10)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are calculated based on the aggregate Cut-off Balance of The Lightwell Whole Loan.

Escrows and Reserves.

RE Tax Reserve – At origination, the Borrower was required to deposit $36,681 for real estate taxes. On a monthly basis, the Borrower is required to make deposits of one-twelfth of the projected annual real estate taxes (initially estimated to be $18,341).

Insurance Reserve – At origination, the Borrower was required to deposit $63,838 for insurance. On a monthly basis, the Borrower is required to make deposits of one-twelfth of the projected annual insurance premiums (initially estimated to be $21,279).

Replacement Reserve – On a monthly basis, the Borrower is required to make deposits of $4,550 (approximately $250 per unit, per annum) to be used for capital expenditures.

TI/LC Reserve – At origination, the Borrower was required to deposit $600,000 into the TI/LC reserve for tenant improvements and leasing commissions related to the vacant grocery store commercial space. Funds in the TI/LC reserve will be available for tenant improvements and leasing commissions incurred in connection with satisfactory commercial leases which include both grocer and non-grocer leases at The Lightwell Property.

Parking Lease Free Rent Reserve – At origination, the Borrower was required to deposit $102,000 into a parking free rent reserve for a contractual three-month rent abatement under the executed parking lease, which will be released to the Borrower upon evidence that the parking operator has made its first contractual payment.

Residential Free Rent Reserve – At origination, the Borrower was required to deposit $300,000 into the residential free rent reserve for the outstanding rent concessions for the existing residential tenants. Funds in the reserve will be released to the Borrower upon The Lightwell Property achieving a net rental collection figure of $1,139,000 per month for three consecutive months as substantiated by the lender based on, among other things, collections reports, trailing 12-month statements and bank statements.

A-3-6

Multifamily – Mid Rise	Loan #1	Cut-off Date Balance:	$71,000,000
218 Front Street	The Lightwell	Cut-off Date LTV:	65.1%
Brooklyn, NY 11201		UW NCF DSCR:	1.37x
		UW NOI Debt Yield:	7.5%

Lockbox and Cash Management. The Lightwell Whole Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Trigger Event (as defined below), the Borrower will be required to establish a lockbox account and a cash management account and deposit, or cause to be deposited, all rents into the lockbox account within two business days of receipt. During the continuance of a Trigger Event, all rents deposited into the lockbox account will be swept into the cash management account daily to be held and applied in accordance with The Lightwell Whole Loan documents. If no Trigger Event is continuing, funds in the lockbox account will be disbursed to the Borrower. During the continuance of a Trigger Event, excess cash will be held in accordance with The Lightwell Whole Loan documents.

A “Trigger Event” will commence upon (i) the occurrence of an event of default or (ii) the debt service coverage ratio based on the prior trailing 12-month period being less than 1.10x (tested quarterly). A Trigger Event will terminate (x) with respect to clause (i) above, upon a cure of the event of default and (y) with respect to clause (ii) above, when the debt service coverage ratio has been equal to or greater than 1.15x for two consecutive calendar quarters.

Additional Subordinate and Mezzanine Indebtedness. None.

Release of Property. None.

Terrorism Insurance. The Borrower is required to obtain and maintain property insurance for 100% of the full replacement cost and business interruption insurance for 18 months plus a 12-month extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-7

Multifamily – Garden	Loan #2	Cut-off Date Balance:	$67,000,000
1000 Antietam Creek Drive and	Addison Ridge Phases I & III	Cut-off Date LTV:	66.4%
710 Piper Farm Road		UW NCF DSCR:	1.36x
Fayetteville, NC 28303		UW NOI Debt Yield:	7.9%

A-3-8

Multifamily – Garden	Loan #2	Cut-off Date Balance:	$67,000,000
1000 Antietam Creek Drive and	Addison Ridge Phases I & III	Cut-off Date LTV:	66.4%
710 Piper Farm Road		UW NCF DSCR:	1.36x
Fayetteville, NC 28303		UW NOI Debt Yield:	7.9%

MAP © 2026 CARTIFACT
DATA © OSM CONTRIBUTORS
FORT BRAGG
295
Addison Ridge Phases I & III
1000 Antietam Creek Drive and 710 Piper Farm Road
Fayetteville, NC 28303
YADKIN ROAD
SANTA FE DRIVE
ALL AMERICAN FREEWAY
Roy G. Turner Park
Fayetteville
Ponderosa Elementary
Westover High and Middle Schools
Westover Recreation Center
Morganton Road Elementary School
A B Wilkins High School
Cornerstone Christian Academy Field
BRAGG BOULEVARD
SKIBO RD
MORGANTON ROAD
Cross Creek Mall
Fayetteville Technical Community College Campus
Westwood Shopping Center
Fayetteville Academy
CLIFFDALE ROAD
Woodstream Park
Cliffdale Elementary School
Freedom Town Center
Montclair Elementary School
Ann Chestnutt Middle School
Hollywood Heights Park
Lewis Chapel School
RAEFORD RD
401
NORTH CAROLINA
Raleigh
Goldsboro
Fayetteville
Lumberton

A-3-9

Mortgage Loan No. 2 Addison Ridge Phases I & III

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio:	Single Asset
Original Balance:	$67,000,000			Location:	Fayetteville, NC 28303
Cut-off Date Balance:	$67,000,000			General Property Type:	Multifamily
% of Initial Pool Balance:	9.1%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsors:	John Rutledge, Sherrie Ann Rutledge, Lisa			Year Built/Renovated(2):	2013, 2020/NAP
	Elsenheimer and Weber Family Holdings,			Size(2):	421 Units
	LLC			Cut-off Date Balance Per Unit:	$159,145
Guarantors:	John Rutledge, Sherrie Ann Rutledge, Lisa			Maturity Date Balance Per Unit:	$159,145
	Elsenheimer and Weber Family Holdings,			Property Manager:	Weber Bloom. LLC.
	LLC
Mortgage Rate:	5.60000%			Underwriting and Financial Information
Note Date:	12/31/2025			UW NOI:	$5,265,493
Maturity Date:	1/6/2031			UW NCF:	$5,160,243
Term to Maturity:	60 Months			UW NOI Debt Yield:	7.9%
Amortization Term:	0 Months			UW NCF Debt Yield:	7.7%
IO Period:	60 Months			UW NOI Debt Yield at Maturity:	7.9%
Seasoning:	5 Months			UW NCF DSCR:	1.36x
Prepayment Provisions:	L(23),YM1(33),O(4)			Most Recent NOI(3):	$5,359,852 (TTM 2/28/2026)
Lockbox/Cash Mgmt Status:	Springing/Springing			2nd Most Recent NOI(3)(4):	$4,863,687 (12/31/2024)
Additional Debt Type:	NAP			3rd Most Recent NOI(3):	$4,310,578 (12/31/2023)
Additional Debt Balance:	NAP			Most Recent Occupancy:	94.1% (2/28/2026)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent Occupancy(4):	94.8% (12/31/2024)
				3rd Most Recent Occupancy:	90.7% (12/31/2023)
Reserves(1)				Appraised Value (as of):	$100,900,000 (12/3/2025)
Type	Initial	Monthly	Cap	Appraised Value Per Unit:	$239,667
Tax Reserve	$0	$40,560	NAP	Cut-off Date LTV Ratio:	66.4%
Insurance Reserve	$20,337	Springing	NAP	Maturity Date LTV Ratio:	66.4%
Replacement Reserve	$0	$8,775	NAP
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$67,000,000	100.0%	Loan Payoff:	$37,772,896	56.4%
			Return of Equity:	$27,047,063	40.4%
			Closing Costs:	$2,159,704	3.2%
			Upfront Reserves:	$20,337	0.0%
Total Sources:	$67,000,000	100.0%	Total Uses:	$67,000,000	100.0%

(1)	See “Escrows and Reserves” below.
(2)	The Addison Ridge Phases I & III Properties (as defined below) are comprised of (i) Addison Ridge Phase I (“Phase I”), a 2013 vintage, 211 unit garden apartment community, and (ii) Addison Ridge Phase III (“Phase III”), a 2020 vintage, 210 unit garden apartment community.
(3)	The increases from 3rd Most Recent NOI to 2nd Most Recent NOI and from 2nd Most Recent NOI to Most Recent NOI are primarily attributable to increases in rental rates.
(4)	Year-end 2025 financial statements and occupancy were not made available by the loan sponsor given timing of origination in December 2025.

The Mortgage Loan. The second largest mortgage loan (the “Addison Ridge Phases I & III Mortgage Loan”) is evidenced by a promissory note with an original principal amount of $67,000,000 secured by a first priority fee mortgage encumbering 421 units between two adjacent multifamily properties located in Fayetteville, North Carolina (the “Addison Ridge Phases I & III Properties”).

The Borrowers and the Borrower Sponsors. The borrowers for the Addison Ridge Phases I & III Mortgage Loan are Santa Fe Properties SPE, LLC and Santa Fe Properties III Owner, LLC, each a Delaware limited liability company and single purpose entity with one independent director (the “Borrowers”). The borrower sponsors and non-recourse carveout guarantors are John Rutledge, Sherrie Ann Rutledge, Lisa Elsenheimer and Weber Family Holdings, LLC (the “Borrower Sponsors” and “Guarantors”). The Guarantors also provided an environmental indemnity in connection with the Addison Ridge Phases I & III Mortgage Loan.

John Rutledge has 22 years of multifamily experience across asset management, property operations and investment. John Rutledge began his career in asset management at Grandbridge Real Estate Capital (a subsidiary of Truist) and later worked at Morganton Management & Development where he managed approximately 1,200 units. John Rutledge co-founded Cobalt Property Services, a full-service property management firm based out of Atlanta, that currently manages approximately 850 units across 70 properties. Additionally, John Rutledge is a limited partner on three other multifamily properties in Georgia, excluding The Addison Ridge Phases I & III Properties and Addison Ridge Phase II (non-collateral). Sherrie Rutledge is John Rutledge’s mother and has been a co-investor alongside him on multiple real estate transactions. Weber Family Holdings, LLC is owned by a group of heirs of Charles Weber (the original developer of The Addison Ridge Phases I & III Properties) and ultimately controlled by John Rutledge and Lisa Elsen Heimer, Charles Weber’s niece.

A-3-10

Multifamily – Garden	Loan #2	Cut-off Date Balance:	$67,000,000
1000 Antietam Creek Drive and	Addison Ridge Phases I & III	Cut-off Date LTV:	66.4%
710 Piper Farm Road		UW NCF DSCR:	1.36x
Fayetteville, NC 28303		UW NOI Debt Yield:	7.9%

The Property. The Addison Ridge Phases I & III Properties represent two of the three phases of the broader Addison Ridge development undertaken by the Borrower Sponsors. The Addison Ridge Phases I & III Properties are comprised of (i) eight, three-story garden buildings, built in 2013, totaling 211 units (“Addison Ridge Phase I”) and (ii) seven, three-story garden buildings, built in 2020, totaling 210 units (“Addison Ridge Phase III”). The Addison Ridge Phases I & III Properties are located immediately adjacent to one another in Fayetteville, North Carolina across 35.5 acres. The larger Addison Ridge development includes Addison Ridge Phase II, a 2013-vintage, 214-unit mid rise apartment community owned by the Borrower Sponsors that is not included as collateral for the Addison Ridge Phases I & III Mortgage Loan. The Addison Ridge Phases I & III Mortgage Loan documents contain anti-poaching provisions related to tenants and leasing across the development.

As of February 28, 2026, the Addison Ridge Phases I & III Properties were 94.1% leased, catering primarily to the nearby Fort Bragg military base (“Fort Bragg”). Unit inventory at Addison Ridge Phase I is comprised of 43 one-bedroom units, 161 two-bedroom units and 7 three-bedroom units, with an average unit size of 1,110 square feet. Addison Ridge Phase III consists of 150 one-bedroom units and 60 two-bedroom units, with an average unit size of 873 square feet. The Addison Ridge Phases I & III Properties feature a top-of-market amenity package, including clubhouses, fitness centers, swimming pools, a movie theater, grilling areas, game rooms and a dog park. Unit interiors include an in-unit washer/dryer, plank flooring, granite countertops and a private patio or balcony. The Addison Ridge Phases I & III Properties feature 667 total parking spaces, resulting in a parking ratio of 1.6 spaces per unit.

Approximately 40% of the units at the Addison Ridge Phases I & III Properties are leased to military personnel. At the nearby Fort Bragg, on-base housing options for lower-ranked enlisted personnel without dependents are limited to barracks, while dependent housing is near full capacity and has a waiting list. To fulfill housing needs, the military leverages the private sector via the Basic Allowance for Housing (“BAH”) program. In-place rents at the Addison Ridge Phases I & III Properties are below the 2025 Fort Bragg BAH limits across unit types and military ranks. According to the Borrower Sponsors, the Addison Ridge Phases I & III Properties have not experienced any material occupancy volatility from past or announced military deployments, particularly evidenced by Addison Ridge Phase I having maintained an occupancy rate in excess of 93.4% since 2020.

The Addison Ridge Phases I & III Properties also feature approximately 2,800 square feet of commercial space that is 100% leased to two tenants. These commercial spaces are leased to Global Threat Solutions, LLC and Peak Realty Management, LLC on short-term leases that expire in September 2026. Commercial income represents less than approximately 1.0% of effective gross income from the Addison Ridge Phases I & III Properties.

The following table presents certain information relating to the residential unit mix of the Addison Ridge Phases I & III Properties:

Unit Mix(1)

Unit Type	# Units	Avg. Unit Size (Square Feet)	Occupancy %	Average In-Place Rent	Average In-Place Rent ($/SF/Month)	Market Rent(2)	Market Rent/SF(2)
Addison Ridge Phase I
One Bedroom	43	902	93.0%	$1,405	$1.56	$1,486	$1.65
Two Bedroom	161	1,154	96.3%	$1,593	$1.38	$1,600	$1.39
Three Bedroom	7	1,366	100.0%	$1,865	$1.37	$1,914	$1.40
Total / Wtd. Avg.	211	1,110	95.7%	$1,565	$1.41	$1,587	$1.44
Addison Ridge Phase III
One Bedroom	150	779	90.7%	$1,378	$1.77	$1,410	$1.81
Two Bedroom	60	1,109	96.7%	$1,659	$1.50	$1,700	$1.53
Total / Wtd. Avg.	210	873	92.4%	$1,462	$1.66	$1,493	$1.73
Total / Wtd. Avg.	421	992	94.1%	$1,514	$1.52	$1,540	$1.59

(1)	Based on the underwritten rent roll dated February 28, 2026.

(2)	Market Rent per the appraisal’s market rent conclusions.

The Market. The Addison Ridge Phases I & III Properties are located in Fayetteville, North Carolina within the Fayetteville metropolitan statistical area (the “Fayetteville MSA”) and the West Cumberland County submarket. Following a period of rent growth starting in late 2020 and extending through 2021 (12.3% increase in market rent), the Fayetteville MSA saw an increase in the construction of multifamily properties between 2022 and 2024 (6.2% increase in inventory). Similarly, the West Cumberland County submarket saw an increase in rent (12.8% increase in market rent) and inventory (8.5% increase in inventory) over the same periods. According to a third party market research report, as of the second quarter of 2026, the Fayetteville MSA had average effective rents of $1,250 per unit per month and an average vacancy of 9.4%. The West Cumberland County submarket had average effective rents of $1,268 per unit per month and an average vacancy rate of 9.2%, as of the same period.

The Addison Ridge Phases I & III Properties are located near Cross Creek Mall and Glensford Commons Shopping Center, anchored by major retailers including Macy’s, Belk, BJ’s Wholesale Club, Lowe’s Home Improvement and Walmart Supercenter. The site also has direct access to the All American Freeway and is in close proximity to Interstate 295 and other major roadways, providing access throughout the Fayetteville area. The largest employer and demand driver in the West Cumberland County submarket is Fort Bragg, a US Army military base employing more than 50,000 uniformed service members. Additional key employers and area demand drivers include MANN+HUMMEL, Purlator, Goodyear Tire & Rubber, Walmart, Amazon’s 1 million square foot distribution facility and Campbell’s 625,000 square foot facility.

A-3-11

Multifamily – Garden	Loan #2	Cut-off Date Balance:	$67,000,000
1000 Antietam Creek Drive and	Addison Ridge Phases I & III	Cut-off Date LTV:	66.4%
710 Piper Farm Road		UW NCF DSCR:	1.36x
Fayetteville, NC 28303		UW NOI Debt Yield:	7.9%

The following table presents certain information relating to appraisal-identified comparable properties to Addison Ridge Phases I & III Properties:

Summary of Comparable Multifamily Properties(1)
Property Name	Distance to Property	Year Built	Occupancy	No. Units	Avg. Rent Per Unit
Addison Ridge Phases I & III	NAP	2013, 2020	94.1%(2)	421	$1,514(2)
Annondale on Santa Fe	1.0 miles	2024	98.5%	400	$1,719
The One at Fayetteville Apartments	0.5 miles	2024	96.6%	264	$1,697
Addison Ridge Phase II	0.1 miles	2016	96.7%	214	$1,605
Independence Place Apartments	4.8 miles	2011	81.3%	300	$1,571
West End at Fayetteville	0.3 miles	2012	90.3%	360	$1,482
Enclave at Pamalee Square	4.3 miles	2010	93.0%	242	$1,475
Westlake at Morganton	2.6 miles	2007	95.3%	327	$1,426

(1)	Source: Appraisal.

(2)	Information based on the underwritten rent roll dated February 28, 2026.

Appraisal. The appraisal concluded to an “as is” value for the Addison Ridge Phases I & III Properties of $100,900,000 as of December 3, 2025.

Environmental Matters. According to the Phase I environmental site assessment dated December 11, 2025, there was no evidence of any recognized environmental conditions at the Addison Ridge Phases I & III Properties.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Addison Ridge Phases I & III Properties:

Cash Flow Analysis(1)
	2023	2024	2/28/2026 TTM	UW	UW per Unit
Gross Potential Rent(2)	$6,714,300	$6,942,557	$7,404,339	$7,632,549	$18,130
Vacancy	($626,336)	($363,811)	($273,293)	($381,627)	($906)
Credit Loss	($54,986)	($63,010)	($28,800)	($38,560)	($92)
Concessions	($20,701)	($26,285)	($38,157)	($38,163)	($91)
Net Rental Income	$6,012,277	$6,489,450	$7,064,089	$7,174,199	$17,041
Other Income	$665,349	$800,054	$913,962	$940,117	$2,233
Effective Gross Income	$6,677,627	$7,289,504	$7,978,051	$8,114,316	$19,274

Real Estate Taxes	$497,361	$514,529	$485,139	$477,176	$1,133
Insurance	$96,503	$132,204	$275,662	$441,531	$1,049
Other Expenses	$1,773,184	$1,779,083	$1,857,398	$1,930,116	$4,585
Total Expenses	$2,367,049	$2,425,817	$2,618,199	$2,848,823	$6,767

Net Operating Income(3)	$4,310,578	$4,863,687	$5,359,852	$5,265,493	$12,507
Replacement Reserves	$0	$0	$0	$105,250	$250
Net Cash Flow	$4,310,578	$4,863,687	$5,359,852	$5,160,243	$12,257

Occupancy %(4)	90.7%	94.8%	96.3%	94.0%
NOI DSCR	1.13x	1.28x	1.41x	1.38x
NCF DSCR	1.13x	1.28x	1.41x	1.36x
NOI Debt Yield	6.4%	7.3%	8.0%	7.9%
NCF Debt Yield	6.4%	7.3%	8.0%	7.7%

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	UW Gross Potential Rent is based on the underwritten rent roll dated February 28, 2026.
(3)	The increases in Net Operating Income from 2023 to 2024 and from 2024 to TTM 2/28/2026 are primarily attributable to increases in rental rates.
(4)	UW Occupancy % is based on economic occupancy while historical figures represent physical occupancy.

A-3-12

Multifamily – Garden	Loan #2	Cut-off Date Balance:	$67,000,000
1000 Antietam Creek Drive and	Addison Ridge Phases I & III	Cut-off Date LTV:	66.4%
710 Piper Farm Road		UW NCF DSCR:	1.36x
Fayetteville, NC 28303		UW NOI Debt Yield:	7.9%

Escrows and Reserves.

RE Tax Reserve – On a monthly basis, the Borrowers are required to make deposits of one-twelfth of the projected annual real estate taxes (initially estimated to be $40,560).

Insurance Reserve – At origination, the Borrowers were required to deposit approximately $20,337 for insurance premiums. On a monthly basis, the Borrowers are required to make deposits of one-twelfth of the projected insurance premiums; provided, however, so long as no event of default has occurred and is continuing and the lender has been provided proof that a blanket insurance policy is in place and is being maintained, monthly insurance deposits will not be required.

Replacement Reserve – On a monthly basis, the Borrowers are required to make deposits of $8,775 ($250 per unit, per annum) for capital expenditures.

Lockbox and Cash Management. The Addison Ridge Phases I & III Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Trigger Event (as defined below), the Borrowers will be required to establish a lockbox account and cash management account and deposit, or cause to be deposited, all rents into the lockbox account within five business days of receipt. During the continuance of a Trigger Event, all rents deposited into the lockbox account will be swept into the cash management account daily to be held and applied in accordance with the Addison Ridge Phases I & III Mortgage Loan documents. If no Trigger Event is continuing, funds in the lockbox account will be disbursed to the Borrowers. During the continuance of a Trigger Event, excess cash will be held in accordance with The Addison Ridge Phases I & III Mortgage Loan documents.

A “Trigger Event” will commence upon (i) the occurrence of an event of default or (ii) the debt service coverage ratio based on the prior trailing 12-month period being less than 1.15x (tested quarterly). A Trigger Event will terminate (x) with respect to clause (i) above, upon a cure of such event of default and (y) with respect to clause (ii) above, when the debt service coverage ratio has been equal to or greater than 1.20x for two consecutive calendar quarters.

Additional Subordinate and Mezzanine Indebtedness. None.

Release of Properties. None.

Terrorism Insurance. The Borrowers are required to obtain and maintain property insurance for 100% of the full replacement cost and business interruption insurance for 18 months plus a 12-month extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-13

Multifamily - Manufactured Housing	Loan #3	Cut-off Date Balance:	$60,000,000
Various	Flintstone Chicago MHC Portfolio	Cut-off Date LTV:	67.7%
Various, IL		UW NCF DSCR:	1.25x
		UW NOI Debt Yield:	7.7%

A-3-14

Multifamily - Manufactured Housing	Loan #3	Cut-off Date Balance:	$60,000,000
Various	Flintstone Chicago MHC Portfolio	Cut-off Date LTV:	67.7%
Various, IL		UW NCF DSCR:	1.25x
		UW NOI Debt Yield:	7.7%

MAP © 2026 CARTIFACT
DATA © OSM CONTRIBUTORS
North Chicago
Knollwood
Northbrook
Des Plaines
Schaumburg
Elgin
Rockford
Belvidere
Rochelle
Chicago
Aurora
Naperville
Yorkville
Romeoville
Joliet
Elwood
LaSalle
1
2
3
4
90
43
12
94
39
88
290
294
355
55
57
80

Flintstone Chicago MHC Portfolio

	PROPERTY NAME	ADDRESS	CITY	STATE	ZIP CODE
1	Lake Bluff	231 North Skokie Highway	Lake Bluff	IL	60044
2	Meadowcreek	4503 West Lake Street	Melrose Park	IL	60160
3	Oak Lawn	13011 Office Drive	Poplar Grove	IL	61065
4	Wood Dale	140 South Wood Dale Road	Wood Dale	IL	60191

A-3-15

Mortgage Loan No. 3 – Flintstone Chicago MHC Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio:	Portfolio
Original Balance:	$60,000,000			Location(2):	Various, IL
Cut-off Date Balance:	$60,000,000			General Property Type:	Multifamily
% of Initial Pool Balance:	8.2%			Detailed Property Type:	Manufactured Housing
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsors:	Christopher Howard and Paul Howard			Year Built/Renovated(2):	Various / Various
Guarantors:	Christopher Howard and Paul Howard			Size(2):	631 Pads
Mortgage Rate:	5.98000%			Cut-off Date Balance Per Pad:	$95,087
Note Date:	3/31/2026			Maturity Date Balance Per Pad:	$95,087
Maturity Date:	4/6/2031			Property Manager:	Flintstone Capital Partners LLC
Term to Maturity:	60 months				(Borrower-related)
Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI(3):	$4,596,907
Seasoning:	2 months			UW NCF:	$4,565,357
Prepayment Provisions:	L(26),D(30),O(4)			UW NOI Debt Yield:	7.7%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF Debt Yield:	7.6%
Additional Debt Type:	NAP			UW NOI Debt Yield at Maturity:	7.7%
Additional Debt Balance:	NAP			UW NCF DSCR:	1.25x
Future Debt Permitted (Type):	No (NAP)			Most Recent NOI(3):	$4,002,970 (TTM 2/28/2026)
				2nd Most Recent NOI(4):	$3,332,860 (12/31/2025)
				3rd Most Recent NOI:	$3,492,817 (12/31/2024)
Reserves(1)				Most Recent Occupancy:	97.1% (3/9/2026)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(4):	96.9% (12/31/2025)
Tax Reserve:	$150,663	$50,221	NAP	3rd Most Recent Occupancy:	97.6% (12/31/2024)
Insurance:	$0	Springing	NAP	Appraised Value (as of):	$88,600,000 (2/20/2026)
Replacement Reserve:	$0	$2,650	NAP	Appraised Value per Pad:	$140,412
Required Repairs:	$13,188	$0	NAP	Cut-off Date LTV Ratio:	67.7%
				Maturity Date LTV Ratio:	67.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$60,000,000	100.0%	Loan Payoff:	$40,340,885	67.2%
			Return of Equity	$17,682,881	29.5%
			Closing Costs:	$1,812,383	3.0%
			Upfront Reserves:	$163,851	0.3%
Total Sources:	$60,000,000	100.0%	Total Uses:	$60,000,000	100.0%

(1)	See “Escrows and Reserves” below.
(2)	See “Portfolio Summary” below.
(3)	The increase in UW NOI from the Most Recent NOI is primarily attributable to (i) annual rental increases that were instituted at the beginning of 2026 and (ii) the inclusion of a full year’s ownership of the Lake Bluff Property (as defined below).
(4)	2nd Most Recent NOI and 2nd Most Recent Occupancy are impacted due to the inclusion of partial year financials and occupancy data for The Lake Bluff Property, which was acquired in March 2025.

The Mortgage Loan. The third largest mortgage loan (the “Flintstone Chicago MHC Portfolio Mortgage Loan”) is a $60,000,000 mortgage loan secured by a first priority fee mortgage encumbering four manufactured housing communities totaling 631 pads located across various locations in Illinois (collectively the “Flintstone Chicago MHC Portfolio Properties” or the “Flintstone Chicago MHC Portfolio”).

The Borrowers and the Borrower Sponsors. The borrowers for the Flintstone Chicago MHC Portfolio Mortgage Loan are Lake Bluff MHP LLC, Meadowcreek MHP LLC, Oak Lawn MHP LLC and Wood Dale MHP LLC, each a limited liability company and single purpose entity with one independent director (collectively, the “Borrowers”). The borrower sponsors and non-recourse carveout guarantors for the Flintstone Chicago MHC Portfolio Mortgage Loan are Christopher Howard and Paul Howard (the “Borrower Sponsors” and “Guarantors”). The Guarantors also provided an environmental indemnity in connection with Flintstone Chicago MHC Portfolio Mortgage Loan.

Christopher Howard is the owner of Flintstone Capital Partners LLC (“Flintstone Properties”), which was founded in 2014 and has managed or acquired 24 manufactured housing communities, totaling approximately 3,600 pads across eight states. Flintstone Properties currently owns or manages 11 manufactured housing communities across the United States. Paul Howard, Christopher Howard’s father, has significant experience with manufactured housing communities. The Guarantors are repeat agency borrowers.

The Properties. The Flintstone Chicago MHC Portfolio Properties consist of four manufactured housing properties across Illinois with 287 pads in Melrose Park, Illinois (“The Meadowcreek Property”), 184 pads in Poplar Grove, Illinois (“The Oak Lawn Property”), 97 pads in Wood Dale, Illinois (“The Wood Dale Property”) and 63 pads in Lake Bluff, Illinois (“The Lake Bluff Property”). The Borrower Sponsors acquired the Flintstone Chicago MHC Portfolio

A-3-16

Multifamily - Manufactured Housing	Loan #3	Cut-off Date Balance:	$60,000,000
Various	Flintstone Chicago MHC Portfolio	Cut-off Date LTV:	67.7%
Various, IL		UW NCF DSCR:	1.25x
		UW NOI Debt Yield:	7.7%

Properties in four separate transactions between 2019 and 2025 for an aggregate approximate amount of $48.7 million (approximately $77,197 per pad), and have since invested approximately $3.5 million (approximately $5,619 per pad) on infrastructure and community improvements.

As of March 9, 2026, the Flintstone Chicago MHC Portfolio Properties were 97.1% leased, with no individual property less than 93.5% leased. Of the 631 pads at the Flintstone Chicago MHC Portfolio, approximately 1.3% are park owned homes. Rental rates range from approximately $700 to $937 per pad per month, with an average rental rate across the Flintstone Chicago MHC Portfolio of $827 per pad per month. Average occupancy across the Flintstone Chicago MHC Portfolio has been 95.8% since 2023.

The following table presents certain information relating to the Flintstone Chicago MHC Portfolio Properties:

Portfolio Summary
Property Name	City, State	Pads	Year Built	Occupancy(1)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	Appraised Value
Meadowcreek	Melrose Park, IL	287	1950	99.3%	$29,000,000	48.3%	$42,450,000
Oak Lawn	Poplar Grove, IL	184	1970	93.5%	$14,750,000	24.6%	$21,000,000
Wood Dale	Wood Dale, IL	97	1940	96.9%	$9,750,000	16.3%	$14,850,000
Lake Bluff	Lake Bluff, IL	63	1960	98.4%	$6,500,000	10.8%	$10,300,000
Total/Wtd. Avg.		631		97.1%	$60,000,000	100.0%	$88,600,000

(1)	Occupancy is based on the underwritten rent roll dated March 9, 2026.

The following table presents certain information relating to the unit mix at the Flintstone Chicago MHC Portfolio Properties:

Portfolio Unit Mix(1)
Property Name	Total Pads	Leased Pads	Total Pads % Occupancy	Park-Owned Homes(2)	Park-Owned Homes % Occupancy(2)	Average Rent Per Pad(3)
Meadowcreek	287	285	99.3%	0	NAP	$889
Oak Lawn	184	172	93.5%	3	100%	$700
Wood Dale	97	94	96.9%	0	NAP	$800
Lake Bluff	63	62	98.4%	5	100%	$937
Total/Wtd. Avg.	631	613	97.1%	8	100%	$827

(1)	Occupancy is based on the underwritten rent roll dated March 9, 2026.
(2)	The Flintstone Chicago MHC Portfolio Mortgage Loan documents limit the number of park-owned homes to no more than 20 total pads.
(3)	Based on the underwritten rent roll dated March 9, 2025.

The Markets. Three of the four Flintstone Chicago MHC Portfolio Properties are situated within the Chicago metropolitan statistical area (“MSA), the third-largest metropolitan area in the United States, with a population of approximately 9.4 million and a labor force of roughly 5.0 million. The Chicago multifamily market contains approximately 580,000 units across dozens of submarkets. The three Chicago-area Flintstone Chicago MHC Portfolio Properties sit within distinct submarkets: The Lake Bluff Property in Southeast Lake County (approximately 3,700 units), The Meadowcreek Property in West Cook County (approximately 27,000 units) and The Wood Dale Property in Northeast DuPage County (approximately 14,000 units). The Oak Lawn Property is located in Boone County within the Rockford MSA, a smaller market of approximately 9,400 multifamily units situated approximately 77 miles west of Chicago. Boone County is among the smallest submarkets in the Rockford MSA, containing approximately 700 units of inventory. The Flintstone Chicago MHC Portfolio benefits from zoning restrictions, entitlement barriers, and community opposition in the MSA, which collectively limit the feasibility of developing new manufactured housing communities in the subject markets. The average rent across the appraisals’ comparable properties ranges from $814 to $988 per pad, compared to the average in-place rent across the Flintstone Chicago MHC Portfolio Properties of $827. The average Flintstone Chicago MHC Portfolio Properties’ pad rents represent an approximately 111% discount to conventional multifamily alternatives in each market segment, providing affordable options for housing within areas where multifamily rents are historically expensive.

Appraisal. The appraisals concluded to an aggregate “as is” value for the Flintstone Chicago MHC Portfolio of $88,600,000 as of February 20, 2026.

Environmental Matters. According to the Phase I environmental site assessments as of various dates in February 2026, there was no evidence of any recognized environmental conditions at the Flintstone Chicago MHC Portfolio Properties.

A-3-17

Multifamily - Manufactured Housing	Loan #3	Cut-off Date Balance:	$60,000,000
Various	Flintstone Chicago MHC Portfolio	Cut-off Date LTV:	67.7%
Various, IL		UW NCF DSCR:	1.25x
		UW NOI Debt Yield:	7.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Flintstone Chicago MHC Portfolio Properties:

Cash Flow Analysis(1)
	2024	2025	TTM 2/28/2026	UW	UW per Pad
Gross Potential Rent(2)	$4,865,662	$4,646,997	$5,374,145	$6,247,674	$9,901
Vacancy	($114,756)	($144,057)	$0	($312,384)	($495)
Credit Loss	($36,425)	($2,698)	($4,643)	($9,947)	($16)
Concessions	($1,540)	($3,721)	($4,671)	($4,101)	($6)
Net Rental income	$4,712,941	$4,496,521	$5,364,831	$5,921,242	$9,384
Other Income	$672,376	$670,863	$674,207	$664,669	$1,053
Effective Gross Income	$5,385,317	$5,167,384	$6,039,038	$6,585,911	$10,437

Real Estate Taxes	$668,605	$657,995	$676,646	$590,836	$936
Insurance	$88,143	$78,921	$85,844	$109,122	$173
Other Operating Expenses	$1,135,752	$1,097,609	$1,273,577	$1,289,046	$2,043
Total Expenses	$1,892,500	$1,834,524	$2,036,068	$1,989,004	$3,152

Net Operating Income(3)	$3,492,817	$3,332,860	$4,002,970	$4,596,907	$7,285
Replacement Reserves	$0	$0	$0	$31,550	$50
Net Cash Flow	$3,492,817	$3,332,860	$4,002,970	$4,565,357	$7,235

Occupancy %(4)	97.6%	96.9%	97.1%(5)	94.8%
NOI DSCR	0.96x	0.92x	1.10x	1.26x
NCF DSCR	0.96x	0.92x	1.10x	1.25x
NOI Debt Yield	5.8%	5.6%	6.7%	7.7%
NCF Debt Yield	5.8%	5.6%	6.7%	7.6%

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were adjusted and/or excluded from the historical presentation and are not considered for purposes of the lender underwritten net cash flow.
(2)	UW Gross Potential Rent is based on the in place rent roll as of March 9, 2026, which is inclusive of rental increases that took effect January 1, 2026.
(3)	The increase in UW Net Operating Income from the TTM 2/28/2026 Net Operating Income is primarily attributable to (i) annual rental increases that were instituted at the beginning of 2026 and (ii) the inclusion of a full year’s ownership of the Lake Bluff Property.
(4)	UW Occupancy % represents economic occupancy while historical figures represent physical occupancy.
(5)	Based on the underwritten rent roll dated March 9, 2026.

Escrows and Reserves.

RE Tax Reserve – At origination, the Borrowers were required to deposit $150,663 for real estate taxes. On a monthly basis, the Borrowers are required to make deposits of one-twelfth of the projected annual real estate taxes (initially estimated to be $50,221).

Insurance Reserve – On a monthly basis, the Borrowers are required to make deposits of one-twelfth of the projected annual insurance premiums; provided, however, so long as no event of default has occurred and is continuing and the lender has been provided proof that a blanket insurance policy is in place and is being maintained, monthly insurance deposits will not be required.

Replacement Reserve – On a monthly basis, the Borrowers are required to make deposits of $2,650 (approximately $50 per pad, per annum) to be used for capital expenditures.

Required Repairs Reserve – At origination, the Borrowers were required to deposit $13,188 to be used in connection with immediate repairs to be completed within the timeframes stipulated in the Flintstone Chicago MHC Portfolio Mortgage Loan documents.

Lockbox and Cash Management. The Flintstone Chicago MHC Portfolio Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Cash Sweep Period (as defined below), the Borrowers will be required to establish a lockbox account and cash management account and deposit, or cause to be deposited, all rents into the lockbox account within one business day of receipt. During the continuance of a Cash Sweep Period, all rents deposited into the lockbox account will be swept into the cash management account daily to be held and applied in accordance with the Flintstone Chicago MHC Portfolio Mortgage Loan documents. If no Cash Sweep Period is continuing, funds in the lockbox account will be disbursed to the Borrowers. During the continuance of a Cash Sweep Period, excess cash will be held in accordance with the Flintstone Chicago MHC Portfolio Mortgage Loan documents.

A “Cash Sweep Period” will commence upon (i) an event of default or (ii) the debt service coverage ratio based on the prior trailing 12-month period falling below 1.15x. A Cash Sweep Period will terminate (x) with regard to clause (i) above, upon the acceptance by the lender of a cure of such event of default; or (y) with regard to clause (ii) above, if the debt service coverage ratio is equal to or greater than 1.25x for two consecutive calendar quarters.

Additional Subordinate or Mezzanine Indebtedness. None.

A-3-18

Multifamily - Manufactured Housing	Loan #3	Cut-off Date Balance:	$60,000,000
Various	Flintstone Chicago MHC Portfolio	Cut-off Date LTV:	67.7%
Various, IL		UW NCF DSCR:	1.25x
		UW NOI Debt Yield:	7.7%

Release of Properties. The Flintstone Chicago MHC Portfolio Mortgage Loan documents permit the release of one or more individual Flintstone Chicago MHC Portfolio Properties (a “Release Property”) in connection with a bona fide sale of a Release Property to an unaffiliated third party upon the satisfaction of certain conditions, including, among others, (i) no event of default exists; (ii) the Borrowers’ (A) defease an amount equal to the greater of (a) 120% of the allocated loan amount for such Release Property, (b) the net proceeds from the sale of the Release Property, as determined by the lender and (c) immediately following release of the Release Property, an amount necessary such that the loan-to-value ratio based on the remaining Flintstone Chicago MHC Portfolio Properties would be greater than 125%, in accordance with REMIC regulations, and (B) if applicable, pay all accrued and unpaid interest on any principal being prepaid; (iii) after giving effect to such release, the debt service coverage ratio (“DSCR”) is at least equal to the greater of (x) 1.30x and (y) the DSCR immediately prior to such release; (iv) after giving effect to such release, the debt yield is not less than the greater of (x) 8.00% and (y) the debt yield immediately prior to such release; (v) after giving effect to such release, the loan-to-value ratio is not greater than the lesser of (x) 70% and (y) the loan-to-value ratio immediately prior to such release; and (vi) after giving effect to such release, the outstanding principal balance of the Flintstone Chicago MHC Portfolio Mortgage Loan must be equal to or greater than $30,000,000. The Borrowers will be permitted to prepay a portion of the Flintstone Chicago MHC Portfolio Mortgage Loan to satisfy the tests indicated in clauses (iii), (iv) and (v) above.

Terrorism Insurance. The Borrowers are required to obtain and maintain property insurance for 100% of the full replacement cost and business interruption insurance for 12 months plus a six-month extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-19

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$59,400,000
1930 West College Avenue	The Beverly	Cut-off Date LTV:	73.6%
San Bernardino, CA 92407		UW NCF DSCR:	1.33x
		UW NOI Debt Yield:	8.1%

A-3-20

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$59,400,000
1930 West College Avenue	The Beverly	Cut-off Date LTV:	73.6%
San Bernardino, CA 92407		UW NCF DSCR:	1.33x
		UW NOI Debt Yield:	8.1%

MAP © 2026 CARTIFACT
DATA © OSM/ESRI/GEOBOUNDARIES
The Beverly
1930 West College Avenue
San Bernardino, CA 92407
San Bernardino
Palm Avenue Elementary School
San Bernardino National Forest
California State University, San Bernardino
Littlefield/ Shultis Park
KENDALL DR
CVS
North Park Elementary School
NORTHPARK BLVD
Cajon High School
University Town Center
Shandin Hills Middle School
Wildwood Park
Walmart
Lowe's
Stater Bros. Markets
40TH ST
Harper Field
Golden Valley Middle School
Arrowhead Country Club
Blair Park
Shandin Hills Golf Course
E J Marshall Elementary School
Delman Heights Park
Davidson Elementary School
California Elementary School
Mountain View Mortuary & Cemetery
Arrowview Middle School
Saint Bernardine Medical Center
Frisbie Park
Community Hospital of San Bernardino
Ballard Rehabilitation Hospital
San Bernardino High School
Dr. Mildred Dalton Henry Elementary School
Dr. Martin Luther King Jr. Middle School
W BASELINE RD
Graciano Gómez Elementary School
N WATERMAN AVE
Arroyo Valley High School
Encanto Park
Captain Leland F. Norton Elementary School
Ramona-Alessandro Elementary School
Juanita Blakely Jones Elementary School
Seccombe Lake Park
Nunez Park
Norton Science and Language Academy
215
210
Santa Clarita
San Fernando
Burbank
Pasadena
Santa Monica
Ontario
San Bernardino
Riverside
Los Angeles
El Segundo
Torrance
Anaheim
Corona
Long Beach
Newport Beach
Laguna Beach
Pacific Ocean

A-3-21

Mortgage Loan No. 4 The Beverly

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio:	Single Asset
Original Balance:	$59,400,000			Location:	San Bernardino, CA 92407
Cut-off Date Balance:	$59,400,000			General Property Type:	Multifamily
% of Initial Pool Balance:	8.1%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsors:	Dax T.S. Mitchell and Andrew Gi			Year Built/Renovated:	1987/2020
Guarantors:	Dax T.S. Mitchell and Andrew Gi			Size:	254 Units
Mortgage Rate:	5.87000%			Cut-off Date Balance Per Unit:	$233,858
Note Date:	5/12/2026			Maturity Date Balance Per Unit:	$233,858
Maturity Date:	6/6/2031			Property Manager:	Guardian Asset Management LLC
Term to Maturity:	60 Months				(Borrower-related)
Amortization Term:	0 Months
IO Period:	60 Months			Underwriting and Financial Information
Seasoning:	0 Months			UW NOI:	$4,784,624
Prepayment Provisions:	L(24),D(32),O(4)			UW NCF:	$4,706,646
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield:	8.1%
Additional Debt Type:	NAP			UW NCF Debt Yield:	7.9%
Additional Debt Balance:	NAP			UW NOI Debt Yield at Maturity:	8.1%
Future Debt Permitted (Type):	No (NAP)			UW NCF DSCR:	1.33x
				Most Recent NOI:	$4,431,653 (TTM 3/31/2026)
				2nd Most Recent NOI(2):	$4,145,331 (12/31/2025)
				3rd Most Recent NOI(2):	$3,167,291 (12/31/2024)
Reserves(1)				Most Recent Occupancy(3):	98.8% (5/5/2026)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(3):	89.7% (12/31/2025)
Tax Reserve:	$326,925	54,487	NAP	3rd Most Recent Occupancy(3):	83.4% (12/31/2024)
Insurance Reserve:	$0	Springing	NAP	Appraised Value (as of):	$80,760,000 (3/24/2026)
Replacement Reserve:	$0	$6,500	NAP	Appraised Value Per Unit:	$317,953
Immediate Repairs:	$633,816	$0	NAP	Cut-off Date LTV Ratio:	73.6%
				Maturity Date LTV Ratio:	73.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$59,400,000	100.0%	Loan Payoff:	$55,450,570	93.4%
			Return of Equity:	$1,837,448	3.1%
			Closing Costs:	$1,151,242	1.9%
			Upfront Reserves:	$960,741	1.6%
Total Sources:	$59,400,000	100.0%	Total Uses:	$59,400,000	100.0%

(1)	See “Escrows and Reserves” below.
(2)	The increase in 2nd Most Recent NOI from 3rd Most Recent NOI is primarily attributable to: (i) increased occupancy as a result of increased demand following recent renovations and (ii) rental premiums received as a result of the renovations.
(3)	The increase in Most Recent Occupancy from 2nd Most Recent Occupancy and 3rd Most Recently Occupancy is attributed to increased demand following recent renovations.

The Mortgage Loan. The fourth largest mortgage loan (“The Beverly Mortgage Loan”) is a $59,400,000 mortgage loan secured by a first priority fee mortgage encumbering a 254-unit, garden style, apartment complex located in San Bernardino, California (“The Beverly Property”).

The Borrower and the Borrower Sponsors. The borrower for The Beverly Mortgage Loan is Broadstone Investors LLC, a Delaware limited liability company and single purpose entity with one independent director (the “Borrower”). The borrower sponsors and the non-recourse carveout guarantors for The Beverly Mortgage Loan are Dax T.S. Mitchell and Andrew Gi (the “Borrower Sponsors” and the “Guarantors”). The Guarantors also provided an environmental indemnity in connection with The Beverly Mortgage Loan.

The Borrower Sponsors co-founded MAG Capital Partners in 2015, a Dallas-based private real estate investment firm that focuses primarily on U.S. industrial real estate and select small- to mid-cap operating company investments. The Borrower Sponsors, as of the second quarter of 2024, had more than $1.0 billion in assets under management across 96 properties representing over 10 million square feet of real estate assets. All three of the Borrower Sponsors’ multifamily assets are located in the San Bernardino market.

The Property. The Beverly Property, also known as Broadview Apartments, is a 254-unit, garden style apartment complex located in San Bernardino, California. Unit inventory at The Beverly Property consists of 107 one-bedroom units and 147 two-bedroom units with an average unit size of 867 square feet. The average underwritten rent per unit is $2,118 per month. As of May 5, 2026, The Beverly Property was 98.8% leased. Units feature an oven, a microwave, a dishwasher, a refrigerator, washer and dryer hookups (appliances available for rent), a balcony or patio, and a fireplace in select units.

A-3-22

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$59,400,000
1930 West College Avenue	The Beverly	Cut-off Date LTV:	73.6%
San Bernardino, CA 92407		UW NCF DSCR:	1.33x
		UW NOI Debt Yield:	8.1%

Community amenities include a leasing office, a business center, a fitness room, a tennis court, a clubhouse, a swimming pool, a hot tub/spa, a dog park, and a courtyard with grilling areas. The Beverly Property features 719 parking spaces resulting in a parking ratio of 2.8 spaces per unit.

The Beverly Property was originally built in 1987 and renovated in 2020. The Borrower Sponsors invested approximately $5.85 million ($23,032 per unit) into unit renovations, common amenities, landscaping and roof upgrades. Prior to the Borrower Sponsors’ acquisition, the previous ownership had invested approximately $5.6 million into improvements since 2018

The Beverly Mortgage Loan documents permit the Borrower to request the lender’s permission to construct 12 accessory dwelling units (“ADUs”), which are detached structures that create additional rentable residential space on a single lot, at The Beverly Property during the term of The Beverly Mortgage Loan. If 12 ADUs are constructed, the lender may in its sole discretion allow the Borrower to construct up to an additional 6 ADUs. Further construction of ADUs is not permitted under The Beverly Mortgage Loan documents. Any ADUs will be collateral for The Beverly Mortgage Loan and will be rented to tenants like any other units.

The following table presents certain information relating to the residential unit mix of The Beverly Property:

Unit Mix(1)

Unit Type	# of Units	Avg. Unit Size (Square Feet)	Occupancy %	Average In-Place Rent	Average In-Place Rent ($/SF/Month)	Market Rent(2)	Market Rent/SF(2)
One Bedroom / One Bath	107	750	99.1%	$1,927	$2.57	$1,975	$2.63
Two Bedroom / One Bath	45	875	100.0%	$2,175	$2.49	$2,200	$2.51
Two Bedroom / Two Bath	102	986	98.0%	$2,295	$2.33	$2,325	$2.36
Total / Wtd. Avg.	254	867	98.8%	$2,118	$2.44	$2,155	$2.49

(1)	Based on the underwritten rent roll dated May 5, 2026.

(2)	Market Rent per the appraisal’s market rent conclusions.

The Market. The Beverly Property is located within the San Bernardino multifamily submarket and the Inland Empire multifamily market within the Riverside-San Bernardino-Ontario, CA metropolitan statistical area (the “Riverside MSA”). According to a third party market research report, the Inland Empire market contains approximately 182,342 multifamily units, with a population of approximately 4.8 million within the Riverside MSA. The Riverside MSA is supported by a diversified employment base spanning healthcare/social services, public administration/transportation and logistics and benefits from a strong educational footprint, with institutions including the University of California-Riverside, California State University San Bernardino, the University of Redlands and the Loma Linda School of Medicine. According to a third party market research report, as of the second quarter of 2026, the Inland Empire market had a vacancy rate of 6.5%, with market rent growth of 0.5% year-over-year and an effective rent of $2,110 per unit.

The San Bernardino submarket is approximately six miles north of the city of San Bernardino and 60 miles east of Los Angeles, California. Nearby shopping centers along University Parkway and Kendall Drive include national retailers such as Walmart, Stater Bros., Starbucks, McDonald's, and Chevron, along with various retail centers, restaurants, convenience stores, and service-oriented businesses. The Beverly Property is located approximately one mile from California State University San Bernardino. According to a third party market research report, as of the second quarter of 2026, the San Bernardino submarket had a vacancy rate of 5.6%, below the broader MSA average, with an average asking rent of $1,891 per unit and year-over-year asking rent growth of 1.2%. The San Bernardino submarket contains approximately 43,372 units of total inventory, with 400 units currently under construction. According to a third-party demographic report, the 2025 population within a two-mile, five-mile, and ten-mile radius of The Beverly Property was 42,164, 233,907 and 731,889, respectively and the 2025 median household income within the same radii was $78,817, $75,491 and $81,346, respectively.

The following table presents certain information relating to appraisal-identified comparable properties to The Beverly Property:

Summary of Comparable Multifamily Properties(1)
Property Name	Distance to Property	Year Built	Occupancy	Units	Avg. Rent Per Unit
The Beverly	NAP	1987	98.8%(2)	254	$2,118(2)
Ridgeline(3)	0.2 miles	1985	91.2%	160	$2,308
Castlepark	0.3 miles	1987	92.0%	508	$2,061
Hillside Village Apartments	0.6 miles	1985	93.0%	80	$1,875
Sixteen60	0.3 miles	1988	90.9%	197	$2,201
Acacia Park	1.1 miles	1986	98.0%	304	$1,978
Kendall Brook Apartments	1.4 miles	1985	96.5%	113	$1,792

(1)	Source: Appraisal.

(2)	Information based on the underwritten rent roll dated May 5, 2026.

(3)	Borrower Sponsor-owned property.

Appraisal. The appraisal concluded to an “as is” value for The Beverly Property of $80,760,000 as of March 24, 2026.

Environmental Matters. According to the Phase I environmental site assessment dated March 24, 2026, there was no evidence of any recognized environmental conditions at The Beverly Property.

A-3-23

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$59,400,000
1930 West College Avenue	The Beverly	Cut-off Date LTV:	73.6%
San Bernardino, CA 92407		UW NCF DSCR:	1.33x
		UW NOI Debt Yield:	8.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at The Beverly Property:

Cash Flow Analysis(1)
	2024	2025	TTM 3/31/2026	UW	UW per Unit
Gross Potential Rent(2)	$6,026,864	$6,064,808	$6,203,199	$6,458,916	$25,429
Vacancy	($1,000,928)	($623,080)	($516,876)	($322,946)	($1,271)
Credit Loss	($41,675)	($24,449)	($16,896)	($19,377)	($76)
Concessions	($46,350)	($16,566)	($15,566)	($19,377)	($76)
Net Rental Income	$4,937,910	$5,400,713	$5,653,860	$6,097,217	$24,005
Other Income	$375,683	$440,509	$471,807	$564,074	$2,221
Effective Gross Income	$5,313,593	$5,841,222	$6,125,667	$6,661,291	$26,226

Real Estate Taxes	$613,760	$631,218	$636,123	$659,889	$2,598
Insurance	$223,484	$98,171	$98,171	$138,283	$544
Other Operating Expenses	$1,309,058	$966,502	$959,721	$1,078,495	$4,246
Total Operating Expenses	$2,146,302	$1,695,891	$1,694,014	$1,876,667	$7,388

Net Operating Income(3)	$3,167,291	$4,145,331	$4,431,653	$4,784,624	$18,837
Replacement Reserves	$0	$0	$0	$77,978	$307
Net Cash Flow	$3,167,291	$4,145,331	$4,431,653	$4,706,646	$18,530

Occupancy (%)(4)	83.4%	89.7%	91.7%	94.4%
NOI DSCR	0.90x	1.17x	1.25x	1.35x
NCF DSCR	0.90x	1.17x	1.25x	1.33x
NOI Debt Yield	5.3%	7.0%	7.5%	8.1%
NCF Debt Yield	5.3%	7.0%	7.5%	7.9%

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were adjusted and/or excluded from the historical presentation and are not considered for purposes of the lender underwritten net cash flow.
(2)	UW Gross Potential Rent is based on the in place rent roll as of May 5, 2026.
(3)	The increase in 2025 Net Operating Income from 2024 Net Operating Income is primarily attributable to: (i) increased occupancy as a result increased demand following recent renovations and (ii) rental premiums received as a result of the renovations.
(4)	UW Occupancy % is based on economic occupancy while historical figures represent physical occupancy

Escrows and Reserves.

RE Tax Reserve – At origination, the Borrower was required to deposit approximately $326,925 for real estate taxes. On a monthly basis, the Borrower is required to make deposits equal to one-twelfth of the projected annual real estate taxes (estimated to be $54,487).

Insurance Reserve –On a monthly basis, the Borrower is required to make deposits equal to one-twelfth of the projected annual insurance premiums; provided however, so long as no event of default has occurred and is continuing and the lender has been provided proof that a blanket insurance policy is in place and is being maintained, monthly insurance deposits will not be required.

Replacement Reserve – On a monthly basis, the Borrower is required to make deposits of $6,500 (approximately $307 per unit, per annum) to be used for capital expenditures.

Immediate Repairs Reserve – At origination, the Borrower was required to make an upfront deposit of $633,816 to be used in connection with immediate repairs to be completed within the timeframes stipulated in The Beverly Mortgage Loan documents.

Lockbox and Cash Management. The Beverly Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Trigger Event (as defined below), the Borrower will be required to establish a lockbox account and cash management account and deposit, or cause to be deposited, all rents into the lockbox account within one business day of receipt. During the continuance of a Trigger Event, all rents deposited into the lockbox account will be swept into the cash management account daily to be held and applied in accordance with The Beverly Mortgage Loan documents. If no Trigger Event is continuing, funds in the lockbox account will be disbursed to the Borrower. During the continuance of a Trigger Event, excess cash will be held in accordance with The Beverly Mortgage Loan documents.

A “Trigger Event” will commence upon (i) the occurrence of an event of default or (ii) the debt service coverage ratio based on the prior trailing 12-month period being less than 1.15x (tested quarterly). A Trigger Event will terminate (x) with respect to clause (i) above, upon a cure of such event of default and (y) with respect to clause (ii) above, when the debt service coverage ratio has been equal to or greater than 1.20x for two consecutive calendar quarters.

Additional Subordinate and Mezzanine Indebtedness. None.

Release of Properties. None.

Terrorism Insurance. The Borrower is required to obtain and maintain property insurance for 100% of full replacement cost and business interruption insurance for 18 months plus a 12-month extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-24

Multifamily – Mid Rise	Loan #5	Cut-off Date Balance:	$57,500,000
Various	Friedman Family Portfolio	Cut-off Date LTV:	68.9%
Wayne, PA 19087		U/W NCF DSCR:	1.24x
		U/W NOI Debt Yield:	7.3%

A-3-25

Multifamily – Mid Rise	Loan #5	Cut-off Date Balance:	$57,500,000
Various	Friedman Family Portfolio	Cut-off Date LTV:	68.9%
Wayne, PA 19087		U/W NCF DSCR:	1.24x
		U/W NOI Debt Yield:	7.3%

MAP © 2026 CARTIFACT
DATA © OSM/ESRI/GEOBOUNDARIES
McKaig Nature Education Center
76
Executive Estates Park
Armenian Sisters Academy
St. David's Golf Club
Valley Forge Military Academy
Cabrini College
Eastern University
Harford Park
476
The Inn at Villanova University
Radnor Elementary School
Archbishop John Carroll High School
Eagle Village Shops
EAST LANCASTER AVENUE
2
1
3
Radnor Township Middle School
St. David's Square
Radnor High School
Villanova University
Odorisio Park
Encke Park
BROOKE ROAD
Brooke Farm Trail
Agnes Irwin School
CONESTOGA ROAD
476
The Willows
Radnor Valley Country Club
Haverford School

Friedman Family Portfolio

	PROPERTY NAME	ADDRESS	CITY	STATE	ZIP CODE
1	Aberwyck	435 East Lancaster Avenue	Wayne	PA	19087
2	Crestwood	421 East Lancaster Avenue	Wayne	PA	19087
3	Wessex House	505 East Lancaster Avenue	Wayne	PA	19087

A-3-26

Mortgage Loan No. 5 – Friedman Family Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio(2):	Portfolio
Original Balance:	$57,500,000			Location:	Wayne, PA 19087
Cut-off Date Balance:	$57,500,000			General Property Type:	Multifamily
% of Initial Pool Balance:	7.8%			Detailed Property Type:	Mid Rise
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsors:	David B. Friedman and Brian K. Friedman			Year Built/Renovated(3):	Various/2022
Guarantors:	David B. Friedman and Brian K. Friedman			Size:	175 Units
Mortgage Rate:	5.72000%			Cut-off Date Balance per Unit:	$328,571
Note Date:	3/4/2026			Maturity Balance per Unit:	$328,571
Maturity Date:	3/6/2031			Property Manager:	Friedman Realty Group, Inc.
Term to Maturity:	60 months				(Borrower-affiliated)
Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI:	$4,182,056
Seasoning:	3 months			UW NCF:	$4,138,306
Prepayment Provisions:	L(27),D(29),O(4)			UW NOI Debt Yield:	7.3%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF Debt Yield:	7.2%
Additional Debt Type:	NAP			UW NOI Debt Yield at Maturity:	7.3%
Additional Debt Balance:	NAP			UW NCF DSCR:	1.24x
Future Debt Permitted (Type):	No (NAP)			Most Recent NOI:	$4,067,969 (TTM 1/31/2026)
				2nd Most Recent NOI:	$4,051,688 (12/31/2025)
				3rd Most Recent NOI:	$3,850,570 (12/31/2024)
				Most Recent Occupancy:	97.1% (2/23/2026)
Reserves(1)				2nd Most Recent Occupancy:	94.9% (12/31/2025)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	94.2% (12/31/2024)
RE Taxes:	$139,598	$26,404	NAP	Appraised Value (as of):	$83,500,000 (1/22/2026)
Insurance:	$77,615	$7,762	NAP	Appraised Value per Unit:	$477,143
Immediate Repairs:	$16,600	$0	NAP	Cut-off Date LTV Ratio:	68.9%
Replacement Reserve:	$0	$3,650	NAP	Maturity Date LTV Ratio:	68.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$57,500,000	100.0%	Loan Payoff:	$48,436,684	84.2%
			Return of Equity:	$7,958,198	13.8%
			Closing Costs:	$871,305	1.5%
			Upfront Reserves:	$233,813	0.4%
Total Sources:	$57,500,000	100.0%	Total Uses:	$57,500,000	100.0%

(1)	See “Escrows and Reserves” below.
(2)	The Friedman Family Portfolio Mortgage Loan (as defined below) does not allow for individual property releases.
(3)	See “Portfolio Summary” below.

The Mortgage Loan. The fifth largest mortgage loan (the “Friedman Family Portfolio Mortgage Loan”) is a $57,500,000 mortgage loan secured by a first priority fee interest encumbering three adjacent, mid rise multifamily properties totaling 175 units located in Wayne, Pennsylvania (the “Friedman Family Portfolio”).

The Borrower and the Borrower Sponsor. The borrower for the Friedman Family Portfolio Mortgage Loan is Friedman Family Radnor Fund, LLC, a single purpose, Delaware limited liability company with one independent director (the “Borrower”). The borrower sponsors and the non-recourse carveout guarantors for the Friedman Family Portfolio Mortgage Loan are Brian K. Friedman and David B. Friedman (the “Borrower Sponsors” and “Guarantors”). The Guarantors also provided an environmental indemnity in connection with the Friedman Family Portfolio Mortgage Loan.

Brian K. Friedman is the founder of the Friedman Realty Group, a family-owned and operated company that originally focused on multifamily, office and retail properties throughout New Jersey and the Philadelphia area. In 2010, the Friedman Realty Group sold off its office and retail assets to focus on multifamily only. As of October 2025, the Friedman Realty Group owns 25 multifamily properties in Pennsylvania and New Jersey and is primarily operated by Brian K. Friedman’s son, David B. Friedman.

The Properties. The Friedman Family Portfolio consists of three adjacent, mid rise multifamily properties (each a “Friedman Family Portfolio Property”) containing a total of 175 units located in Wayne, Pennsylvania. The Friedman Family Portfolio collectively offers a unit mix of 51 one-bedroom units, 110 two-bedroom units and 14 three-bedroom units with an average unit size of approximately 1,160 square feet. Additionally, there is 4,517 square feet of commercial space, that is 100.0% leased by (i) Wayne Realty Corporation, a real estate brokerage, (ii) a pilates studio and (iii) Albert Levin Co., a real estate investment firm. The weighted average remaining lease term of the commercial tenants is 2.8 years.

Community amenities within the Friedman Family Portfolio include off-street parking, EV charging stations, controlled access, elevators, laundry facilities, a resident lounge, a package center, a fitness center, a dog park and a barbecue area. Each unit features a washer/dryer, quartz countertops, custom

A-3-27

Multifamily – Mid Rise	Loan #5	Cut-off Date Balance:	$57,500,000
Various	Friedman Family Portfolio	Cut-off Date LTV:	68.9%
Wayne, PA 19087		U/W NCF DSCR:	1.24x
		U/W NOI Debt Yield:	7.3%

backsplashes, wood flooring, air conditioning and heat and private balconies or patios. As of February 23, 2026, the Friedman Family Portfolio was 97.1% leased with an average in-place rent of $2,562 per unit per month. Since 2024, the Borrower Sponsor has maintained an occupancy above 94.2% across the Friedman Family Portfolio. There are 258 parking spaces across the three Friedman Family Portfolio Properties, resulting in a parking ratio of approximately 1.5 parking spaces per unit.

The Borrower Sponsor acquired the Friedman Family Portfolio in December 2020 for approximately $51.7 million and has since invested approximately $16.8 million (approximately $96,000 per unit), having a total cost basis of $68.5 million (approximately $391,428 per unit) and approximately $11.0 million of remaining equity post origination. The renovations involved extensive upgrades to unit interiors, including complete kitchen and bathroom renovations, building exterior and common area upgrades, and fully renovating the fitness center and playground. Additionally, the Borrower Sponsor completed a build out of the commercial space currently occupied by the pilates studio. Through renovations at the Friedman Family Portfolio, the Borrower Sponsor has been able to increase average monthly rents from $1,857 to $2,562 per unit per month as of February 23, 2026.

The following table presents certain information relating to the Friedman Family Portfolio:

Portfolio Summary
Property Name	City, State	Units	Year Built/Renovated	Occupancy(1)	Allocated Cut-off Date Balance(2)	% of Allocated Cut-off Date Balance	Appraised Value
Wessex House	Wayne, Pennsylvania	87	1965/2022	98.9%	$30,600,000	53.2%	$44,800,000
Aberwyck	Wayne, Pennsylvania	51	1966/2022	96.1%	$16,000,000	27.8%	$23,000,000
Crestwood	Wayne, Pennsylvania	37	1962/2022	94.6%	$10,900,000	19.0%	$15,700,000
Total/Wtd. Avg.		175		97.1%	$57,500,000	100.0%	$83,500,000

(1)	Occupancy based on the underwritten rent roll dated as of February 23, 2026.
(2)	No individual releases are permitted pursuant the Friedman Family Portfolio Mortgage Loan documents.

The following table presents certain information relating to the unit mix of the Friedman Family Portfolio:

Unit Mix(1)

Unit Type	# of Units	Avg. Unit Size (Square Feet)	Occupancy %	Average In-Place Rent	Average In-Place Rent ($/SF/Month)	Market Rent(2)	Market Rent/SF(2)
Wessex House
One Bedroom	24	927	95.8%	$2,218	$2.39	$2,205	$2.38
Two Bedroom	52	1,267	100.0%	$2,771	$2.19	$2,800	$2.21
Three Bedroom	11	1,533	100.0%	$3,883	$2.53	$3,910	$2.55
Total / Wtd. Avg.	87	1,207	98.9%	$2,765	$2.28	$2,776	$2.30
Aberwyck
One Bedroom	18	838	100.0%	$2,031	$2.42	$2,035	$2.43
Two Bedroom	31	1,203	93.5%	$2,488	$2.05	$2,525	$2.10
Three Bedroom	2	1,660	100.0%	$3,710	$2.23	$3,700	$2.23
Total / Wtd. Avg.	51	1,092	96.1%	$2,370	$2.20	$2,398	$2.20
Crestwood
One Bedroom	9	914	100.0%	$1,928	$2.11	$2,000	$2.19
Two Bedroom	27	1,215	92.6%	$2,416	$1.98	$2,500	$2.06
Three Bedroom	1	1,314	100.0%	$3,800	$2.89	$3,800	$2.89
Total / Wtd. Avg.	37	1,144	94.6%	$2,330	$2.04	$2,414	$2.11
Total / Wtd. Avg.	175	1,160	97.1%	$2,562	$2.21	$2,589	$2.23

(1)	Information based on the underwritten rent roll dated as of February 23, 2026.
(2)	Market Rent per the respective appraisal’s market rent conclusions.

The Market. The Friedman Family Portfolio is located in Wayne Pennsylvania, within Delaware County. The Friedman Family Portfolio is in the Main Line submarket, a suburban markets within the Philadelphia metropolitan statistical area (the “Philadelphia MSA”). According to the appraisal, the Main Line submarket is within a one hour commute to multiple employment and entertainment hubs and commands the highest asking rent and occupancy rate compared to the other Philadelphia MSA submarkets. The location benefits from the Saint Davids Train Station located just behind the Friedman Family Portfolio and the Wayne/Strafford “downtown” retail/restaurant district within a short walk (less than one block). According to the appraisal, as of the third quarter of 2025, the Philadelphia apartment market had a 92.4% occupancy and average asking rent of $1,827 per unit per month, while the Main Line submarket had a 93.7% occupancy and average asking rent of $2,330 per unit over the same period.

The Friedman Family Portfolio is in the Radnor Township School District, whose high school is listed as the third best public high school in the state and 125th public high school nationwide, according to a third party report. In addition to the Radnor School District, there are also multiple colleges and universities nearby, including Villanova University (approximately 10,000 students) located 1.6 miles to the east and Eastern University (approximately 10,000 students) located 0.5 miles to the north.

A-3-28

Multifamily – Mid Rise	Loan #5	Cut-off Date Balance:	$57,500,000
Various	Friedman Family Portfolio	Cut-off Date LTV:	68.9%
Wayne, PA 19087		U/W NCF DSCR:	1.24x
		U/W NOI Debt Yield:	7.3%

The following table presents certain information relating to appraisal-identified comparable properties to Friedman Family Portfolio:

Summary of Comparable Multifamily Properties(1)
Property Name	Distance to Property	Year Built	Occupancy	No. Units	Avg. Rent Per Unit
Friedman Family Portfolio	NAP	1962-1966	97.1%(2)	175	$2,562(2)
Wessex House	0.1 Miles	1965	99.0%	87	$2,760
Radnor Preserve	0.6 Miles	1965	98.0%	90	$2,705
Radnor Crossing	0.3 Miles	1967	98.0%	234	$2,032
Wayne Manor	0.7 Miles	1970	100.0%	22	$2,129
Delmont Apartments	1.6 Miles	1968	99.0%	100	$2,069
The Fritz	3.5 Miles	2023	97.0%	67	$2,555
The Villas at Bryn Mawr Apartment Homes	3.0 Miles	1951	97.0%	316	$2,208

(1)	Source: Appraisal.
(2)	Information based on the underwritten rent roll dated February 23, 2026.

Appraisal. The appraisals concluded an aggregate “as is” value for the Friedman Family Portfolio of $83,500,000 as of January 22, 2026.

Environmental Matters. According to the Phase I environmental site assessments dated February 2, 2026 and February 3, 2026, there was no evidence of any recognized environmental conditions at the Friedman Family Portfolio.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Friedman Family Portfolio:

Cash Flow Analysis(1)
	2023	2024	2025	TTM 1/31/2026	UW	UW per Unit
Gross Potential Rent(2)	$4,969,072	$5,141,716	$5,298,852	$5,316,334	$5,374,428	$30,711
Vacancy	($912,083)	(297,940)	($272,146)	($270,638)	($268,721)	($1,536)
Credit Loss	($2,613)	(2,699)	($3,677)	($3,677)	$0	$0
Concessions	($20,360)	(43,267)	($32,909)	($35,604)	$0	$0
Net Rentable Income	$4,034,016	$4,797,809	$4,990,120	$5,006,414	$5,105,707	$29,175
Other Income	$263,575	$432,098	$555,374	$561,065	$623,352	$3,562
Effective Gross Income	$4,297,590	$5,229,907	$5,545,494	$5,567,480	$5,729,059	$32,737

Real Estate Taxes	$258,816	$266,376	$276,726	$277,451	$289,295	$1,653
Insurance	$84,313	$84,274	$84,189	$84,719	$88,702	$507
Other Expenses	$962,799	$1,028,686	$1,132,892	$1,137,341	$1,169,006	$6,680
Total Operating Expenses	$1,305,927	$1,379,336	$1,493,806	$1,499,510	$1,547,003	$8,840

Net Operating Income(3)	$2,991,663	$3,850,570	$4,051,688	$4,067,969	$4,182,056	$23,897
Replacement Reserves	$0	$0	$0	$0	$43,750	$250
Net Cash Flow	$2,964,813	$3,850,570	$4,051,688	$4,067,969	$4,138,306	$23,647

Occupancy (%)(4)	81.6%	94.2%	94.9%	94.9%	95.0%
NOI DSCR	0.90x	1.15x	1.22x	1.22x	1.25x
NCF DSCR	0.89x	1.15x	1.22x	1.22x	1.24x
NOI Debt Yield	5.2%	6.7%	7.0%	7.1%	7.3%
NCF Debt Yield	5.2%	6.7%	7.0%	7.1%	7.2%

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for purposes of the lender underwritten net cash flow.
(2)	UW Gross Potential Rent is based on the underwritten rent roll dated February 23, 2026.
(3)	The increases in 2024 Net Operating Income and 2023 Net Operating Income is primarily attributable to:(i) renovations that were completed in 2024 and (ii) increases in utility reimbursement charges in-line with market rates.
(4)	UW Occupancy is based on economic occupancy while historical figures represent physical occupancy.

A-3-29

Multifamily – Mid Rise	Loan #5	Cut-off Date Balance:	$57,500,000
Various	Friedman Family Portfolio	Cut-off Date LTV:	68.9%
Wayne, PA 19087		U/W NCF DSCR:	1.24x
		U/W NOI Debt Yield:	7.3%

Escrows and Reserves.

RE Tax Reserve – At origination, the Borrower was required to deposit $139,598 for real estate taxes. On a monthly basis, the Borrower is required to make deposits of one-twelfth of the projected annual real estate taxes (initially estimated at $26,404).

Insurance Reserve – On a monthly basis, the Borrower is required to make deposits of one-twelfth of the insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months; provided that the monthly insurance deposit will be waived so long as no event of default is continuing, the Borrower maintains insurance coverage for the Friedman Family Portfolio as part of blanket or umbrella coverage reasonably approved by the lender, and the Borrower provides the lender with evidence of the renewal of the insurance policies and paid receipts for the payment of the insurance premiums no later than 10 business days prior to the expiration dates of the policies.

Immediate Repairs Reserve – At origination, the Borrower was required to deposit $16,600 to perform immediate repairs to be completed within the timeframes stipulated in the Friedman Family Portfolio Mortgage Loan documents.

Replacement Reserve – On a monthly basis, the Borrower is required to escrow approximately $3,650 (approximately $250 per unit, per annum) for capital expenditures.

Lockbox and Cash Management. The Friedman Family Portfolio Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Trigger Event (as defined below), the Borrower will be required to establish a lockbox account and cash management account and deposit, or cause to be deposited, all rents into the lockbox account within one business day of receipt. During the continuance of a Trigger Event, all rents deposited into the lockbox account will be swept into the cash management account daily to be held and applied in accordance with the Friedman Family Portfolio Mortgage Loan documents. If no Trigger Event is continuing, funds in the lockbox account will be disbursed to the Borrower. During the continuance of a Trigger Event, excess cash will be held in accordance with the Friedman Family Portfolio Mortgage Loan documents.

A “Trigger Event” will commence upon (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio (“DSCR”) based on the prior trailing 12-month period is less than 1.10x (tested quarterly). A Trigger Event will terminate (x) with regard to clause (i) above, upon the cure of such event of default or (y) with regard to clause (ii) above, if the DSCR is equal to or greater than 1.20x for two consecutive calendar quarters.

Additional Subordinate or Mezzanine Indebtedness. None.

Release of Property. None.

Terrorism Insurance. The Borrower is required to obtain and maintain property insurance for 100% of the full replacement cost and business interruption insurance for 18 months plus a 12-month extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-30

Multifamily – High Rise	Loan #6	Cut-off Date Balance:	$45,000,000
517 Shipley Street	Crosby Hill Apartments	Cut-off Date LTV:	69.0%
Wilmington, DE 19801		UW NCF DSCR:	1.42x
		UW NOI Debt Yield:	8.0%

A-3-31

Multifamily – High Rise	Loan #6	Cut-off Date Balance:	$45,000,000
517 Shipley Street	Crosby Hill Apartments	Cut-off Date LTV:	69.0%
Wilmington, DE 19801		UW NCF DSCR:	1.42x
		UW NOI Debt Yield:	8.0%

MAP © 2026 CARTIFACT
DATA © OSM/ESRI/GEOBOUNDARIES
Brandywine Creek State Park
Concord Square
Concord Gallery
Talleyville
Montchanin Course
DuPont Championship Course
Wilmington Country Club
Valley Garden Park
Montchanin Course
Greenville Center
Nemours/Alfred I. duPont Hospital for Children
95
Bellevue State Park
Greenville
Alapocas Run State Park
Rock Manor Golf Course
Rockwood Park
Bellefonte
University of Delaware Wilmington Campus
Ed Oliver Golf Club
Merchant's Square
Silverbrook Cemetery
Saint Francis Healthcare
Wilmington
Cathedral Cemetery
Veterans Affairs Medical Center Wilmington
95
Elsmere
Walmart
Canby Park West
495
Crosby Hill Apartments
517 Shipley Street
Wilmington, DE 19801
Delaware Psychiatric Center
Crossroads Plaza
NEW CASTLE COUNTY AIRPORT
Wilmington University
Boyertown
Quakertown
Princeton
Harleysville
Doylestown
Trenton
Blue Bell
King of Prussia
Willow Grove
Levittown
Wayne
PA
Malvern
West Chester
Philadelphia
Cherry Hill
Medford
Chester
NJ
DE
Wilmington
Mantua
Berlin
Gloucester Township
Pilesgrove
Glassboro

A-3-32

Mortgage Loan No. 6 Crosby Hill Apartments

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio:	Single Asset
Original Balance:	$45,000,000			Location:	Wilmington, DE 19801
Cut-off Date Balance:	$45,000,000			General Property Type:	Multifamily
% of Initial Pool Balance:	6.1%			Detailed Property Type:	High Rise
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsors:	Robert Buccini, Christopher Buccini and David Pollin			Year Built/Renovated:	2022/NAP
Guarantors:	Robert Buccini, Christopher Buccini and David Pollin			Size:	203 Units
Mortgage Rate:	5.49000%			Cut-off Date Balance Per Unit:	$221,675
Note Date:	1/2/2026			Maturity Date Balance Per Unit:	$221,675
Maturity Date:	1/6/2031			Property Manager:	BPG Real Estate Services LLC
Term to Maturity:	60 Months				(Borrower-related)
Amortization Term:	0 Months			Underwriting and Financial Information
IO Period:	60 Months			UW NOI:	$3,613,793
Seasoning:	5 Months			UW NCF:	$3,563,043
Prepayment Provisions:	L(29),D(27),O(4)			UW NOI Debt Yield:	8.0%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF Debt Yield:	7.9%
Additional Debt Type(1):	Mezzanine			UW NOI Debt Yield at Maturity:	8.0%
Additional Debt Balance(1):	$5,500,000			UW NCF DSCR:	1.42x
Future Debt Permitted (Type):	No (NAP)			Most Recent NOI(3)(4):	$3,164,762 (2/27/2026)
				2nd Most Recent NOI(3):	$3,038,723 (12/31/2025)
				3rd Most Recent NOI:	$3,132,646 (12/31/2024)
Reserves(2)				Most Recent Occupancy:	92.6% (4/21/2026)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	88.9% (12/31/2025)
RE Taxes:	$48,849	$8,141	NAP	3rd Most Recent Occupancy:	91.2% (12/31/2024)
Insurance:	$0	Springing	NAP	Appraised Value (as of):	$65,200,000 (11/18/2025)
Replacement Reserve:	$0	$4,250	NAP	Appraised Value Per Unit:	$321,182
				Cut-off Date LTV Ratio:	69.0%
				Maturity Date LTV Ratio:	69.0%
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$45,000,000	89.1%	Loan Payoff:	$49,075,400	97.2%
Mezzanine Loan(1):	$5,500,000	10.9%	Closing Costs:	$1,136,900	2.3%
			Return of Equity:	$238,852	0.5%
			Upfront Reserves:	$48,849	0.1%
Total Sources:	$50,500,000	100.0%	Total Uses:	$50,500,000	100.0%

(1)	See “Mezzanine Indebtedness” below.
(2)	See “Escrows and Reserves” below.
(3)	The increase in Most Recent NOI from 2nd Most Recent NOI is primarily attributable to an increase in rental rates and burn-off of residential concessions.

The Mortgage Loan. The sixth largest mortgage loan (the “Crosby Hill Apartments Mortgage Loan”) is a $45,000,000 mortgage loan secured by a first priority fee mortgage encumbering a 203-unit, high rise apartment complex located in Wilmington, Delaware (the “Crosby Hill Apartments Property”).

The Borrower and the Borrower Sponsor. The borrower for the Crosby Hill Apartments Mortgage Loan is 517 Shipley LLC, a Delaware limited liability company and single purpose entity with one independent director (the “Borrower”). The borrower sponsors and the non-recourse carveout guarantors are Robert Buccini, Christopher Buccini and David Pollin (the “Borrower Sponsors” and “Guarantors”). The Guarantors also provided an environmental indemnity in connection with the Crosby Hill Apartments Mortgage Loan.

The Borrower Sponsors manage BPG Group, a privately held real estate acquisition, development and management company focused on multifamily, hotel, office, retail and parking properties. Since 1993, BPG Group has acquired or developed a portfolio with a value of approximately $6.0 billion primarily in the Wilmington market, including 19 residential communities comprising approximately 2,258 units including the Crosby Hill Apartments Property, approximately 47 hotels, approximately 7 million square feet of office and retail space and entertainment venues including Chase Fieldhouse in Wilmington, Delaware.

The Property. The Crosby Hill Apartments Property, built in 2022, is a high rise apartment complex located in Wilmington, Delaware. The Crosby Hill Apartments Property was delivered in 2022 and is comprised of one, 11-story glass tower and two connected mid rise buildings The Crosby Hill Apartments Property is comprised of 203 units and has a unit mix that includes 36 studio units, 124 one-bedroom units and 43 two-bedroom units with an aggregate average unit size of 735 square feet. The average underwritten rent across all units is $1,974. As of April 21, 2025, The Crosby Hill Apartments Property was 92.6% leased. Unit finishes include stainless steel appliances, white cabinets, quartz countertops, backsplashes, a washer/dryer and hardwood flooring. Community amenities include an interior courtyard with a barbeque/fire pit area and pool, a tenant lounge with a screening room and co-working

A-3-33

Multifamily – High Rise	Loan #6	Cut-off Date Balance:	$45,000,000
517 Shipley Street	Crosby Hill Apartments	Cut-off Date LTV:	69.0%
Wilmington, DE 19801		UW NCF DSCR:	1.42x
		UW NOI Debt Yield:	8.0%

space, a fitness center and 24/7 concierge service. The Crosby Hill Apartments Property features a 125-space parking garage, resulting in a parking ratio of 0.6 spaces per unit.

The Borrower Sponsors developed the Crosby Hills Apartments Property and have a cost basis of approximately $64.5 million following origination of the Crosby Hills Apartments Mortgage Loan. The Borrower Sponsors leased up the Crosby Hills Apartments Property to over 93.0% by the end of the first quarter of 2024 with all concessions having burned off at that time.

The Crosby Hill Apartments Property benefits from a 10-year real estate tax abatement from the City of Wilmington due to its location within a qualifying geographic area and being constructed as a “qualified improvement”. The tax abatement provides for a 100% abatement of real estate taxes for the first five years, followed by a 20% annual phase-in through year 10. The first year of the tax abatement commenced in the 2025/2026 fiscal year. The Crosby Hill Apartments Property also benefits from a real estate tax abatement from New Castle County, which phases in at an annual rate of 10% until reaching full taxation. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Real Estate and Other Tax Considerations” in the prospectus.

The following table presents certain information relating to the residential unit mix of The Crosby Hill Apartments Property:

Unit Mix(1)

Unit Type	# of Units	Avg. Unit Size (Square Feet)	Occupancy %	Average In-Place Rent	Average In-Place Rent ($/SF/Month)	Market Rent(2)	Market Rent/SF(2)
Studio	36	552	94.4%	$1,599	$2.90	$1,650	$2.99
One Bedroom	124	677	91.1%	$1,909	$2.82	$1,950	$2.88
Two Bedroom	43	1,052	95.3%	$2,466	$2.34	$2,450	$2.33
Total / Wtd. Avg.	203	735	92.6%	$1,974	$2.68	$2,003	$2.73

(1)	Based on the underwritten rent roll dated April 21, 2026.

(2)	Market Rent per the appraisal’s market rent conclusions.

The Market. The Crosby Hill Apartments Property is located in the Wilmington central business district, which is part of the Philadelphia – PA USA apartment market and the Upper New Castle County submarket. Wilmington’s location provides connectivity to Washington, D.C. (approximately 110 miles south) and New York City (approximately 130 miles north) via Amtrak rail service and Interstate 95.

Per a third party market research report, the Philadelphia - PA USA apartment market recorded 93.0% occupancy as of the second quarter of 2026, with average asking rent of $1,855 per unit per month while the Upper New Castle County apartment submarket recorded 93.6% occupancy as of the same period with average asking rent of $1,627 per unit per month. Per the same third party market research report, the estimated 2025 population within a two-, five- and 10-mile radius was 81,858, 194,905 and 470,560, respectively, and the median household income within the same radii was $54,912, $72,272 and $85,415, respectively.

The following table presents certain information relating to appraisal-identified comparable properties to The Crosby Hill Apartments Property:

Summary of Comparable Multifamily Properties(1)
Property Name	Distance to Property	Year Built	Occupancy	No. Units	Avg. Rent Per Unit
Crosby Hill Apartments	NAP	2022	92.6%(2)	203	$1,974(2)
The Standard(3)	0.3 mile	2023	65.0%	366	$2,092
The Press(3)	0.2 mile	2025	15.0%	243	$2,282
The Residences at Mid-Town Park(3)	0.2 mile	2018	93.0%	200	$1,769
Luxor Lifestyle	0.6 mile	2023	97.0%	193	$1,989
101 Avenue of the Arts Apartments	0.4 mile	2018	96.0%	68	$2,473

(1)	Source: Appraisal.

(2)	Information based on the underwritten rent roll dated April 21, 2026.

(3)	Properties are owned by the Borrower Sponsors or an affiliate thereof..

Appraisal. The appraisal concluded to an “as is” value for The Crosby Hill Apartments Property of $65,200,000 as of November 18, 2025.

Environmental Matters. According to the Phase I environmental site assessment dated November 25, 2025, there was no evidence of any recognized environmental conditions at The Crosby Hill Apartments Property.

A-3-34

Multifamily – High Rise	Loan #6	Cut-off Date Balance:	$45,000,000
517 Shipley Street	Crosby Hill Apartments	Cut-off Date LTV:	69.0%
Wilmington, DE 19801		UW NCF DSCR:	1.42x
		UW NOI Debt Yield:	8.0%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at The Crosby Hill Apartments Property:

Cash Flow Analysis(1)
	2024	2025	TTM 2/27/2026	UW	UW per Unit
Gross Potential Rent(2)	$4,539,198	$4,617,977	$4,701,089	$4,803,233	$23,661
Vacancy	($398,028)	($512,064)	($465,753)	($349,505)	($1,722)
Credit Loss	($66,451)	($6,747)	$0	$0	$0
Concessions	($38,635)	($195,737)	($175,319)	$0	$0
Net Rental Income	$4,036,084	$3,903,429	$4,060,017	$4,453,728	$21,940
Other Income	$312,415	$311,266	$320,333	$317,959	$1,566
Effective Gross Income	$4,348,499	$4,214,695	$4,380,350	$4,771,687	$23,506

Real Estate Taxes(3)	$37,441	$43,321	$45,181	$148,355	$731
Insurance	$78,819	$80,691	$79,647	$80,691	$397
Other Expenses	$1,099,593	$1,051,960	$1,090,760	$928,848	$4,576
Total Operating Expenses	$1,215,853	$1,175,972	$1,215,588	$1,157,894	$5,704

Net Operating Income(4)	$3,132,646	$3,038,723	$3,164,762	$3,613,793	$17,802
Replacement Reserves	$0	$0	$0	$50,750	$250
Net Cash Flow	$3,132,646	$3,038,723	$3,164,762	$3,563,043	$17,552

Occupancy (%)(5)	91.2%	88.9%	90.1%	92.7%
NOI DSCR	1.25x	1.21x	1.26x	1.44x
NCF DSCR	1.25x	1.21x	1.26x	1.42x
NOI Debt Yield	7.0%	6.8%	7.0%	8.0%
NCF Debt Yield	7.0%	6.8%	7.0%	7.9%

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	UW Gross Potential Rent is based on the underwritten rent roll dated April 21, 2026.
(3)	The Crosby Hill Apartments Property benefits from a 10-year real estate tax abatement program with The City of Wilmington where taxes are fully abated for the first five years and increase by 20% per year thereafter. New Castle County/School taxes will increase by 10% per year throughout the course of the program. UW Real Estate Taxes are based on a forward five-year average of the abated taxes.
(4)	The increase in TTM 2/27/2026 Net Operating Income from 2025 Net Operating Income is primarily attributable to rental rate increases and burn-off of residential concessions.
(5)	UW Occupancy % represents economic occupancy and historical occupancy represents physical occupancy.

Escrows and Reserves.

RE Tax Reserve – At origination, the Borrower was required to deposit $48,849 for real estate taxes. On a monthly basis, the Borrower is required to make deposits of one-twelfth of the projected annual real estate taxes (initially estimated to be $8,141).

Insurance Reserve – On a monthly basis, the Borrower is required to make deposits of one-twelfth of the projected annual insurance premiums; provided, however, so long as no event of default has occurred and is continuing and the lender has been provided proof that a blanket insurance policy is in place and is being maintained, monthly insurance deposits will not be required. At origination of the Crosby Hill Apartment Mortgage Loan, a blanket policy was in place.

Replacement Reserve – On a monthly basis, the Borrower is required to make deposits of $4,250 (approximately $251 per unit, per annum) to be used for capital expenditures.

Lockbox and Cash Management. The Crosby Hill Apartments Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Trigger Event (as defined below), the Borrower will be required to establish a lockbox account and cash management account and deposit, or cause to be deposited, all rents into the lockbox account within one business day of receipt. During the continuance of a Trigger Event, all rents deposited into the lockbox account will be swept into the cash management account daily to be held and applied in accordance with the Crosby Hill Apartments Mortgage Loan documents. If no Trigger Event is continuing, funds in the lockbox account will be disbursed to the Borrower. During the continuance of a Trigger Event, excess cash will be held in accordance with the Crosby Hill Apartments Mortgage Loan documents.

A “Trigger Event” will commence upon (i) the occurrence of an event of default or (ii) the debt service coverage ratio based on the prior trailing 12-month period being less than 1.10x (tested quarterly). A Trigger Event will terminate (x) with respect to clause (i) above, upon a cure of the event of default and (y) with respect to clause (ii) above, when the debt service coverage ratio has been equal to or greater than 1.20x for two consecutive calendar quarters.

Additional Subordinate and Mezzanine Indebtedness. Concurrent with the origination of the Crosby Hill Apartments Mortgage Loan, PMRP VI Crosby, L.L.C. made a mezzanine loan in the amount of $5,500,000 to the holder of 100% of the direct equity interests in the sole member of the Borrower of the Crosby Hill Apartments Mortgage Loan, secured by a pledge of such equity interests (the “Crosby Hill Apartments Mezzanine Loan”). The Crosby Hill Apartments Mezzanine Loan is coterminous with the Crosby Hill Apartments Mortgage Loan and accrues interest at a fixed rate of 11.00000% per annum.

A-3-35

Multifamily – High Rise	Loan #6	Cut-off Date Balance:	$45,000,000
517 Shipley Street	Crosby Hill Apartments	Cut-off Date LTV:	69.0%
Wilmington, DE 19801		UW NCF DSCR:	1.42x
		UW NOI Debt Yield:	8.0%

The Crosby Hills Apartments Mezzanine Loan is subordinate to the Crosby Hill Apartments Mortgage Loan to the extent provided in the related intercreditor agreement. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Additional Indebtedness” in the prospectus.

The Crosby Hills Apartments Property’s total debt as of the origination date is summarized in the table below:

The Crosby Hills Apartments Total Debt Summary
Note	Original Balance	Original Term (mos.)	Original IO Term (mos.)	Interest Rate	Cumulative UW NCF DSCR	Cumulative UW NOI Debt Yield	Cumulative Cut-off Date LTV
Mortgage Loan	$45,000,000	60	60	5.49000%	1.42x	8.0%	69.0%
Mezzanine Loan	$5,500,000	60	60	11.00000%	1.14x	7.2%	77.5%
Total Debt	$50,500,000			6.09010%	1.14x	7.2%	77.5%

Release of Property. None.

Terrorism Insurance. The Borrower is required to obtain and maintain property insurance for 100% of full replacement cost and business interruption insurance for 12 months plus a 12-month extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-36

Multifamily – Mid Rise	Loan #7	Cut-off Date Balance:	$43,000,000
416 Highland Avenue	The HIGHLAND	Cut-off Date LTV:	70.1%
Orange, NJ 07050		UW NCF DSCR:	1.25x
		UW NOI Debt Yield:	7.7%

A-3-37

Multifamily – Mid Rise	Loan #7	Cut-off Date Balance:	$43,000,000
416 Highland Avenue	The HIGHLAND	Cut-off Date LTV:	70.1%
Orange, NJ 07050		UW NCF DSCR:	1.25x
		UW NOI Debt Yield:	7.7%

MAP © 2026 CARTIFACT
DATA © OSM CONTRIBUTORS
The HIGHLAND
416 Highland Avenue
Orange, NJ 07050
West Orange
East Orange
Irvington
Newark
Glenfield Park
Nishuane Park
Canterbury Park
Watsessing Park
Bloomfield College
Forest Hill Field Club
Hendricks Field Golf Course
Belleville Park
Clara Maass Medical Center
Branch Brook Park
Columbus Hospital
Essex Green Shopping Center
Francis A Byrne Golf Course
Essex County Country Club
Rock Spring Golf Club
Orange Park
East Orange General Hospital
VA New Jersey Health Care System
Meadowland Park
Grove Park
Seton Hall University
Ivy Hill Park
Vailsburg Park
Rutgers Biomedical and Health Sciences
Saint Michael's Medical Center
NJIT
Rutgers University Newark
University Hospital
Irvington Park
Newark Beth Israel Medical Center
NEWARK LIBERTY INT'L AIRPORT
280
78
NY
NJ
Parsippany
Newark
New York
JFK INT'L AIRPORT
Edison
Princeton
Freehold
Trenton
Atlantic Ocean
Flora

A-3-38

Mortgage Loan No. 7 The HIGHLAND

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio:	Single Asset
Original Balance:	$43,000,000			Location:	Orange, NJ 07050
Cut-off Date Balance:	$43,000,000			General Property Type:	Multifamily
% of Initial Pool Balance:	5.9%			Detailed Property Type:	Mid Rise
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsors:	Phillip Evanski and Emanuel Klein			Year Built/Renovated:	2024/NAP
Guarantors:	Phillip Evanski and Emanuel Klein			Size:	138 Units
Mortgage Rate:	5.99900%			Cut-off Date Balance Per Unit:	$311,594
Note Date:	5/6/2026			Maturity Date Balance Per Unit:	$311,594
Maturity Date:	5/6/2031			Property Manager:	PEEK Properties, LLC
Term to Maturity:	60 Months				(Borrower-related)
Amortization Term:	0 Months			Underwriting and Financial Information
IO Period:	60 Months			UW NOI(2):	$3,300,152
Seasoning:	1 Month			UW NCF:	$3,265,652
Prepayment Provisions:	L(25),D(30),O(5)			UW NOI Debt Yield:	7.7%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF Debt Yield:	7.6%
Additional Debt Type:	NAP			UW NOI Debt Yield at Maturity:	7.7%
Additional Debt Balance:	NAP			UW NCF DSCR:	1.25x
Future Debt Permitted (Type):	No (NAP)			Most Recent NOI(2):	$2,761,758 (TTM 3/31/2026)
				2nd Most Recent NOI:	$2,659,384 (12/31/2025)
				3rd Most Recent NOI(3):	NAV
Reserves(1)				Most Recent Occupancy:	97.1% (4/30/2026)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	82.8% (12/31/2025)
Tax Reserve	$28,162	$14,081	NAP	3rd Most Recent Occupancy(3):	NAV
Insurance Reserve	$44,216	$11,054	NAP	Appraised Value (as of):	$61,300,000 (4/9/2026)
Replacement Reserve	$0	$2,875	$133,422	Appraised Value Per Unit:	$444,203
				Cut-off Date LTV Ratio:	70.1%
				Maturity Date LTV Ratio:	70.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$43,000,000	100.0%	Loan Payoff:	$38,255,347	89.0%
			Return of Equity:	$3,907,210	9.1%
			Closing Costs:	$765,066	1.8%
			Upfront Reserves:	$72,378	0.2%
Total Sources:	$43,000,000	100.0%	Total Uses:	$43,000,000	100.0%

(1)	See “Escrows and Reserves” below.
(2)	The increase in UW NOI from Most Recent NOI is primarily attributable to: (i) additional incremental leasing and (ii) burn-off of concessions provided through the initial lease-up of The HIGHLAND Property (as defined below).
(3)	Historical financials and occupancy are not available as The HIGHLAND Property was constructed in 2024 and received its final certificate of occupancy in February 2024.

The Mortgage Loan. The seventh largest mortgage loan (“The HIGHLAND Mortgage Loan”) is a $43,000,000 mortgage loan secured by a first priority fee mortgage encumbering a 138-unit mid rise, five-story apartment building located in Orange, New Jersey (“The HIGHLAND Property”).

The Borrower and the Borrower Sponsors. The borrower for The HIGHLAND Mortgage Loan is PEEK Highland I Owner Urban Renewal LLC, a New Jersey limited liability company (the “Borrower”) and single purpose entity with one independent director held in its sole member, which is a Delaware limited liability company. The borrower sponsors and non-recourse carveout guarantors for The HIGHLAND Mortgage Loan are Phillip Evanski and Emanuel Klein (the “Borrower Sponsors” and “Guarantors”). The Guarantors also provided an environmental indemnity in connection with The HIGHLAND Mortgage Loan.

The Borrower Sponsors are the principals of PEEK Properties, LLC (“PEEK”), a fully integrated developer, owner and operator of multifamily properties in New Jersey, with a focus on Orange, New Jersey. PEEK was founded in 2018 and has developed and acquired a total of 10 multifamily buildings in Orange/East Orange. PEEK also serves as the property manager for The HIGHLAND Property. The Guarantors are a repeat agency borrowers.

The Property. The HIGHLAND Property is a recently built, 138 unit, five-story mid rise apartment building located in Orange, New Jersey. The HIGHLAND Property is comprised of 138 units and has a unit mix of 7 studio units, 84 one-bedroom units and 47 two-bedroom units with an aggregate average unit size of 802 square feet. The average underwritten rent per unit is $2,473 per month. As of April 30, 2026, The HIGHLAND Property was 97.1% leased. Unit finishes include stainless-steel appliance packages, in-unit washers/dryers, engineered hardwood floors, quartz countertops, backsplashes and tiled flooring in the bathroom. Community amenities include EV charging stations, a storage room, a package room, a resident lounge, a fitness center, a lobby, a dog park and a second floor courtyard with grills, turf and chairs. The HIGHLAND Property features 213 parking spaces, resulting in a parking ratio of 1.5 spaces per unit.

A-3-39

Multifamily – Mid Rise	Loan #7	Cut-off Date Balance:	$43,000,000
416 Highland Avenue	The HIGHLAND	Cut-off Date LTV:	70.1%
Orange, NJ 07050		UW NCF DSCR:	1.25x
		UW NOI Debt Yield:	7.7%

The Borrower Sponsors acquired the land for approximately $9.1 million and had a total development cost basis of approximately $47.2 million. Construction commenced in November 2021 and the certificate of occupancy was achieved in February 2024. Following origination, the Borrower Sponsor will have approximately $4.2 million of cash equity remaining.

The HIGHLAND Property benefits from a 30-year payment in lieu of taxes (“PILOT”) program with the City of Orange Township. The PILOT is structured to have tax payments based on a percentage of annual gross revenue (“AGR”), with the first 10 years being based on 4% of AGR, years 11-15 will stay at 4% if the AGR is below the projections in the agreement or will grow to 5% of AGR if AGR equals or exceeds such projections. In years 21-25, the percentage will increase to 7% of AGR and then to 9% in year 26. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Real Estate and Other Tax Considerations”” in the prospectus.

The following table presents certain information relating to the residential unit mix of The HIGHLAND Property:

Unit Mix(1)
Unit Type	# of Units	Avg. Unit Size (Square Feet)	Occupancy %	Average In-Place Rent	Average In-Place Rent ($/SF/Month)	Market Rent(2)	Market Rent/SF(2)
Studio	7	559	100.0%	$1,979	$3.54	$2,000	$3.58
One Bedroom	84	702	95.2%	$2,324	$3.31	$2,386	$3.40
Two Bedroom	47	1,017	100.0%	$2,799	$2.75	$2,796	$2.75
Total / Wtd. Avg.	138	802	97.1%	$2,473	$3.07	$2,506	$3.12

(1)	Based on the underwritten rent roll dated April 30, 2026.
(2)	Market Rent per the appraisal’s market rent conclusions.

The Market. The HIGHLAND Property is located in Orange, New Jersey, within the Lower Essex County multifamily submarket and the broader Northern New Jersey metropolitan statistical area ("MSA"). Essex County, home to Newark, benefits from access to mass transit and proximity to New York City, supporting transit-oriented development activity. This connectivity has contributed to increased multifamily development in the county, evidenced by a wave of construction since 2021. Across Northern New Jersey, more than 5,800 units were delivered in 2025, increasing total inventory by 18% over the past five years.

According to a third-party report, the market asking rent across Northern New Jersey is $2,242 per unit, up approximately 13% over the past five years and on par with the national growth rates, though Northern New Jersey rents sit at approximately a 25% premium to the United States average of $1,780 per unit. Vacancy in the Northern New Jersey MSA has recently trended higher than historical average levels in the 4- and 5-star property class segment, with vacancy being 12.5%.

As of the first quarter of 2026, the Lower Essex County submarket vacancy rate was 9.7%, having increased from a recent low of 5.3% in 2020 due to the influx of new supply. The average asking rent in Lower Essex County is $2,177 per month, reflecting year-over-year market rent growth of 1.1%

The following table presents certain information relating to appraisal-identified comparable properties to The HIGHLAND Property:

Summary of Comparable Multifamily Properties(1)
Property Name	Distance to Property	Year Built	Occupancy	No. Units	Avg. Rent Per Unit
The HIGHLAND	NAP	2024	97.1%(2)	138	$2,473(2)
The Mural	0.3 miles	2024	96.0%	103	$2,350
Essex & Crane	0.7 miles	2023	97.0%	209	$2,386
The Harvard	1.3 miles	2020	97.0%	50	$2,194
The 2	1.8 miles	2024	96.0%	90	$2,305
Essence 144	1.2 miles	2017	94.0%	156	$2,157
Linc 32	0.7 miles	2016	96.0%	112	$2,159
Pinnacle Orange Crossing	0.7 miles	2025	30.0%	90	$2,440

(1)	Source: Appraisal.
(2)	Information based on the underwritten rent roll dated April 30, 2026.

Appraisal. The appraisal concluded to an “as is” value for The HIGHLAND Property of $61,300,000 as of April 9, 2026.

Environmental Matters. According to the Phase I environmental site assessment dated April 9, 2026, there was no evidence of any recognized environmental conditions at The HIGHLAND Property.

A-3-40

Multifamily – Mid Rise	Loan #7	Cut-off Date Balance:	$43,000,000
416 Highland Avenue	The HIGHLAND	Cut-off Date LTV:	70.1%
Orange, NJ 07050		UW NCF DSCR:	1.25x
		UW NOI Debt Yield:	7.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at The HIGHLAND Property:

Cash Flow Analysis(1)(2)
	2025	TTM 3/31/2026	UW	UW per Unit
Gross Potential Rent	$4,046,310	$4,058,312	$4,087,835	$29,622
Vacancy	($694,793)	($506,395)	($204,392)	($1,481)
Credit Loss	$0	$0	($6,626)	($48)
Concessions	($169,581)	($202,007)	($61,318)	($444)
Net Rental Income	$3,181,936	$3,349,911	$3,815,500	$27,649
Other Income	$293,095	$313,854	$358,724	$2,599
Effective Gross Income	$3,475,031	$3,663,765	$4,174,223	$30,248

Real Estate Taxes(4)	$76,275	$65,118	$166,969	$1,210
Insurance	$143,535	$90,588	$126,333	$915
Other Operating Expenses	$595,837	$746,301	$580,769	$4,208
Total Expenses	$815,647	$902,007	$874,071	$6,334

Net Operating Income(5)	$2,659,384	$2,761,758	$3,300,152	$23,914
Replacement Reserves	$0	$0	$34,500	$250
Net Cash Flow	$2,659,384	$2,761,758	$3,265,652	$23,664

Occupancy %(6)	82.8%	87.5%	93.3%
NOI DSCR	1.02x	1.06x	1.26x
NCF DSCR	1.02x	1.06x	1.25x
NOI Debt Yield	6.2%	6.4%	7.7%
NCF Debt Yield	6.2%	6.4%	7.6%

(1)	Limited operating history is available as The HIGHLAND Property was constructed in 2024.
(2)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(3)	UW Gross Potential Rent is based on the underwritten rent roll dated April 30, 2026.
(4)	Real Estate Taxes are subject to The HIGHLAND Property’s PILOT program. UW Real Estate Taxes were based on 4% of annual gross revenue.
(5)	The increase from TTM 3/31/2026 Net Operating Income to the UW Net Operating Income is primarily attributable to (i) additional incremental leasing and (ii) burn off of concessions provided during the initial lease-up of The HIGHLAND Property following construction in 2024.
(6)	UW Occupancy % represents economic occupancy and historical occupancy represents physical occupancy.

Escrows and Reserves.

RE Tax Reserve – At origination, the Borrower was required to deposit approximately $28,162 for real estate taxes. On a monthly basis, the Borrower is required to make deposits of one-twelfth of the projected annual real estate taxes (estimated to be approximately $14,081).

Insurance Reserve – At origination, the Borrower was required to deposit $44,216 for insurance premiums. On a monthly basis, the Borrower is required to make deposits of one-twelfth of the projected annual insurance premiums (estimated to be $11,054).

Replacement Reserve – On a monthly basis, to the extent that funds on deposit in the replacement reserve (less any pending disbursements therefrom) are less than $133,422, the Borrower is required to make deposits of $2,875 ($250 per unit, per annum) to be used for capital expenditures.

Lockbox and Cash Management. The HIGHLAND Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Trigger Event (as defined below), the Borrower will be required to establish a lockbox account and cash management account and deposit, or cause to be deposited, all rents into the lockbox account within one business day of receipt. During the continuance of a Trigger Event, all rents deposited into the lockbox account will be swept into the cash management account daily to be held and applied in accordance with The HIGHLAND Mortgage Loan documents. If no Trigger Event is continuing, funds in the lockbox account will be disbursed to the Borrower. During the continuance of a Trigger Event, excess cash will be held in accordance with The HIGHLAND Mortgage Loan documents.

A “Trigger Event” will commence upon (i) the occurrence of an event of default or (ii) the debt service coverage ratio based on the prior trailing 12-month period being less than 1.10x (tested quarterly). A Trigger Event will terminate (x) with respect to clause (i) above, upon a cure of the event of default and (y) with respect to clause (ii) above, when the debt service coverage ratio has been equal to or greater than 1.15x for two consecutive calendar quarters.

Additional Subordinate and Mezzanine Indebtedness. None.

Release of Property. None.

Terrorism Insurance. The Borrower is required to obtain and maintain property insurance for 100% of full replacement cost and business interruption insurance for 12 months plus a six-month extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-41

Multifamily – Garden	Loan #8	Cut-off Date Balance:	$41,250,000
101 Blue Spring Road and 101	Princeton Gardens	Cut-off Date LTV:	69.6%
Princeton Avenue		UW NCF DSCR:	1.34x
Princeton, NJ 08540		UW NOI Debt Yield:	7.9%

A-3-42

Multifamily – Garden	Loan #8	Cut-off Date Balance:	$41,250,000
101 Blue Spring Road and 101	Princeton Gardens	Cut-off Date LTV:	69.6%
Princeton Avenue		UW NCF DSCR:	1.34x
Princeton, NJ 08540		UW NOI Debt Yield:	7.9%

Princeton Gardens
101 Blue Spring Road and
101 Princeton Avenue
Princeton, NJ 08540
Montgomery
Princeton
Trenton
Boyertown
Quakertown
Harleysville
Doylestown
Blue Bell
Woodside
Levittown
King of Prussia
Willow Grove
Bristol
Wayne
PA
Malvern
West Chester
Philadelphia
Cherry Hill
Medford
Chester
NJ
DE
Berlin
Wilmington
Mantua
Gloucester Township
Pilesgrove
Glassboro
Montgomery Veterans Park
Mill Pond Park
River Road
Rocky Hill
Delaware and Raritan Canal State Park
Georgetown-Franklin Turnpike
Montgomery Shopping Center
Hobler Park
Princeton North Shopping Center
Princeton Airport
Princeton House Behavioral Health
Autumn Hill Reservation
Herrontown Woods
All Saints Preserve
Heathcote Meadows Preserve
Van Dyke Wright Park
John Witherspoon Woods
Woodfield Reservation
State Road
Public Open Space
Princeton Shopping Center
Community Park North
Princeton
Princeton Forrestal Village
Princeton Theological Seminary
Princeton University - Forrestal Campus
Greenway Meadows
Princeton University
University Medical Center of Princeton at Plainsboro
TPC Jasna Polana
Carson Road Woods
Institute for Advanced Study
Institute Woods
Charlotte Rachel Wilson Campus
MarketFair
The Shops at Windsor Green
The Square at West Windsor
Nassau Park Pavilion
West Windsor Community Park
Mercer On One
Maidenhead Meadows Park
MAP © 2026 CARTIFACT
DATA © OSM/ESRI/GEOBOUNDARIES

A-3-43

Mortgage Loan No. 8 Princeton Gardens

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio:	Single Asset
Original Balance:	$41,250,000			Location:	Princeton, NJ 08540
Cut-off Date Balance:	$41,250,000			General Property Type:	Multifamily
% of Initial Pool Balance:	5.6%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsors:	Shimon Rieder and Yosef Goldberg			Year Built/Renovated:	1977/2023
Guarantors:	Shimon Rieder and Yosef Goldberg			Size:	160 Units
Mortgage Rate:	5.71000%			Cut-off Date Balance Per Unit:	$257,813
Note Date:	12/17/2025			Maturity Date Balance Per Unit:	$257,813
Maturity Date:	1/6/2031			Property Manager:	OakT Management LLC
Term to Maturity:	60 Months				(Borrower-related)
Amortization Term:	0 Months			Underwriting and Financial Information
IO Period:	60 Months			UW NOI:	$3,246,983
Seasoning:	5 Months			UW NCF:	$3,192,583
Prepayment Provisions:	L(29),D(27),O(4)			UW NOI Debt Yield:	7.9%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF Debt Yield:	7.7%
Additional Debt Type:	NAP			UW NOI Debt Yield at Maturity:	7.9%
Additional Debt Balance:	NAP			UW NCF DSCR:	1.34x
Future Debt Permitted (Type):	No (NAP)			Most Recent NOI:	$3,156,021 (TTM 2/28/2026)
				2nd Most Recent NOI(2):	$3,109,656 (12/31/2025)
				3rd Most Recent NOI(2):	$2,584,249 (12/31/2024)
Reserves(1)				Most Recent Occupancy:	94.4% (3/24/2026)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	96.9% (12/31/2025)
Tax Reserve	$31,285	$30,629	NAP	3rd Most Recent Occupancy:	94.8% (12/31/2024)
Insurance Reserve	$20,353	$10,177	NAP	Appraised Value (as of):	$59,250,000 (10/13/2025)
Replacement Reserve	$35,000	$4,675	NAP	Appraised Value Per Unit:	$370,313
Required Repairs	$38,375	$0	NAP	Cut-off Date LTV Ratio:	69.6%
				Maturity Date LTV Ratio:	69.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$41,250,000	100.0%	Loan Payoff:	$32,637,212	79.1%
			Return of Equity:	$7,435,538	18.0%
			Closing Costs:	$1,052,237	2.6%
			Upfront Reserves:	$125,013	0.3%
Total Sources:	$41,250,000	100.0%	Total Uses:	$41,250,000	100.0%

(1)	See “Escrows and Reserves” below.
(2)	The increase in 2nd Most Recent NOI from 3rd Most Recent NOI is primarily attributable to rental rate increases following renovations that occurred after the Borrower Sponsors (as defined below) acquired the Princeton Gardens Property (as defined below) in December 2022.

The Mortgage Loan. The eighth largest mortgage loan (the “Princeton Gardens Mortgage Loan”) is a $41,250,000 mortgage loan secured by a first priority fee mortgage encumbering a 160-unit garden style multifamily property located in Princeton, New Jersey (the “Princeton Gardens Property”).

The Borrower and the Borrower Sponsors. The borrower for the Princeton Gardens Mortgage Loan is OT Princeton LLC, a Delaware limited liability company and single purpose entity with one independent director (the “Borrower”). The borrower sponsors and the non-recourse carveout guarantors for the Princeton Gardens Mortgage Loan are Shimon Rieder and Yosef Goldberg (the “Borrower Sponsors” or the “Guarantors”). The Guarantors also provided an environmental indemnity in connection with the Princeton Gardens Mortgage Loan.

Shimon Rieder and Yosef Goldberg are the co-founders of Ventus Capital, a vertically integrated multifamily owner-operator that was formed in 2015. Ventus Capital specializes in acquisition and management of multifamily properties across the New York and New Jersey markets. Ventus Capital currently owns 13 properties totaling 1,345 units. According to the Borrower Sponsors, Shimon Rieder leads acquisitions, investor relations and strategic initiatives, with a hands-on role in sourcing opportunities, capital formation and major operational decisions while Yosef Goldberg oversees day-to-day operations at Ventus Capital. The Guarantors are repeat agency borrowers.

The Property. The Princeton Gardens Property is comprised of 160 garden-style units located in Princeton, New Jersey. Unit inventory at the Princeton Gardens Property consists of 79 one-bedroom units, 55 two-bedroom units, 10 three-bedroom units and 16 townhomes, with an average unit size of 1,154 square feet. The average underwritten rent per unit per month is $2,434. As of March 24, 2026, the Princeton Gardens Property was 94.4% leased. Units feature fully equipped kitchens with stainless steel appliances, an in-unit washer/dryer in renovated units and a private balcony. All units have hardwood flooring and there are on-site laundry facilities available. Community amenities include grills, a gym, tennis and pickleball courts, walking trails and a dog park. The Princeton Gardens Property features 331 parking spaces, resulting in a parking ratio of 2.1 spaces per unit.

A-3-44

Multifamily – Garden	Loan #8	Cut-off Date Balance:	$41,250,000
101 Blue Spring Road and 101	Princeton Gardens	Cut-off Date LTV:	69.6%
Princeton Avenue		UW NCF DSCR:	1.34x
Princeton, NJ 08540		UW NOI Debt Yield:	7.9%

The Princeton Gardens Property was originally built in 1977 and renovated in 2023. The Borrower Sponsors acquired the Princeton Gardens Property in December 2022 for approximately $35.9 million (approximately $224,375 per unit). Since acquisition, the Borrower Sponsors have invested approximately $1.7 million ($24,740 per renovated unit) renovating 68 units. Renovated units have achieving rental premiums of approximately $296 per unit per month compared to unrenovated units. In addition to unit upgrades, the Borrower Sponsors invested approximately $1.0 million ($6,227 per unit) in parking-lot repaving, roof replacements, tennis-court refresh with a new pickleball court, plumbing repairs, window and HVAC repairs, landscape upgrades and a renovation of the leasing office. The Borrower Sponsors note that it is anticipated that unit renovations will continue to be completed with equity upon turnover.

The following table presents certain information relating to the residential unit mix of the Princeton Gardens Property:

Unit Mix(1)
Unit Type	# of Units	Avg. Unit Size (Square Feet)	Occupancy %	Average In-Place Rent	Average In-Place Rent ($/SF/Month)	Market Rent(2)	Market Rent/SF(2)
Classic
One Bedroom	39	1,043	97.4%	$2,051	$1.96	$2,100	$2.01
Two Bedroom	37	1,225	97.3%	$2,411	$1.96	$2,395	$1.95
Three Bedroom	6	1,359	83.3%	$2,824	$2.08	$2,900	$2.13
Townhome	10	1,347	100.0%	$2,692	$2.00	$2,700	$2.00
Total / Wtd. Avg.	92	1,170	96.7%	$2,312	$1.98	$2,336	$2.00
Renovated
One Bedroom	40	1,056	87.5%	$2,387	$2.26	$2,400	$2.27
Two Bedroom	18	1,176	94.4%	$2,738	$2.33	$2,750	$2.34
Three Bedroom	4	1,359	100.0%	$3,235	$2.38	$3,250	$2.39
Townhome	6	1,347	100.0%	$3,115	$2.31	$3,100	$2.30
Total / Wtd. Avg.	68	1,131	91.2%	$2,609	$2.29	$2,604	$2.30
Total / Wtd. Avg.	160	1,154	94.4%	$2,434	$2.10	$2,450	$2.12

(1)	Based on the underwritten rent roll dated March 24, 2026.
(2)	Market Rent per the appraisal’s market rent conclusions.

The Market. The Princeton Gardens Property is located in the Mercer County apartment submarket of Northern New Jersey. According to the appraisal, as of the second quarter of 2025, average rents in the Mercer County submarket were $2,255 per month, compared to the Northern New Jersey average of $2,490 per month. According to the appraisal, as of the same period, the Mercer County submarket occupancy rate was 92.4%, while the overall Northern New Jersey market was 94.7%.

Princeton, New Jersey benefits from major highways serving the area including Interstate 287 and the New Jersey Turnpike (Interstate 95), with additional access via local county routes. Residents benefit from proximity to Princeton Junction Station, approximately 10 miles south of the Princeton Gardens Property, which provides NJ Transit and Amtrak service along the Northeast Corridor. Newark Liberty International Airport is roughly 30 miles away from the Princeton Gardens Property, offering regional and national connectivity. Princeton’s multifamily market is supported by an affluent resident base, with 2025 average household income within a one-, three- and five-mile radius of the Property being $200,510, $233,385 and $236,629, respectively.

The following table presents certain information relating to appraisal-identified properties with comparable rents to the Princeton Gardens Property:

Summary of Comparable Rents(1)

Property Name	Distance to Property	Year Built	Occupancy	Units	Avg. Rent Per Unit
Princeton Gardens	NAP	1977	94.4%(2)	160	$2,434(2)
Princeton Lakeview	5.3 miles	2000	96.0%	120	$1,848
Deer Creek Apartments	6.1 miles	1975	95.8%	288	$2,368
Addison at Princeton Meadow	8.5 miles	1980	92.0%	440	$2,350
Hunters Glen	8.5 miles	1977	98.9%	896	$2,143
Green Hill Manor Apartments	5.6 miles	2007	97.5%	282	$2,707
Southridge Woods	7.2 miles	1998	99.0%	910	$2,353

(1)	Source: Appraisal.
(2)	Information based on the underwritten rent roll dated March 24, 2026.

Appraisal. The appraisal concluded to an “as is” value for the Princeton Gardens Property of $59,250,000 as of October 13, 2025.

Environmental Matters. According to the Phase I environmental site assessment dated October 21, 2025, there was no evidence of any recognized environmental conditions at the Princeton Gardens Property.

A-3-45

Multifamily – Garden	Loan #8	Cut-off Date Balance:	$41,250,000
101 Blue Spring Road and 101	Princeton Gardens	Cut-off Date LTV:	69.6%
Princeton Avenue		UW NCF DSCR:	1.34x
Princeton, NJ 08540		UW NOI Debt Yield:	7.9%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Princeton Gardens Property:

Cash Flow Analysis(1)
	2024	2025	TTM 2/28/2026	UW	UW per Unit
Gross Potential Rent(2)	$4,040,573	$4,480,125	$4,542,581	$4,675,572	$29,222
Vacancy	($211,564)	($139,352)	($162,044)	($263,001)	($1644)
Credit Loss	($33,881)	($21,997)	($21,997)	($22,640)	($142)
Concessions	($39,350)	($22,600)	($16,800)	$0	$0
Net Rental Income	$3,755,779	$4,296,177	$4,341,741	$4,389,931	$27,437
Other Income	$255,714	$255,712	$275,080	$326,128	$2,038
Effective Gross Income	$4,011,493	$4,551,889	$4,616,820	$4,716,058	$29,475

Real Estate Taxes	$353,177	$359,667	$360,749	$362,913	$2,268
Insurance	$98,420	$112,706	$114,397	$116,304	$727
Other Expenses	$975,648	$969,860	$985,654	$989,859	$6,187
Total Expenses	$1,427,245	$1,442,233	$1,460,800	$1,469,075	$9,182

Net Operating Income(3)	$2,584,249	$3,109,656	$3,156,021	$3,246,983	$20,294
Replacement Reserves	$0	$0	$0	$54,400	$340
Net Cash Flow	$2,584,249	$3,109,656	$3,156,021	$3,192,583	$19,954

Occupancy %(4)	94.8%	96.9%	96.4%	93.9%
NOI DSCR	1.08x	1.30x	1.32x	1.36x
NCF DSCR	1.08x	1.30x	1.32x	1.34x
NOI Debt Yield	6.3%	7.5%	7.7%	7.9%
NCF Debt Yield	6.3%	7.5%	7.7%	7.7%

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	UW Gross Potential Rent is based on the underwritten rent roll dated March 24, 2026.
(3)	The increase in 2025 Net Operating Income from 2024 Net Operating Income is primarily attributable to rental rate increases following renovations that occurred after the Borrower Sponsors acquired the Princeton Gardens Property in December 2022.
(4)	UW Occupancy % is based on economic occupancy while historical figures represent physical occupancy.

Escrows and Reserves.

RE Tax Reserve – At origination, the Borrower was required to deposit $31,285 for real estate taxes. On a monthly basis, the Borrower is required to make deposits of one-twelfth of the projected annual real estate taxes (initially estimated to be $30,629).

Insurance Reserve – At origination, the Borrower was required to deposit $20,353 for insurance. On a monthly basis, the Borrower is required to make deposits of one-twelfth of the projected annual insurance premiums (initially estimated to be $10,177); provided, however, so long as no event of default has occurred and is continuing and the lender has been provided proof that a blanket insurance policy is in place and is being maintained, monthly insurance deposits will not be required.

Replacement Reserve – At origination, the Borrower was required to deposit $35,000 for replacement reserves. On a monthly basis, the Borrower is required to make deposits of $4,675 (approximately $351 per unit, per annum) to be used for capital expenditures.

Required Repairs Reserve – At origination, the Borrower was required to deposit $38,375 for immediate repairs to be completed in accordance with the Princeton Gardens Mortgage Loan documents.

Lockbox and Cash Management. The Princeton Gardens Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Trigger Event (as defined below), the Borrower will be required to establish a lockbox account and cash management account and deposit, or cause to be deposited, all rents into the lockbox account within two business days of receipt. During the continuance of a Trigger Event, all rents deposited into the lockbox account will be swept into the cash management account daily to be held and applied in accordance with the Princeton Gardens Mortgage Loan documents. If no Trigger Event is continuing, funds in the lockbox account will be disbursed to the Borrower. During the continuance of a Trigger Event, excess cash will be held in accordance with the Princeton Gardens Mortgage Loan documents.

A “Trigger Event” will commence upon (i) the occurrence of an event of default or (ii) the debt service coverage ratio based on the prior trailing 12-month period being less than 1.10x (tested quarterly), unless within five business days of notice, the Borrower deposits the amount that, if applied to the outstanding principal balance of the Princeton Gardens Mortgage Loan, would result in the debt service coverage ratio being equal to or greater than 1.10x, either in the form of (a) cash to be held in a trigger avoidance reserve and disbursed to the Borrower upon the cure of such Trigger Event or (b) a letter of credit in accordance with the Princeton Gardens Mortgage Loan documents. A Trigger Event will terminate (x) with respect to clause (i) above,

A-3-46

Multifamily – Garden	Loan #8	Cut-off Date Balance:	$41,250,000
101 Blue Spring Road and 101	Princeton Gardens	Cut-off Date LTV:	69.6%
Princeton Avenue		UW NCF DSCR:	1.34x
Princeton, NJ 08540		UW NOI Debt Yield:	7.9%

upon a cure of the event of default and (y) with respect to clause (ii) above, when the debt service coverage ratio has been equal to or greater than 1.10x for two consecutive calendar quarters.

Additional Subordinate and Mezzanine Indebtedness. None.

Release of Property. None.

Terrorism Insurance. The Borrower is required to obtain and maintain property insurance for 100% of full replacement cost and business interruption insurance for 12 months plus a 6-month extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-47

Multifamily – Low Rise	Loan #9	Cut-off Date Balance:	$40,000,000
20 Franklin Lane	The Exchange on Franklin	Cut-off Date LTV:	67.6%
Manalapan, NJ 07726		UW NCF DSCR:	1.33x
		UW NOI Debt Yield:	7.8%

A-3-48

Multifamily – Low Rise	Loan #9	Cut-off Date Balance:	$40,000,000
20 Franklin Lane	The Exchange on Franklin	Cut-off Date LTV:	67.6%
Manalapan, NJ 07726		UW NCF DSCR:	1.33x
		UW NOI Debt Yield:	7.8%

MAP © 2026 CARTIFACT
DATA © OSM/ESRI/GEOBOUNDARIES
Raceway Park
OLD BRIDGE AIRPORT
9
TENNENT ROAD
18
Pine Brook Golf Course
Marlboro Elementary School
Frank J Dugan Elementary School
Marlboro Jewish Center Nursery School
Englishtown Auction
Englishtown
Manalapan Township
Taylor Mills Elementary School
The Exchange on Franklin
20 Franklin Lane
Manalapan, NJ 07726
Manalapan High School
ENGLISHTOWN-FREEHOLD ROAD
C Richard Applegate Elementary School
Monmouth Battlefield State Park
Freehold Borough High School
Battleground Country Club
Freehold
Freehold Raceway Mall
Freehold Raceway
SOUTH STREET
33
CentraState Medical Center
MONMOUTH ROAD
Laura Donovan Elementary School
ELTON ADELPHIA ROAD
NY
Parsippany
NJ
Newark
New York
JFK INT'L AIRPORT
Edison
Princeton
Trenton
Freehold
Atlantic Ocean

A-3-49

Mortgage Loan No. 9 The Exchange on Franklin

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio:	Single Asset
Original Balance:	$40,000,000			Location:	Manalapan, NJ 07726
Cut-off Date Balance:	$40,000,000			General Property Type:	Multifamily
% of Initial Pool Balance:	5.4%			Detailed Property Type:	Low Rise
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsors:	Justin Gmelich and John Giunco			Year Built/Renovated:	2024/NAP
Guarantors:	Justin Gmelich and John Giunco			Size:	168 Units
Mortgage Rate:	5.74300%			Cut-off Date Balance Per Unit:	$238,095
Note Date:	9/2/2025			Maturity Date Balance Per Unit:	$238,095
Maturity Date:	9/6/2030			Property Manager:	Willow Bridge Eastern
Term to Maturity:	60 Months				Management Corporation
Amortization Term:	0 Months			Underwriting and Financial Information
IO Period:	60 Months			UW NOI(2):	$3,134,030
Seasoning:	9 Months			UW NCF:	$3,092,030
Prepayment Provisions:	L(33),D(23),O(4)			UW NOI Debt Yield:	7.8%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF Debt Yield:	7.7%
Additional Debt Type:	NAP			UW NOI Debt Yield at Maturity:	7.8%
Additional Debt Balance:	NAP			UW NCF DSCR:	1.33x
Future Debt Permitted (Type):	No (NAP)			Most Recent NOI(2)(3):	$2,769,391 (T3 Ann. 3/31/2026)
				2nd Most Recent NOI(4):	$2,135,368 ( TTM 3/31/2026)
				3rd Most Recent NOI(4):	NAV
Reserves(1)				Most Recent Occupancy:	93.5% (4/5/2026)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(4):	NAV
Tax Reserve	$298,667	$36,890	NAP	3rd Most Recent Occupancy(4):	NAV
Insurance Reserve	$19,703	$19,703	NAP	Appraised Value (as of):	$59,200,000 (8/1/2025)
Replacement Reserve	$0	$2,800	NAP	Appraised Value Per Unit:	$352,381
				Cut-off Date LTV Ratio:	67.6%
				Maturity Date LTV Ratio:	67.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$40,000,000	100.0%	Loan Payoff:	$30,188,348	75.5%
			Return of Equity:	$8,702,115	21.8%
			Closing Costs:	$791,167	2.0%
			Upfront Reserves:	$318,370	0.8%
Total Sources:	$40,000,000	100.0%	Total Uses:	$40,000,000	100.0%

(1)	See “Escrows and Reserves” below.
(2)	The increase in UW NOI from Most Recent NOI is primarily attributable to: (i) additional incremental leasing, (ii) burn-off of concessions provided through the initial lease-up of The Exchange on Franklin Property (as defined below) and (iii) reduced expected operating expenses anticipated upon stabilization.
(3)	Most Recent NOI is representative of trailing 3-month annualized revenues and trailing 12-month expenses. Most Recent NOI reflects trailing three-month annualized revenues given the Exchange on Franklin Property has recently completed their initial lease-up after having received final certificate of occupancy in January 2025.
(4)	Historical financials and occupancy are not available as The Exchange on Franklin Property was constructed in 2024 and received its final certificate of occupancy in January 2025.

The Mortgage Loan. The ninth largest mortgage loan (“The Exchange on Franklin Mortgage Loan”) is a $40,000,000 mortgage loan secured by a first priority fee mortgage encumbering a 168 unit, low rise apartment community located in Manalapan, New Jersey (“The Exchange on Franklin Property”).

The Borrower and the Borrower Sponsors. The borrower for The Exchange on Franklin Mortgage Loan is Manalapan Residential Development, LLC, a Delaware limited liability company and single purpose entity with one independent director (the “Borrower”). The borrower sponsors and non-recourse carveout guarantors for The Exchange on Franklin Mortgage Loan are John Giunco and Justin Gmelich (the “Borrower Sponsors” and “Guarantors”). The Guarantors also provided an environmental indemnity in connection with The Exchange on Franklin Mortgage Loan.

John Giunco and Justin Gmelich are the founders of JG Squared, a developer and owner of multifamily projects within New Jersey. JG Squared owns approximately 1,200 units across seven projects, inclusive of The Exchange on Franklin Property. John Giunco is the Chairman of the Real Estate, Land Use, and Development Practice group at Giordano, Halleran & Ciesla, a law firm in Central New Jersey, and has been a real estate developer in New Jersey for over 40 years. Justin Gmelich also works as the Co-Chief Investment Officer at Millennium Management. The Guarantors are repeat agency borrowers.

The Property. The Exchange on Franklin Property is a recently built, low rise apartment community located in Manalapan, New Jersey. The Exchange on Franklin Property is comprised of 168 units, of which 117 (69.6%) are rented at fair market and 51 (30.4%) are classified as affordable housing. Unit inventory is comprised of 78 one-bedroom units, 78 two-bedroom units and 12 three-bedroom units, with an aggregate average unit size of 957 square feet. The average underwritten rent for the affordable units is $1,305, while the fair market units have an average underwritten rent of $2,810. The Exchange

A-3-50

Multifamily – Low Rise	Loan #9	Cut-off Date Balance:	$40,000,000
20 Franklin Lane	The Exchange on Franklin	Cut-off Date LTV:	67.6%
Manalapan, NJ 07726		UW NCF DSCR:	1.33x
		UW NOI Debt Yield:	7.8%
on Franklin Property was built in 2024 and obtained its final certificate of occupancy in January 2025. As of April 5, 2026, The Exchange on Franklin Property was 93.5% leased with no concessions having been offered since October 2025. Units feature 9-foot ceilings, stainless steel appliances, smart home technology, quartz countertops, backsplashes, a washer/dryer, walk-in closets, carpeted bedrooms and a balcony/patio in every unit. Community amenities include a clubhouse with a lounge, pool, a fitness center, fire pits and a coffee bar.

The Borrower Sponsors acquired the development site for The Exchange on Franklin Property in 2021 for approximately $4.6 million, and delivered The Exchange on Franklin Property in August 2024. The Exchange on Franklin Property received all of its certificates of occupancy on the various buildings by January 2025. The total development cost basis was approximately $43.7 million and following The Exchange on Franklin Mortgage Loan origination, the Borrower Sponsors will have approximately $4.9 million of equity remaining.

The Exchange on Franklin Property is subject to a 30-year deed restriction, ending in February 2054, that requires 51 of the 168 units at The Exchange on Franklin Property to be designated as affordable housing pursuant to the New Jersey affordable housing guidelines. Specifically, (i) seven units are required to be rented to households whose income is no greater than 30% of the area median income (“AMI”), (ii) 19 units are required to be rented to households whose income is equal to 50% of the AMI and (iii) 25 units are required to be rented to households whose income is no greater than 80% of the AMI. Annual rent increases are tied to regional income levels published by the New Jersey Housing and Mortgage Finance Agency.

The following table presents certain information relating to the residential unit mix of The Exchange on Franklin Property:

Unit Mix(1)
Unit Type	# of Units	Avg. Unit Size (Square Feet)	Occupancy %	Average In-Place Rent	Average In-Place Rent ($/SF/Month)	Market Rent(2)	Market Rent/SF(2)
Fair Market
One Bedroom	68	772	88.2%	$2,526	$3.28	$2,600	$3.37
Two Bedroom	48	1,180	95.8%	$3,164	$2.68	$3,100	$2.63
Three Bedroom	1	1,122	100.0%	$3,570	$3.18	$3,600	$3.21
Total/Wtd. Avg.	117	942	91.5%	$2,810	$2.96	$2,814	$2.99
Affordable
One Bedroom	10	731	90.0%	$1,100	$1.51	$1,096	$1.50
Two Bedroom	30	1,028	100.0%	$1,284	$1.25	$1,300	$1.26
Three Bedroom	11	1,122	100.0%	$1,532	$1.37	$1,506	$1.34
Total/Wtd. Avg.	51	990	98.0%	$1,305	$1.31	$1,304	$1.32
Total / Wtd. Avg.	168	957	93.5%	$2,331	$2.42	$2,356	$2.46

(1)	Based on the underwritten rent roll dated April 5, 2026.
(2)	Market Rent per the appraisal’s market rent conclusions.

The Market. The Exchange on Franklin Property is located in Manalapan, New Jersey within the West Monmouth County submarket, which posted a vacancy rate, average effective rent and total inventory of 6.00%, $2,459 and 3,451 units, respectively, as of the third quarter of 2025. During the same period, it is reported that there were 360 additional units under construction within the submarket.

The West Monmouth County submarket is positioned within central New Jersey, approximately 40 miles south of New York City and approximately 60 miles east of Philadelphia. The 2025 estimated population within a one-, three- and five-mile radius of The Exchange on Franklin Property was 6,743, 52,832 and 116,739, respectively, and the average household income within the same radii was $226,504, $204,342 and $187,453, respectively. Access to Route 9, NJ-18 and NJ-33 provide the ability for residents at The Exchange on Franklin Property to reach nearby shopping, recreation and employment centers.

The following table presents certain information relating to appraisal-identified properties with comparable rents to The Exchange on Franklin Property:

Summary of Multifamily Properties(1)
Property Name	Distance to Property	Year Built	Occupancy	Units	Avg. Rent Per Unit(2)
The Exchange on Franklin	NAP	2024	93.5%(3)	168	$3,164(4)
99 Bridge	5.1 miles	2021	96.0%	150	$3,189
Avalon Old Bridge	5.9 miles	2020	100.0%	252	$2,809
Matawan Town Center	9.2 miles	2021	100.0%	51	$2,642
Oak Tree Plaza	8.8 miles	2023	100.0%	36	$2,854
The Lofts at Monroe Parke	6.7 miles	2020	96.0%	79	$3,075
Beacon Hill Apartments	7.4 miles	2024	96.0%	285	$3,165

(1)	Source: Appraisal.
(2)	Avg. Rent Per Unit is based on the market rent for two bedroom units as set forth in the appraisal unless stated otherwise.
(3)	Information based on the underwritten rent roll dated April 5, 2026.
(4)	Based on the average in place rents for fair market two-bedroom units at The Exchange on Franklin Property as of the underwritten rent roll dated April 5, 2026.

A-3-51

Multifamily – Low Rise	Loan #9	Cut-off Date Balance:	$40,000,000
20 Franklin Lane	The Exchange on Franklin	Cut-off Date LTV:	67.6%
Manalapan, NJ 07726		UW NCF DSCR:	1.33x
		UW NOI Debt Yield:	7.8%

Appraisal. The appraisal concluded to an “as is” value for The Exchange on Franklin Property of $59,200,000 as of August 1, 2025.

Environmental Matters. According to the Phase I environmental site assessment dated August 5, 2025, there was no evidence of any recognized environmental conditions at The Exchange on Franklin Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at The Exchange on Franklin Property:

Cash Flow Analysis(1)(2)
	TTM 3/31/2026	T3 Ann. 3/31/2026 (3)	UW	UW per Unit
Gross Potential Rent(4)	$4,668,482	$4,717,468	$4,746,444	$28,253
Vacancy	($649,011)	($257,402)	($258,983)	($1,542)
Credit Loss	($12,905)	($46,216)	($13,121)	($78)
Concessions	($176,010)	$0	$0	$0
Net Rental Income	$3,830,556	$4,413,850	$4,474,340	$26,633
Other Income	$220,275	$271,004	$271,004	$1,613
Effective Gross Income	$4,050,831	$4,684,854	$4,745,344	$28,246

Real Estate Taxes	$527,834	$527,834	$432,714(5)	$2,576
Insurance	$171,517	$171,517	$163,453	$973
Other Expenses	$1,216,112	$1,216,112	$1,015,148	$6,043
Total Expenses	$1,915,463	$1,915,463	$1,611,315	$9,591

Net Operating Income(5)	$2,135,368	$2,769,391	$3,134,030	$18,655
Replacement Reserves	$0	$0	$42,000	$250
Net Cash Flow	$2,135,368	$2,769,391	$3,092,030	$18,405

Occupancy %(6)	86.1%	94.5%	94.3%
NOI DSCR	0.92x	1.19x	1.35x
NCF DSCR	0.92x	1.19x	1.33x
NOI Debt Yield	5.3%	6.9%	7.8%
NCF Debt Yield	5.3%	6.9%	7.7%

(1)	Historical financial and occupancy information is not available because The Exchange on Franklin Property was constructed in 2024 and received its final certificate of occupancy in January 2025.
(2)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(3)	T3 Ann. 3/31/2026 Net Operating Income is representative of trailing 3-month annualized revenues as of March 31, 2026 and trailing 12-month expenses as of March 31, 2026. T3 Ann. Net Operating Income reflects trailing three-month annualized revenues given the Exchange on Franklin Property has recently completed their initial lease-up after having received final certificate of occupancy in January 2025.
(4)	UW Gross Potential Rent is based on the underwritten rent roll dated April 5, 2026.
(5)	The increase in UW Net Operating Income from TTM 3/31/2026 Net Operating Income is primarily attributable to: (i) additional incremental leasing, (ii) burn-off of concessions provided through the initial lease-up of The Exchange on Franklin Property and (iii) reduced expected operating expenses anticipated upon stabilization.
(6)	UW Occupancy % represents economic occupancy and historical occupancy represents physical occupancy.

Escrows and Reserves.

RE Tax Reserve – At origination, the Borrower was required to deposit $298,667 for real estate taxes. On a monthly basis, the Borrower is required to make deposits of one-twelfth of the projected annual real estate taxes (initially estimated to be $36,890).

Insurance Reserve – At origination, the Borrower was required to deposit $19,703 for insurance. On a monthly basis, the Borrower is required to make deposits of one-twelfth of the projected annual insurance premiums (initially estimated to be $19,703); provided, however, so long as no event of default has occurred and is continuing and the lender has been provided proof that a blanket insurance policy is in place and is being maintained, monthly insurance deposits will not be required.

Replacement Reserve – On a monthly basis, the Borrower is required to make deposits of $2,800 to be used for capital expenditures.

Lockbox and Cash Management. The Exchange on Franklin Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Trigger Event (as defined below), the Borrower will be required to establish a lockbox account and cash management account and deposit, or cause to be deposited, all rents into the lockbox account within one business day of receipt. During the continuance of a Trigger Event, all rents deposited into the lockbox account will be swept into the cash management account daily to be held and applied in accordance with The Exchange on Franklin Mortgage Loan documents. If no Trigger Event is continuing, funds in the lockbox account will be disbursed to the Borrower. During the continuance of a Trigger Event, excess cash will be held in accordance with The Exchange on Franklin Mortgage Loan documents.

A-3-52

Multifamily – Low Rise	Loan #9	Cut-off Date Balance:	$40,000,000
20 Franklin Lane	The Exchange on Franklin	Cut-off Date LTV:	67.6%
Manalapan, NJ 07726		UW NCF DSCR:	1.33x
		UW NOI Debt Yield:	7.8%

A “Trigger Event” will commence upon (i) the occurrence of an event of default or (ii) the debt service coverage ratio based on the prior trailing 12-month period being less than 1.10x (tested quarterly). A Trigger Event will terminate (x) with respect to clause (i) above, upon a cure of the event of default and (y) with respect to clause (ii) above, when the debt service coverage ratio has been equal to or greater than 1.20x for two consecutive calendar quarters.

Additional Subordinate and Mezzanine Indebtedness. None.

Release of Property. None.

Terrorism Insurance. The Borrower is required to obtain and maintain property insurance for 100% of full replacement cost and business interruption insurance for 12 months plus a six-month extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-53

Multifamily – Student Housing	Loan #10	Cut-off Date Balance:	$37,000,000
2421 Jackson Bluff Road	The Boulevard at Tallahassee	Cut-off Date LTV:	61.7%
Tallahassee, FL 32304		UW NCF DSCR:	1.51x
		UW NOI Debt Yield:	9.4%

A-3-54

Multifamily – Student Housing	Loan #10	Cut-off Date Balance:	$37,000,000
2421 Jackson Bluff Road	The Boulevard at Tallahassee	Cut-off Date LTV:	61.7%
Tallahassee, FL 32304		UW NCF DSCR:	1.51x
		UW NOI Debt Yield:	9.4%

The Boulevard at Tallahassee
2421 Jackson Bluff Road
Tallahassee, FL 32304
Tallahassee
Jacksonville
Orlando
Tampa
Miami
LAKESHORE
HARTSFIELD PLANTATION
PENNY LANE
Tallahassee Mall
SENIC HEIGHTS
Northwood Centre
Capital West
LEVY PARK
Lake Ella Plaza
OLD TOWN
CAMPUS CIRCLE
Ocala Corners
Tallahassee Community College
Florida State University
University Village
Doak Campbell Stadium
Florida State Capitol
MABRY MANOR
ELBERTA EMPIRE
DOWNTOWN
Florida A&M
Florida State Rec Center
Capital City Country Club
Seminole Golf Course
CALLEN
APALACHEE RIDGE ESTATES
LIBERTY PARK
Springsax Park
Capital Park
Jake Gaither Golf Course
TALLAHASSEE INTERNATIONAL AIRPORT
WILSON GREEN
OAK RIDGE
MAP © 2026 CARTIFACT
DATA © OSM CONTRIBUTORS

A-3-55

Mortgage Loan No. 10 The Boulevard at Tallahassee

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio:	Single Asset
Original Balance:	$37,000,000			Location:	Tallahassee, FL 32304
Cut-off Date Balance:	$37,000,000			General Property Type:	Multifamily
% of Initial Pool Balance:	5.0%			Detailed Property Type:	Student Housing
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsors:	Ronald Gatehouse, Pratima Gatehouse, Paul Levine, Cheryl Levine, Philip Smith and Beejan Savabi			Year Built/Renovated:	2003/NAP
				Size:	924 Beds
				Cut-off Date Balance Per Bed(2):	$40,043
Guarantors:	Ronald Gatehouse, Pratima Gatehouse, Paul Levine, Cheryl Levine, Philip Smith and Beejan Savabi			Maturity Date Balance Per Bed(2):	$40,043
				Property Manager:	MDL Tallahassee BLVD LLC (Borrower-related)

Mortgage Rate:	5.80000%			Underwriting and Financial Information
Note Date:	11/21/2025			UW NOI:	$3,465,825
Maturity Date:	12/6/2030			UW NCF:	$3,286,569
Term to Maturity:	60 Months			UW NOI Debt Yield:	9.4%
Amortization Term:	0 Months			UW NCF Debt Yield:	8.9%
IO Period:	60 Months			UW NOI Debt Yield at Maturity:	9.4%
Seasoning:	6 Months			UW NCF DSCR:	1.51x
Prepayment Provisions:	L(11),YM1(42),O(7)			Most Recent NOI:	$3,730,957 (TTM 2/28/2026)
Lockbox/Cash Mgmt Status:	Springing/Springing			2nd Most Recent NOI:	$3,097,961 (12/31/2025)
Additional Debt Type:	NAP			3rd Most Recent NOI:	$3,045,981 (12/31/2024)
Additional Debt Balance:	NAP			Most Recent Occupancy:	98.7% (2/28/2026)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent Occupancy:	99.2% (12/31/2025)
Reserves(1)				3rd Most Recent Occupancy:	99.5% (12/31/2024)
Type	Initial	Monthly	Cap	Appraised Value (as of):	$60,000,000 (9/22/2025)
RE Taxes:	$109,364	$54,682	NAP	Appraised Value Per Bed:	$64,935
Insurance:	$0	Springing	NAP	Cut-off Date LTV Ratio:	61.7%
Replacement Reserve:	$0	$15,400	NAP	Maturity Date LTV Ratio:	61.7%
Immediate Repairs Reserve:	$48,563	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$37,000,000	100.0%	Loan Payoff:	$29,953,086	81.0%
			Return of Equity:	$5,581,107	15.1%
			Closing Costs:	$1,307,881	3.5%
			Upfront Reserves:	$157,926	0.4%
Total Sources:	$37,000,000	100.0%	Total Uses:	$37,000,000	100.0%

(1)	See “Escrows and Reserves” below.
(2)	The increase in Most Recent NOI from 2nd Most Recent NOI is primarily attributable to (i) incremental rental rate increases and (ii) reduced bad debt expense.

The Mortgage Loan. The tenth largest mortgage loan (“The Boulevard at Tallahassee Mortgage Loan”) is a $37,000,000 mortgage loan secured by a first priority fee mortgage encumbering a 924-bed, student housing community located in Tallahassee, Florida (“The Boulevard at Tallahassee Property”).

The Borrower and the Borrower Sponsors. The borrower for The Boulevard at Tallahassee Mortgage Loan is CD/Park7 Tallahassee Owner LLC, a Delaware limited liability company and single purpose entity with one independent director (the “Borrower”). The borrower sponsors and non-recourse carveout guarantors for The Boulevard at Tallahassee Mortgage Loan are Ronald Gatehouse, Pratima Gatehouse, Paul Levine, Cheryl Levine, Philip Smith and Beejan Savabi (the “Borrower Sponsors” and “Guarantors”). The Guarantors also provided an environmental indemnity in connection with The Boulevard at Tallahassee Mortgage Loan.

The Borrower Sponsors are the principals of Park7 Group. Prior to Park7 Group, the Borrower Sponsors were the key principals of Copper Beach Townhome Communities. From 2000 to 2010, this team grew Copper Beech into one of the largest student housing owners in the United States, with more than 16,000 beds across 32 properties in 12 states. In 2013, the entire portfolio was sold to Campus Crest, a public real estate company. Since its formation in 2010, Park7 Group has completed 17 student housing projects totaling 12,521 beds. They currently own and manage 5,685 beds with a further 706 beds in their pipeline. The Borrower Sponsors and Park7 Group are past agency borrowers.

The Property. The Boulevard at Tallahassee Property is a 924 bed student housing community in Tallahassee, Florida spread across 264 units. Unit inventory is comprised of 132 three-bedroom units and 132 four-bedroom units, with an average unit size of 1,603 square feet or approximately 458 square feet per bed. As of February 28, 2026, The Boulevard at Tallahassee Property was 98.7% leased with an average rent of approximately $637 per bed per month. Units are fully furnished and feature private bathrooms for each bedroom. Community amenities include an indoor fitness center, two resort style pools, a sand volleyball court, a full size basketball court, outdoor grills, outdoor lounge spaces, covered parking, gated access, a club room, a pool table,

A-3-56

Multifamily – Student Housing	Loan #10	Cut-off Date Balance:	$37,000,000
2421 Jackson Bluff Road	The Boulevard at Tallahassee	Cut-off Date LTV:	61.7%
Tallahassee, FL 32304		UW NCF DSCR:	1.51x
		UW NOI Debt Yield:	9.4%

a gaming center, a computer lab, a yoga studio and private study lounges. The Boulevard at Tallahassee Property has 1,026 parking spaces, resulting in a ratio of 1.1 parking spaces per bed.

The Boulevard at Tallahassee Property serves three major campuses in the area, including Florida State University, Florida A&M University and Tallahassee State Community College, with each of the schools having seen recent enrollment increases. Florida State University saw an increase in enrollment of 1.5% from the 2024 to 2025 school years. The Boulevard at Tallahassee Property has historically performed at or above 95.0% occupancy over the past five years except for the 2024-2025 school year which saw an approximately 11.9% increase in rents year-over-year that resulted in an occupancy of 84.3%. Subsequently, the Borrower Sponsors reduced rents (though rents remain approximately 7.9% above the 2023-2024 school year) and occupancy recovered.

The following table presents certain information relating to the residential unit mix of The Boulevard at Tallahassee Property:

Unit Mix(1)

Unit Type	# of Beds	Avg. Unit Size (Square Feet)	Occupancy %	Average In-Place Rent	Average In-Place Rent ($/SF/Month)	Market Rent(2)	Market Rent/SF(2)
Three Bed	396	503	98.7%	$650	$1.29	$675	$1.34
Four Bed	528	424	98.7%	$627	$1.48	$650	$1.53
Total / Wtd. Avg.	924	458	98.7%	$637	$1.39	$661	1.44

(1)	Based on the underwritten rent roll dated February 28, 2026.
(2)	Market Rent per the appraisal’s market rent conclusions.

The Market. The Boulevard at Tallahassee Property is located in the University submarket of Tallahassee. The Boulevard at Tallahassee Property is positioned well within proximity to Florida State University, Florida A&M University and Tallahassee State College, which are responsible for demand at The Boulevard at Tallahassee Property. Average rents in the submarket for Florida State University are $675 per bed for three bedroom units and $650 per bed for four bedroom units. The weighted average occupancy of the comparable set is 96.3%. The Boulevard at Tallahassee Property benefits from US Route 90 and US Route 27, providing access to the greater Tallahassee metropolitan area, while also benefitting from public transportation lines. According to the appraisal, The Boulevard at Tallahassee Property is poised to maintain its strong occupancy figures going forward, due to continued growth in enrollment at nearby universities. As of 2025, the population within a one, three- and five-mile radius of The Boulevard at Tallahassee Property was 13,264, 85,146 and 146,806, respectively.

According to the appraisal, there are approximately 4,603 beds coming online in the Florida State University market from August 2026 through August 2027. The appraisal notes that this is mitigated by a projected increase in enrollment that will generate demand to offset the new supply.

The following table presents certain information relating to appraisal-identified comparable properties to The Boulevard at Tallahassee Property:

Summary of Comparable Multifamily Properties(1)

Property Name	Distance to Property	Year Built	Occupancy	No. Beds	Avg. Rent Per Bed
The Boulevard at Tallahassee	NAP	2003	98.7%(2)	924	$637(2)
University Village - The Village	1.3 miles	1992	95.0%	288	$669
Redpoint Tallahassee	1.8 miles	2012	99.0%	728	$864
Villa Dylano	1.0 miles	1966	91.0%	252	$925
University Village - The Pavilion	1.5 miles	1991	99.0%	204	$617
Whitehall Apartments	1.5 miles	1992	93.0%	132	$712
Polo Club Tallahassee	1.7 miles	1998	95.0%	351	$756

(1)	Source: Appraisal.
(2)	Information based on the underwritten rent roll dated February 28, 2026.

Appraisal. The appraisal concluded to an “as is” value for The Boulevard at Tallahassee Property of $60,000,000 as of September 22, 2025.

Environmental Matters. According to the Phase I environmental site assessment dated September 29, 2025, there was no evidence of any recognized environmental conditions at The Boulevard at Tallahassee Property.

A-3-57

Multifamily – Student Housing	Loan #10	Cut-off Date Balance:	$37,000,000
2421 Jackson Bluff Road	The Boulevard at Tallahassee	Cut-off Date LTV:	61.7%
Tallahassee, FL 32304		UW NCF DSCR:	1.51x
		UW NOI Debt Yield:	9.4%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at The Boulevard at Tallahassee Property:

Cash Flow Analysis(1)
	2024	2025	TTM 2/28/2026	UW	UW per Bed
Gross Potential Rent(2)	$6,019,680	$6,569,100	$7,247,625	$7,061,130	$7,642
Vacancy	($28,320)	($49,800)	($486,971)	($353,057)	($382)
Credit Loss	($99,217)	($250,449)	$12,477	($198,896)	($215)
Concessions	($3,593)	($7,048)	($41,864)	$0	$0
Net Rental Income	$5,888,550	$6,261,803	$6,731,267	$6,509,177	$7,045
Other Income	$246,401	$303,693	$492,644	$492,644	$533
Effective Gross Income	$6,134,950	$6,565,497	$7,223,910	$7,001,821	$7,578

Real Estate Taxes	$525,786	$572,973	$600,503	$661,508	$716
Insurance	$322,099	$475,365	$343,159	$325,504	$352
Other Expenses	$2,241,083	$2,419,198	$2,549,291	$2,548,984	$2,759
Total Operating Expenses	$3,088,969	$3,467,536	$3,492,954	$3,535,996	$3,827

Net Operating Income(3)	$3,045,981	$3,097,961	$3,730,957	$3,465,825	$3,751
Replacement Reserves	$0	$0	$0	$179,256	$194
Net Cash Flow	$3,045,981	$3,097,961	$3,730,957	$3,286,569	$3,557

Occupancy (%)(4)	99.5%	99.2%	93.3%	92.2%
NOI DSCR	1.40x	1.42x	1.71x	1.59x
NCF DSCR	1.40x	1.42x	1.71x	1.51x
NOI Debt Yield	8.2%	8.4%	10.1%	9.4%
NCF Debt Yield	8.2%	8.4%	10.1%	8.9%

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	UW Gross Potential Rent and is based on the underwritten rent roll dated February 28, 2026.
(3)	The increase in TTM 2/28/2026 Net Operating Income from 2025 Net Operating Income is primarily attributable to (i) incremental rental rate increases and (ii) reduced bad debt expense.
(4)	UW Occupancy represents economic occupancy while historical occupancy represent physical occupancy.

Escrows and Reserves.

RE Tax Reserve - At origination, the Borrower was required to deposit $109,364 for real estate taxes. On a monthly basis, the Borrower is required to make deposits of one-twelfth of the projected annual real estate taxes (initially estimated to be $54,682).

Insurance Reserve - On a monthly basis, the Borrower is required to make monthly deposits in an amount equal to one-twelfth of the projected annual insurance premiums; provided, however, so long as no event of default has occurred and lender has been provided proof that an acceptable blanket insurance policy, is in place and is being maintained, monthly insurance deposits will not be required.

Replacement Reserve - On a monthly basis, the Borrower is required to make deposits of $15,400 to be used for capital expenditures.

Immediate Repairs Reserve – At origination, the Borrower was required to deposit $48,563 to perform immediate repairs.

Lockbox and Cash Management. The Boulevard at Tallahassee Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Trigger Event (as defined below), the Borrower will be required to establish a lockbox account and cash management account and deposit, or cause to be deposited, all rents into the lockbox account within two business days of receipt. During the continuance of a Trigger Event, all rents deposited into the lockbox account will be swept into the cash management account daily to be held and applied in accordance with The Boulevard at Tallahassee Mortgage Loan documents. If no Trigger Event is continuing, funds in the lockbox account will be disbursed to the Borrower. During the continuance of a Trigger Event, excess cash will be held in accordance with The Boulevard at Tallahassee Mortgage Loan documents.

A “Trigger Event” will commence upon (i) the occurrence of an event of default or (ii) the debt service coverage ratio based on the prior trailing 12-month period being less than 1.10x (tested quarterly). A Trigger Event will terminate (x) with respect to clause (i) above, upon a cure of the event of default and (y) with respect to clause (ii) above, when the debt service coverage ratio has been equal to or greater than 1.10x for two consecutive calendar quarters.

Additional Subordinate and Mezzanine Indebtedness. None.

Release of Property. None.

Terrorism Insurance. The Borrower is required to obtain and maintain property insurance for 100% of full replacement cost and business interruption insurance for 12 months plus a six-month extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-58

Mortgage Loan No. 11 Coventry Green Apartments

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio:	Single Asset
Original Balance:	$36,300,000			Location:	Clarence, NY 14221
Cut-off Date Balance:	$36,300,000			General Property Type:	Multifamily
% of Initial Pool Balance:	4.9%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsors:	Timothy Leboeuf, Gerald Kelly and Brett Fitzpatrick			Year Built/Renovated:	2000/NAP
Guarantors:	Timothy Leboeuf, Gerald Kelly and Brett Fitzpatrick			Size:	216 Units
Mortgage Rate:	5.70000%			Cut-off Date Balance Per Unit:	$168,056
Note Date:	3/31/2026			Maturity Date Balance Per Unit:	$168,056
Maturity Date:	4/6/2031			Property Manager:	Symphony Property
Term to Maturity:	60 Months				Management, LLC
Amortization Term:	0 Months				(Borrower-related)
IO Period:	60 Months			Underwriting and Financial Information
Seasoning:	2 Months			UW NOI:	$2,940,422
Prepayment Provisions:	L(23),YM1(33),O(4)			UW NCF:	$2,886,422
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield:	8.1%
Additional Debt Type:	NAP			UW NCF Debt Yield:	8.0%
Additional Debt Balance:	NAP			UW NOI Debt Yield at Maturity:	8.1%
Future Debt Permitted (Type):	No (NAP)			UW NCF DSCR:	1.38x
				Most Recent NOI:	$2,726,362 (TTM 2/28/2026)
				2nd Most Recent NOI:	$2,756,794 (12/31/2025)
Reserves				3rd Most Recent NOI:	$2,739,095 (12/31/2024)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	93.5% (3/3/2026)
Tax Reserve:	$126,941	$31,735	NAP	2nd Most Recent Occupancy:	94.3% (12/31/2025)
Insurance Reserve:	$89,989	$8,181	NAP	3rd Most Recent Occupancy:	95.7% (12/31/2024)
Replacement Reserve:	$325,000	$4,500	NAP	Appraised Value (as of):	$49,100,000 (2/12/2026)
Immediate Repairs:	$20,000	$0	NAP	Appraised Value Per Unit:	$227,315
Other Reserve(1):	$17,600	$0	NAP	Cut-off Date LTV Ratio:	73.9%
				Maturity Date LTV Ratio:	73.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$36,300,000	100.0%	Loan Payoff:	$19,308,237	53.2%
			Return of Equity:	$15,062,261	41.5%
			Closing Costs:	$1,349,973	3.7%
			Upfront Reserves:	$579,530	1.6%
Total Sources:	$36,300,000	100.0%	Total Uses:	$36,300,000	100.0%

(1)	The borrower was required to deposit $17,600 for recommended testing for radon in proximity to the Coventry Green Apartments Property (as defined below). In the event that the radon tests require further action for mitigation, the borrower will be required to deposit $2,500 per test with the lender within ten days of receipt of the radon test results.

The Mortgage Loan. The eleventh largest mortgage loan (the “Coventry Green Apartments Mortgage Loan”) is a $36,300,000 mortgage loan secured by a first priority fee mortgage encumbering 216-unit, garden style multifamily property located in Clarence, New York (the “Coventry Green Apartments Property”).

The Borrower and the Borrower Sponsors. The borrower for the Coventry Green Apartments Mortgage Loan is Coventry Green Apartments LLC, a Delaware limited liability company and single purpose entity with one independent director (the “Borrower”). The borrower sponsors and non-recourse carveout guarantors for the Coventry Green Apartments Mortgage Loan are Timothy Leboeuf, Gerald Kelly and Brett Fitzpatrick (the “Borrower Sponsors” and “Guarantors”). The Guarantors also provided an environmental indemnity in connection with the Coventry Green Apartments Mortgage Loan.

The Borrower Sponsors are the principals of Symphony Property Management (“Symphony”), a Buffalo, New York based developer and property management firm. Symphony was founded in 1985 and continues to expand its portfolio through both strategic acquisitions and ground-up development projects, currently owning and operating a portfolio of medical offices, multifamily properties and approximately 150,000 square feet of retail space. All of Symphony’s portfolio is managed in-house from acquisition and development through stabilization. Timothy Leboeuf, a principal of Symphony, leads the company’s real estate investment, development and property management platform. Gerald E. Kelly has 20 years of private real estate investment experience across multiple asset classes and ownership in more than 1,000 multifamily units. Brett Fitzpatrick has over 25 years of experience in real estate development, ownership, and property management, and is a managing member. Symphony is a repeat agency borrower.

The Property. The Coventry Green Apartments Property is a 216-unit, garden-style apartment complex located in Clarence, New York. Unit inventory at the Coventry Green Apartments Property consists of 32 one-bedroom, 140 two-bedroom and 44 three-bedroom units, which have an average unit size of 1,088 square feet. As of March 3, 2026, the Coventry Green Apartments Property was 93.5% leased. Units feature in-unit washers and dryers, stainless

A-3-59

Multifamily – Garden	Loan #11	Cut-off Date Balance:	$36,300,000
4045 Coventry Green Circle	Coventry Green Apartments	Cut-off Date LTV:	73.9%
Clarence, NY 14221		UW NCF DSCR:	1.38x
		UW NOI Debt Yield:	8.1%

steel appliances, spacious closets and a fireplace and balcony in select units. Community amenities include a fitness center, an outdoor pool, a clubhouse and pet-friendly areas. The Coventry Green Apartments Property also features 447 parking spaces resulting in parking ratio of 2.07 spaces per unit.

The Coventry Green Apartments Property was originally built in 2000 and was acquired by the Borrower Sponsors in 2002. Since 2023, the Borrower Sponsors have invested approximately $1.2 million ($5,381 per unit) across elective improvements such as appliance replacements, carpeting and flooring, roofing and HVAC improvements. The Borrower Sponsors anticipate investing approximately $7.9 million ($36,343 per unit) into further improvements including unit renovations and HVAC improvements for all units, in addition to exterior and amenity improvements. The Borrower Sponsors anticipate renovating units at a rate of approximately six units per month upon turnover. The Coventry Green Apartments Mortgage Loan documents prohibit more than 10 units from being offline for renovation at any point throughout the Coventry Green Apartments Mortgage Loan term. To the extent any work has commenced on any unit, the Borrower Sponsors are required to complete the work, which is a recourse obligation of the Guarantors.

The following table presents certain information relating to the residential unit mix of the Coventry Green Apartments Property:

Unit Mix(1)

Unit Type	# of Units	Avg. Unit Size (Square Feet)	Occupancy %	Average In-Place Rent	Average In-Place Rent ($/SF/Month)	Market Rent(2)	Market Rent/SF(2)
One Bedroom	32	800	100.0%	$1,720	$2.15	$1,713	$2.14
Two Bedroom	140	1,100	92.1%	$1,907	$1.73	$2,020	$1.84
Three Bedroom	44	1,257	93.2%	$2,249	$1.79	$2,229	$1.77
Total / Wtd. Avg.	216	1,088	93.5%	$1,947	$1.81	$2,017	$1.85

(1)	Based on the underwritten rent roll dated March 3, 2026.
(2)	Market Rent is based on the appraisal’s market rent conclusions.

The Market. The Coventry Green Apartments Property is located in the Buffalo suburb of Clarence, New York. The surrounding neighborhood primarily consists of single-family residential homes with a median home value of $239,584 and median household income of $74,719 with some multifamily and retail uses along major thoroughfares. Primary access is provided via Interstate 290, New York State Route 5 (Main Street), and Transit Road (NY Route 78). The Buffalo metropolitan area supports a diverse employment base, with industries including healthcare, education, advanced manufacturing, and professional services. Major employers include Kaleida Health, M&T Bank and the University at Buffalo. According to the appraisal, as of the end of 2025, the Buffalo apartment market had 25,999 units across 230 buildings with a vacancy rate of 5.7% and average asking rents of $1,307 per month.

The Coventry Green Apartments Property is located within North Suburbs multifamily submarket which accounts for approximately 36% of the Buffalo apartment market (9,225 units). According to the appraisal, as of year-end 2025, the North Suburbs multifamily submarket vacancy rate was 4.9% and average asking rents were $1,308 per month.

The following table presents certain information relating to appraisal-identified properties with comparable rents to the Coventry Green Apartments Property:

Summary of Comparable Rents(1)
Property Name	Distance to Property	Year Built	Occupancy	Units	Avg. Rent Per Unit
Coventry Green Apartments	NAP	2000	93.5%(2)	216(2)	$1,947(2)
Renaissance Place	4.2 miles	1997	95.0%	153	$2,305
Fireside Luxury Apartments(3)	0.3 miles	2017	94.5%	112	$2,320
Country Club Manor	3.2 miles	1988	100.0%	220	$1,653
Drexel Hill Apartments	3.7 miles	1967	96.5%	200	$1,779
Windsong Place	1.9 miles	1993	95.5%	308	$2,007

(1)	Source: Appraisal.
(2)	Information based on the underwritten rent roll dated March 3, 2026.
(3)	Properties are owned by the Borrower Sponsors.

Appraisal. The appraisal concluded to an “as is” value for the Coventry Green Apartments Property of $49,100,000 as of February 12, 2026.

Environmental Matters. According to the Phase I environmental site assessment dated February 20, 2026 (the “ESA”), there was no evidence of any recognized environmental conditions at the Coventry Green Apartments Property. However, the ESA noted that the Coventry Green Apartments Property is located within a radon zone. The Coventry Green Apartments Mortgage Loan documents are structured with a $17,600 radon reserve and require the Borrower to provide results of radon testing at the Coventry Green Apartments Property within 30 days following loan origination.

A-3-60

Multifamily – Garden	Loan #11	Cut-off Date Balance:	$36,300,000
4045 Coventry Green Circle	Coventry Green Apartments	Cut-off Date LTV:	73.9%
Clarence, NY 14221		UW NCF DSCR:	1.38x
		UW NOI Debt Yield:	8.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Coventry Green Apartments Property:

Cash Flow Analysis(1)
	2024	2025	TTM 2/28/2026	UW	UW per Unit
Gross Potential Rent(2)	$4,706,283	$4,982,815	$5,010,415	$5,052,181	$23,390
Vacancy	($203,852)	($285,568)	($284,464)	($286,835)	($1,328)
Credit Loss	($12,805)	($43,953)	($14,728)	($14,851)	($69)
Concessions	($13,117)	($6,000)	($8,200)	($8,268)	($38)
Net Rental Income	$4,476,509	$4,647,294	$4,703,023	$4,742,227	$21,955
Other Income	$261,594	$213,901	$196,787	$232,478	$1,076
Effective Gross Income	$4,738,103	$4,861,195	$4,899,810	$4,974,705	$23,031

Real Estate Taxes	$381,884	$374,342	$525,316	$380,027	$1,759
Insurance	$91,240	$93,017	$93,075	$93,495	$433
Other Operating Expenses	$1,525,884	$1,637,042	$1,555,057	$1,560,761	$7,226
Total Operating Expenses	$1,999,008	$2,104,401	$2,173,448	$2,034,283	$9,418

Net Operating Income	$2,739,095	$2,756,794	$2,726,362	$2,940,422	$13,613
Replacement Reserves	$0	$0	$0	$54,000	$250
Net Cash Flow	$2,739,095	$2,756,794	$2,726,362	$2,886,422	$13,363
a
Occupancy %(3)	95.7%	94.3%	94.3%	93.9%
NOI DSCR	1.31x	1.31x	1.30x	1.40x
NCF DSCR	1.31x	1.31x	1.30x	1.38x
NOI Debt Yield	7.5%	7.6%	7.5%	8.1%
NCF Debt Yield	7.5%	7.6%	7.5%	8.0%

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	UW Gross Potential Rent is based on the underwritten rent roll dated March 3, 2026.
(3)	UW Occupancy represents economic occupancy while historical occupancy represents physical occupancy.

A-3-61

Mortgage Loan No. 12 Sherwood Acres

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio:	Single Asset
Original Balance:	$33,500,000			Location:	Baton Rouge, LA 70816
Cut-off Date Balance:	$33,500,000			General Property Type:	Multifamily
% of Initial Pool Balance:	4.6%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsor:	Craig Koenigsberg			Year Built/Renovated:	1978/2012
Guarantor:	Craig Koenigsberg			Size:	604 Units
Mortgage Rate:	5.95000%			Cut-off Date Balance Per Unit:	$55,464
Note Date:	10/30/2025			Maturity Date Balance Per Unit:	$55,464
Maturity Date:	11/6/2030			Property Manager:	CLK Multifamily Management,
Term to Maturity:	60 Months				LLC (Borrower-related)
Amortization Term:	0 Months			Underwriting and Financial Information
IO Period:	60 Months			UW NOI(2):	$3,530,658
Seasoning:	7 Months			UW NCF:	$3,379,658
Prepayment Provisions:	L(31),D(25),O(4)			UW NOI Debt Yield:	10.5%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF Debt Yield:	10.1%
Additional Debt Type:	NAP			UW NOI Debt Yield at Maturity:	10.5%
Additional Debt Balance:	NAP			UW NCF DSCR:	1.67x
Future Debt Permitted (Type):	No (NAP)			Most Recent NOI(2):	$3,103,065 (TTM 3/31/2026)
				2nd Most Recent NOI(2):	$3,127,795 (12/31/2025)
Reserves				3rd Most Recent NOI(2):	$2,756,850 (12/31/2024)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	90.7% (3/27/2026)
Tax Reserve:	$254,698	$21,225	NAP	2nd Most Recent Occupancy:	92.5% (12/31/2025)
Insurance Reserve:	$0	Springing	NAP	3rd Most Recent Occupancy:	90.7% (12/31/2024)
Replacement Reserve:	$900,000	$12,600	NAP	Appraised Value (as of):	$44,700,000 (8/14/2025)
Immediate Repairs:	$269,188	$0	NAP	Appraised Value Per Unit:	$74,007
Other Reserve(1):	$2,850,000	$0	NAP	Cut-off Date LTV Ratio:	74.9%
				Maturity Date LTV Ratio:	74.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$33,500,000	100.0%	Loan Payoff:	$28,360,113	84.7%
			Upfront Reserves:	$4,273,886	12.8%
			Closing Costs:	$558,662	1.7%
			Return of Equity:	$307,338	0.9%
Total Sources:	$33,500,000	100.0%	Total Uses:	$33,500,000	100.0%

(1)	At origination, the borrower was required to make an upfront deposit of $2,850,000 for capital repairs.
(2)	The increases in UW NOI from Most Recent NOI and 2nd Most Recent NOI from 3rd Most Recent NOI are primarily attributable to: (i) additional incremental leasing and (ii) increases to other income through the implementation of an amenity fee.

The Mortgage Loan. The twelfth largest mortgage loan (the “Sherwood Acres Mortgage Loan”) is a $33,500,000 mortgage loan secured by a first priority fee mortgage encumbering a 604 unit, garden-style apartment community located in Baton Rouge, Louisiana (the “Sherwood Acres Property”).

The Borrower and the Borrower Sponsor. The borrower for the Sherwood Acres Mortgage Loan is C-K Sherwood Acres LLC, a Delaware limited liability company and single purpose entity with one independent director (the “Borrower”). The borrower sponsor and non-recourse carveout guarantor for the Sherwood Acres Mortgage Loan is Craig Koenigsberg (the “Borrower Sponsor” and “Guarantor”). The Guarantor also provided an environmental indemnity in connection with the Sherwood Acres Mortgage Loan.

Craig Koenigsberg is the founder of CLK Properties a multifamily owner-operator which was started in 1980. CLK Properties has a multifamily portfolio comprised of over 18,000 units across more than 80 properties. CLK Properties’ ownership largely consists of garden-style apartment communities across 15 states, with a focus on the Southeast and Midwest United States. The Borrower Sponsor currently has a portfolio of over 3,000 units across nine assets in Louisiana and is a repeat agency borrower with over $1.4 billion of debt outstanding with Freddie Mac and Fannie Mae on a combined basis. Craig Koenigsberg is also the borrower sponsor and non-recourse carveout guarantor for the St. Germaine Apartments Mortgage Loan.

The Property. The Sherwood Acres Property is a 604 unit, garden-style apartment community located in Baton Rouge, Louisiana that consists of 60 buildings across more than 26 acres. Unit inventory is comprised of 348 one-bedroom and 256 two-bedroom units, with an aggregate average unit size of 844 square feet. The aggregate average in place rent of $815 per unit per month as of the underwritten rent roll dated March 27, 2026. As of March 27, 2026, the Sherwood Acres Property was 90.7% occupied. Units feature an all-electric appliance package including a range/own, dishwasher and refrigerator along with wood cabinets and vinyl flooring in the kitchen. Community amenities at the Sherwood Acres Property include a gym, pool and laundry facilities has along with 1,081 surface parking spaces, resulting in a parking ratio of 1.79 spaces per unit.

A-3-62

Multifamily – Garden	Loan #12	Cut-off Date Balance:	$33,500,000
12757 Coursey Boulevard	Sherwood Acres	Cut-off Date LTV:	74.9%
Baton Rouge, LA 70816		UW NCF DSCR:	1.67x
		UW NOI Debt Yield:	10.5%

The Borrower Sponsor acquired the Sherwood Acres Property in September 2001. Originally built in 1978, the Sherwood Acres Property was subsequently renovated in 2012. The Borrower Sponsor has invested approximately $2.0 million ($3,366 per unit) since 2021. Upon the Sherwood Acres Mortgage Loan origination, there was a $2.85 million upfront capex reserve to be used towards identified repairs.

The following table presents certain information relating to the residential unit mix of the Sherwood Acres Property:

Unit Mix(1)
Unit Type	# of Units	Avg. Unit Size (Square Feet)	Occupancy %	Average In-Place Rent	Average In-Place Rent ($/SF/Month)	Market Rent(2)	Market Rent/SF(2)
One Bedroom	348	700	90.5%	$747	$1.07	$740	$1.06
Two Bedroom	256	1,040	91.0%	$907	$0.87	$882	$0.85
Total / Wtd. Avg.	604	844	90.7%	$815	$0.96	$800	$0.95

(1)	Based on the underwritten rent roll dated March 27, 2026.
(2)	Market Rent is based on the appraisal’s market rent conclusions.

The Market. The Sherwood Acres Property is located within the East Baton Rouge Parish — a suburban submarket approximately six miles northeast of the Baton Rouge central business district and roughly eight miles from the Louisiana State University campus. The Sherwood Acres Property is located on a major roadway and is surrounded by various commercial corridors. Primary access is provided by Interstate 12 and Interstate 10 to the south, U.S. Highway 190 and Airline Highway (LA Hwy. 61) to the north/east. The Sherwood Acres Property is also approximately five miles southeast of the Baton Rouge Airport. As of the second quarter of 2025 the East Baton Rouge Parish apartment submarket contains approximately 12,374 units, representing 27.9% of the overall metropolitan statistical area inventory. As of the second quarter of 2025, occupancy measured 86.0%, up slightly from 85.3% the previous quarter and year-over-year, and slightly above the overall market occupancy of 85.8%. The area recorded positive net absorption of 98 units for the quarter (96 units year-to-date) with no new completions reported, indicating improving demand amid stable supply. The submarket’s average asking rent of $1,060 per unit is below the overall market average of $1,202 per unit as of the second quarter of 2025.

The following table presents certain information relating to appraisal-identified properties with comparable rents to the Sherwood Acres Property:

Summary of Comparable Multifamily Properties(1)

Property Name	Distance to Property	Year Built	Occupancy	Units	Avg. Rent Per Unit
Sherwood Acres	NAP	1978	90.7%(2)	604	$815(2)
Gates at Citiplace	6.2 miles	1996	95.0%	369	$1,333
21 South at Parkview	1.0 miles	1974	92.0%	264	$993
Devonshire Apartments	2.2 miles	1973	93.0%	100	$1,039
Towne Oaks	4.6 miles	1968	93.0%	96	$850
Fox Hill Apartments	9.2 miles	1978	85.0%	258	$845
Broadmoor Plantation Apartments	5.0 miles	1975	85.0%	301	$849

(1)	Source: Appraisal.
(2)	Information based on the underwritten rent roll dated March 27, 2026.

Appraisal. The appraisal concluded to an “as is” value for the Sherwood Acres Property of $44,700,000 as of August 14, 2025.

Environmental Matters. According to the Phase I environmental site assessment dated August 20, 2025, there was no evidence of any recognized environmental conditions at the Sherwood Acres Property.

A-3-63

Multifamily – Garden	Loan #12	Cut-off Date Balance:	$33,500,000
12757 Coursey Boulevard	Sherwood Acres	Cut-off Date LTV:	74.9%
Baton Rouge, LA 70816		UW NCF DSCR:	1.67x
		UW NOI Debt Yield:	10.5%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Sherwood Acres Property:

Cash Flow Analysis(1)
	2024	2025	TTM 3/31/2026	UW	UW per Unit
Gross Potential Rent(2)	$5,786,665	$5,784,005	$5,823,150	$5,939,845	$9,834
Vacancy	($538,232)	($434,995)	($498,732)	($508,727)	($842)
Credit Loss	($111,588)	($108,661)	($109,526)	($71,278)	($118)
Concessions	($22,486)	($23,764)	($25,886)	($37,828)	($63)
Net Rental Income	$5,114,359	$5,216,585	$5,189,006	$5,322,012	$8,811
Other Income	$378,439	$500,853	$523,158	$748,271	$1,239
Effective Gross Income	$5,492,798	$5,717,438	$5,712,164	$6,070,283	$10,050

Real Estate Taxes	$237,814	$228,514	$277,124	$249,704	$413
Insurance	$437,967	$342,343	$323,615	$286,699	$475
Other Operating Expenses	$2,060,167	$2,018,786	$2,008,360	$2,003,222	$3,317
Total Operating Expenses	$2,735,948	$2,589,643	$2,609,099	$2,539,625	$4,205

Net Operating Income(3)	$2,756,850	$3,127,795	$3,103,065	$3,530,658	$5,845
Replacement Reserves	$0	$0	$0	$151,000	$250
Net Cash Flow	$2,756,850	$3,127,795	$3,103,065	$3,379,658	$5,595

Occupancy %(4)	90.7%	92.5%	90.7%(5)	89.6%
NOI DSCR	1.36x	1.55x	1.54x	1.75x
NCF DSCR	1.36x	1.55x	1.54x	1.67x
NOI Debt Yield	8.2%	9.3%	9.3%	10.5%
NCF Debt Yield	8.2%	9.3%	9.3%	10.1%

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	UW Gross Potential Rent is based on the underwritten rent roll dated March 27, 2026.
(3)	The increases in UW Net Operating Income from TTM 3/31/2026 Net Operating Income and 2025 Net Operating Income from 2024 Net Operating Income are primarily attributable to: (i) additional incremental leasing and (ii) increases to Other Income through the implementation of an amenity fee.
(4)	UW Occupancy % represents economic occupancy and historical occupancy represents physical occupancy.
(5)	Based on the underwritten rent roll dated March 27, 2026.

A-3-64

Mortgage Loan No. 13 St. Germaine Apartments

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio:	Single Asset
Original Balance:	$33,000,000			Location:	Harvey, LA 70058
Cut-off Date Balance:	$33,000,000			General Property Type:	Multifamily
% of Initial Pool Balance:	4.5%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsor:	Craig Koenigsberg			Year Built/Renovated:	1982/2006
Guarantor:	Craig Koenigsberg			Size:	552 Units
Mortgage Rate:	5.70000%			Cut-off Date Balance Per Unit:	$59,783
Note Date:	10/22/2025			Maturity Date Balance Per Unit:	$59,783
Maturity Date:	11/6/2030			Property Manager:	CLK Multifamily Management,
Term to Maturity:	60 Months				LLC (Borrower-related)
Amortization Term:	0 Months
IO Period:	60 Months			Underwriting and Financial Information
Seasoning:	7 Months			UW NOI:	$3,490,229
Prepayment Provisions:	L(31),D(25),O(4)			UW NCF:	$3,304,205
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield:	10.6%
Additional Debt Type:	NAP			UW NCF Debt Yield:	10.0%
Additional Debt Balance:	NAP			UW NOI Debt Yield at Maturity:	10.6%
Future Debt Permitted (Type):	No (NAP)			UW NCF DSCR:	1.73x
				Most Recent NOI:	$3,172,252 (TTM 2/28/2026)
				2nd Most Recent NOI:	$3,227,368 (12/31/2025)
				3rd Most Recent NOI:	$3,243,994 (12/31/2024)
Reserves				Most Recent Occupancy:	90.8% (3/27/2026)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	88.5% (12/31/2025)
Tax Reserve:	$329,466	$27,456	NAP	3rd Most Recent Occupancy:	88.6% (12/31/2024)
Insurance Reserve:	$0	Springing	NAP	Appraised Value (as of):	$59,200,000 (8/13/2025)
Replacement Reserve:	$0	$18,400	NAP	Appraised Value Per Unit:	$107,246
Immediate Repairs Reserve:	$18,750	$0	NAP	Cut-off Date LTV Ratio:	55.7%
Other Reserve(1):	$50,000	$0	NAP	Maturity Date LTV Ratio:	55.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$33,000,000	100.0%	Loan Payoff:	$28,542,462	86.5%
			Return of Equity:	$3,449,457	10.5%
			Closing Costs:	$609,865	1.8%
			Upfront Reserves:	$398,216	1.2%
Total Sources:	$33,000,000	100.0%	Total Uses:	$33,000,000	100.0%

(1)	The borrower was required to deposit $50,000 at origination for a roof repair reserve.

The Mortgage Loan. The thirteenth largest mortgage loan (the “St. Germaine Apartments Mortgage Loan”) is a $33,000,000 mortgage loan secured by a first priority fee mortgage encumbering 552-unit, garden-style multifamily property located in Harvey, Louisiana (the “St. Germaine Apartments Property”).

The Borrower and the Borrower Sponsor. The borrower for the St. Germaine Apartments Mortgage Loan is Coolidge - CLK St. Germaine LLC, a Delaware limited liability company and single purpose entity with one independent director (the “Borrower”). The Borrower Sponsor and non-recourse carveout guarantor for the St. Germaine Apartments Mortgage Loan is Craig Koenigsberg (the “Borrower Sponsor” and “Guarantor”). The Guarantor also provided an environmental indemnity in connection with the St. Germaine Apartments Mortgage Loan.

Craig Koenigsberg is the founder of CLK Properties, a multifamily owner-operator which was started in 1980. CLK Properties has a multifamily portfolio comprised of over 18,000 units across more than 80 properties. CLK Properties’ ownership largely consists of garden-style apartment communities across 15 states, with a focus on the Southeast and Midwest United States. The Borrower Sponsor currently has a portfolio of over 3,000 units across nine assets in Louisiana and is a repeat agency borrower with approximately $1.4 billion of debt outstanding with Freddie Mac and Fannie Mae on a combined basis. Craig Koenigsberg is also the borrower sponsor and non-recourse carveout guarantor for the Sherwood Acres Mortgage Loan.

The Property. The St. Germaine Apartments Property is a 552 unit garden-style apartment complex located in Harvey, Louisiana. Unit inventory at the St. Germaine Apartments Property consists of 276 one-bedroom and 276 two-bedroom units, which have an average unit size of 780 square feet. As of March 27, 2026, the St. Germaine Apartments Property was 90.8% leased. Units feature in-unit washers and dryers, stainless steel appliances, spacious closets and select units feature fireplaces and balconies. Community amenities include a fitness center, outdoor pool, clubhouse and pet-friendly areas. The St. Germaine Apartments Property also features 853 parking spaces, resulting in a parking ratio of 1.55 spaces per unit.

A-3-65

Multifamily - Garden	Loan #13	Cut-off Date Balance:	$33,000,000
2201 Manhattan Boulevard	St. Germaine Apartments	Cut-off Date LTV:	55.7%
Harvey, LA 70058		UW NCF DSCR:	1.73x
		UW NOI Debt Yield:	10.6%

The St. Germaine Apartments Property was originally built in 1982 was acquired by the Borrower Sponsor in 2002 and went under a full renovation in 2006. Since 2022, the Borrower Sponsor has invested approximately $797,170 ($1,444 per unit) across elective improvements such as targeting landscaping, foundation, roofing and unit turns.

The following table presents certain information relating to the residential unit mix of the St. Germaine Apartments Property:

Unit Mix(1)

Unit Type	# of Units	Avg. Unit Size (Square Feet)	Occupancy %	Average In-Place Rent	Average In-Place Rent ($/SF/Month)	Market Rent(2)	Market Rent/SF(2)
One Bedroom	276	680	92.0%	$878	$1.29	$885	$1.30
Two Bedroom	276	880	89.5%	$1,054	$1.20	$1,105	$1.26
Total / Wtd. Avg.	552	780	90.8%	$965	$1.24	$995	$1.28

(1)	Based on the underwritten rent roll dated March 27, 2026.
(2)	Market Rent is based on the appraisal’s market rent conclusions.

The Market. The St. Germaine Apartments Property is located in Harvey, Jefferson Parish, Louisiana within the New Orleans–Metairie metropolitan statistical area (“MSA”). The appraisal reports the New Orleans–Metairie MSA has a population of approximately 983,380 as of 2024. The appraisal further indicates the area includes approximately 469,675 employees with a 5.1% unemployment rate and identifies Health Care/Social Assistance, Educational Services, and Accommodation/Food Services as the top industries.

The St. Germaine Apartments Property is located along Manhattan Boulevard, a primary commercial corridor in the Westbank area with national retail and services and proximity to Downtown New Orleans via the Westbank Expressway and Crescent City Connection.. Demand drivers cited for the area include healthcare (Ochsner Health, Tulane Medical Center, LSU Health), retail and services along Manhattan Boulevard, and construction/trade employment tied to the Port of New Orleans.

The St. Germaine Apartments Property is located within the Westbank/Jefferson Parish submarket, which reported an occupancy of approximately 93.4% as of the second quarter of 2025 and average asking rent of $1,169 per unit, with no completions reported in the trailing four quarters.

The following table presents certain information relating to appraisal-identified properties with comparable rents to the St. Germaine Apartments Property:

Summary of Comparable Multifamily Properties(1)
Property Name	Distance to Property	Year Built	Occupancy	Units	Avg. Rent Per Unit
St. Germaine Apartments	NAP	1982	90.8%(2)	552	$965 (2)
Summerfield	2.7 miles	1973	95.1%	224	$1,276
Stonebridge Manor	3.1 miles	1984	85.0%	264	$1,201
Windsor at Manhattan	1.6 miles	2022	92.5%	360	$1,725
Oak Alley	2.9 miles	1970	98.0%	148	$1,344
Gates on Manhattan	1.6 miles	1973	94.5%	276	$1,219
Baywood	2.7 miles	1984	92.5%	514	$1,088

(1)	Source: Appraisal.
(2)	Information based on the underwritten rent roll dated March 27, 2026.

Appraisal. The appraisal concluded to an “as is” value for the St. Germaine Apartments Property of $59,200,000 as of August 13, 2025.

Environmental Matters. According to the Phase I environmental site assessment dated August 20, 2025, there was no evidence of any recognized environmental conditions at the St. Germaine Apartments Property.

A-3-66

Multifamily - Garden	Loan #13	Cut-off Date Balance:	$33,000,000
2201 Manhattan Boulevard	St. Germaine Apartments	Cut-off Date LTV:	55.7%
Harvey, LA 70058		UW NCF DSCR:	1.73x
		UW NOI Debt Yield:	10.6%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the St. Germaine Apartments Property:

Cash Flow Analysis(1)
	2024	2025	TTM 2/28/2026	UW	UW per Unit
Gross Potential Rent(2)	$6,270,081	$6,466,640	$6,450,249	$6,410,776	$11,614
Vacancy	($715,361)	($743,621)	($708,558)	($615,527)	($1,115)
Credit Loss	($99,221)	($174,410)	($170,045)	($96,162)	($174)
Concessions	$0	($45,756)	($65,156)	($64,757)	($117)
Net Rental Income	$5,455,499	$5,502,853	$5,506,490	$5,634,330	$10,207
Other Income	$666,791	$599,885	$593,323	$658,882	$1,194
Effective Gross Income	$6,122,290	$6,102,738	$6,099,813	$6,293,212	$11,401

Real Estate Taxes	$312,998	$338,568	$394,059	$323,006	$585
Insurance	$684,185	$586,576	$560,536	$516,192	$935
Other Operating Expenses	$1,881,113	$1,950,226	$1,972,966	$1,963,785	$3,558
Total Operating Expenses	$2,878,296	$2,875,370	$2,927,561	$2,802,983	$5,078

Net Operating Income	$3,243,994	$3,227,368	$3,172,252	$3,490,229	$6,323
Replacement Reserves	$0	$0	$0	$186,024	$337
Net Cash Flow	$3,243,994	$3,227,368	$3,172,252	$3,304,205	$5,986

Occupancy %(3)	88.6%	88.5%	89.0%	87.9%
NOI DSCR	1.70x	1.69x	1.66x	1.83x
NCF DSCR	1.70x	1.69x	1.66x	1.73x
NOI Debt Yield	9.8%	9.8%	9.6%	10.6%
NCF Debt Yield	9.8%	9.8%	9.6%	10.0%

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	UW Gross Potential Rent based on the underwritten rent roll dated March 27, 2026.
(3)	UW Occupancy % is based on economic occupancy while historical occupies represent physical occupancies.

A-3-67

Mortgage Loan No. 14 Ibex Park

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio:	Single Asset
Original Balance:	$32,500,000			Location:	Smyrna, GA 30080
Cut-off Date Balance:	$32,500,000			General Property Type:	Multifamily
% of Initial Pool Balance:	4.4%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsors:	George H. Connell, III and Frederic G. Dawson, III			Year Built/Renovated:	1966/2020
Guarantors:	George H. Connell, III and Frederic G. Dawson, III			Size:	240 Units
Mortgage Rate:	5.81500%			Cut-off Date Balance Per Unit:	$135,417
Note Date:	12/5/2025			Maturity Date Balance Per Unit:	$135,417
Maturity Date:	12/6/2030			Property Manager:	Asset Living Southeast, LLC
Term to Maturity:	60 Months
Amortization Term:	0 Months			Underwriting and Financial Information
IO Period:	60 Months			UW NOI:	$2,509,052
Seasoning:	6 Months			UW NCF:	$2,449,052
Prepayment Provisions:	L(11),YM1(45),O(4)			UW NOI Debt Yield:	7.7%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF Debt Yield:	7.5%
Additional Debt Type:	NAP			UW NOI Debt Yield at Maturity:	7.7%
Additional Debt Balance:	NAP			UW NCF DSCR:	1.28x
Future Debt Permitted (Type):	No (NAP)			Most Recent NOI:	$2,283,627 (TTM 2/28/2026)
				2nd Most Recent NOI(1)(2):	$2,596,638 (12/31/2024)
				3rd Most Recent NOI(1):	$1,772,874 (12/31/2023)
Reserves				Most Recent Occupancy:	95.4% (4/13/2026)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(2):	89.6% (12/31/2024)
Tax Reserve:	$110,908	$36,969	NAP	3rd Most Recent Occupancy:	81.5% (12/31/2023)
Insurance Reserve:	$63,596	$21,199	NAP	Appraised Value (as of):	$45,800,000 (10/16/2025)
Replacement Reserve:	$0	$7,000	NAP	Appraised Value Per Unit:	$190,833
Immediate Repairs Reserve:	$8,750	$0	NAP	Cut-off Date LTV Ratio:	71.0%
				Maturity Date LTV Ratio:	71.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$32,500,000	85.3%	Loan Payoff:	$37,367,588	98.0%
Borrower Sponsor Equity:	$5,612,522	14.7%	Closing Costs:	$561,680	1.5%
			Upfront Reserves:	$183,255	0.5%
Total Sources:	$38,112,522	100.0%	Total Uses:	$38,112,522	100.0%

(1)	The increase in 2nd Most Recent NOI from 3rd Most Recent NOI is primarily attributable to: (i) additional incremental leasing, (ii) lower expected operating expenses and (iii) increased occupancy.
(2)	Year-end 2025 financial statements and occupancy were not made available by the loan sponsor given timing of origination in December 2025.

The Mortgage Loan. The fourteenth largest mortgage loan (the “Ibex Park Mortgage Loan”) is a $32,500,000 mortgage loan secured by a first priority fee mortgage encumbering a 240-unit garden style, multifamily property located in Smyrna, Georgia (the “Ibex Park Property”).

The Borrower and the Borrower Sponsors. The borrower for the Ibex Park Mortgage Loan is 1400 Galleria Lane Southeast Owner, LLC, a Delaware limited liability company and single purpose entity with one independent director (the “Borrower”). The borrower sponsors and the non-recourse carveout guarantors for the Ibex Park Mortgage Loan are George H. Connell, III and Frederic G. Dawson, III (the “Borrower Sponsors” and “Guarantors”). The Guarantors also provided an environmental indemnity in connection with the Ibex Park Mortgage Loan.

The Guarantors are the founding partners of Castlegate Property Group (“Castlegate”), a vertically integrated real estate investor, manager, and developer of multifamily properties based in Atlanta, Georgia. Currently, Castlegate operates eight properties throughout the Atlanta metropolitan area, including the Ibex Park Property and has developed, renovated, constructed and/or managed over 4,500 multifamily units through acquisition, investments and construction. Castlegate is a repeat agency borrower.

The Property. The Ibex Park Property is a 240 unit garden style, multifamily property located in Smyrna, Georgia. Unit inventory at the Ibex Park Property consists of 64 one-bedroom units, 112 two-bedroom units and 64 three-bedroom units, which have an average unit size of 1,031 square feet. As of April 13, 2026, the Ibex Park Property was 95.4% leased. The unit mix is further categorized as renovated, classic with washer/dryer upgrades and unrenovated units (the “Classic” units). The Ibex Park Property has a total of 166 renovated units, 18 units with washer/dryer upgrades and 56 classic units. Renovated units include tile backsplash, washers/dryers (either stackable or all-in-one), vinyl flooring, new carpeting in the bedrooms, granite countertops, white cabinets with hardware pulls, updated lighting packages and plumbing fixtures. Classic units have black appliances, white cabinets with knob pulls, laminate countertops, older style lighting, wood flooring in the kitchens and carpet in the bedrooms. Community amenities include a pool, clubhouse, and laundry room. The Ibex Park Property has 442 surface parking spaces, resulting in a parking ratio of 1.84 spaces per unit.

A-3-68

Multifamily – Garden	Loan #14	Cut-off Date Balance:	$32,500,000
1400 Galleria Lane	Ibex Park	Cut-off Date LTV:	71.0%
Smyrna, GA 30080		UW NCF DSCR:	1.28x
		UW NOI Debt Yield:	7.7%

Following the acquisition of the Ibex Park Property in December 2021, the Borrower Sponsors invested approximately $6.4 million ($26,539 per unit) into fully renovating 166 units and completing capital expenditure projects such as roof repairs, repainting, landscaping and updating the clubhouse/leasing office. Following origination of the Ibex Park Mortgage Loan, the Borrower Sponsors have a total of $22.6 million of equity remaining.

The following table presents certain information relating to the residential unit mix of the Ibex Park Property:

Unit Mix(1)

Unit Type	# of Units	Avg. Unit Size (Square Feet)	Occupancy %	Average In-Place Rent	Average In-Place Rent ($/SF/Month)	Market Rent(2)	Market Rent/SF(2)
Renovated
One Bedroom	48	811	97.9%	$1,240	$1.53	$1,349	$1.66
Two Bedroom	76	1,048	92.1%	$1,454	$1.39	$1,533	$1.46
Three Bedroom	42	1,223	97.6%	$1,928	$1.58	$2,035	$1.66
Total/Wtd. Avg.	166	1,024	95.2%	$1,514	$1.48	$1,607	$1.57
Classic + Washer/Dryer
Two Bedroom	13	1,048	92.3%	$1,391	$1.33	$1,425	$1.36
Three Bedroom	5	1,223	100.0%	$1,618	$1.32	$1,700	$1.39
Total/Wtd. Avg.	18	1,097	94.4%	$1,458	$1.33	$1,501	$1.37
Classic
One Bedroom	16	811	93.8%	$1,216	$1.50	$1,299	$1.60
Two Bedroom	23	1,048	95.7%	$1,411	$1.35	$1,440	$1.37
Three Bedroom	17	1,223	100.0%	$1,654	$1.35	$1,675	$1.37
Total/Wtd. Avg.	56	1,033	96.4%	$1,433	$1.39	$1,471	$1.42
Total / Wtd. Avg.	240	1,031	95.4%	$1,490	$1.44	$1,567	$1.52

(1)	Based on the underwritten rent roll dated April 13, 2026.
(2)	Market Rent is based on the appraisal’s market rent conclusions.

The Market. The Ibex Park Property is located in Smyrna, Georgia within the Atlanta-Sandy Springs-Roswell metropolitan statistical area (the “Atlanta MSA”) and the Smyrna submarket. According to the appraisal, as of the third quarter of 2025, the Atlanta MSA reported occupancy of 94.3% and average asking rents of $1,605 per unit per month. The Smyrna submarket consists of approximately 15,877 units and, as of the same period, reported occupancy of 95.0% and average asking rents of $1,534 per unit per month.

The Ibex Park Property is located approximately 14 miles northwest of the Atlanta central business district and proximate to an interchange between Interstates 75 and 285 in an established mixed-use area with a concentration of residential, office, and retail uses. The surrounding area includes retail nodes, including Cumberland Mall and the Cobb Galleria Centre, and is within the Vinings/Cobb Galleria area. The Ibex Park Property is proximate to the Cumberland/Galleria office cluster which is characterized as a large office submarket. Over 50 large companies are located within the Cumberland/Galleria area, supported by regional access and transportation infrastructure. Access to the area is supported by Interstates 75 and 285 and several primary thoroughfares, with additional connectivity via Cobb Community Transit and links to MARTA.

The following table presents certain information relating to appraisal-identified properties with comparable rents to the Ibex Park Property:

Summary of Comparable Multifamily Properties(1)
Property Name	Distance to Property	Year Built	Occupancy	Units	Avg. Rent Per Unit
Ibex Park	NAP	1966	95.4%(2)	240	$1,490(2)
Walton Grove	1.0 miles	1963	96.0%	180	$1,725
The Park At Vinings	1.5 miles	1979	95.0%	484	$1,701
Kinstone River	3.1 miles	1973	96.0%	370	$1,580
Arrive Vinings	2.8 miles	1971	94.0%	464	$1,476
Kenwood Creek	1.7 miles	1972	95.0%	300	$1,386
Wyndcliff Galleria	1.7 miles	1975	93.0%	400	$1,385
The Edison	1.6 miles	1972	92.0%	416	$1,276

(1)	Source: Appraisal.
(2)	Information based on the underwritten rent roll dated April 13, 2026.

Appraisal. The appraisal concluded to an “as is” value for the Ibex Park Property of $45,800,000 as of October 16, 2025.

Environmental Matters. According to the Phase I environmental site assessment dated October 22, 2025, there was no evidence of any recognized environmental conditions at the Ibex Park Property.

A-3-69

Multifamily – Garden	Loan #14	Cut-off Date Balance:	$32,500,000
1400 Galleria Lane	Ibex Park	Cut-off Date LTV:	71.0%
Smyrna, GA 30080		UW NCF DSCR:	1.28x
		UW NOI Debt Yield:	7.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Ibex Park Property:

Cash Flow Analysis(1)
	2023	2024	TTM 2/28/2026	UW	UW per Unit
Gross Potential Rent(2)	$4,299,119	$4,612,075	$4,368,620	$4,284,900	$17,854
Vacancy	($793,207)	($480,846)	($463,022)	($255,785)	($1,066)
Credit Loss	($47,771)	($82,726)	($53,517)	($42,849)	($179)
Concessions	($74,421)	($57,998)	($70,388)	($42,849)	($179)
Net Rental Income	$3,383,720	$3,990,505	$3,781,693	$3,943,417	$16,431
Other Income	$349,007	$448,382	$445,418	$472,344	$1,968
Effective Gross Income	$3,732,727	$4,438,887	$4,227,111	$4,415,761	$18,399

Real Estate Taxes	$497,932	$369,910	$434,934	$435,152	$1,813
Insurance	$138,701	$198,961	$232,054	$242,272	$1,009
Other Operating Expenses	$1,323,221	$1,273,378	$1,276,496	$1,229,284	$5,122
Total Operating Expenses	$1,959,853	$1,842,249	$1,943,484	$1,906,708	$7,945

Net Operating Income(3)	$1,772,874	$2,596,638	$2,283,627	$2,509,052	$10,454
Replacement Reserves	$0	$0	$0	$60,000	$250
Net Cash Flow	$1,772,874	$2,596,638	$2,283,627	$2,449,052	$10,204

Occupancy %(4)	81.5%	89.6%	89.4%	92.0%
NOI DSCR	0.93x	1.36x	1.19x	1.31x
NCF DSCR	0.93x	1.36x	1.19x	1.28x
NOI Debt Yield	5.5%	8.0%	7.0%	7.7%
NCF Debt Yield	5.5%	8.0%	7.0%	7.5%

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	UW Gross Potential Rent is based on the underwritten rent roll dated April 13, 2026.
(3)	The increase in 2024 Net Operating Income from 2023 Net Operating Income is primarily attributable to: (i) additional incremental leasing, (ii) lower expected operating expenses and (iii) increased occupancy.
(4)	UW Occupancy represents economic occupancy while historical occupancy represents physical occupancy.

A-3-70

Mortgage Loan No. 15 MetroVue at Journal Square

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MF1			Single Asset/Portfolio:	Single Asset
Original Balance:	$29,500,000			Location:	Jersey City, NJ 07306
Cut-off Date Balance:	$29,500,000			General Property Type:	Multifamily
% of Initial Pool Balance:	4.0%			Detailed Property Type:	High Rise
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsors:	Onkar Singh and Arvinder Minhas			Year Built/Renovated:	2024/NAP
Guarantors:	Onkar Singh and Arvinder Minhas			Size:	124 Units
Mortgage Rate:	6.39400%			Cut-off Date Balance Per Unit:	$237,903
Note Date:	1/22/2025			Maturity Date Balance Per Unit:	$237,903
Maturity Date:	2/6/2030			Property Manager:	GN Management, Inc.
Term to Maturity:	60 Months				(Borrower-related)
Amortization Term:	0 Months
IO Period:	60 Months			Underwriting and Financial Information
Seasoning:	16 Months			UW NOI:	$2,476,401
Prepayment Provisions:	L(40),D(15),O(5)			UW NCF:	$2,445,401
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield:	8.4%
Additional Debt Type:	NAP			UW NCF Debt Yield:	8.3%
Additional Debt Balance:	NAP			UW NOI Debt Yield at Maturity:	8.4%
Future Debt Permitted (Type):	No (NAP)			UW NCF DSCR:	1.28x
				Most Recent NOI:	$2,326,229 (TTM 2/28/2026)
				2nd Most Recent NOI(1):	NAV
				3rd Most Recent NOI(1):	NAV
Reserves				Most Recent Occupancy:	96.8% (3/31/2026)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(1):	NAV
Tax Reserve:	$105,135	$52,567	NAP	3rd Most Recent Occupancy(1):	NAV
Insurance Reserve:	$49,850	$6,851	NAP	Appraised Value (as of):	$54,200,000 (4/22/2026)
Replacement Reserve:	$0	$2,600	NAP	Appraised Value Per Unit:	$437,097
Immediate Repair Reserve:	$11,875	$0	NAP	Cut-off Date LTV Ratio:	54.4%
				Maturity Date LTV Ratio:	54.4%
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$29,500,000	100.0%	Loan Payoff:	$23,202,572	78.7%
			Upfront Reserves:	$3,916,860	13.3%
			Return of Equity:	$1,321,314	4.5%
			Closing Costs:	$1,059,254	3.6%
Total Sources:	$29,500,000	100.0%	Total Uses:	$29,500,000	100.0%

(1)	Historical financials and occupancy are not available because the MetroVue at Journal Square Property (as defined below) was constructed in 2024 and received its final certificate of occupancy in October 2024.

The Mortgage Loan. The fifteenth largest mortgage loan (the “MetroVue at Journal Square Mortgage Loan”) is a $29,500,000 loan secured by a first priority fee mortgage encumbering a 124-unit, 13-story, high-rise apartment building located in Jersey City, New Jersey (the “MetroVue at Journal Square Property”).

The Borrower and the Borrower Sponsors. The borrower for the MetroVue at Journal Square Mortgage Loan is 161 Van Wagenen Ave LLC, a New Jersey limited liability company and single purpose entity with one independent director held in its sole member. The borrower sponsors and non-recourse carveout guarantors for the MetroVue at Journal Square Mortgage Loan are Onkar Singh and Arvinder Minhas (the “Borrower Sponsors” and “Guarantors”). The Guarantors also provided an environmental indemnity in connection with the MetroVue at Journal Square Mortgage Loan.

The Guarantors founded GN Management, Inc. in 2015 and have since completed more than 50 projects, ranging from residential/multifamily developments to luxury commercial spaces. The Borrower Sponsors currently own 17 properties, 14 of which are located in Jersey City, New Jersey.

The Property. The MetroVue at Journal Square Property is a recently built, 124-unit, 13-story high-rise apartment building located in Jersey City, New Jersey. The MetroVue at Journal Square Property is comprised of 106 (85.5%) fair market units and 18 (14.5%) affordable units. Unit inventory is comprised of 18 studio units, 98 one-bedroom units, seven two-bedroom units and one three-bedroom unit with an average unit size of 635 square feet. The weighted average underwritten rent for the affordable units is $2,273 per month, while the fair market units have a weighted average underwritten rent of $2,713 per month. As of March 31, 2026, MetroVue at Journal Square Property was 96.8% leased. Unit features include vinyl tile flooring and appliance packages including dishwashers, microwaves, refrigerators, gas range stoves and in-unit washer and dryers. Units also feature quartz countertops with undermount LED lights, wall-to-wall bathroom tile with LED mirrors, central heating and air conditioning and key fob entries. Community amenities include 24-hour

A-3-71

Multifamily - High Rise	Loan #15	Cut-off Date Balance:	$29,500,000
161 Van Wagenen Avenue	MetroVue at Journal Square	Cut-off Date LTV:	54.4%
Jersey City, NJ 07306		UW NCF DSCR:	1.28x
		UW NOI Debt Yield:	8.4%

access, concierge, valet parking, a fitness center, resident lounge, rooftop deck, dog park, a basketball and pickleball court, shuttle service to Journal Square, a major transportation hub with access to Manhattan, and co-working spaces.

The Borrower Sponsors purchased the land for the MetroVue at Journal Square Property in for $3.1 million. Construction began in December 2022 and was completed in September 2024 when the MetroVue at Journal Square Property received its certificate of occupancy. The total development cost basis was approximately $38.6 million and following origination of the MetroVue at Journal Square Mortgage Loan; the Borrower Sponsors will have approximately $9.1 million of equity remaining.

The following table presents certain information relating to the residential unit mix of the MetroVue at Journal Square Property:

Unit Mix(1)
Unit Type	# of Units	Avg. Unit Size (Square Feet)	Occupancy %	Average In-Place Rent	Average In-Place Rent ($/SF/Month)	Market Rent(2)	Market Rent/SF(2)
Fair Market
Studio	14	484	100.0%	$2,410	$4.98	$2,468	$5.10
One Bedroom	85	643	97.6%	$2,695	$4.18	$2,829	$4.40
Two Bedroom	6	869	100.0%	$3,368	$3.88	$3,656	$4.21
Three Bedroom	1	1,146	100.0%	$4,550	$3.97	$4,584	$4.00
Total / Wtd. Avg	106	640	98.1%	$2,713	$4.24	$2,845	$4.45
Affordable
Studio	4	490	75.0%	$2,017	$4.00	$2,025	$4.14
One Bedroom	13	633	92.3%	$2,280	$3.60	$2,280	$3.60
Two Bedroom	1	801	100.0%	$2,950	$3.68	$2,950	$3.68
Total / Wtd. Avg	18	611	88.9%	$2,273	$3.67	$2,261	$3.70
Total / Wtd. Avg.	124	635	96.8%	$2,654	$4.16	$2,760	$4.34

(1)	Based on the underwritten rent roll dated March 31, 2026.
(2)	Market Rent is based on the appraisal’s market rent conclusions.

The Market. The MetroVue at Journal Square Property is located in Jersey City, New Jersey within the Journal Square submarket, approximately four miles southwest of Midtown Manhattan. Primary vehicular access is via Interstate 78 to the east and Route 139 to the north. Interstate 78 feeds directly into the Holland Tunnel, which provides direct access to Lower Manhattan. The primary neighborhood roadways include Montgomery Street to the south and John Fitzgerald Kennedy Boulevard to the west, which has access to the surrounding neighborhoods and Downtown Jersey City. The neighborhood and the MetroVue at Journal Square Property runs a complementary 6am to 10pm shuttle service, providing residents with access to the Journal Square Port Authority Trans-Hudson train station located 0.4 miles away. Additionally, the MetroVue at Journal Square Property is walking distance to numerous restaurants, arts and entertainment options, and various nightlife venues.

The first quarter of 2026 occupancy rate for the Journal Square submarket was 94.2%, which is greater than the county rate of 93.6% and above the overall market’s rate of 91.3%. As of the first quarter of 2026, the Journal Square Submarket had an average Class A multifamily rental rate of $4,125 per month, compared to the broader Northern New Jersey market’s $3,283 per month. From 2015 to 2019, rent increases averaged nearly 2.5% annually. Throughout 2021 to 2025, absorption in the marketplace kept pace with deliveries, with 9,180 units absorbed per 8,957 units delivered.

The following table presents certain information relating to appraisal-identified comparable properties to the MetroVue at Journal Square Property:

Summary of Comparable Multifamily Properties(1)
Property Name	Distance to Property	Year Built	Occupancy	No. Units	Avg. Rent Per Unit(2)
MetroVue at Journal Square	NAP	2024	96.8%(3)	124	$2,654(3)
Le Leo	0.7 miles	2022	99.0%	99	$2,940
Overlook Flats	0.9 miles	2023	97.0%	297	$3,125
345 Baldwin	1.1 miles	2023	99.0%	116	$2,755
9 Homestead Place	0.9 miles	2023	94.0%	432	$2,770
Journal Squared III	0.8 miles	2024	98.0%	598	$3,445
55 Jordan	0.7 miles	2021	97.0%	267	$2,400

(1)	Source: Appraisal.
(2)	Avg. Rent Per Unit is based on the appraisal’s comparison of one-bedroom units and the weighted average rent for one-bedroom units in the underwritten rent roll dated March 31, 2026.

(3)	Information based on the underwritten rent roll dated March 31, 2026.

Appraisal. The appraisal concluded to an “as is” value for the MetroVue at Journal Square Property of $54,200,000 as of April 22, 2026.

Environmental Matters. According to the Phase I environmental site assessment dated January 7, 2025, there was no evidence of any recognized environmental conditions at the MetroVue at Journal Square Property.

A-3-72

Multifamily - High Rise	Loan #15	Cut-off Date Balance:	$29,500,000
161 Van Wagenen Avenue	MetroVue at Journal Square	Cut-off Date LTV:	54.4%
Jersey City, NJ 07306		UW NCF DSCR:	1.28x
		UW NOI Debt Yield:	8.4%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the MetroVue at Journal Square Property:

Cash Flow Analysis(1)(2)
	TTM 2/28/2026	UW	UW per Unit
Gross Potential Rent(3)	$3,614,048	$3,936,651	$31,747
Vacancy	$0	($196,833)	($1,587)
Credit Loss	$0	$0	$0
Concessions	($243,253)	($157,466)	($1,270)
Net Rental Income	$3,370,795	$3,582,352	$28,890
Other Income	$184,569	$184,569	$1,488
Effective Gross Income	$3,555,365	$3,766,921	$30,378

Real Estate Taxes	$662,640	$653,800	$5,273
Insurance	$84,929	$82,965	$669
Other Operating Expenses	$481,566	$553,755	$4,466
Total Operating Expenses	$1,229,135	$1,290,520	$10,407

Net Operating Income(4)	$2,326,229	$2,476,401	$19,971
Replacement Reserves	$0	$31,000	$250
Net Cash Flow	$2,326,229	$2,445,401	$19,721

Occupancy %(5)	96.8%(6)	91.0%
NOI DSCR	1.22x	1.29x
NCF DSCR	1.22x	1.28x
NOI Debt Yield	7.9%	8.4%
NCF Debt Yield	7.9%	8.3%

(1)	Historical financials and occupancy are not available because the MetroVue at Journal Square Property was constructed in 2024 and received its final certificate of occupancy in October 2024.
(2)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(3)	UW Gross Potential Rent is based on the underwritten rent roll dated March 31, 2026.
(4)	The increase in UW Net Operating Income from TTM 2/28/2026 Net Operating Income is primarily attributable to: (i) additional incremental leasing and (ii) burn-off of concessions provided through the initial lease-up of the MetroVue at Journal Square Property.
(5)	UW Occupancy represents economic occupancy while historical occupancy represents physical occupancy.
(6)	Based on the underwritten rent roll dated March 31, 2026.

A-3-73

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ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Contacts
Role	Party and Contact Information
Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp.
	Attention: Kunal K. Singh	US_CMBS_Notice@jpmorgan.com
383 Madison Avenue, 8th Floor | New York, NY 10179 | United States
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association
	Attention: Executive Vice President – Division Head	NoticeAdmin@midlandls.com; AskMidland@midlandls.com
10851 Mastin Street, Suite 700 | Overland Park, KS 66210 | United States
Special Servicer	MF1 Loan Services LLC
	Attention: Legal Department	legal@berkshireresi.com
One Beacon Street, 24th Floor | Boston, MA 02108 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Trustee	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Operating Advisor & Asset Representations Reviewer	Pentalpha Surveillance LLC
	Attention: MF1 2026-FX1 – Surveillance Manager	notices@pentalphasurveillance.com
501 John James Audubon Parkway, Suite 401 | Amherst, NY 14228 | United States
This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00
*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)

Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Losses	Total Distribution	Ending Balance
Regular Certificates
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Exchangeable Certificate Detail
Class	CUSIP	Pass-Through Rate	Maximum Initial Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Exchangeable Certificate Details
A-2 (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3 (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Exchangeable Certificates Total			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Exchangeable Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Losses	Total Distribution	Ending Balance
Regular Certificates
A-2-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-2

Notional Certificates
A-2-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Additional Information

Total Available Distribution Amount (1)	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00

Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Penalties
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals

1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Jun-26	0	0	0	0	0	0
May-26	0	0	0	0	0	0
Apr-26	0	0	0	0	0	0
Mar-26	0	0	0	0	0	0
Feb-26	0	0	0	0	0	0
Jan-26	0	0	0	0	0	0
Dec-25	0	0	0	0	0	0
Nov-25	0	0	0	0	0	0
Oct-25	0	0	0	0	0	0
Sep-25	0	0	0	0	0	0
Aug-25	0	0	0	0	0	0
Jul-25	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 22 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Modified Loan Detail

		Pre-Modification		Post-Modification				Modification	Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Closing Date	Effective Date

Totals

1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 23 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 24 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 25 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 26 of 27

Distribution Date:	07/17/26
Determination Date:	07/13/26
Record Date:	06/30/26	JPMF1 Multifamily Mortgage Trust 2026-FX1, Commercial Mortgage Pass-Through Certificates Series 2026-FX1

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 27 of 27

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of June 1, 2026 (the “Pooling and Servicing Agreement”).

Transaction: JPMF1 Multifamily Mortgage Trust 2026-FX1,

Commercial Mortgage Pass-Through Certificates, Series 2026-FX1

Operating Advisor: Pentalpha Surveillance LLC

Special Servicer: MF1 Loan Services LLC

Directing Certificateholder: MF1 REIT III FR Retention Holder LLC (or its affiliate)

I.	Population of Mortgage Loans that Were Considered in Compiling this Report
1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].
(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.
(b)	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be implemented.
2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] Non-Specially Serviced Loans], and provided to the Operating Advisor the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] Non-Specially Serviced Loans] to the operating advisor.
II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to

1  This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

C-1

materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.
2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the Pooling and Servicing Agreement and certain information it has reasonably requested from the special servicer and each [INSERT IF PRIOR TO AN OPERATING ADVISOR CONSULTATION EVENT: Final] Asset Status Report.
3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.
4.	[LIST OTHER REVIEWED INFORMATION]
5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement with respect to Major Decisions.
6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas. In the course of such review, the following calculations of the special servicer were initially disputed by the Operating Advisor and [DISCUSS RESOLUTION].

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IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report
1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.
2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.
3.	Except as may have been reflected in any Major Decision Reporting Package or Asset Status Report, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.
4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.
5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.
6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.
7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

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ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

The sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Solely for purposes of this Annex D-1 and Annex D-2, the term “Mortgage Loans” will refer to such mortgage loans (or portions thereof) sold by the mortgage loan seller. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the MLPA.

The MLPA, together with the related representations and warranties, serves to contractually allocate risk between the sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.    Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee for the related Non-Serviced Securitization Trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

2.    Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and any other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action, or market value limit

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deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or Prepayment Premium/Yield Maintenance Charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.    Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.    Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

5.    Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument) from the Mortgage Loan Seller or its Affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its Affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first-priority lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan

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amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 6 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required to effect such perfection.

6.    Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a Crossed Underlying Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Crossed Mortgage Loan Group, and (g) condominium, homeowners association or other declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property, the security intended to be provided by such mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

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7.    Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

8.    Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

9.    Intentionally Omitted.

10. Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within 12 months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan not more than 12 months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) deferred maintenance for which escrows were established at origination and (iii) any damage covered by insurance) that would affect materially and adversely affect the use or value of such Mortgaged Property as security for the Mortgage Loan.

11. Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the mortgage that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

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12. Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

13. Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 6), an engineering report or property condition assessment as described in paragraph 10, applicable local law compliance materials as described in paragraph 24, and the ESA (as defined in paragraph 40), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.

14. Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the Mortgage Loan Seller under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or the related Non-Serviced Master Servicer for the related Non-Serviced Securitization Trust).

15. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

16. Insurance. Each related Mortgaged Property is required pursuant to the related Mortgage Loan documents to be insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

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“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company (“A.M. Best”) or “A3” (or the equivalent) from Moody’s Investors Service, Inc. (“Moody’s”) or “A-” from S&P Global Ratings (“S&P”) or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s.

Each related Mortgaged Property is required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements (other than a parking lot) on a Mortgaged Property is in an area designated by the Federal Emergency Management Agency in the Federal Register as a Special Flood Hazard Area, the related Mortgagor is required to maintain flood insurance in an amount equal to the lesser of (a) the maximum amount of such insurance available under the National Flood Insurance Program, plus any excess flood coverage generally required by the Mortgage Loan Seller under similar circumstances, (b) the outstanding principal balance of the Mortgage Loan and (c) the insurable value of the improvements located in the floodplain.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer or insurers meeting the Insurance Ratings Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer or insurers meeting the Insurance Ratings Requirements.

The Mortgaged Property is required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Ratings Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic

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condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer or insurers meeting the Insurance Ratings Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Ratings Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

17. Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 6) and survey, if any, an engineering report or property condition assessment as described in paragraph 10, applicable local law compliance materials as described in paragraph 24, and the ESA (as defined in paragraph 40), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount

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sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

18. No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on a survey obtained in connection with origination of the Mortgage Loan (which may have been a previously existing survey) and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

19. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

20. REMIC. Each Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any Prepayment Premiums and Yield Maintenance Charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

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21. Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, prepayment premiums or similar fees and charges) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

22. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

23. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

24. Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, (d) the Mortgage Loan documents provide that the Mortgagor and the related non-recourse carveout guarantor jointly and severally will be responsible for any loss incurred by the lender arising from a failure to restore or repair the Mortgaged Property to the extent necessary to maintain the use or structure, or (e) the inability to restore or repair the Mortgaged Property to the extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

25. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, certificates of occupancy and applicable governmental

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approvals are in effect or the failure to obtain or maintain such material licenses, permits or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

26. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or all of the controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

27. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 32) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 32 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the

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amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC provisions of the Code.

28. Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

29. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer or insurers meeting the Insurance Ratings Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is required to be covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism

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insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

30. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality, transfers by leases entered into in accordance with the Mortgage Loan documents, Mortgagor entering into standard easements, restrictive covenants, licenses, occupancy agreements and other minor transfers of interests in the Mortgaged Property that do not have a material adverse effect on the use, operation or value of the Mortgaged Property), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) Transfers of common stock or similar equity interests in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 27 and 32 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1, or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1, or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

31. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted

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by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

32. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a Yield Maintenance Charge or Prepayment Premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

33. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of situations where default interest is imposed.

34. Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), the Mortgage Loan Seller represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would

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materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease has occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual/360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(e)   Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)     The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)   A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

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(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)    Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) amounts in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property, in each case, to the extent such proceeds exceed the threshold amount specified in the related Mortgage Loan documents, the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or (y) to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)    Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

35. Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

36. Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

37. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of the Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan

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Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

38. Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

39. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule D-4 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

40. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch Ratings, Inc. and/or A.M. Best; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be

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adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

41. Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) (A) is a Member of the Appraisal Institute or (B) has a comparable professional designation and possesses the level of experience required to evaluate commercial real estate collateral, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

42. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

43. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

44. Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments or advances contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

45. Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the U.S. Anti-Money Laundering Act of 2020 and the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of

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the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Mortgage Loan Number	Mortgage Loan Name
6	Crosby Hill Apartments

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

None.

D-1-20

Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

D-1-21

Schedule D-4 to Annex D-1

MORTGAGE LOANS WITH AFFILIATED BORROWERS (OTHER THAN
CROSS-COLLATERALIZED MORTGAGE LOANS)

Mortgage Loan Number	Mortgage Loan Name
12 and 13	Sherwood Acres and St. Germaine

D-1-22

ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

MF1 REIT III FR TRS LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(18) Insurance	The Boulevard at Tallahassee (Loan No. 10)	The property insurance policy for the Mortgaged Property is written on an all-risk replacement cost basis; provided that, consistent with standard market practice, the policy includes an actual cash value endorsement applicable solely to roof surfaces, which is customary for insurers underwriting properties with roofs of a certain age. In addition, the Mortgage Loan documents permit a deductible of up to $250,000 for the all-risk insurance policy, an amount that is immaterial relative to the borrower sponsor's financial capacity.
(26) Local Law Compliance	Flintstone Chicago MHC Portfolio – Wood Dale (Loan No.3) The HIGHLAND (Loan No. 7)	As of the origination of the Mortgage Loans, the Mortgaged Properties either (i) had outstanding zoning, building and/or fire code violations or (ii) the existence of any zoning, building and/or fire code violations was unknown. Pursuant to the Mortgage Loan documents, (x) to the extent there are existing known violations, the Mortgagor is required to make reasonable efforts to resolve all violations, and until all such violations are cleared as of record, the Mortgage Loan is recourse to the Mortgagor and guarantors for any losses related to such violations and (y) to the extent the existence of any violations was unknown at the time of origination, the Mortgage Loan documents require the Mortgagor to cure any violations noted therein within a specified period of time thereafter.
(26) Local Law Compliance	Flintstone Chicago MHC Portfolio (Loan No. 3)	Each of the Mortgaged Properties is legal non-conforming as to use due to zoning code revisions after the construction of the Mortgaged Property that do not permit manufactured housing in the Mortgaged Property’s zoning district. If a non-conforming structure is damaged or destroyed to the extent that the cost to restore is less than or equal to 50% of the structure’s assessed value, it may be repaired or restored as it was prior to the casualty. If a non-conforming structure is damaged or destroyed to the extent that the cost to restore is greater than 50% of the structure’s assessed value, the structure may not be restored except in accordance with the applicable zoning ordinance. The Mortgagor has obtained law and ordinance insurance and the Mortgage Loan is recourse to the Mortgagor and guarantors for any losses arising from the inability to restore the Mortgaged Property to its pre-casualty condition or use following a casualty.
(26) Local Law Compliance	Friedman Family Portfolio - Aberwyck and Wessex House (Loan No. 5)	Each of the Mortgaged Properties is legal non-conforming as to use due to zoning code revisions after the construction of the Mortgaged Property that do not permit commercial uses in the Mortgaged Property’s zoning district. If a non-conforming structure is damaged or destroyed, it may be reconstructed in its former location and to its former dimensions and used for the same purpose for which it was used before its damage or destruction, provided that such reconstruction is commenced within one year from the date of damage or destruction and is completed within one year thereafter. The Mortgagor has obtained law and ordinance insurance and the Mortgage Loan is recourse to the Mortgagor and guarantors for any losses arising from the inability to restore the Mortgaged Property to its pre-casualty condition or use following a casualty.
(26) Local Law Compliance	Sherwood Acres (Loan No. 12)	The Mortgaged Property is legal non-conforming as to use due to zoning code revisions after the construction of the Mortgaged Property that do not permit multifamily uses in the Mortgaged Property’s zoning district. If a non-conforming structure is damaged or destroyed to the extent that the
D-2-1

MF1 REIT III FR TRS LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
cost to restore is greater than 60% of the structure’s assessed value, the structure may not be restored. The Mortgagor has obtained law and ordinance insurance and the Mortgage Loan is recourse to the Mortgagor and guarantors for any losses arising from the inability to restore the Mortgaged Property to its pre-casualty condition or use following a casualty.
(33) Single Purpose Entity	Ibex Park (Loan No. 14)	A non-consolidation opinion was not obtained in connection with origination of the Mortgage Loan.
D-2-2

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in this Prospectus	15
Summary of Terms	25
Summary of Risk Factors	58
Risk Factors	60
Description of the Mortgage Pool	144
Transaction Parties	194
Credit Risk Retention	216
Description of the Certificates	221
Description of the Mortgage Loan Purchase Agreement	272
Pooling and Servicing Agreement	282
Certain Legal Aspects of Mortgage Loans	421
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	440
Pending Legal Proceedings Involving Transaction Parties	441
Use of Proceeds	441
Yield and Maturity Considerations	441
Material Federal Income Tax Considerations	456
Certain State and Local Tax Considerations	472
Method of Distribution (Conflicts of Interest)	473
Incorporation of Certain Information by Reference	475
Where You Can Find More Information	476
Financial Information	476
Certain ERISA Considerations	477
Legal Investment	482
Legal Matters	483
Ratings	483
Index of Defined Terms	487

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$648,862,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

JPMF1 Multifamily Mortgage
Trust 2026-FX1
 Issuing Entity

Commercial Mortgage
Pass-Through Certificates,
Series 2026-FX1

Class A-2	$75,000,000	Class A-S-2	$0
Class A-2-1	$0	Class A-S-X1	$0
Class A-2-2	$0	Class A-S-X2	$0
Class A-2-X1	$0	Class B	$42,217,000
Class A-2-X2	$0	Class B-1	$0
Class A-3	$438,950,000	Class B-2	$0
Class A-3-1	$0	Class B-X1	$0
Class A-3-2	$0	Class B-X2	$0
Class A-3-X1	$0	Class C	$32,122,000
Class A-3-X2	$0	Class C-1	$0
Class X-A	$513,950,000	Class C-2	$0
Class A-S	$60,573,000	Class C-X1	$0
Class A-S-1	$0	Class C-X2	$0

PROSPECTUS

J.P. Morgan
Lead Manager and Sole Bookrunner

ATLAS SP Securities
Co-Manager

Goldman Sachs & Co. LLC
Co-Manager

Santander US Capital Markets LLC
Co-Manager

May 26, 2026